As filed with the Securities and Exchange Commission on September 9, 2021.

Registration No. 333-259061

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DICE MOLECULES HOLDINGS, LLC

to be converted as described herein to a corporation named

DICE THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	47-2286244
(State of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

279 E. Grand Avenue, Suite 300, Lobby B

South San Francisco, CA 94080

(650) 566-1402

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Kevin Judice, Ph.D.

Chief Executive Officer

DiCE Molecules Holdings, LLC

279 E. Grand Avenue, Suite 300, Lobby B

South San Francisco, CA 94080

(650) 566-1402

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert A. Freedman, Esq. Matthew S. Rossiter, Esq. Amanda L. Rose, Esq. Fenwick & West LLP 555 California Street San Francisco, CA 94104 (415) 875-2300	Charles S. Kim, Esq. Christina T. Roupas, Esq. Kristin VanderPas, Esq. Courtney Tygesson, Esq. Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Propose Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	11,500,000	$17.00	$195,500,000	$21,330

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes 1,500,000 additional shares that the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee.
(3)	The Registrant previously paid $10,910 of this amount in connection with the initial filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

DiCE Molecules Holdings, LLC (DiCE LLC), the registrant whose name appears on the cover page of this registration statement, is a Delaware limited liability company. Prior to the effectiveness of this registration statement, DiCE LLC will convert into a Delaware corporation and change its name to DICE Therapeutics, Inc. We refer to this conversion throughout the prospectus included in this registration statement as the “Conversion.” See the section titled “Conversion” for further detail regarding this conversion. As a result of the Conversion, the members of DiCE LLC will become holders of shares of stock of DICE Therapeutics, Inc. Except as disclosed in the prospectus, the consolidated financial statements and other financial information included in this registration statement are those of DiCE LLC and its subsidiaries and do not give effect to the Conversion. Shares of the common stock of DICE Therapeutics, Inc. are being offered by the prospectus included in this registration statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus, dated September 9, 2021

PROSPECTUS

10,000,000 Shares

Common Stock

This is an initial public offering of shares of common stock of DICE Therapeutics, Inc. We are selling 10,000,000 shares of our common stock.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial offering price will be between $15.00 and $17.00 per share. We have applied for the listing of our common stock on the Nasdaq Global Market under the symbol “DICE.”

We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our common stock involves a number of risks that are described in the “Risk Factors” section beginning on page 15 of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See the section titled “Underwriting” for additional information regarding the compensation payable to the underwriters.

To the extent that the underwriters sell more than 10,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,500,000 shares of common stock from us at the initial public offering price less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about                , 2021.

BofA Securities	SVB Leerink	Evercore ISI

The date of this prospectus is                , 2021

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock.

For investors outside of the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

i

Basis of Presentation

The consolidated financial statements include the accounts of DiCE LLC and its subsidiaries. Prior to the completion of this offering, we will complete a corporate conversion pursuant to which DICE Therapeutics, Inc. will succeed to the business of DiCE LLC and its consolidated subsidiaries, and the unitholders of DiCE LLC will become stockholders of DICE Therapeutics, Inc., as described in the section of this prospectus titled “Conversion.” In this prospectus, we refer to this transaction as the “Conversion.” We expect that our conversion from a Delaware limited liability company to a Delaware corporation will not have a material effect on our consolidated financial statements included elsewhere in this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See the section titled “Special Note Regarding Forward-Looking Statements.” Prior to the effectiveness of this prospectus, DiCE LLC will convert into a Delaware corporation and change its name to DICE Therapeutics, Inc. Unless the context otherwise requires, we use the terms “DICE,” “DiCE LLC,” “the company,” “we,” “us” and “our” in this prospectus to refer to DiCE Molecules Holdings, LLC, and the term “our common stock” to refer to DICE Therapeutics, Inc.’s common stock offered in this prospectus. We also refer to units in DiCE LLC as “shares” throughout this prospectus.

Overview

We are a biopharmaceutical company leveraging our proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas. We are initially focused on developing oral therapeutics against well-validated targets in immunology, with the goal of achieving comparable potency to their systemic biologic counterparts, which have demonstrated the greatest therapeutic benefit to date in these disease areas. Our platform, which we refer to as DELSCAPE, is designed to discover selective oral small molecules with the potential to modulate protein-protein interactions (PPIs) as effectively as systemic biologics. We believe there is a significant unmet medical need for convenient oral therapies in chronic immunological diseases that offer the therapeutic benefits of systemic biologics.

We are leveraging our proprietary DELSCAPE platform to design and develop a pipeline of wholly-owned oral small molecule therapeutics against validated biologic targets to address chronic diseases in immunology and other therapeutic areas. In collaboration with Sanofi, we are also developing a therapeutic candidate for immuno-oncology indications. Our pipeline is shown below.

Program Indications Lead Optimization IND -Enabling Phase 1 Phase 2 Phase 3 Next Anticipated Milestone(s) Global Rights " CTA filing 3Q21Phase 1 data 2022 Nominate therapeutic candidate 2H21 Phase 1 data 2023 Nominate therapeutic candidate 2022 Nominate therapeutic candidate 2023 IND filing 2023 DICE molecules Sanofi Oral IL-17 Franchise1 S011806: Lead Molecule Novel Scaffold Program #1 (Fast-Follower) Novel Scaffold Program #2 Oral +/-4 27 Oral +/-v 2x Oral I/O Psoriasis & Other IL-17 Mediated Chronic Immunology Indications Inflammatory Bowel Disease Fibrosis Immuno-oncology . 1 We will initiate a Phase 1 clinical trial of S011806 in healthy volunteers and psoriasis patients and intend to advance two additional, structurally-distinct therapeutic candidates through IND-enabling studies; however, we may not pursue all candidates through full clinical development.

Our lead therapeutic candidate, S011806, is an oral antagonist of the pro-inflammatory signaling molecule, interleukin-17 (IL-17), which is a validated drug target implicated in a variety of immunology indications. There are two approved antibody therapeutics: COSENTYX (secukinumab), marketed by Novartis, and TALTZ (ixekizumab), marketed by Eli Lilly, but no oral therapies targeting this pathway. COSENTYX and TALTZ both are approved for the treatment of psoriasis, psoriatic arthritis, ankylosing spondylitis and non-radiographic axial spondyloarthritis, and collectively generated approximately $5.8 billion in worldwide sales in 2020. We filed a Clinical Trial Application (CTA) with the Medicines and Healthcare Products Regulatory Agency (MHRA) in the United Kingdom for S011806 in July 2021 and plan to initiate a Phase 1 clinical trial in healthy volunteers and psoriasis patients.

We also are developing oral therapeutic candidates targeting a4ß7 integrin and aVß1/aVß6 integrin for the treatment of inflammatory bowel disease (IBD) and idiopathic pulmonary fibrosis (IPF), respectively. We plan to nominate therapeutic candidates for these programs by the end of 2022, in the case of a4ß7, and by the end of 2023, in the case of aVßX. Additionally, through our partnership with Aventis (Sanofi), we are developing a therapeutic candidate targeting a clinically-validated immuno-oncology target, and we anticipate filing an Investigational New Drug Application (IND) for this program by the end of 2023. Leveraging DELSCAPE, we are also evaluating other novel and validated immunology targets, including interleukin-23 (IL-23), tumor necrosis factor a (TNFa), neonatal Fc receptor (FcRn), and thymic stromal lymphopoietin (TSLP), among other potential targets, with a view toward advancing one or more programs into clinical development.

Biologics Have Transformed the Inflammatory Disease Landscape, but Are Not Ideally Suited for Chronic Treatment

Some of the most clinically and commercially successful drugs are biologics that modulate extracellular signaling by binding to cellular receptors or their ligands. One such class of biologics is monoclonal antibodies (mAbs), which represented an over $150 billion market in 2020. Drugs such as HUMIRA (adalimumab), and REMICADE (infliximab), originally approved in the late 1990s and early 2000s, have transformed the treatment of inflammatory diseases such as psoriasis, IBD, and psoriatic and rheumatoid arthritis. Although the latest generation of approved biologics demonstrate improved efficacy and dosing intervals, they continue to face the same underlying challenges: (i) requiring administration through subcutaneous injections or intravenous infusions and (ii) regular patient monitoring. Despite generally inferior therapeutic benefit to biologics, there remains a strong preference among many patients and clinicians for orally-administered therapeutics.

Our Proprietary Approach and DELSCAPE Enables the Development of Oral Small Molecules Against Targets Previously Only Druggable with Antibodies

Our approach to drug discovery and development leverages the capabilities of DELSCAPE to determine feasibility, optimize the design of and generate families of specific and potentially potent therapeutic compounds that we consider ideal for advancement to clinical development. We combine this approach with an assessment of attractive, validated market opportunities, informed by our expertise in the field of immunology, to determine our priority targets. We have used this approach to develop therapeutic candidates against the four targets in our current pipeline, and we plan to further pursue this historically difficult class of targets, known as PPIs. The below graphic illustrates our proprietary drug discovery and development strategy.

Opportunity Target validation Clear market opportunity Immunology focus Feasibility dimeric or trimeric small molecule binding site at dimer interface Chemical starting points for incorporation into del libraries Delscape platform target-specific del libraries identify functional inhibitors and sars medicinal chemistry on a massive scale DEL: DNA-encoded library SAR: structure-activity relationship

Opportunity: Target Validation and Market Opportunity. Central to our process is the identification of targets with strong mechanistic or clinical validation—and in many cases, commercial validation as well. This validation provides us with confidence that modulating the target can provide clinically meaningful benefit in treating human disease, with the goal of reducing the biology risk associated with drug development. In addition, we prioritize programs where the target activity in Phase 1 clinical trials has predicted clinical benefit in subsequent trials for other compounds. Ideal opportunities include indications for which there are only marketed biologics against the target of interest and where we believe that an oral therapy with comparable efficacy would be preferred. There are a number of such opportunities within immunology—approved anti-IL-17 mAbs, for example—in which an oral small molecule capable of blocking the same interaction as its injectable biologic counterpart likely would be a clinically and commercially successful therapeutic. Because the targets of biologics are often PPIs, very few small molecules have been developed against these targets.

Feasibility: PPI Disruption of Dimeric and Trimeric Targets. We then, based on an assessment of feasibility, prioritize potential targets with structural features that make them ideal candidates for small molecule inhibition using our approach. Inhibition of PPIs by small molecules historically has been challenging because interactions between proteins usually involve large, complementary binding areas that lack features that would allow for small molecules to selectively bind and directly block the PPI. Antibodies can overcome this limitation due to the large nature of their complementary binding areas, but their large size makes them unsuitable for oral administration as they are not absorbed in the gut. We believe that the best opportunities for orally-dosed, small molecule inhibitors of PPIs are presented by targets that are dimeric (having two discrete components) or trimeric (having three discrete components). We have observed that opportunities for potent and selective small molecule binding may be found at the interfaces between the protein components. Importantly, in preclinical studies, we have demonstrated that our small molecule constructs effectively blocked a PPI without directly obscuring the interaction surface. For example, as shown in Figure 1 below, crystal structures show that our IL-17 inhibitors bind in a cleft between the two components of an IL-17 dimer and do not directly block the face that interacts with the IL-17 receptor. Although the bound small molecule (shown in green) does not directly block the receptor-binding surface, it potently inhibits binding of IL-17AA to the receptor.

Figure 1: (a) Receptor-bound structure (PDB: 4HSA) of the homodimer IL-17AA with IL-17 receptor hidden to view surface contacts involved in the PPI. The two IL-17A monomers are colored blue and bronze and atoms within 4.0Å of IL-17RA are colored red. (b) Structure IL-17AA with our small molecule inhibitor bound in the cleft between the two monomers. Although the bound small molecule does not directly block the receptor-binding surface, it potently inhibits binding of IL-17AA to the receptor.

Our integrin programs provide additional examples of small molecules that have demonstrated the ability to bind at the interface between dimeric proteins and block interaction with their PPI partners. We have identified additional targets of interest, including IL-23, TNFa, FcRn and TSLP, showing evidence of small molecule binding sites at their dimer and trimer interfaces and we intend to explore these opportunities to expand our pipeline of oral PPI inhibitors.

DELSCAPE Platform: Accelerating Hit-to-Lead Development. Finally, we utilize our proprietary DNA-encoded library (DEL) chemistry to accelerate the hit-to-lead phase of compound optimization. We use DELs in a novel way, producing libraries that incorporate known binders—often with poor potency, selectivity or drug-like properties into the library design, greatly increasing the percentage of hits and thus the depth of structure-activity relationships (SAR) we can obtain from a single experiment. With our proprietary approach, we generate smaller, targeted libraries, typically between 100,000 and 1 million discrete compounds, and obtain data that enables both quantitative and qualitative assessment of a landscape of small molecule hits. We therefore do not need to aim for the massive diversity (billions to trillions of compounds) reported by companies that conventionally utilize unbiased DELs for hit-finding and, importantly, not for the hit-to-lead phase of compound optimization. Our approach can extend well beyond binding optimization to further produce insights into functional activity and selectivity. We think of this process as performing medicinal chemistry but on a very large scale, in parallel, and it is what allows us to accelerate this phase of drug discovery against these difficult PPI targets.

Our Oral Therapeutic Candidates Targeting IL-17 for Immunology Indications

Our lead therapeutic candidate, S011806, is an orally-available small molecule antagonist of IL-17 being developed initially for the treatment of psoriasis with the objective of achieving therapeutic benefit similar to that of the injectable biologics, COSENTYX and TALTZ with potential expansion of development into indications known to be responsive to IL-17 inhibition. COSENTYX and TALTZ are anti-IL-17 mAbs that inhibit both IL-17AA and IL-17AF isoforms, but not the IL-17FF isoform, and have been approved by the U.S. Food and Drug Administration (FDA) and other foreign regulatory authorities, for the treatment of psoriasis and other immunology indications. The global psoriasis drug market was estimated to be $20.0 billion in 2020 according to Evaluate Pharma, and approved anti-IL-17 mAbs comprised an estimated $4.4 billion. The total market opportunity for therapeutics targeting all IL-17 mAb-approved indications, including psoriasis, represented $26.0 billion in 2020, of which anti-IL-17 mAbs captured $5.8 billion.

In psoriasis, results from pivotal trials for COSENTYX and TALTZ show therapeutic benefits that are approximately double those shown in the pivotal trials for apremilast, an oral phosphodiesterase 4 (PDE4) inhibitor marketed as OTEZLA by Amgen. Despite its inferior therapeutic benefit, OTEZLA generated sales of $2.2 billion in 2020, primarily due to the convenience of its oral administration for patients and clinicians. We therefore believe an oral IL-17 small molecule inhibitor with comparable therapeutic benefit to its systemic biologic counterparts represents a significant market opportunity in psoriasis and other immunology indications where IL-17 inhibition is relevant, including non-radiographic axial spondyloarthritis, ankylosing spondylitis, psoriatic arthritis, juvenile idiopathic arthritis and hidradenitis suppurativa.

In preclinical studies, S011806 was able to selectively inhibit both IL-17AA and IL-17AF isoforms, while sparing the IL-17FF isoform. Furthermore, we have shown that S011806 matched the anti-inflammatory activity of an anti-IL-17 mAb in a well-established animal model. We filed a CTA with the Medicines and MHRA in the United Kingdom in July 2021 and plan to initiate a Phase 1 clinical trial in healthy volunteers, followed by a Phase 1c trial in psoriasis patients.

Our IL-17 expertise, coupled with DELSCAPE, has enabled us to build what we believe is the most comprehensive and functional DEL for IL-17 small molecule inhibitors in the industry, and has resulted in the generation of multiple potential therapeutic candidates of IL-17 inhibitors with structural classes distinct from that of S011806. To take advantage of the depth of our IL-17 capabilities, we intend to advance two additional, structurally-distinct therapeutic candidates through IND-enabling studies, and to progress another candidate into clinical trials. We believe that advancing multiple platform-derived therapeutic candidates unlocks the ability to develop compounds with differentiated properties and has the potential to maximize the value of our IL-17 franchise.

Our a4ß7 Integrin Antagonist Program

Alpha 4 beta 7 (a4ß7)) is a powerful signaling molecule embedded in the cell membranes of immune cells and is an established target for IBD. ENTYVIO (vedolizumab) is an anti-a4ß7 mAb which is approved for the treatment of ulcerative colitis (UC) and Crohn’s disease (CD). We believe that there is an unmet need for convenient oral therapies for these indications due to their chronic nature. The dimeric nature of integrins (which consist of one alpha protein subunit and one beta protein subunit), as well as the existence of chemical starting points enabled us to apply DELSCAPE to identify potent and highly selective small molecule inhibitors of a4ß7. We believe that the high selectivity for a4ß7 over a4ß1 is a key feature of ENTYVIO and will be critical for the development of a small molecule therapeutic. Our lead compounds demonstrate over 1,000-fold selectivity for a4ß7 over a4ß1. In contrast, TYSABRI (natalizumab) binds to both a4ß7 and a4ß1, and this selectivity for a4ß1 has been linked to progressive multifocal leukoencephalopathy, resulting in the FDA restricting its use in IBD. Our a4ß7 program is in the lead optimization stage and we expect to nominate a therapeutic candidate for this program by the end of 2022.

Our aVß1/aVß6 Integrin Antagonist Program

We are also pursuing antagonists of the alpha V (aV) family of integrins with the intent of developing therapeutic candidates for the treatment of IPF and other fibrotic diseases. Increased expression of the integrins alpha V beta 1 (aVß1) and alpha V beta 6 (aVß6) has been observed in patients with IPF and it has been demonstrated that increased levels of aVß1 and aVß6 drive increased activation of TGF-ß, a potent pro-fibrotic mediator. Preclinical data indicates that inhibitors of aVß1 and aVß6 have potential as therapeutics for the treatment of IPF and other fibrotic diseases by reducing TGF-ß activation. DELSCAPE enabled us to identify potent inhibitors of aVß1 and aVß6 with a variety of selectivity profiles ranging from aVß1-selective, to dual-selective, to aVß6-selective. In the case of aV integrins, the optimal selectivity profile between aVß1 and aVß6 has not been established in the clinic. We are therefore advancing multiple leads with different selectivity profiles. Our aVß1/aVß6 program is in the lead optimization stage and we expect to nominate a therapeutic candidate for this program by the end of 2023.

Our Collaborations

Given the broad therapeutic potential of our DELSCAPE platform, we have selectively partnered with leading pharmaceutical companies, including Sanofi and Genentech, for drug targets outside our core strategic focus in immunology. Our collaboration with Sanofi has resulted in the identification of multiple potential therapeutic candidates oriented towards a clinically-validated immuno-oncology target with an IND expected by the end of 2023. Furthermore, we have an ongoing collaboration with Insitro, which is designed to combine our DELSCAPE platform and Insitro’s machine learning-enabled drug discovery capabilities for the discovery and prediction of potential therapeutic candidates.

Our Team

We are led by a team of executives with extensive experience in small molecule drug discovery and development. J. Kevin Judice, Ph.D., our CEO and co-founder, previously served as Chief Scientific Officer at Cidara Therapeutics, a company he helped found. Earlier in his career, he co-founded Achaogen and served as its CEO and CSO. Scott Robertson, our CFO and CBO, served as Business Development Director for DuPont Pioneer and previously was an investment professional at MPM Capital. Timothy Lu, M.D., Ph.D., our Chief Medical Officer, was a Senior Medical Director at Genentech in inflammatory diseases including IBD. John Jacobsen, Ph.D., Chief Scientific Officer, previously was Senior Director of Medicinal Chemistry at Theravance where he led multiple research programs in respiratory diseases and helped transition six compounds into clinical development.

Since our inception, we have raised approximately $200 million in funding from leading investors.

Our Strategy

Our goal is to be an industry leader in PPI disruption biology and drug development. We intend to develop a broad portfolio of oral therapeutic candidates for immunologic diseases with our PPI disruption approach. Our strategies to achieve this goal are:

•

Maximize the value of our IL-17 franchise by advancing S011806 through clinical development in psoriasis, exploring potential development in other indications where IL-17 is implicated and advancing at least one other IL-17 inhibitor into clinical development.

•	Advance our selective a4ß7 and aVßX integrin antagonists into the clinic for development in IBD and IPF and potentially other indications, respectively.

•	Leverage DELSCAPE and our immunology and PPI disruption expertise to expand our portfolio of therapeutic candidates.

•	Evaluate and selectively enter into strategic partnerships to maximize the potential of our pipeline.

Risks Factor Summary

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our common stock. These risks are discussed more fully in the section titled “Risk Factors”, and include the following:

•	We are a preclinical stage biopharmaceutical company with a limited operating history and no products in clinical development or approved for commercial sale.

•	We have never generated revenue from product sales and may never be profitable.

•	We have incurred significant losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future, which could harm our future business prospects.

•	Our recurring losses from operations and negative cash flows have raised substantial doubt regarding our ability to continue as a going concern.

•

Even if we complete this offering, we will need substantial additional funds to advance development of our current or future therapeutic candidates, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development programs, commercialization efforts or other operations.

•

Our therapeutic candidates are in early stages of development and may fail in development or suffer delays that materially and adversely affect their commercial viability. If we or our collaborators are unable to complete development of, or commercialize our therapeutic candidates, or experience significant delays in doing so, our business will be materially harmed.

•

Our business is heavily dependent on the success of our lead therapeutic candidate, S011806, and related compounds in our IL-17 program. Existing and future preclinical studies and clinical trials of our therapeutic candidates may not be successful, and if we are unable to commercialize our therapeutic candidates or experience significant delays in doing so, our business will be materially harmed.

•	If we do not achieve our projected development goals in the time frames we announce and expect, the commercialization of our therapeutics may be delayed and, as a result, our stock price may decline.

•	Our approach to the discovery and development of our therapeutic treatments is based on novel technologies that are unproven and may not result in marketable products.

•

Preclinical and clinical development involve a lengthy and expensive process, with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our current therapeutic candidates or any future therapeutic candidates.

•	The COVID-19 pandemic and other epidemic diseases could adversely impact our business, including our planned clinical trials, supply chain and business development activities.

•	Results of preclinical studies and early clinical trials on any of our therapeutic candidates may not be predictive of results of future clinical trial.

•

Interim and preliminary or topline data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

•

Our future clinical trials or those of our current and future collaborators may reveal significant adverse events not seen in our preclinical studies and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our therapeutic candidates.

•	We may not be successful in our efforts to use our DELSCAPE platform to expand our pipeline of therapeutic candidates and develop marketable products.

•

We face competition from entities that have developed or may develop therapeutic candidates for the diseases addressed by our therapeutic candidates, including companies developing novel treatments and technology platforms. If these companies develop technologies or therapeutic candidates more rapidly than we do or their technologies are more effective, our ability to develop and successfully commercialize therapeutic candidates may be adversely affected.

•

We have entered into a collaboration with Sanofi and may, in the future, seek to enter into collaborations with other third parties for the discovery, development and commercialization of our therapeutic candidates. If our current or future collaborators cease development efforts under our collaboration agreements, or if any of those agreements are terminated, these collaborations may fail to lead to commercial products, and we may never receive milestone payments or future royalties under these agreements.

•

The manufacturing of small molecules is complex, and our third-party manufacturers may encounter difficulties in production. If we or any of our third-party manufacturers encounter such difficulties, our ability to provide supply of our therapeutic candidates for clinical trials, our ability to obtain marketing approval, or our ability to provide supply of our therapeutics for patients, if approved, could be delayed or stopped.

•	We will need to grow our organization, and we may experience difficulties in managing our growth and expanding our operations, which could adversely affect our business.

•

If we are unable to obtain and maintain sufficient intellectual property protection for our therapeutic candidates, or if the scope of the intellectual property protection is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our therapeutics may be adversely affected.

•	We and/or our collaborators may be unable to obtain, or may be delayed in obtaining, U.S. or foreign regulatory approval and, as a result, unable to commercialize our therapeutic candidates.

Corporate Information and Trademarks

We were formed as corporation under the laws of the State of Delaware on August 14, 2013, under the name DiCE Molecules Corporation. In November 2014, we formed DiCE Molecules Holdings, LLC and completed a corporate reorganization pursuant to which DiCE Molecules Corporation was effectively succeeded by DiCE Molecules Holdings, LLC. Our principal executive offices are located at 279 E. Grand Avenue, Suite 300, Lobby B, South San Francisco, CA 94080, and our telephone number is (650) 566-1402. Our website address is www.dicemolecules.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, DiCE LLC will convert into a Delaware corporation and change its name to DICE Therapeutics, Inc. We refer to this conversion throughout the prospectus included in this registration statement as the “Conversion.” As a result of the Conversion, the members of DiCE LLC will become holders of shares of stock of DICE Therapeutics, Inc. For additional detail see the section of this prospectus titled “Conversion.”

We use various trademarks and trade names in our business, including, without limitation, our corporate name and logo. All other service marks, trademarks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•

being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and the registration statements for the offering of which this prospectus is a part;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we

(i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

Common stock offered by us	10,000,000 shares.

Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days to purchase up to 1,500,000 additional shares of our common stock.

Common stock to be outstanding immediately after this offering	34,316,692 shares (or 35,816,692 shares, if the underwriters exercise in full their option to purchase additional shares).

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $144.9 million (or approximately $167.2 million if the underwriters exercise in full their option to purchase additional shares), based upon an assumed initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, (i) to advance the continued development of S011806, our lead therapeutic candidate, and additional programs within our IL-17 franchise, (ii) to advance the development of our a4 and aV integrin antagonists; and (iii) the remainder for our other research and development activities, as well as for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for more information.

Risk Factors	See the section titled “Risk Factors” for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq trading symbol	“DICE”

The number of shares of our common stock to be outstanding after this offering is based on 2,248,683 shares of our common units outstanding as of June 30, 2021, after giving effect to:

•

the Conversion, as to be effected on the date of this prospectus, (including, in connection therewith, the issuance of 2,311,458 shares of common stock to holders of profit interest units of DiCE LLC, which includes 1,107,137 shares of unvested restricted common stock); and

•

the automatic conversion of all outstanding shares of our convertible preferred stock issued in the Conversion, as to be effected on the date of this prospectus, into an aggregate of 19,756,551 shares of our common stock.

The number of shares of our common stock to be outstanding after this offering excludes:

•	64,002 shares of Series B convertible preferred stock issuable upon the exercise of a warrant outstanding as of June 30, 2021, with an exercise price of $8.64 per share;

•	38,058 shares of common stock issuable upon the exercise of a common stock warrant issued after June 30, 2021, with an exercise price of $4.72 per share; and

•

6,614,394 shares of common stock reserved for future issuance as of June 30, 2021 under our stock-based compensation plans, consisting of (i) 2,239,394 shares of common stock reserved for future issuance under our 2014 Plan as of June 30, 2021, including an additional 600,000 shares of common stock reserved for issuance under our 2014 Plan subsequent to June 30, 2020 (ii) 4,000,000 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan (the 2021 Plan), which will become effective on the day before the date of the effectiveness of the registration statement of which this prospectus forms a part (of which shares, we intend to grant options with respect to 1,417,226 shares (with an exercise price equal to the initial offering price) effective upon the date of this prospectus)) and (iii) 375,000 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan (the ESPP), which will become effective on the date of the effectiveness of the registration statement of which this prospectus forms a part. Our 2021 Plan and ESPP also provide for automatic annual increases in the number of shares reserved under the plans each year, as more fully described in the section titled “Executive Compensation—Equity Compensation Plans and Other Benefit Plans.”

Except as otherwise indicated, all information in this prospectus assumes or gives effect to:

•

the Conversion, as to be effected on the date of this prospectus, including giving effect to the conversion of all outstanding common units and preferred units into the same number of shares of common stock and preferred stock, and the conversion of all outstanding profit interest units into an aggregate of 1,204,321 shares of unrestricted common stock and 1,107,137 shares of restricted common stock;

•

(i) the automatic conversion of all outstanding shares of our convertible preferred stock issued in the Conversion and outstanding as of June 30, 2021, into an aggregate of 12,690,516 shares of our common stock, (ii) the issuance of 2,619,985 additional shares of our Series C convertible preferred stock for net proceeds of approximately $26.0 million in July 2021, and the subsequent conversion of such shares into an equal number of shares of common stock immediately prior to the completion of this offering and (iii) the issuance of 4,446,050 shares of our Series C-1 convertible preferred stock for net proceeds of approximately $59.7 million in August 2021, and the subsequent conversion of such shares into an equal number of shares of common stock immediately prior to the completion of this offering;

•	a 1-for-4 reverse share split of our outstanding share units, effective as of September 8, 2021;

•	the filing and effectiveness of our restated certificate of incorporation and the adoption of our amended and restated bylaws, each of which occur immediately prior to the completion of this offering;

•	no exercise of outstanding warrants and stock options referred to above; and

•	no exercise of the underwriters’ option to purchase up to 1,500,000 additional shares of our common stock in connection with this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present our summary consolidated financial data. The summary statement of operations data presented below for the years ended December 31, 2019 and 2020 are derived from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statement of operations data for the six months ended June 30, 2020 and 2021, and the consolidated balance sheet data as of June 30, 2021, from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as our annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal, recurring adjustments that are necessary to present fairly the unaudited interim condensed consolidated financial statements. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period and our interim results are not necessarily indicative of results that may be expected for the full year. The summary consolidated financial data in this section are not intended to replace our consolidated financial statements and are qualified in their entirety by the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
(in thousands, except share and per share data)			(unaudited)
Consolidated Statements of Operations Data:
Revenue:
Collaboration revenue	$5,775	$863	$450	$1,125
Operating expenses:
Research and development	15,715	19,580	9,063	12,603
General and administrative	3,607	5,004	2,063	3,782

Total operating expenses	19,332	24,584	11,126	16,385

Loss from operations	(13,547)	(23,721)	(10,676)	(15,260)
Other income (expense):
Interest and other income, net	635	139	145	41
Interest expense	(26)	(13)	(8)	(54)
Change in fair value of warrant liability	—	(144)	(54)	(156)

Net loss	$(12,938)	$(23,739)	$(10,593)	$(15,429)

Net loss per share, basic and diluted(1)	$(5.75)	$(10.56)	$(4.71)	$(6.86)

Weighted-average shares used in computing net loss per share, basic and diluted(1)	2,248,687	2,248,687	2,248,687	2,248,687

Unaudited pro forma net loss per share, basic and diluted(2)		$(1.02)		$(0.66)

Unaudited weighted-average shares used in computing pro forma net loss per share, basic and diluted(2)		23,209,555		23,209,555

(1)

See Notes 2 and 12 to our consolidated financial statements for the years ended December 31, 2019 and 2020 and Notes 2 and 9 to our unaudited consolidated financial statements for the six months ended June 30, 2020 and 2021 included elsewhere in this prospectus for additional details.

(2)

See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Unaudited Pro Forma Information” for an explanation of the calculation of our basic and diluted pro forma net loss per share.

	As of June 30, 2021
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
(in thousands)		(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$42,463	$128,167	$274,365
Working capital	39,494	125,198	271,396
Total assets	48,017	133,721	278,621
Long-term debt	2,339	2,339	2,339
Warrant liability	598	238	238
Convertible preferred stock	107,374	—	—
Total members’ and stockholders’ (deficit) equity	(67,891)	125,547	270,447

(1)

The pro forma consolidated balance sheet data gives effect to (i) the Conversion, (ii) the automatic conversion of all then outstanding shares of our convertible preferred stock issued in the Conversion into an aggregate of 12,690,516 shares of our common stock, (iii) the issuance of 2,619,985 additional shares of our Series C convertible preferred stock in July 2021 for net proceeds of approximately $26.0 million, and the subsequent conversion of such shares into an equal number of shares of common stock immediately prior to the closing of this offering and (iv) the issuance of 4,446,050 shares of our Series C-1 convertible preferred stock for net proceeds of approximately $59.7 million in August 2021, and the subsequent conversion of such shares into an equal number of shares of common stock immediately prior to the completion of this offering.

(2)

The pro forma as adjusted consolidated balance sheet data gives effect to (i) the pro forma adjustments set forth in footnote (1) above and (ii) our issuance and sale of 10,000,000 shares of our common stock offered in this offering at an assumed initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)

Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the pro forma as adjusted amount of each of our cash and cash equivalents, working capital, total assets and total members’ and stockholders’ (deficit) equity by $9.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as applicable, the pro forma as adjusted amount of each of our cash and cash equivalents, working capital, total assets and total members’ and stockholders’ (deficit) equity by $14.9 million, assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making your decision to invest in shares of our common stock, you should carefully consider the risks described below, together with the other information contained in this prospectus, including in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our consolidated financial statements and related notes included elsewhere in this prospectus. We cannot assure you that any of the events discussed below will not occur. These events could have a material and adverse impact on our business, financial condition, results of operations and prospects. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Financial Position and Need for Capital

We are a preclinical stage biopharmaceutical company with a limited operating history and no therapeutics in clinical development or approved for commercial sale.

We are a preclinical stage biopharmaceutical company with a limited operating history on which to base your investment decision. We have no therapeutics in clinical development or approved for commercial sale and have not generated any revenue from commercial therapeutic sales. Biopharmaceutical therapeutic development is a highly speculative undertaking because it entails substantial upfront capital expenditures and significant risk that any potential therapeutic candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval or become commercially viable.

We have identified S011806 as our lead therapeutic candidate for our IL-17 program, which is still in the preclinical testing stage. We will continue to incur significant research and development and other expenses related to our clinical development and ongoing operations. For the years ended December 31, 2019 and December 31, 2020, our net losses were approximately $12.9 million and $23.7 million, respectively, and for the six months ended June 30, 2020 and June 30, 2021, our net losses were $10.6 million and $15.4 million, respectively. As of June 30, 2021, we had an accumulated deficit of approximately $70.2 million. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We expect to incur significant losses for the foreseeable future, and we expect these losses to increase as we continue our research and development of our therapeutic candidates.

We anticipate that our expenses will increase substantially if, and as, we:

•	conduct clinical trials for our lead therapeutic candidate, S011806, and related compounds in the IL-17 program, and any future therapeutic candidates within the IL-17 program and other programs;

•	discover and develop new therapeutic candidates, and conduct research and development activities, preclinical studies and clinical trials;

•	manufacture, or have manufactured, preclinical, clinical and commercial supplies of our therapeutic candidates;

•	seek regulatory approvals for our therapeutic candidates or any future therapeutic candidates;

•	commercialize our current therapeutic candidates or any future therapeutic candidates, if approved;

•	attempt to transition from a company with a research focus to a company capable of supporting commercial activities, including establishing sales, marketing and distribution infrastructure;

•	attract, hire and retain qualified clinical, scientific and management personnel;

•	add operational, financial and management information systems and personnel;

•

identify additional compounds or therapeutic candidates and acquire rights from third parties to those compounds or therapeutic candidates through licenses; protecting our rights in our intellectual property portfolio;

•	defending against third-party interference or infringement claims, if any;

•	addressing any competing therapies and technological and market developments;

•	experience any delays in our preclinical or clinical studies and regulatory approval for our therapeutic candidates due to the impacts of the COVID-19 pandemic; and

•	incur additional costs associated with operating as a public company following the completion of this offering.

Even if we succeed in commercializing one or more therapeutic candidates, we may continue to incur substantial research and development and other expenditures to develop and market additional therapeutic candidates. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our stockholders’ equity and working capital.

We have never generated revenue from therapeutic sales and may never be profitable.

Our ability to become and remain profitable depends on our ability to generate revenue. We do not expect to generate significant revenue, if any, unless and until we, either alone or with a collaborator, are able to obtain regulatory approval for, and successfully commercialize, our lead therapeutic candidate, or any other therapeutic candidates we may develop. Successful commercialization will require achievement of many key milestones, including demonstrating safety and efficacy in clinical trials, obtaining regulatory, including marketing, approval for these therapeutic candidates, manufacturing, marketing and selling those therapeutics for which we, or any of our current or future collaborators, may obtain regulatory approval, satisfying any post-marketing requirements and obtaining reimbursement for our current or future therapeutics from private insurance or government payors. Because of the uncertainties and risks associated with these activities, we are unable to accurately and precisely predict the timing and amount of revenues, the extent of any further losses or if or when we might achieve profitability. We and any current or future collaborators may never succeed in these activities and, even if we do, or any collaborators do, we may never generate revenues that are large enough for us to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Additionally, our expenses could increase if we are required by the U.S. Food and Drug Administration (FDA), the United Kingdom’s Medicines and Healthcare products Regulatory Agency (MHRA), or any comparable foreign regulatory authority to perform clinical trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our current or future therapeutic candidates.

Our failure to become and remain profitable may depress the market price of our common stock and could impair our ability to raise capital, expand our business or continue our operations. If we continue to suffer losses as we have in the past, investors may not receive any return on their investment and may lose their entire investment.

Even if we complete this offering, we will need substantial additional funds to advance development of our current or future therapeutic candidates, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our therapeutic development programs, commercialization efforts or other operations.

The development of biopharmaceutical therapeutic candidates, including conducting preclinical studies and clinical trials, is a very time-consuming, capital-intensive and uncertain process that takes years to complete. If our therapeutic candidates enter and advance through preclinical studies and clinical trials, we will need substantial additional funds to expand or create our development, regulatory, manufacturing, marketing and sales capabilities. We have used substantial funds to develop our technology and our therapeutic candidates and will require significant funds to conduct further research and development and preclinical testing and clinical trials of our therapeutic candidates, to seek regulatory approvals for our therapeutic candidates and to manufacture and market products, if any, which are approved for commercial sale. In addition, upon the completion of this offering, we expect to incur additional costs associated with operating as a public company.

Since our inception, we have invested a significant portion of our efforts and financial resources in research and development activities for our therapeutic candidates from the IL-17 program. Conducting preclinical studies and clinical trials for our therapeutic candidates will require substantial funds to complete. As of June 30, 2021, we had $42.5 million in cash, cash equivalents and marketable securities. We expect to incur substantial expenditures in the foreseeable future as we seek to advance our lead therapeutic candidate from the IL-17 program, and any future therapeutic candidates through preclinical and clinical development, the regulatory approval process and, if approved, commercial launch activities. Based on our current operating plan, we believe that our existing cash, cash equivalents and marketable securities, together with the net proceeds from this offering, will be sufficient to fund our operating expenses and capital expenditure requirements through the end of 2023. However, our future capital requirements and the period for which we expect our existing resources to support our operations, fund expansion, develop new or enhanced therapeutics, or otherwise respond to competitive pressures, may vary significantly from what we expect and we may need to seek additional funds sooner than planned. Our monthly spending levels vary based on new and ongoing research and development and other corporate activities. Because the length of time and activities associated with successful research and development of our therapeutic candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any marketing and commercialization activities for approved therapeutics. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

•	the timing, cost and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	the progress of the development efforts of parties with whom we have entered or may in the future enter into collaborations and/or research and development agreements;

•	the timing and amount of milestone and other payments we may receive or make under our collaboration agreements;

•	our ability to maintain our current licenses and research and development programs and to establish new collaboration arrangements;

•	the costs involved in prosecuting and enforcing patent and other intellectual property claims;

•	the costs of manufacturing our therapeutic candidates by third parties;

•	the cost of regulatory submissions and timing of regulatory approvals;

•	the cost of commercialization activities if our therapeutic candidates or any future therapeutic candidates are approved for sale, including marketing, sales and distribution costs;

•	our efforts to enhance operational systems and hire additional personnel, including personnel to support development of our therapeutic candidates; and

•	our need to implement additional internal systems and infrastructure, including financial and reporting systems to satisfy our obligations as a public company.

If we are unable to obtain funding on a timely basis or on acceptable terms, we may have to delay, reduce or terminate our research and development programs and preclinical studies or clinical trials, limit strategic opportunities or undergo reductions in our workforce or other corporate restructuring activities. We do not expect to realize revenue from sales of commercial therapeutics or royalties from licensed therapeutics in the foreseeable future, if at all, and, in no event, before our therapeutic candidates are clinically tested, approved for commercialization and successfully marketed. To date, we have primarily financed our operations through the issuance and sale of convertible preferred units and warrants, as well as payments received under our collaboration agreements.

We will be required to seek additional funding in the future and currently intend to do so through additional collaborations and/or licensing agreements, public or private equity offerings or debt financings, credit or loan facilities, or a combination of one or more of these funding sources. In addition, our Loan and Security Agreement with Silicon Valley Bank (the SVB Loan and Security Agreement) contains restrictive covenants that prevent us from, among other things, incurring additional indebtedness without Silicon Valley Bank’s consent. Such restrictive covenants include affirmative covenants requiring, among other things, that we maintain our legal existence and good standing and obtain all government approvals, deliver certain financial reports and maintain certain intellectual property rights. Such restrictive covenants also include certain negative covenants include, among other things, certain restrictions on asset dispositions, changing our business, engaging in merges and acquisitions, paying dividends or making certain other distributions, and creating other liens on our assets. If we default under the SVB Loan and Security Agreement, Silicon Valley Bank will be able to declare all obligations immediately due and payable and take control of our pledged assets, potentially requiring us to renegotiate our agreement on terms less favorable to us or to immediately cease operations. Further, if we are liquidated, Silicon Valley Bank’s rights to repayment would be senior to the rights of the holders of our common units to receive any proceeds from the liquidation. Silicon Valley Bank could declare a default under the Loan and Security Agreement upon the occurrence of any event that Silicon Valley Bank interprets as a material adverse change as defined under the SVB Loan and Security Agreement, thereby requiring us to repay the loan immediately or to attempt to reverse the declaration of default through negotiation or litigation. Any declaration by Silicon Valley Bank of an event of default could significantly harm our business and prospects and could cause the price of our common units to decline. For additional details, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Other Commitments.”

If we raise additional funds by issuing equity securities, our stockholders will suffer dilution and the terms of any financing may adversely affect the rights of our stockholders. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. Our future debt financings, if available, are likely to involve restrictive covenants limiting our flexibility in conducting future business activities, and, in the event of insolvency, debt holders would be repaid before holders of our equity securities received any distribution of our corporate assets. If we raise additional funds through licensing or collaboration arrangements with third parties, we may have to relinquish valuable rights to our therapeutic candidates, or grant licenses on terms that are not favorable to us. We also could be required to seek collaborators for a therapeutic candidate at an earlier stage than otherwise would be desirable or relinquish our rights to therapeutic candidates or technologies that we otherwise would seek to develop or commercialize ourselves. Failure to obtain capital when needed on acceptable terms may force us to delay, limit or terminate our therapeutic development and commercialization of our current or future therapeutic candidates, which could have a material and adverse effect on our business, financial condition, results of operations and prospects.

We have incurred significant losses since our inception and we anticipate that we will continue to incur significant losses for the foreseeable future, which could harm our future business prospects.

We have historically incurred substantial net losses, including net losses of $12.9 million and $23.7 million for the years ended December 31, 2019 and 2020, respectively, and net losses of $10.6 million and $15.4 million for the six months ended June 30, 2020 and June 30, 2021, respectively. As of June 30, 2021, we had an accumulated deficit of $70.2 million. We expect our losses to continue as we continue to devote a substantial portion of our resources to our research and development efforts. These losses have had, and will continue to have, an adverse effect on our working capital, total assets, and members deficit/stockholders’ equity. Because of the numerous risks and uncertainties associated with our research and development, we are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our inability to achieve and then maintain profitability would negatively affect our business, financial condition, results of operations, and cash flows.

Our recurring losses from operations and negative cash flows have raised substantial doubt regarding our ability to continue as a going concern.

Our recurring losses from operations and negative cash flows raise substantial doubt about our ability to continue as a going concern. As a result, we discuss this substantial doubt in the footnotes to our audited consolidated financial statements included in this registration statement and our independent registered public accounting firm included an explanatory paragraph in its audit report on the consolidated financial statements for the years ended December 31, 2019 and 2020 referencing our discussion of this substantial doubt. If we are unable to raise sufficient capital in this offering or otherwise as and when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The inclusion of a going concern explanatory paragraph by our independent registered public accounting firm, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital, enter into critical contractual relations with third parties and otherwise execute our development strategy.

Risks Related to Discovery, Development and Commercialization

Our therapeutic candidates are in early stages of development and may fail in development or suffer delays that materially and adversely affect their commercial viability. If we or our collaborators are unable to complete development of, or commercialize our therapeutic candidates, or experience significant delays in doing so, our business will be materially harmed.

We have no therapeutics on the market and all of our therapeutic candidates are in early stages of development. We submitted the Clinical Trial Application (CTA), with respect to S011806, our lead therapeutic candidate from our IL-17 program, to the MHRA in the United Kingdom in July of 2021. Additionally, we have a portfolio of targets and programs, including those listed in the “Business—Our Pipeline Programs” section of this prospectus, that are in earlier stages of discovery or preclinical development and may never advance to clinical-stage development. Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for, and successfully commercializing our therapeutic candidates, either alone or with third parties, and we cannot guarantee you that we will ever obtain regulatory approval for any of our therapeutic candidates. We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals including approval by the MHRA and the FDA. Before obtaining regulatory approval for the commercial distribution of our therapeutic candidates, we or an existing or future collaborator must conduct extensive preclinical tests and clinical trials to demonstrate the safety and efficacy in humans of our therapeutic candidates.

We may not have the financial resources to continue development of, or to modify existing or enter into new collaborations for, a therapeutic candidate if we experience any issues that delay or prevent regulatory approval of, or our ability to commercialize, therapeutic candidates, including:

•	preclinical study results may show the therapeutic candidate to be less effective than desired or to have harmful or problematic side effects;

•

negative or inconclusive results from our clinical trials or the clinical trials of others for therapeutic candidates similar to ours, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

•	product-related side effects experienced by patients in our clinical trials or by individuals using drugs or therapeutic biologics similar to our therapeutic candidates;

•	our third-party manufacturers’ inability to successfully manufacture our therapeutics;

•	inability of any third-party contract manufacturer to scale up manufacturing of our therapeutic candidates and those of our collaborators to supply the needs of clinical trials or commercial sales;

•

delays in submitting CTAs, Investigational New Drug applications, or INDs, or comparable foreign applications or delays or failures in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	preclinical studies conducted outside of the United States may be affected by tariffs or import/export restrictions imposed by the United Stated or other governments;

•	conditions imposed by the FDA, the MHRA or comparable foreign authorities regarding the scope or design of our clinical trials;

•	delays in enrolling patients in our clinical trials;

•	high drop-out rates of our clinical trial patients;

•	inadequate supply or quality of therapeutic candidate components or materials or other supplies necessary for the conduct of our clinical trials;

•	inability to obtain alternative sources of supply for which we have a single source for therapeutic candidate components or materials;

•	greater than anticipated costs of our clinical trials;

•	manufacturing costs, formulation issues, pricing or reimbursement issues, or other factors that no longer make a therapeutic candidate economically feasible;

•	harmful side effects or inability of our therapeutic candidates to meet efficacy endpoints during clinical trials;

•	failure to demonstrate a benefit-risk profile acceptable to the FDA, the MHRA or other regulatory agencies;

•

unfavorable FDA, MHRA or other regulatory agency inspection and review of one or more clinical trial sites or manufacturing facilities used in the testing and manufacture of any of our therapeutic candidates;

•	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

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delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to our technology in particular or as a result of the impacts of the COVID-19 pandemic; or

•	varying interpretations of our data by the FDA, the MHRA and similar foreign regulatory agencies.

We or our collaborators’ inability to complete development of, or commercialize our therapeutic candidates, or significant delays in doing so due to one or more of these factors, could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Our business is heavily dependent on the success of our lead therapeutic candidate, S011806, and related compounds in our IL-17 program. Existing and future preclinical studies and clinical trials of our therapeutic candidates may not be successful, and if we are unable to commercialize our therapeutic candidates or experience significant delays in doing so, our business will be materially harmed.

We have invested a significant portion of our efforts and financial resources in the development of our lead therapeutic candidate, S011806, and related compounds in our IL-17 program. However, our therapeutic candidates are still in the preclinical stage. Our ability to generate commercial product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of our lead therapeutic candidate. In July 2021 we submitted a CTA to the MHRA for S011806, our lead therapeutic candidate from our IL-17 program. We have not previously submitted a new drug application, or NDA, to the FDA, or any other similar regulatory approval filings to the MHRA or comparable foreign authorities, for therapeutic candidates, and we cannot be certain that our therapeutic candidates will be successful in clinical trials or receive regulatory approval. Further, our therapeutic candidates may not receive regulatory approval even if they are successful in clinical trials. In addition, regulatory authorities may not complete their review processes in a timely manner, or additional delays may result if an FDA Advisory Committee, the MHRA or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process. Regulatory authorities also may approve a therapeutic candidate for more limited indications than requested or with labeling that includes warnings, contraindications or precautions with respect to conditions of use. Regulatory authorities may also require Risk Evaluation and Mitigation Strategies, or REMS, or the performance of costly post-marketing clinical trials. If we do not receive regulatory approvals for our therapeutic candidates, we may not be able to continue our operations. Even if we successfully obtain regulatory approvals to market our therapeutic candidates, our revenues will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval and have commercial rights. If the markets for patient subsets that we are targeting are not as significant as we estimate, we may not generate significant revenues from sales of such therapeutics, if approved.

We plan to seek regulatory approval to commercialize our therapeutic candidates in the United Kingdom, the United States, the European Union and in other selected countries. In order to obtain separate regulatory approvals in other countries, we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy. Other countries also have their own regulations governing, among other things, clinical trials and commercial sales, as well as pricing and distribution of our therapeutic candidates, and we may be required to expend significant resources to obtain regulatory approval, which may not be successful, and to comply with ongoing regulations in these jurisdictions.

The success of our lead therapeutic candidate, S011806, and related compounds in the IL-17 program, and our other therapeutic candidates will depend on many factors, including the following:

•	successful completion of necessary preclinical studies to enable the initiation of clinical trials;

•	successful enrollment of patients in, and the completion of, our clinical trials;

•	receiving required regulatory authorizations for the development and approvals for the commercialization of our therapeutic candidates;

•	establishing and maintaining arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and non-patent exclusivity for our therapeutic candidates and their components;

•	enforcing and defending our intellectual property rights and claims;

•	achieving desirable therapeutic properties for our therapeutic candidates’ intended indications;

•	launching commercial sales of our therapeutic candidates, if and when approved, whether alone or in collaboration with third parties;

•	acceptance of our therapeutic candidates, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies; and

•	maintaining an acceptable safety profile of our therapeutic candidates through clinical trials and following regulatory approval.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our therapeutic candidates, which would materially harm our business.

If we do not achieve our projected development goals in the time frames we announce and expect, the commercialization of our therapeutics may be delayed and, as a result, our stock price may decline.

From time to time, we estimate the timing of the anticipated accomplishment of various scientific, clinical, regulatory and other therapeutic development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. From time to time, we may publicly announce the expected timing of some of these milestones. All of these milestones are and will be based on numerous assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet these milestones as publicly announced, or at all, the commercialization of our therapeutics may be delayed or never achieved and, as a result, our stock price may decline.

Our approach to the discovery and development of our therapeutic treatments is based on novel technologies that are unproven and may not result in marketable therapeutics.

We are developing a pipeline of therapeutic candidates using our DELSCAPE platform. Historically, dozens of IL-17A small molecule candidates of other companies that entered late-stage clinical trials have failed to result in FDA, MHRA or the European Medicines Agency (EMA) approved medicines. We are aware of certain companies currently exploring oral approaches to integrins. For example, Eli Lilly is currently conducting clinical trials for an IL-17 oral small-molecule therapeutic candidate. Development efforts and clinical results of these other companies may be unsuccessful, which could result in a negative perception of oral integrins and negatively impact the regulatory approval process of our therapeutic candidates, which would have a material and adverse effect on our business. We believe that therapeutic candidates identified with our platform may offer an optimized therapeutic approach by taking advantage of conformational targeting next-generation physics-based technologies augmented with machine learning and artificial intelligence, which allow us to design, iterate and optimize leads in our discovery process. However, the scientific research that forms the basis of our efforts to develop therapeutic candidates using our platform is ongoing and may not result in viable therapeutic candidates.

To date, we have not tested any of our therapeutic candidates in any clinical studies. We may ultimately discover that our DELSCAPE platform and any therapeutic candidates resulting therefrom do not possess certain properties required for therapeutic effectiveness, including the ability to lock specific integrin conformations. Our therapeutic candidates may also be unable to remain stable in the human body for the period of time required for the drug to reach the target tissue or they may trigger immune responses that inhibit the ability of the therapeutic candidate to reach the target tissue or that cause adverse side effects in humans. We currently have only preclinical data regarding oral bioavailability of our therapeutic candidates. We may spend substantial funds attempting to introduce these properties and may never succeed in doing so. In addition, therapeutic candidates based on our platform may demonstrate different chemical and pharmacological properties in patients than they do in laboratory studies. Our platform and any therapeutic candidates resulting therefrom may not demonstrate the same chemical and pharmacological properties in humans and may interact with human biological systems in unforeseen, ineffective or harmful ways.

The regulatory approval process for novel therapeutic candidates such as ours can be more expensive and take longer than for other, better known or extensively studied therapeutic candidates. To our knowledge, no regulatory authority has granted approval for an oral small-molecule integrin inhibitor. We believe the FDA and the MHRA have limited experience with integrin-based therapeutics, which may increase the complexity, uncertainty and length of the regulatory approval process for our therapeutic candidates. We and our existing or future collaborators may never receive approval to market and commercialize any therapeutic candidate. Even if we or an existing or future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as we intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. We or an existing or future collaborator may be required to perform additional or unanticipated clinical trials to obtain approval or be subject to post-marketing testing requirements to maintain regulatory approval. If the therapeutics resulting from our DELSCAPE platform and research programs prove to be ineffective, unsafe or commercially unviable, our platform and pipeline would have little, if any, value, which would have a material and adverse effect on our business, financial condition, results of operations and prospects.

Preclinical and clinical development involve a lengthy and expensive process, with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our current therapeutic candidates or any future therapeutic candidates.

All of our therapeutic candidates are in preclinical development and their risk of failure is high. It is impossible to predict when or if any of our therapeutic candidates will receive regulatory approval. To obtain the requisite regulatory approvals to commercialize any therapeutic candidates, we must demonstrate through extensive preclinical studies and lengthy, complex and expensive clinical trials that our therapeutic candidates are safe and effective in humans. Clinical testing can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our therapeutic candidates may not be predictive of the results of later-stage clinical trials. We may be unable to establish clinical endpoints that applicable regulatory authorities would consider clinically meaningful, and a clinical trial can fail at any stage of testing. Differences in trial design between early-stage clinical trials and later-stage clinical trials make it difficult to extrapolate the results of earlier clinical trials to later clinical trials. Moreover, clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their therapeutic candidates performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval of their therapeutics. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or to unfavorable safety profiles, notwithstanding promising results in earlier trials. There is typically a high rate of failure of therapeutic candidates proceeding through clinical trials. Most therapeutic candidates that commence clinical trials are never approved as therapeutics and there can be no assurance that any of our future clinical trials will ultimately be successful or support clinical development of our current or any of our future therapeutic candidates.

Our lead program targets the IL-17 pathway. We submitted a CTA for our lead therapeutic candidate, S011806, in July 2021, and intend to advance related compounds in the IL-17 program, toward CTA submissions in the future. Commencing our future clinical trials is subject to finalizing the trial design and submitting a CTA to the MHRA or a similar submission to the FDA or a similar foreign regulatory authority. Even after we submit our CTA or comparable submissions in other jurisdictions, the MHRA, the FDA or other regulatory authorities could disagree that we have satisfied their requirements to commence our clinical trials or disagree with our study design, which may require us to complete additional preclinical studies or amend our protocols or impose stricter conditions on the commencement of clinical trials.

We or our collaborators may experience delays in initiating or completing clinical trials. We or our collaborators also may experience numerous unforeseen events during, or as a result of, any future clinical trials that we could conduct that could delay or prevent our ability to receive marketing approval or commercialize our lead therapeutic candidate, S011806, and related compounds in the IL-17 program or any future therapeutic candidates, including:

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regulators such as the MHRA or the FDA or institutional review boards, or IRBs, or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations (CROs) the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	clinical trial sites deviating from trial protocol or dropping out of a trial;

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clinical trials of any therapeutic candidates may fail to show safety or efficacy, produce negative or inconclusive results and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials or we may decide to abandon product development programs;

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the number of subjects required for clinical trials of any therapeutic candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or subjects may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

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our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

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we may elect to, or regulators, IRBs or ethics committees may require that we or our investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants in our trials are being exposed to unacceptable health risks;

•	the cost of clinical trials of any of our therapeutic candidates may be greater than we anticipate;

•	the quality of our therapeutic candidates or other materials necessary to conduct clinical trials of our therapeutic candidates may be inadequate to initiate or complete a given clinical trial;

•	our inability to manufacture sufficient quantities of our therapeutic candidates for use in clinical trials;

•	reports from clinical testing of other therapies may raise safety or efficacy concerns about our therapeutic candidates;

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our failure to establish an appropriate safety profile for a therapeutic candidate based on clinical or preclinical data for such therapeutic candidate as well as data emerging from other molecules in the same class as our therapeutic candidate; and

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the MHRA, FDA, EMA or other regulatory authorities may require us to submit additional data such as long-term toxicology studies, or impose other requirements before permitting us to initiate a clinical trial.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the number and location of clinical sites we enroll, the proximity of patients to clinical sites, the eligibility and exclusion criteria for the trial, the design of the clinical trial, the inability to obtain and maintain patient consents, the risk that enrolled participants will drop out before completion, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the therapeutic candidate being studied in relation to other available therapies, including any new drugs or therapeutic biologics that may be approved for the indications being investigated by us. Furthermore, we expect to rely on our collaborators, CROs and clinical trial sites to ensure the proper and timely conduct of our future clinical trials, including the patient enrollment process, and we have limited influence over their performance. Additionally, we could encounter delays if treating clinicians encounter unresolved ethical issues associated with enrolling patients in future clinical trials of our therapeutic candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles.

We could also encounter delays if a clinical trial is suspended, put on clinical hold or terminated by us, the IRBs of the institutions in which such trials are being conducted, or the MHRA, FDA, EMA or other regulatory authorities, or if a clinical trial is recommended for suspension or termination by the Data Safety Monitoring Board, or the DSMB, for such trial. A suspension or termination may be imposed due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the MHRA, FDA, EMA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product or treatment, failure to establish or achieve clinically meaningful trial endpoints, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Clinical studies may also be delayed or terminated as a result of ambiguous or negative interim results. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our therapeutic candidates. Further, the MHRA, FDA, EMA or other regulatory authorities may disagree with our clinical trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after they have reviewed and commented on the design for our clinical trials.

Our therapeutic development costs will increase if we experience delays in clinical testing or marketing approvals. We do not know whether any of our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our therapeutic candidates and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our therapeutic candidates and harming our business and results of operations. Any delays in our clinical development programs may harm our business, financial condition and results of operations significantly.

The COVID-19 pandemic and other epidemic diseases could adversely impact our business, including our planned clinical trials, supply chain and business development activities.

In December 2019, COVID-19 was reported to have surfaced in Wuhan, China. Since then, the virus has spread to most countries across the world, including all 50 states within the United States, resulting in the World Health Organization characterizing COVID-19 as a pandemic. As a result of measures imposed by the governments in affected regions, many commercial activities, businesses and schools have been suspended as part of quarantines and other measures intended to contain this pandemic. As the COVID-19 pandemic continues to spread around the globe, or if new epidemic diseases arise in the future, we may experience disruptions that could severely impact our business and planned clinical trials, including:

•	interruption or delays in our operations, which may impact our ability to conduct and produce preclinical results required for submission of a CTA or IND;

•	delays in receiving approval from local regulatory authorities to initiate our planned clinical trials;

•	delays or difficulties in enrolling patients in our planned clinical trials;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

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delays in clinical sites receiving the supplies and materials needed to conduct our planned clinical trials, including interruption in global shipping that may affect the transport of clinical trial materials;

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changes in local regulations as part of a response to the COVID-19 pandemic or other epidemic diseases which may require us to change the ways in which our planned clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

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diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

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interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others, or interruption of clinical trial subject visits and study procedures, the occurrence of which could affect the integrity of clinical trial data;

•	interruption or delays in the operations of the MHRA, FDA, EMA or other regulatory authorities, which may impact review and approval timelines;

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risk that participants enrolled in our clinical trials will acquire COVID-19 or other epidemic disease while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events;

•	disruptions in supply of key reagents which we rely upon for our therapeutic candidates, the absence of which may delay our clinical trials; and

•	refusal of the FDA to accept data from clinical trials in affected geographies.

These and other disruptions in our operations and the global economy could negatively impact our business, operating results and financial condition.

The spread of COVID-19 and actions taken to reduce its spread may also materially affect us economically. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic may be difficult to assess or predict, there could be a significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity and financial position. In addition, the trading prices for other biopharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic. As a result, we may face difficulties raising capital through sales of our common stock or such sales may be on unfavorable terms.

COVID-19 and actions taken to reduce its spread continue to rapidly evolve. The extent to which COVID-19 may impede the development of our therapeutic candidates, reduce the productivity of our employees, disrupt our supply chains, delay our planned clinical trials, reduce our access to capital or limit our business development activities, will depend on future developments, which are highly uncertain and cannot be predicted with confidence. To the extent the COVID-19 pandemic or other epidemic diseases adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Results of preclinical studies and early clinical trials on any of our therapeutic candidates may not be predictive of results of future clinical trials.

The outcome of preclinical studies and early clinical trials may not be predictive of the success of later clinical trials, and interim results of clinical trials. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in earlier development, and we could face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a therapeutic, and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support marketing approval. In addition, preclinical and clinical data are often susceptible to varying interpretations and analyses. Many companies that believed their therapeutic candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for the therapeutic candidates. Even if we, or future collaborators, believe that the results of clinical trials for our therapeutic candidates warrant marketing approval, the MHRA, FDA, EMA or comparable foreign regulatory authorities may disagree and may not grant marketing approval of our therapeutic candidates.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same therapeutic candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial protocols and the rate of dropout among clinical trial patients. If we fail to receive positive results in clinical trials of our therapeutic candidates, the development timeline and regulatory approval and commercialization prospects for our most advanced therapeutic candidates, and, correspondingly, our business and financial prospects would be negatively impacted.

Interim and preliminary or topline data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose interim, topline, or preliminary data from our preclinical studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. Further, modifications or improvements to our manufacturing processes for a therapy may result in changes to the characteristics or behavior of the therapeutic candidate that could cause our therapeutic candidates to perform differently and affect the results of our ongoing clinical trials. As a result, the topline results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available.

From time to time, we may also disclose preliminary or interim data from our preclinical studies and clinical trials. Preliminary or interim data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Additionally, disclosure of preliminary or interim data by us or by our competitors could result in volatility in the price of our common stock. Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions, or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular therapeutic candidate and our company in general. If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, any of our potential therapeutic candidates may be harmed, which could harm our business, operating results, prospects, or financial condition.

Our future clinical trials or those of our current and future collaborators may reveal significant adverse events not seen in our preclinical studies and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our therapeutic candidates.

If significant adverse events or other side effects are observed in any of our future clinical trials, we may have difficulty recruiting patients to such future clinical trials, patients may drop out of our trials, or we may be required to abandon the trials or our development efforts of one or more therapeutic candidates altogether. For example, certain drugs targeting the IL-17 pathway have been linked to gastrointestinal distress. We, the MHRA, FDA, EMA or other applicable regulatory authorities, or an IRB may suspend any clinical trials of any therapeutic candidate at any time for various reasons, including a belief that subjects or patients in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage trials have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude the therapeutic candidate from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved therapeutic due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition and prospects.

We may not be successful in our efforts to use our DELSCAPE platform to expand our pipeline of therapeutic candidates and develop marketable therapeutics.

The success of our business depends in part upon our ability to discover, develop and commercialize therapeutics based on our DELSCAPE platform. IL-17 is our lead preclinical program and our research program may fail to identify other potential therapeutic candidates for clinical development for a number of reasons. Our research methodology may be unsuccessful in identifying potential therapeutic candidates or our potential therapeutic candidates may be shown to have harmful side effects or may have other characteristics that may make the therapeutics unmarketable or unlikely to receive marketing approval. If any of these events occur, we may be forced to abandon our development efforts for a program or for multiple programs, which would materially harm our business and could potentially cause us to cease operations. Research programs to identify new therapeutic candidates require substantial technical, financial and human resources.

We may expend our limited resources to pursue a particular therapeutic candidate and fail to capitalize on therapeutic candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus our research and development efforts on certain selected therapeutic candidates. For example we are initially focused on our lead therapeutic candidate, S011806, and related compounds in the IL-17 program. As a result, we may forgo or delay pursuit of opportunities with other therapeutic candidates that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and therapeutic candidates for specific indications may not yield any commercially viable therapeutic candidates. If we do not accurately evaluate the commercial potential or target market for a particular therapeutic candidate, we may relinquish valuable rights to that therapeutic candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such therapeutic candidate.

We face competition from entities that have developed or may develop therapeutic candidates for the diseases addressed by our therapeutic candidates, including companies developing novel treatments and technology platforms. If these companies develop technologies or therapeutic candidates more rapidly than we do or their technologies are more effective, our ability to develop and successfully commercialize therapeutic candidates may be adversely affected.

The development and commercialization of drugs is highly competitive. Our therapeutic candidates, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration. Most of our competitors have significantly greater resources than we do, and we may not be able to successfully compete. We compete with a variety of multinational biopharmaceutical companies, specialized biotechnology companies and emerging biotechnology companies, as well as with technologies and therapeutic candidates being developed at universities and other research institutions. Our competitors have developed, are developing or will develop therapeutic candidates and processes competitive with our therapeutic candidates and processes. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any new treatments, including those based on novel technology platforms that enter the market. We believe that a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we are trying, or may try, to develop therapeutic candidates. There is intense and rapidly evolving competition in the biotechnology, biopharmaceutical and integrin and immunoregulatory therapeutics fields. Competition from many sources exists or may arise in the future. Our competitors include larger and better funded biopharmaceutical, biotechnological and therapeutics companies, including companies focused on therapeutics for autoimmune, cardiovascular and metabolic diseases, fibrosis and cancer, as well as numerous small companies. Moreover, we also compete with current and future therapeutics developed at universities and other research institutions. Some of these companies are well-capitalized and, in contrast to us, have significant clinical experience, and may include our existing or future collaborators. In addition, these companies compete with us in recruiting scientific and managerial talent.

Our success will depend partially on our ability to develop and commercialize therapeutics that are safer and more effective than competing therapeutics. Our commercial opportunity and success will be reduced or eliminated if competing therapeutics are safer, more effective, or less expensive than the therapeutics we develop.

Our IL-17 program, initially under development for treatment of psoriasis, if approved would face competition from approved psoriasis treatments marketed by Novartis and Amgen, in addition to other major pharmaceutical companies.

Many of these competitors have significantly greater financial, technical, manufacturing, marketing, sales, and supply resources or experience than we have. If we successfully obtain approval for any therapeutic candidate, we will face competition based on many different factors, including the safety and effectiveness of our therapeutics, the ease with which our therapeutics can be administered and the extent to which patients accept relatively new routes of administration, the timing and scope of regulatory approvals for these therapeutics, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Competing therapeutics could present superior treatment alternatives, including by being more effective, safer, less expensive or marketed and sold more effectively than any therapeutics we may develop. Competitive therapeutics may make any therapeutics we develop obsolete or noncompetitive before we recover the expense of developing and commercializing our therapeutic candidates. Such competitors could also recruit our employees, which could negatively impact our level of expertise and our ability to execute our business plan.

Our current therapeutic candidates or any future therapeutic candidates may not achieve adequate market acceptance among clinicians, patients, healthcare third-party payors and others in the medical community necessary for commercial success, if approved, and we may not generate any future revenue from the sale or licensing of therapeutic candidates.

Even if regulatory approval is obtained for a therapeutic candidate, we may not generate or sustain revenue from sales of the therapeutic due to factors such as whether the therapeutic can be sold at a competitive cost and whether it will otherwise be accepted in the market. Historically, several injectable disruptive proteins have been approved by the FDA for treatment of psoriasis. However, our lead therapeutic candidate is a small molecule with the potential to modulate protein-protein interactions as effectively as systemic biologics; to date, such no oral small molecule has been approved by the FDA. Market participants with significant influence over acceptance of new treatments, such as clinicians and third-party payors, may not adopt an orally bioavailable product based on our novel technologies, and we may not be able to convince the medical community and third-party payors to accept and use, or to provide favorable reimbursement for, any therapeutic candidates developed by us or our existing or future collaborators. Market acceptance of our therapeutic candidates will depend on, among other factors:

•	the timing of our receipt of any marketing and commercialization approvals;

•	the terms of any approvals and the countries in which approvals are obtained;

•	the safety and efficacy of our therapeutic candidates as demonstrated in any future clinical trials;

•	the prevalence and severity of any adverse side effects associated with our therapeutic candidates;

•	limitations or warnings contained in any labeling approved by the MHRA, the FDA or any other regulatory authority;

•	relative convenience and ease of administration of our therapeutic candidates;

•	the willingness of patients to accept any new methods of administration;

•	unfavorable publicity relating to our current therapeutic candidates or any future therapeutic candidates;

•	the success of our physician education programs;

•	the effectiveness of sales and marketing efforts;

•	the availability of coverage and adequate reimbursement from government and third-party payors;

•	the pricing of our therapeutics, particularly as compared to alternative treatments; and

•	the availability of alternative effective treatments for the disease indications our therapeutic candidates are intended to treat and the relative risks, benefits and costs of those treatments.

Sales of medical products also depend on the willingness of clinicians to prescribe the treatment, which is likely to be based on a determination by these clinicians that the products are safe, therapeutically effective and cost effective. In addition, the inclusion or exclusion of products from treatment guidelines established by various physician groups and the viewpoints of influential clinicians can affect the willingness of other clinicians to prescribe the treatment. We cannot predict whether clinicians, clinicians’ organizations, hospitals, other healthcare providers, government agencies or private insurers will determine that our therapeutic is safe, therapeutically effective and cost effective as compared with competing treatments. If any current or future therapeutic candidate is approved but does not achieve an adequate level of acceptance by such parties, we may not generate or derive sufficient revenue from that therapeutic candidate and may not become or remain profitable.

Because our therapeutic candidates are based on new technology, we expect that they will require extensive research and development and have substantial manufacturing and processing costs. In addition, our estimates regarding potential market size for any indication may be materially different from what we discover to exist at the time we commence commercialization, if any, for a therapeutic, which could result in significant changes in our business plan and have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if any therapeutic candidate we commercialize fails to achieve market acceptance, it could have a material and adverse effect on our business, financial condition, results of operations and prospects.

If we encounter difficulties enrolling patients in our future clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may experience difficulties in patient enrollment in our future clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. The enrollment of patients in future trials for any of our therapeutic candidates will depend on many factors, including:

•	the patient eligibility and exclusion criteria defined in the protocol;

•	the size of the patient population required for analysis of the trial’s primary endpoints and the process for identifying patients;

•	the willingness or availability (including legality under applicable COVID-19 shelter-in-place regulations) of patients to participate in our trials (including due to fears of contracting COVID-19);

•	the proximity of patients to trial sites;

•	the design of the trial;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

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clinicians’ and patients’ perceptions as to the potential advantages and risks of the therapeutic candidate being studied in relation to other available therapies, including any new therapeutics that may be approved for the indications we are investigating;

•	the availability of competing commercially available therapies and other competing therapeutic candidates’ clinical trials;

•	our ability to obtain and maintain patient informed consents; and

•	the risk that patients enrolled in clinical trials will drop out of the trials before completion.

Further, timely enrollment in clinical trials is reliant on clinical trial sites which may be adversely affected by global health matters, including, among other things, pandemics. For example, our clinical trial sites have been affected by the COVID-19 pandemic. If patients are unable to follow the trial protocols or if our trial results are otherwise disputed due to the effects of the COVID-19 pandemic or actions taken to mitigate its spread, the integrity of data from our trials may be compromised or not accepted by the FDA or other regulatory authorities, which would represent a significant setback for the applicable program.

If in the future we are unable to establish U.S., U.K. or global sales and marketing capabilities or enter into agreements with third parties to sell and market our therapeutic candidates, we may not be successful in commercializing our therapeutic candidates if they are approved and we may not be able to generate any revenue.

We currently do not have a marketing or sales team for the marketing, sales and distribution of any of our current or future therapeutic candidates that are able to obtain regulatory approval. To commercialize any therapeutic candidates after approval, we must build on a territory-by-territory basis marketing, sales, distribution, managerial and other non-technical capabilities or arrange with third parties to perform these services, and we may not be successful in doing so. If our therapeutic candidates receive regulatory approval, we may decide to establish an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize any of our current or future therapeutic candidates, which will be expensive and time consuming and will require significant attention of our current or future executive officers to manage. For example, some state and local jurisdictions have licensing and continuing education requirements for pharmaceutical sales representatives, which requires time and financial resources. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of any of our current or future therapeutic candidates that we obtain approval to market.

With respect to the commercialization of all or certain of our therapeutic candidates, we may choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements when needed on acceptable terms, or at all, we may not be able to successfully commercialize any of our current or future therapeutic candidates that receive regulatory approval or any such commercialization may experience delays or limitations. If we are not successful in commercializing our current or future therapeutic candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer, and we may incur significant additional losses.

If any of our current or future therapeutic candidates receives marketing approval and we or others later identify undesirable side effects caused by such therapeutic candidate, our ability to market and derive revenue from such therapeutic candidates could be compromised.

Undesirable side effects caused by our therapeutic candidates could cause regulatory authorities to interrupt, delay or halt clinical trials and could result in more restrictive labeling or the delay or denial of regulatory approval by the MHRA, FDA, EMA or other regulatory authorities. Results of future clinical trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, our future clinical trials could be suspended or terminated and the MHRA, FDA, EMA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our therapeutic candidates for any or all targeted indications. Such side effects could also affect patient recruitment or the ability of enrolled patients to initiate or complete the clinical trial or result in potential product liability claims. Any of these occurrences may materially and adversely affect our business, financial condition, results of operations, prospects and our ability to raise capital.

Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of our therapeutic candidates may only be uncovered with a significantly larger number of patients exposed to the therapeutic candidate.

In the event that any of our current or future therapeutic candidates receive regulatory approval and we or others identify undesirable side effects caused by such therapeutic, any of the following adverse events could occur:

•	regulatory authorities may withdraw their approval of the therapeutic or seize the therapeutic;

•	we may be required to recall the therapeutic or change the way the therapeutic is administered to patients;

•	additional restrictions may be imposed on the marketing of the particular therapeutic or the manufacturing processes for the therapeutic or any component thereof;

•	we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

•	regulatory authorities may require the addition of labeling statements, such as a boxed warning or a contraindication;

•	we may be required to create a Medication Guide outlining the risks of such side effects for distribution to patients;

•	we may be required to implement a REMS, which may impose further requirements or restrictions on the distribution or use of our therapeutic candidates;

•	we could be sued and held liable for harm caused to patients;

•	the therapeutic may become less competitive; and

•	our reputation may suffer.

Any of these occurrences could have a material and adverse effect on our business, financial condition, results of operations and prospects.

We anticipate that some of our current or future therapeutic candidates may be studied in combination with third-party drugs, some of which may still be in development, and we have limited or no control over the supply, regulatory status, or regulatory approval of such drugs.

Some of our current or future therapeutic candidates may be studied in combination with third-party drugs. For example, we may explore the use of our oral disruptive protein-protein therapeutics targeting IL-17 as a combination therapy with other drugs for the treatment of psoriasis. The development of therapeutic candidates for use in combination with another therapeutic candidate may present challenges that are not faced for single agent therapeutic candidates. The MHRA, FDA, EMA or other regulatory authorities may require us to use more complex clinical trial designs in order to evaluate the contribution of each therapeutic candidate to any observed effects. It is possible that the results of these trials could show that any positive previous trial results are attributable to the combination therapy and not our lead therapeutic candidate. Moreover, following product approval, the MHRA, FDA, EMA or other regulatory authorities may require that products used in conjunction with each other be cross labeled for combined use. To the extent that we do not have rights to the other product, this may require us to work with a third party to satisfy such a requirement. Moreover, developments related to the other product may impact our future clinical trials for the combination as well as our commercial prospects should we receive marketing approval. Such developments may include changes to the other product’s safety or efficacy profile, changes to the availability of the approved product, and changes to the standard of care.

If we pursue such combination therapies, we cannot be certain that a steady supply of such drugs will be commercially available. Any failure to enter into such commercial relationships, or the expense of purchasing therapies in the market, may delay our development timelines, increase our costs and jeopardize our ability to develop our therapeutic candidates as commercially viable combination therapies. The occurrence of any of these could adversely affect our business, results of operations and financial condition.

In the event that any future collaborator or supplier cannot continue to supply their products on commercially reasonable terms, we would need to identify alternatives for accessing such products. Additionally, should the supply of products of any collaborator or supplier be interrupted, delayed or otherwise be unavailable to us, our clinical trials may be delayed. In the event we are unable to source a supply of any alternative therapy, or are unable to do so on commercially reasonable terms, our business, results of operations and financial condition may be adversely affected.

Risks Related to Our Reliance on Third Parties

We have entered into a collaboration with Sanofi and may, in the future, seek to enter into collaborations with other third parties for the discovery, development and commercialization of our therapeutic candidates. If our current or future collaborators cease development efforts under our collaboration agreements, or if any of those agreements are terminated, these collaborations may fail to lead to commercial products, and we may never receive milestone payments or future royalties under these agreements.

Our collaboration with Sanofi is important to our business. We have entered into collaboration with Sanofi to discover or develop certain therapeutics, and such collaboration currently represents a significant portion of our therapeutic pipeline. In this collaboration, we will conduct research and development activities through the completion of IND-enabling studies. Revenue from research and development collaborations depends upon continuation of such collaborations, payments for research and development services and resulting options to acquire any licenses of successful therapeutic candidates, and the achievement of milestones, contingent payments and royalties, if any, derived from future therapeutics developed from our research. If we are unable to successfully advance the development of our therapeutic candidates or achieve milestones, revenue and cash resources from milestone payments under our collaboration agreements will be substantially less than expected.

In addition, we may in the future seek third-party collaborators for research, development and commercialization of other therapeutic technologies or therapeutic candidates. Biopharmaceutical companies are our prior and likely future collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements. If we fail to enter into future collaborations on commercially reasonable terms, or at all, or such collaborations are not successful, we may not be able to execute our strategy to develop certain targets, therapeutic candidates or disease areas that we believe could benefit from the resources of either larger biopharmaceutical companies or those specialized in a particular area of relevance.

With respect to our existing collaboration agreements, and what we expect will be the case with any future collaboration agreements, we have and expect to have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our current or future therapeutic candidates. Moreover, our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving our current or future therapeutic candidates currently pose, and will continue to pose, the following risks to us:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

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collaborators may not pursue development and commercialization of our therapeutic candidates or may elect not to continue or renew development or commercialization programs based on preclinical studies or clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a therapeutic candidate, repeat or conduct new clinical trials or require a new formulation of a therapeutic candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our current or future therapeutic candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•	collaborators with marketing and distribution rights to one or more therapeutics may not commit sufficient resources to the marketing and distribution of such therapeutic or therapeutics;

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collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to litigation or potential liability;

•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

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disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our current or future therapeutic candidates or that result in costly litigation or arbitration that diverts management attention and resources; and

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable therapeutic candidates.

As a result of the foregoing, our current and any future collaboration agreements may not lead to development or commercialization of our therapeutic candidates in the most efficient manner or at all. If a current or future collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our current or future product development or commercialization program could be delayed, diminished or terminated. Any failure to successfully develop or commercialize our therapeutic candidates pursuant to our current or any future collaboration agreements could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Moreover, to the extent that any of our existing or future collaborators were to terminate a collaboration agreement, we may be forced to independently develop these therapeutic candidates, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and defending intellectual property rights, or, in certain instances, abandon therapeutic candidates altogether, any of which could result in a change to our business plan and have a material adverse effect on our business, financial condition, results of operations and prospects.

We may have conflicts with our current or future collaborators that could delay or prevent the development or commercialization of our therapeutic candidates.

We may have conflicts with our current or future collaborators, such as conflicts concerning the interpretation of preclinical or clinical data, the achievement of milestones, the interpretation of contractual obligations, payments for services, development obligations or the ownership of intellectual property developed during our collaboration. If any conflicts arise with any of our collaborators, such collaborator may act in a manner that is adverse to our best interests. Any such disagreement could result in one or more of the following, each of which could delay or prevent the development or commercialization of our therapeutic candidates, and in turn prevent us from generating revenues: unwillingness on the part of a collaborator to pay us milestone payments or royalties we believe are due to us under a collaboration, which could require us to raise additional capital; uncertainty regarding ownership of intellectual property rights arising from our collaborative activities, which could prevent us from entering into additional collaborations; unwillingness by the collaborator to cooperate in the development or manufacture of the therapeutic, including providing us with therapeutic data or materials; unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities or to permit public disclosure of the results of those activities; initiating of litigation or alternative dispute resolution options by either party to resolve the dispute; or attempts by either party to terminate the agreement.

We may not successfully engage in strategic transactions, including any additional collaborations we seek, which could adversely affect our ability to develop and commercialize therapeutic candidates, impact our cash position, increase our expenses and present significant distractions to our management.

From time to time, we may consider strategic transactions, such as additional collaborations, acquisitions of companies, asset purchases and out- or in-licensing of therapeutic candidates or technologies that we believe will complement or augment our existing business. In particular, we will evaluate and, if strategically attractive, seek to enter into additional collaborations, including with major biotechnology or biopharmaceutical companies. The competition for collaborators is intense, and the negotiation process is time-consuming and complex. Any new collaboration may be on terms that are not optimal for us, and we may not be able to maintain any new collaboration if, for example, development or approval of a therapeutic candidate is delayed, sales of an approved therapeutic candidate do not meet expectations or the collaborator terminates the collaboration. In addition, a significant number of recent business combinations among large pharmaceutical companies has resulted in a reduced number of potential future strategic partners. Our collaborators may consider alternative therapeutic candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our therapeutic candidate. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the strategic partner’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed strategic partner’s evaluation of a number of factors. These factors may include the design or results of clinical trials, the likelihood of approval by the MHRA, FDA, EMA or similar regulatory authorities outside the United States, the potential market for the subject therapeutic candidate, the costs and complexities of manufacturing and delivering such therapeutic candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. Moreover, if we acquire assets with promising markets or technologies, we may not be able to realize the benefit of acquiring such assets if we are not able to successfully integrate them with our existing technologies. We may encounter numerous difficulties in developing, testing, manufacturing and marketing any new products resulting from a strategic acquisition that delay or prevent us from realizing their expected benefits or enhancing our business.

We cannot assure you that following any such collaboration, or other strategic transaction, we will achieve the expected synergies to justify the transaction. For example, such transactions may require us to incur non-recurring or other charges, increase our near- and long-term expenditures and pose significant integration or implementation challenges or disrupt our management or business. These transactions would entail numerous operational and financial risks, including exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, therapeutic candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership and the inability to retain key employees of any acquired business.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks and would have a material and adverse effect on our business, financial condition, results of operations and prospects. Conversely, any failure to enter any additional collaboration or other strategic transaction that would be beneficial to us could delay the development and potential commercialization of our current or future therapeutic candidates and have a negative impact on the competitiveness of any therapeutic candidate that reaches market.

In addition, the anticipated benefit of any strategic alliance, joint venture or acquisition may not materialize or such strategic alliance, joint venture or acquisition may be prohibited. In April 2021, we entered into the SVB Loan and Security Agreement with Silicon Valley Bank, which restricts our ability to pursue certain mergers and acquisitions, that we may believe to be in our best interest. Additionally, future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses or write-offs of goodwill, any of which could harm our financial condition. We cannot predict the number, timing or size of future joint ventures or acquisitions, or the effect that any such transactions might have on our operating results.

We rely and expect to continue to rely on third parties to conduct certain of our preclinical studies or clinical trials. If those third parties do not perform as contractually required, fail to satisfy legal or regulatory requirements, miss expected deadlines or terminate the relationship, our development program could be delayed with potentially material and adverse effects on our business, financial condition, results of operations and prospects.

We rely and intend to rely in the future on third-party clinical investigators, CROs, clinical data management organizations and consultants to assist or provide the design, conduct, supervision and monitoring of preclinical studies and any future clinical trials of our current or future therapeutic candidates. Because we currently rely and intend to continue to rely on these third parties and will not have the ability to conduct all preclinical studies or clinical trials independently, we will have less control over the timing, quality and other aspects of preclinical studies and clinical trials than we would have had we conducted them on our own. These investigators, CROs and consultants will not be our employees and we will have limited control over the amount of time and resources that they dedicate to our programs. These third parties may have contractual relationships with other entities, some of which may be our competitors, which may draw time and resources from our programs. The third parties with which we may contract might not be diligent, careful or timely in conducting our preclinical studies or clinical trials, resulting in the preclinical studies or clinical trials being delayed or unsuccessful.

If we cannot contract with acceptable third parties on commercially reasonable terms, or at all, or if these third parties do not carry out their contractual duties, satisfy legal and regulatory requirements for the conduct of preclinical studies or clinical trials or meet expected deadlines, our clinical development programs could be delayed and otherwise adversely affected. In all events, we will be responsible for ensuring that each of our preclinical studies and clinical trials are conducted in accordance with the general investigational plan and protocols for the trial as well as applicable legal and regulatory requirements. The MHRA and the FDA generally require preclinical studies to be conducted in accordance with good laboratory practices and clinical trials to be conducted in accordance with good clinical practices, including for designing, conducting, recording and reporting the results of preclinical studies and clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of clinical trial participants are protected. Our reliance on third parties that we do not control will not relieve us of these responsibilities and requirements. Any adverse development or delay in our preclinical studies or clinical trials as a result of our reliance on third parties could have a material and adverse effect on our business, financial condition, results of operations and prospects.

If any of our relationships with these third-party CROs or others terminate, we may not be able to enter into arrangements with alternative CROs or other third parties or to do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO begins work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines.

We rely on third-party manufacturers and suppliers to supply components of our therapeutic candidates. The loss of our third-party manufacturers or suppliers, or their failure to comply with applicable regulatory requirements or to supply sufficient quantities at acceptable quality levels or prices, or at all, would materially and adversely affect our business.

We do not own or operate facilities for drug manufacturing, storage, distribution or quality testing. We currently rely, and may continue to rely, on third-party contract manufacturers, including in the United Kingdom and China, to manufacture bulk drug substances, drug products, raw materials, samples, components, or other materials and reports. Reliance on third-party manufacturers may expose us to different risks than if we were to manufacture therapeutic candidates ourselves. There can be no assurance that our preclinical and clinical development product supplies will not be limited, interrupted, terminated or of satisfactory quality or continue to be available at acceptable prices. For example, rhodium, a reagent we use in our studies, has recently been in short supply, resulting in increased purchasing costs. In addition, any replacement of our manufacturer could require significant effort and expertise because there may be a limited number of qualified replacements.

The manufacturing process for a therapeutic candidate is subject to MHRA, FDA, EMA and foreign regulatory authority review. We, and our suppliers and manufacturers, some of which are currently our sole source of supply, must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as current Good Manufacturing Practices (cGMPs). Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the MHRA, FDA, EMA and foreign regulatory authorities. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the MHRA, FDA, EMA comparable foreign regulatory authorities, we may not be able to rely on their manufacturing facilities for the manufacture of elements of our therapeutic candidates. Moreover, we do not control the manufacturing process at our contract manufacturers and are completely dependent on them for compliance with current regulatory requirements. In the event that any of our manufacturers fails to comply with such requirements or to perform its obligations in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to enter into an agreement with another third party, which we may not be able to do on reasonable terms, if at all. In some cases, the technical skills or technology required to manufacture our therapeutic candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such to another third party.

These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to enable us, or to have another third party, manufacture our therapeutic candidates. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines; and we may be required to repeat some of the development program. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop therapeutic candidates in a timely manner or within budget.

We expect to continue to rely on third-party manufacturers if we receive regulatory approval for any therapeutic candidate. To the extent that we have existing, or enter into future, manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. Any manufacturing facilities used to produce our therapeutics will be subject to periodic review and inspection by the MHRA, or the FDA and foreign regulatory authorities, including for continued compliance with cGMP requirements, quality control, quality assurance and corresponding maintenance of records and documents. If we are unable to obtain or maintain third-party manufacturing for therapeutic candidates, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our therapeutic candidates successfully. Our or a third party’s failure to execute on our manufacturing requirements, comply with cGMPs or maintain a compliance status acceptable to the MHRA, FDA, EMA or foreign regulatory authorities could adversely affect our business in a number of ways, including:

•	an inability to initiate or continue clinical trials of therapeutic candidates under development;

•	delay in submitting regulatory applications, or receiving regulatory approvals, for therapeutic candidates;

•	loss of the cooperation of existing or future collaborators;

•	subjecting third-party manufacturing facilities to additional inspections by regulatory authorities;

•	requirements to cease distribution or to recall batches of our therapeutic candidates; and

•	in the event of approval to market and commercialize a therapeutic candidate, an inability to meet commercial demands for our therapeutics.

Additionally, our contract manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If our contract manufacturers were to encounter any of these difficulties, our ability to provide our therapeutic candidates to patients in preclinical and clinical trials, or to provide product for treatment of patients once approved, would be jeopardized.

For example, the United Kingdom formally left the European Union on January 31, 2020, often referred to as Brexit, and the transition period ended on December 31, 2020. Brexit has caused uncertainty in the current regulatory framework in Europe. For instance, Brexit has resulted in the European Medicines Agency, or the EMA, moving from the United Kingdom to the Netherlands. In the United Kingdom, Brexit may cause disruption in the administrative and medical scientific links between the EMA and MHRA. On December 31, 2020, the United Kingdom passed legislation giving effect to the trade and cooperation agreement, which the EU ratified in April 2021. The trade and cooperation agreement entered into force in May 2021. The trade and cooperation agreement sets out certain procedures for approval and recognition of medical products in each jurisdiction. Any delay in obtaining, or an inability to obtain, any marketing approvals, as a result of the trade and cooperation agreement or otherwise, could prevent us from commercializing any therapeutic candidates in the United Kingdom and/or the European Union and restrict our ability to generate revenue and achieve and sustain profitability. If any of these outcomes occur, we may be forced to restrict or delay efforts to seek regulatory approval in the United Kingdom and/or European Union for any therapeutic candidates, which could significantly and materially harm our business. The current lack of detail and resolution with regard to the Brexit implementation may result in a disruption of the manufacturing and supply of components of our therapeutic candidates in the U.K. and we are unable to confidently predict the effects of such disruption to the regulatory framework in Europe. Any adjustments we make to our business and operations as a result of Brexit could result in significant delays and additional expense. Any of the foregoing factors could have a material adverse effect on our business, results of operations, or financial condition.

Changes in methods of therapeutic candidate manufacturing or formulation may result in additional costs or delay.

As therapeutic candidates progress through preclinical and clinical trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our therapeutic candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our therapeutic candidates and jeopardize our ability to commercialize our therapeutic candidates, if approved, and generate revenue.

The manufacturing of our small molecules is complex, and our third-party manufacturers may encounter difficulties in production. If we or any of our third-party manufacturers encounter such difficulties, our ability to provide supply of our therapeutic candidates for clinical trials, our ability to obtain marketing approval, or our ability to provide supply of our therapeutics for patients, if approved, could be delayed or stopped.

Our therapeutic candidates are biopharmaceuticals and the process of manufacturing biopharmaceuticals is complex, time-consuming, highly regulated and subject to multiple risks. Our contract manufacturers must comply with legal requirements, cGMPs and guidelines for the manufacturing of biopharmaceuticals used in clinical trials and, if approved, marketed therapeutics. Our contract manufacturers may have limited experience in the manufacturing of cGMP batches.

Manufacturing biopharmaceuticals is highly susceptible to product loss due to contamination, equipment failure, improper installation or operation of equipment, vendor or operator error, inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered at our third-party manufacturers’ facilities, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business. Moreover, if the MHRA or the FDA determines that our third-party manufacturers’ facilities are not in compliance with MHRA or the FDA laws and regulations, including those governing cGMPs, the MHRA or the FDA, as applicable, may deny NDA approval, respectively, until the deficiencies are corrected or we replace the manufacturer in our NDA with a manufacturer that is in compliance.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with cGMPs, lot consistency and timely availability of raw materials. Even if our collaborators obtain regulatory approval for any of our therapeutic candidates, there is no assurance that manufacturers will be able to manufacture the approved product to specifications acceptable to the MHRA, FDA, EMA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product or to meet potential future demand. If our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and prospects.

Scaling up a biopharmaceutical manufacturing process is a difficult and uncertain task, and our third-party manufacturers may not have the necessary capabilities to complete the implementation, manufacturing and development process. If we are unable to adequately validate or scale-up the manufacturing process at our current manufacturers’ facilities, we will need to transfer to another manufacturer and complete the manufacturing validation process, which can be lengthy. If we are able to adequately validate and scale-up the manufacturing process for our therapeutic candidates with a contract manufacturer, we will still need to negotiate with such contract manufacturer an agreement for commercial supply and it is not certain we will be able to come to agreement on terms acceptable to us.

We cannot assure you that any stability or other issues relating to the manufacture of any of our current or future therapeutic candidates or products will not occur in the future. If our third-party manufacturers were to encounter any of these difficulties, our ability to provide any therapeutic candidates to patients in planned clinical trials and products to patients, once approved, would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of planned clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials completely. Any adverse developments affecting clinical or commercial manufacturing of our therapeutic candidates or products may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our therapeutic candidates or products. We may also have to take inventory write-offs and incur other charges and expenses for therapeutic candidates or products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Accordingly, failures or difficulties faced at any level of our supply chain could adversely affect our business and delay or impede the development and commercialization of any of our therapeutic candidates or products, if approved, and could have an adverse effect on our business, prospects, financial condition and results of operations.

As part of our process development efforts, we also may make changes to the manufacturing processes at various points during development, for various reasons, such as controlling costs, achieving scale, decreasing processing time, increasing manufacturing success rate or other reasons. Such changes carry the risk that they will not achieve their intended objectives, and any of these changes could cause our current or future therapeutic candidates to perform differently and affect the results of our future clinical trials. In some circumstances, changes in the manufacturing process may require us to perform ex vivo comparability studies and to collect additional data from patients prior to undertaking more advanced clinical trials. For instance, changes in our process during the course of clinical development may require us to show the comparability of the product used in earlier clinical phases or at earlier portions of a trial to the product used in later clinical phases or later portions of the trial.

Risks Related to Our Business and Operations

We will need to grow our organization, and we may experience difficulties in managing our growth and expanding our operations, which could adversely affect our business.

As of June 30, 2021, we had 32 full-time employees. As our development and commercialization plans and strategies develop, and as we transition into operating as a public company, we expect to expand our employee base for managerial, operational, financial and other resources. In addition, we have limited experience in product development. As our therapeutic candidates enter and advance through preclinical studies and clinical trials, we will need to expand our development and regulatory capabilities and contract with other organizations to provide manufacturing and other capabilities for us. In the future, we expect to have to manage additional relationships with collaborators or partners, suppliers and other organizations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Our inability to successfully manage our growth and expand our operations could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Any inability to attract and retain qualified key management and technical personnel would impair our ability to implement our business plan.

Our success largely depends on the continued service of key management, advisors and other specialized personnel, including J. Kevin Judice, Ph.D., our founder and chief executive officer. We currently do not maintain key person insurance on these individuals. The loss of one or more members of our management team or other key employees or advisors could delay our research and development programs and have a material and adverse effect on our business, financial condition, results of operations and prospects. The relationships that our key managers have cultivated within our industry make us particularly dependent upon their continued employment with us. We are dependent on the continued service of our technical personnel, in particular, personnel involved with disrupting protein-protein, because of the highly technical nature of our therapeutic candidates and technologies related to our DELSCAPE platform, and the specialized nature of the regulatory approval process. Because our management team and key employees are not obligated to provide us with continued service, they could terminate their employment with us at any time without penalty.

We conduct our operations at our facility in South San Francisco, California. This region is headquarters to many other biopharmaceutical companies and many academic and research institutions. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all. We also face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations. Our future success will depend in large part on our continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing, manufacturing, governmental regulation and commercialization. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover and develop therapeutic candidates will be limited which could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Our future growth may depend, in part, on our ability to operate in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future growth may depend, in part, on our ability to develop and commercialize our therapeutic candidates in foreign markets for which we may rely on collaboration with third parties. We are not permitted to market or promote any of our therapeutic candidates before we receive regulatory approval from the applicable regulatory authority in that foreign market, and may never receive such regulatory approval for any of our therapeutic candidates. To obtain separate regulatory approval in many other countries, we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of our therapeutic candidates, and we cannot predict success in these jurisdictions. If we fail to comply with the regulatory requirements in international markets and receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our therapeutic candidates will be harmed and our business will be adversely affected. We may not obtain foreign regulatory approvals on a timely basis, if at all. Our failure to obtain approval of any of our therapeutic candidates by regulatory authorities in another country may significantly diminish the commercial prospects of that therapeutic candidate and our business, financial condition, results of operations and prospects could be materially and adversely affected. Moreover, even if we obtain approval of our therapeutic candidates and ultimately commercialize our therapeutic candidates in foreign markets, we would be subject to the risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and reduced protection of intellectual property rights in some foreign countries.

Our business entails a significant risk of product liability and our ability to obtain sufficient insurance coverage could have a material and adverse effect on our business, financial condition, results of operations and prospects.

When we will conduct clinical trials of our current or future therapeutic candidates, we may be exposed to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an MHRA, FDA, EMA or the investigation of the safety and effectiveness of our future therapeutics, our manufacturing processes and facilities or our marketing programs and potentially a recall of our therapeutics or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our therapeutics, termination of clinical trial sites or entire trial programs, withdrawal of clinical trial participants, injury to our reputation and significant negative media attention, significant costs to defend the related litigation, a diversion of management’s time and our resources from our business operations, substantial monetary awards to trial participants or patients, loss of revenue, the inability to commercialize and products that we may develop, and a decline in our stock price. We currently maintain general liability insurance with coverage up to $2 million per occurrence. We may, however, need to obtain higher levels of product liability insurance for later stages of clinical development or marketing any of our therapeutic candidates. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to comply with MHRA or FDA, respectively, regulations, provide true, complete and accurate information to the MHRA, FDA, EMA and other similar foreign regulatory bodies, comply with manufacturing standards we may establish, comply with healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. If we obtain FDA approval of any of our therapeutic candidates and begin commercializing those products in the United States, our potential exposure under these laws will increase significantly, and our costs associated with compliance with these laws are likely to increase. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a material and adverse effect on our business, financial condition, results of operations and prospects, including the imposition of significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of our operations, loss of eligibility to obtain approvals from the FDA, exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, integrity oversight and reporting obligations, or reputational harm.

We depend on our information technology systems, and any failure of these systems, or those of our CROs or other third parties with whom we may work, could harm our business. Security breaches, cyber-attacks, loss of data, and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business, results of operations, financial condition and prospects.

We collect and maintain information in that is necessary to conduct our business, and we are increasingly dependent on information technology systems and infrastructure to operate our business. In the ordinary course of our business, we may collect, store, process and transmit large amounts of proprietary, sensitive and confidential information, including intellectual property, business information and personal information. It is critical that we do so in a secure manner to maintain the confidentiality, integrity and availability of such information. We have established physical, electronic and organizational measures to safeguard and secure our systems to prevent a data compromise, and rely on commercially available systems, software, tools, and monitoring to provide security for our information technology systems and the processing, transmission and storage of information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. We have also outsourced elements of our information technology infrastructure, and as a result these risks extend to third parties with whom we work, and those third parties may have access to our information.

Despite the implementation of security measures, given the size, complexity, and increasing amounts of proprietary, sensitive, and confidential information maintained by our internal information technology systems and those of our CROs, contract manufacturing organizations (CMOs), vendors, contractors, consultants, and other third party partners, such systems are vulnerable to breakdown, service interruptions, system malfunction, accidents by our personnel or third party partners, natural disasters, terrorism, global pandemics, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our personnel or those of our CROs, CMOs, vendors, contractors, consultants, business partners and/or other third party partners, or from cyber-attacks (including through viruses, phishing attacks, spamming, worms, malicious code, malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and the confidentiality, integrity and availability of information), which may compromise our system infrastructure or data, or that of our third party partners, or lead to data leakage.

The risk of a security breach or disruption or data loss, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. In addition, the prevalent use of mobile devices that access confidential information increases the risk of data security breaches, which could lead to the loss of sensitive, proprietary or confidential information.

The COVID-19 pandemic is generally increasing the attack surface available for exploitation, as more companies and individuals work online and work remotely, and as such, the risk of a cybersecurity incident potentially occurring, and our investment in risk mitigations against such an incident, is increasing. For example, there has been an increase in phishing and spam emails as well as social engineering attempts from hackers hoping to use the recent COVID-19 pandemic to their advantage. Additionally, ransomware attacks, including those from organized criminal threat actors, nation-states and nation-state supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, disruption of clinical trials, loss of data (including data related to clinical trials), loss of income, significant extra expenses to restore data or systems, reputational loss and the diversion of funds. To alleviate the financial, operational and reputational impact of a ransomware attack it may be necessary to make extortion payments, but we may be unable to do so if applicable laws prohibit such payments.

We have not always been able in the past and may be unable in the future to anticipate all types of security threats, nor may we be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. In addition, individuals have in the past and may continue in the future to actively search for and exploit actual and potential vulnerabilities in our or our partners’ information technology and communications. For example, in August 2020 we were subject to a cyber-attack that resulted in unauthorized access to certain company email accounts and shared drives. The intruders used this access to induce a series of fraudulent transfers to outside bank accounts resulting in an aggregate loss of approximately $0.7 million. Although we have subsequently reviewed and enhanced our security and payment systems, there can be no assurance that we will not be the target of a similar or more sophisticated attack in the future, which could materially adversely affect our business, results of operations, financial condition and prospects.

To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or those of our CROs, CMOs, vendors, contractors, consultants, and other third party partners, or inappropriate disclosure of proprietary, sensitive, or confidential information, we could incur liability and reputational damage, our product development programs could be materially disrupted, and our therapeutic candidates could be delayed. In addition, the loss of clinical trial data for our therapeutic candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Any breach, loss or compromise of proprietary, sensitive, or confidential personal information may also subject us to civil fines and penalties under relevant state and federal privacy laws in the United States. For example, the California Consumer Privacy Act of 2018 (CCPA) imposes a private right of action for security breaches that could lead to some form of remedy including regulatory scrutiny, fines, private right of action settlements, and other consequences. In addition, a breach may require notification to governmental agencies, the media or individuals pursuant to various federal and state privacy and security laws, if applicable, including the Health Insurance Portability and Accountability Act of 1996 (HIPAA) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) and its implementing rules and regulations, as well as regulations promulgated by the Federal Trade Commission and state breach notification laws.

We are required to comply with laws, rules and regulations that require us to maintain the security of personal information. Our agreements with certain customers or business partners may require us to use industry-standard or reasonable measures to safeguard personal information. We also may be subject to laws that require us to use industry-standard or reasonable security measures to safeguard personal information. A security breach could lead to claims by our customers, business partners, or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. In addition, our inability to comply with data privacy obligations in our contracts with customers or business partners, or our inability to flow down customer obligations to our CROs, CMOs, vendors, contractors, consultants, and other third party partners may cause us to breach our customer or partner contracts. As a result, we could be subject to legal action or our customers or business partners could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.

Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities, and others of security breaches involving certain types of data. In addition, our agreements with CROs, CMOs, vendors, contractors, consultants, and other third-party partners may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

The costs to respond to a security breach and/or to mitigate any security vulnerabilities that may be identified could be significant, our efforts to address these issues may not be successful, and these issues could result in interruptions, delays, negative publicity, loss of customer trust, diminished use of our products as well as other harms to our business and our competitive position. Remediation of any potential security breach may involve significant time, resources, and expenses. Any security breach may result in regulatory inquiries, litigation or other investigations, and can affect our financial and operational condition. Litigation resulting from security breaches may adversely affect our business. Unauthorized access to our systems, networks, or physical facilities could result in litigation with our customers or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation.

We may not have adequate insurance coverage for security breaches, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of incidents or breaches. The successful assertion of one or more large claims against us that exceeds available insurance coverage, or results in changes to insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim. Our risks are likely to increase as we continue to expand, grow our customer base, and process, store, and transmit increasingly large amounts of data.

We are subject to stringent and changing laws, regulations and standards, and contractual obligations relating to privacy, data protection, and data security. The actual or perceived failure to comply with such obligations could lead to government enforcement actions (which could include civil or criminal penalties), fines and sanctions, private litigation and/or adverse publicity and could negatively affect our operating results and business.

We, and third parties who we work with are or may become subject to numerous domestic and foreign laws, regulations, and standards relating to privacy, data protection, and data security, the scope of which is changing, subject to differing applications and interpretations, and may be inconsistent among countries, or conflict with other rules. We are or may become subject to the terms of contractual obligations related to privacy, data protection, and data security. Our obligations may also change or expand as our business grows. The actual or perceived failure by us or third parties related to us to comply with such obligations could increase our compliance and operational costs, expose us to regulatory scrutiny, actions, fines and penalties, result in reputational harm, lead to a loss of customers, result in litigation and liability, and otherwise cause a material adverse effect on our business, financial condition, and results of operations.

In the United States, numerous federal and state laws and regulations govern the collection, use, disclosure and protection of health-related and other personal information and could apply to our operations or the operations of third partners with whom we work. In addition, we may obtain health information from third parties that are subject to privacy and security requirements under HIPAA, as amended by HITECH.

The state of California recently enacted the CCPA, which creates new individual privacy rights for California consumers and places increased privacy and data security obligations on entities handling personal information of consumers or households. The CCPA went into effect on January 1, 2020 and may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal information and protected health information. Additionally, although not effective until January 1, 2023, the California Privacy Rights Act (CPRA), which expands upon the CCPA, was passed in the election on November 3, 2020. The CCPA gives (and the CPRA will give) California residents expanded privacy rights, including the right to request correction, access, and deletion of their personal information, the right to opt out of certain personal information sharing, and the right to receive detailed information about how their personal information is processed. The CCPA and CPRA provide for civil penalties and a private right of action for data breaches that is expected to increase data breach litigation. The CCPA and CPRA may increase our compliance costs and potential liability. Further, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act, a comprehensive privacy statute that shares similarities with the CCPA, CPRA, and legislation proposed in other states. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States.

Foreign laws and regulations relating to privacy, data protection, and data security, including the General Data Protection Regulation (GDPR) may apply to health-related and other personal information obtained outside of the United States. The GDPR imposes strict obligations on businesses, including requiring changes to informed consent practices and more detailed notices for clinical trial subjects and investigators, requiring limitations on data processing, establishing a legal basis for processing personal information, notification of data processing obligations, notification of security breaches to appropriate data protection authorities or data subjects, protecting the security and confidentiality of the personal information, and establishing means for data subjects to exercise rights in relation to their personal information. The GDPR subjects noncompliant companies to fines of up to the greater of 20 million Euros or 4% of their global annual revenues, potential bans on processing of personal information (including clinical trials), and private litigation. To the extent applicable, the GDPR may increase our responsibility and liability in relation to personal information that we process, and we may be required to put in place additional mechanisms and expend additional time and resources to ensure compliance with the EU data protection rules.

Additionally, the United Kingdom’s decision to leave the EU, often referred to as Brexit, and ongoing developments in the United Kingdom (UK) have created uncertainty regarding data protection regulation in the UK. Following December 31, 2020, and the expiry of transitional arrangements between the UK and EU, the data protection obligations of the GDPR continue to apply to UK-related processing of personal data in substantially unvaried form under the so-called ‘UK GDPR’ (i.e., the GDPR as it continues to form part of UK law by virtue of section 3 of the EU (Withdrawal) Act 2018, as amended). However, going forward, there is increasing risk for divergence in application, interpretation and enforcement of the data protection laws as between the UK and the rest of Europe. While the European Commission did adopt on June 28, 2021, an adequacy decision for the UK to allow personal data to flow freely from the EU to the UK, the longer term relationship between the UK and the EEA in relation to certain aspects of data protection law remains uncertain.

In addition, European data protection laws prohibit the transfer of personal information to countries outside of the European Economic Area (EEA), United Kingdom, and Switzerland, such as the United States, which are not considered by the European Commission to provide an adequate level of data protection. Switzerland has adopted similar restrictions. Although there are legal mechanisms to allow for the transfer of personal information from the EEA, United Kingdom, and Switzerland to the United States and other countries, they are or may become subject to legal challenges that, if successful, could invalidate these mechanisms, restrict our ability to process personal information of Europeans outside of Europe and adversely impact our business. For example, in July 2020, the European Court of Justice invalidated the EU-U.S. Privacy Shield in a decision that also cast doubt on the validity of the Standard Contractual Clauses, the primary alternative to Privacy Shield. The decision has led to uncertainty regarding the mechanisms for data transfers from Europe to the United States. We may need to implement additional safeguards to further enhance the security of data transferred out of the Europe, which could increase our compliance costs, expose us to further regulatory scrutiny and liability, and adversely affect our business. For example, on June 4, 2021, the European Commission adopted new Standard Contractual Clauses, which impose on companies additional obligations relating to data transfers, including the obligation to conduct a transfer impact assessment and, depending on a party’s role in the transfer, to implement additional security measures and to update internal privacy practices. If we elect to rely on the new Standard Contractual Clauses for data transfers, we may be required to incur significant time and resources to update our contractual arrangements and to comply with new obligations. Additionally, other countries (e.g., Australia and Japan) have adopted certain legal requirements for cross-border transfers of personal information. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices.

Some countries also are considering or have passed legislation requiring local storage and processing of data, or similar requirements, which could increase the cost and complexity of our business operations. For example, Brazil recently enacted the General Data Protection Law (Lei Geral de Proteção de Dados Pessoais or LGPD) (Law No. 13,709/2018), which broadly regulates the processing of personal information and imposes compliance obligations and penalties comparable to those of the GDPR. To comply with storage and processing requirements and as supervisory authorities continue to issue further guidance, we may need to implement additional safeguards to further enhance the security of data transferred out of Europe. We could suffer additional costs, complaints, or regulatory investigations or fines, and, if we are otherwise unable to transfer personal information between and among countries and regions in which we operate, it could affect the manner in which we provide our products and services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

We are or may become subject to the terms of external and internal policies, representations, certifications, publications related to privacy, data protection, and data security.

Compliance with domestic and foreign privacy, data protection, and data security laws, regulations, standards, and contractual and other obligations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. The actual or perceived failure to comply with our obligations related to privacy, data protection, and data security could result in government enforcement actions (which could include civil, criminal, and administrative penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be affected adversely.

Our research and development involves the use of hazardous chemicals and materials, including radioactive materials. We maintain quantities of various flammable and toxic chemicals in our facilities in South San Francisco, California that are required for our research and development activities. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous chemicals and materials. We believe our procedures for storing, handling and disposing these materials in our facilities comply with the relevant guidelines of South San Francisco, California. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by applicable regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of animals and biohazardous materials. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Our current operations concentrated in one location, and we or the third parties upon whom we depend may be adversely affected by a wildfire and earthquake or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our current operations are located in our facilities in South San Francisco, California. Any unplanned event, such as flood, wildfire, explosion, earthquake, extreme weather condition, medical epidemic including the COVID-19 pandemic, power shortage, telecommunication failure or other natural or manmade accidents or incidents that result in us being unable to fully utilize our facilities, or the manufacturing facilities of our third-party contract manufacturers, may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions. For example, our operations are concentrated primarily on the west coast of the United States, and any adverse weather event or natural disaster, such as an earthquake, tsunami or wildfire, could have a material adverse effect on a substantial portion of our operations. Loss of access to these facilities may result in increased costs, delays in the development of our therapeutic candidates or interruption of our business operations. Extreme weather conditions or other natural disasters could further disrupt our operations and have a material and adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our research facilities or the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure you that the amounts of insurance will be sufficient to satisfy any damages and losses. If our facilities, or the manufacturing facilities of our third-party contract manufacturers, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our research and development programs may be harmed. Any business interruption could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, we had net operating loss carryforwards for federal and California income tax purposes of $15.2 million and $15.6 million, respectively. The federal net operating losses will not be subject to expiration and the California net operating losses begin to expire in 2038. As of December 31, 2020, we also had available tax credit carryforwards for federal and California income tax purposes of $1.2 million and $0.9 million, respectively. The federal tax credits begin to expire in 2038 and the California tax credits will not be subject to expiration. To the extent that our taxable income exceeds any current year operating losses, we plan to use our carryforwards to offset income that would otherwise be taxable. Under the Tax Cuts and Jobs Act of 2017 (as modified by the Coronavirus Aid Relief and Economic Security Act of 2021), federal net operating losses generated after December 31, 2017 will not be subject to expiration. However, utilization of carryforwards generated in tax years beginning after December 31, 2017 are limited to a maximum of 80% of the taxable income for such year determined without regard to such carryforwards. Also, for state income tax purposes, the extent to which states will conform to the federal laws is uncertain and there may be periods during which the use of NOL carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For example, California imposed limits on the usability of California state NOLs and tax credits in tax years beginning after 2019 and before 2023. In addition, under Section 382 of the Code, changes in our ownership may limit the amount of our net operating loss carryforwards and tax credit carryforwards that could be utilized annually to offset our future taxable income, if any. This limitation would generally apply in the event of a cumulative change in ownership of our company of more than 50% within a three-year period. We have not performed an analysis to determine whether there has been an ownership change pursuant to Section 382. Any such limitation may significantly reduce our ability to utilize our net operating loss carryforwards and tax credit carryforwards before they expire. Private placements and other transactions that have occurred since our inception, as well as our initial public offering, may trigger such an ownership change pursuant to Section 382. Any such limitation, whether as the result of our initial public offering, prior private placements, sales of our common stock by our existing stockholders or additional sales of our common stock by us, could have a material adverse effect on our results of operations in future years.

Risks Related to Intellectual Property

If we are unable to obtain and maintain sufficient intellectual property protection for our therapeutic candidates, or if the scope of the intellectual property protection is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our therapeutics may be adversely affected.

We rely upon a combination of patents, know-how and confidentiality agreements to protect the intellectual property related to our therapeutics and technologies and to prevent third parties from copying and surpassing our achievements, thus eroding our competitive position in our market.

Our success depends in large part on our ability to obtain and maintain patent protection for our therapeutic candidates and their uses, as well as our ability to operate without infringing the proprietary rights of others. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our novel discoveries and technologies that are important to our business. Our pending and future patent applications may not result in patents being issued or that issued patents will afford sufficient protection of our therapeutic candidates or their intended uses against competitors, nor can there be any assurance that the patents issued will not be infringed, designed around, invalidated by third parties, or effectively prevent others from commercializing competitive technologies, products or therapeutic candidates.

Obtaining and enforcing patents is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications or maintain and/or enforce patents that may issue based on our patent applications, at a reasonable cost or in a timely manner, including delays as a result of the COVID-19 pandemic impacting our or our licensors’ operations. It is also possible that we will fail to identify patentable aspects of our research and development results before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach these agreements and disclose such results before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Composition of matter patents for biological and pharmaceutical therapeutic candidates often provide a strong form of intellectual property protection for those types of products, as such patents provide protection without regard to any method of use. We cannot be certain that the claims in our pending patent applications directed to composition of matter of our therapeutic candidates will be considered patentable by the United States Patent and Trademark Office (USPTO) or by patent offices in foreign countries, or that the claims in any of our issued patents will be considered valid and enforceable by courts in the United States or foreign countries. Method of use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to our therapeutics for an indication that is outside the scope of the patented method. Moreover, even if competitors do not actively promote their product for our targeted indications, clinicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute.

The patent position of biopharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation, resulting in court decisions, including Supreme Court decisions, which have increased uncertainties as to the ability to enforce patent rights in the future. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States, or vice versa.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our therapeutic candidates by obtaining and defending patents.

For example, we may not be aware of all third-party intellectual property rights potentially relating to our therapeutic candidates or their intended uses, and as a result the impact of such third-party intellectual property rights upon the patentability of our own patents and patent applications, as well as the impact of such third-party intellectual property upon our freedom to operate, is highly uncertain. Patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, inventorship, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending patent applications may be challenged in patent offices in the United States and abroad. Even issued patents may later be found invalid or unenforceable or may be modified or revoked in proceedings instituted by third parties before various patent offices or in courts. For example, our pending patent applications may be subject to third-party pre-issuance submissions of prior art to the USPTO or our issued patents may be subject to post-grant review (PGR) proceedings, oppositions, derivations, reexaminations, or inter partes review (IPR) proceedings, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. In addition, given the amount of time required for the development, testing and regulatory review of new therapeutic candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. The degree of future protection for our proprietary rights is uncertain. Only limited protection may be available and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Any failure to obtain or maintain patent protection with respect to our therapeutic candidates or their uses could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. We may also rely on trade secret protection as temporary protection for concepts that may be included in a future patent filing. However, trade secret protection will not protect us from innovations that a competitor develops independently of our proprietary know how. If a competitor independently develops a technology that we protect as a trade secret and files a patent application on that technology, then we may not be able to patent that technology in the future, may require a license from the competitor to use our own know-how, and if the license is not available on commercially-viable terms, then we may not be able to launch our therapeutic. Although we require all of our employees to assign their inventions to us, and require all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we will not be able to establish or maintain a competitive advantage in our market, and this scenario could materially adversely affect our business, financial condition and results of operations.

We cannot ensure that patent rights relating to inventions described and claimed in our pending patent applications will issue or that patents based on our patent applications will not be challenged and rendered invalid and/or unenforceable.

The patent application process is subject to numerous risks and uncertainties, and there can be no assurance that we or any of our potential future collaborators will be successful in protecting our therapeutic candidates by obtaining and defending patents. We have pending U.S. and foreign patent applications in our portfolio, and currently we have no issued patents covering our therapeutic programs. We cannot predict:

•	if and when patents may issue based on our patent applications;

•	the scope of protection of any patent issuing based on our patent applications;

•	whether the claims of any patent issuing based on our patent applications will provide protection against competitors;

•	whether or not third parties will find ways to invalidate or circumvent our patent rights;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications;

•	whether we will need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;

•	whether the patent applications that we own will result in issued patents with claims that cover our therapeutic candidates or uses thereof in the United States or in other foreign countries; and

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whether, if the COVID-19 pandemic continues to spread around the globe, we may experience patent office interruption or delays to our ability to timely secure patent coverage to our therapeutic candidates.

We cannot be certain that the claims in our pending patent applications directed to our therapeutic candidates and/or technologies will be considered patentable by the USPTO or by patent offices in foreign countries. There can be no assurance that any such patent applications will issue as granted patents. One aspect of the determination of patentability of our inventions depends on the scope and content of the “prior art,” information that was or is deemed available to a person of skill in the relevant art prior to the priority date of the claimed invention. There may be prior art of which we are not aware that may affect the patentability of our patent claims or, if issued, affect the validity or enforceability of a patent claim. Even if the patents do issue based on our patent applications, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, patents in our portfolio may not adequately exclude third parties from practicing relevant technology or prevent others from designing around our claims. If the breadth or strength of our intellectual property position with respect to our therapeutic candidates is threatened, it could dissuade companies from collaborating with us to develop and threaten our ability to commercialize our therapeutic candidates. In the event of litigation or administrative proceedings, we cannot be certain that the claims in any of our issued patents will be considered valid by courts in the United States or foreign countries.

We may not be able to protect our intellectual property rights throughout the world.

Patents are of national or regional effect, and we currently only have pending patent applications in the United States. Filing, prosecuting and defending patents on all of our research programs and therapeutic candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These competitor products may compete with our therapeutic candidates, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Various companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of many countries do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights.

Various countries outside the United States have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. As a result, a patent owner may have limited remedies in certain circumstances, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Further, the standards applied by the USPTO and foreign patent offices in granting patents are not always applied uniformly or predictably. As such, we do not know the degree of future protection that we will have on our technologies, products and therapeutic candidates. While we will endeavor to try to protect our technologies, products and therapeutic candidates with intellectual property rights such as patents, as appropriate, the process of obtaining patents is time consuming, expensive and unpredictable.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•	others may be able to make therapeutic candidates that are similar to ours but that are not covered by the pending patent applications that we own;

•	we or our licensors or future collaborators might not have been the first to make the inventions covered by the pending patent application that we own or have exclusively licensed;

•	we or our licensors or future collaborators might not have been the first to file patent applications covering certain of our inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

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it is possible that noncompliance with the USPTO and foreign governmental patent agencies requirement for a number of procedural, documentary, fee payment and other provisions during the patent process can result in abandonment or lapse of a patent or patent application, and partial or complete loss of patent rights in the relevant jurisdiction;

•	it is possible that our pending patent applications will not lead to issued patents;

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issued patents, if any arise in the future, that we either own or have exclusively licensed may be revoked, modified, or held invalid or unenforceable, as a result of legal challenges by our competitors;

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our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

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we cannot predict the scope of protection of any patent issuing based on our patent applications, including whether the patent applications that we own or, in the future, in-license will result in issued patents with claims that directed to our therapeutic candidates or uses thereof in the United States or in other foreign countries;

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there may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns;

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countries other than the United States may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop and market competing therapeutic candidates;

•	the claims of any patent issuing based on our patent applications may not provide protection against competitors or any competitive advantages, or may be challenged by third parties;

•	if enforced, a court may not hold that our patents, if they issue in the future, are valid, enforceable and infringed;

•	we may need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;

•	we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such intellectual property;

•	we may fail to adequately protect and police our trademarks and trade secrets; and

•	the patents of others may have an adverse effect on our business, including if others obtain patents claiming subject matter similar to or improving that covered by our patent applications.

Should any of these or similar events occur, they could significantly harm our business, results of operations and prospects.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our therapeutics.

As the biopharmaceutical industry expands and more patents are issued, the risk increases that our therapeutic candidates may be subject to claims of infringement of the patent rights of third parties. There can be no assurance that our operations do not, or will not in the future, infringe existing or future third-party patents. Identification of third-party patent rights that may be relevant to our operations is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our therapeutic candidates in any jurisdiction.

Numerous U.S. and foreign patents and pending patent applications exist in our market that are owned by third parties. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell our therapeutics. We do not always conduct independent reviews of pending patent applications of and patents issued to third parties. Patent applications in the United States and elsewhere are typically published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Certain U.S. applications that will not be filed outside the U.S. can remain confidential until patents issue. In addition, patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived. Furthermore, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our therapeutics or the use of our therapeutics. As such, there may be applications of others now pending or recently revived patents of which we are unaware. These patent applications may later result in issued patents, or the revival of previously abandoned patents, that will prevent, limit or otherwise interfere with our ability to make, use or sell our therapeutics.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect. For example, we may incorrectly determine that our therapeutics are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our therapeutics.

We cannot provide any assurances that third-party patents do not exist which might be enforced against our current technology, including our research programs, therapeutic candidates, their respective methods of use, manufacture and formulations thereof, and could result in either an injunction prohibiting our manufacture or future sales, or, with respect to our future sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant.

We may not be successful in obtaining or maintaining necessary rights to our therapeutic candidates through acquisitions and in-licenses.

Because our development programs may in the future require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license, or use these third-party proprietary rights. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our therapeutic candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of the relevant program or therapeutic candidate, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

While we normally seek to obtain the right to control prosecution, maintenance and enforcement of the patents relating to our therapeutic candidates, there may be times when the filing and prosecution activities for patents and patent applications relating to our therapeutic candidates are controlled by our future licensors or collaboration partners. If any of our future licensors or collaboration partners fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of our business, including by payment of all applicable fees for patents covering our therapeutic candidates, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, our ability to develop and commercialize those therapeutic candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products. In addition, even where we have the right to control patent prosecution of patents and patent applications we have licensed to and from third parties, we may still be adversely affected or prejudiced by actions or inactions of our licensees, our future licensors and their counsel that took place prior to the date upon which we assumed control over patent prosecution.

We may enter into license agreements in the future with others to advance our existing or future research or allow commercialization of our existing or future therapeutic candidates. These licenses may not provide exclusive rights to use such intellectual property and technology in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and therapeutics in the future.

In addition, subject to the terms of any such license agreements, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement, and defense of patents and patent applications covering the technology that we license from third parties. In such an event, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, enforced, and defended in a manner consistent with the best interests of our business. If our future licensors fail to prosecute, maintain, enforce, and defend such patents or patent applications, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our future therapeutic candidates that are subject of such licensed rights could be adversely affected.

Our future licensors may rely on third-party consultants or collaborators or on funds from third parties such that our future licensors are not the sole and exclusive owners of the patents we in-license. If other third parties have ownership rights to our future in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

It is possible that we may be unable to obtain licenses at a reasonable cost or on reasonable terms, if at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to redesign our technology, therapeutic candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected therapeutic candidates, which could harm our business, financial condition, results of operations, and prospects significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our current technology, manufacturing methods, therapeutic candidates, or future methods or products resulting in either an injunction prohibiting our manufacture or future sales, or, with respect to our future sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant.

Disputes may arise between us and our future licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patents and other rights to third parties;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	our right to transfer or assign the license;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our future licensors and us and our partners; and

•	the priority of invention of patented technology.

In addition, the agreements under which we license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we license in the future prevent or impair our ability to maintain our licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected therapeutic candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

In spite of our best efforts, our future licensors might conclude that we materially breached our license agreements and might therefore terminate the license agreements, thereby removing our ability to develop and commercialize therapeutics and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, therapeutics identical to ours. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

From time to time, we may be required to license technologies relating to our therapeutic research programs from additional third parties to further develop or commercialize our therapeutic candidates. Should we be required to obtain licenses to any third-party technology, including any such patents required to manufacture, use or sell our therapeutic candidates, such licenses may not be available to us on commercially reasonable terms, or at all. The inability to obtain any third-party license required to develop or commercialize any of our therapeutic candidates could cause us to abandon any related efforts, which could seriously harm our business and operations.

Any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborations are subject to numerous risks, which may include that:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to collaborations;

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collaborators may not pursue development and commercialization of our therapeutics or may elect not to continue or renew development or commercialization programs based on trial or test results, changes in their strategic focus due to the acquisition of competitive products, availability of funding or other external factors, such as a business combination that diverts resources or creates competing priorities, or the ongoing COVID-19 pandemic;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our therapeutic candidates;

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a collaborator with marketing, manufacturing and distribution rights to one or more products may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities;

•	we could grant exclusive rights to our collaborators that would prevent us from collaborating with others;

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collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

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disputes may arise between us and a collaborator that causes the delay or termination of the research, development or commercialization of our future therapeutic candidates or that results in costly litigation or arbitration that diverts management attention and resources;

•	collaborations may be terminated, and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable future therapeutic candidates;

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collaborators may own or co-own intellectual property covering our therapeutics that results from our collaborating with them, and in such cases, we would not have the exclusive right to develop or commercialize such intellectual property; and

•	a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings.

Our technology licensed from various third parties may be subject to retained rights.

Our future licensors may retain certain rights under the relevant agreements with us, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether our licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.

In addition, the United States federal government retains certain rights in inventions produced with its financial assistance under the Patent and Trademark Law Amendments Act (Bayh-Dole Act). The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself. We sometimes collaborate with academic institutions to accelerate our preclinical research or development. While it is our policy to avoid engaging university partners in projects in which there is a risk that federal funds may be commingled, we cannot be sure that any co-developed intellectual property will be free from government rights pursuant to the Bayh-Dole Act. If, in the future, we co-own or license in technology which is critical to our business that is developed in whole or in part with federal funds subject to the Bayh-Dole Act, our ability to enforce or otherwise exploit patents covering such technology may be adversely affected.

If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our therapeutic candidates.

Our commercial success depends, in part, on our ability to develop, manufacture, market and sell our therapeutic candidates without infringing the intellectual property and other proprietary rights of third parties. Third parties may allege that we have infringed or misappropriated their intellectual property. Litigation or other legal proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time consuming and, even if resolved in our favor, is likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

There is a substantial amount of intellectual property litigation in the biotechnology and pharmaceutical industries, and we may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property rights with respect to our therapeutic candidates. We cannot be certain that our therapeutic candidates and other proprietary technologies we may develop will not infringe existing or future patents owned by third parties. Third parties may assert infringement claims against us based on existing or future intellectual property rights. In the United States, proving invalidity in court requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. If we are found to infringe a third party’s intellectual property rights, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing therapeutic candidate or therapeutic. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing therapeutic candidate or therapeutic. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our investigational products or force us to cease some of our business operations, which could materially harm our business.

We may not be aware of patents that have already been issued and that a third party, for example, a competitor in the fields in which we are developing our therapeutic candidates, might assert are infringed by our future therapeutic candidates, including claims to compositions, formulations, methods of manufacture or methods of use or treatment that cover our therapeutic candidates. It is also possible that patents owned by third parties of which we are aware, but which we do not believe are relevant to our therapeutic candidates and other proprietary technologies we may develop, could be found to be infringed by our therapeutic candidate. In addition, because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our therapeutic candidates may infringe. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell our therapeutic candidates. The pharmaceutical and biotechnology industries have produced a considerable number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that our therapeutic candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity may be difficult. For example, in the United States, proving invalidity in court requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents, and there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on our business and operations. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

We may choose to challenge the enforceability or validity of claims in a third party’s U.S. patent by requesting that the USPTO review the patent claims in an ex-parte re-exam, inter partes review or post-grant review proceedings. These proceedings are expensive and may consume our time or other resources. We may choose to challenge a third party’s patent in patent opposition proceedings in the EPO, or other foreign patent office. The costs of these opposition proceedings could be substantial, and may consume our time or other resources. If we fail to obtain a favorable result at the USPTO, EPO or other patent office then we may be exposed to litigation by a third party alleging that the patent may be infringed by our therapeutic candidates or proprietary technologies.

If we are found to infringe a third-party’s intellectual property rights, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing therapeutic candidate or product. Alternatively, we may be required to obtain a license from such third-party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing therapeutic candidate. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our therapeutic candidates or force us to cease some of our business operations, and could divert the time and attention of our technical personnel and management, cause development delays, and/or require us to develop non-infringing technology, which may not be possible on a cost-effective basis, any of which could materially harm our business. In the event of a successful claim of infringement against us, we may have to pay substantial monetary damages, including treble damages and attorneys’ fees for willful infringement, pay royalties and other fees, redesign our infringing drug or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors or other third parties may infringe our future patents, trademarks or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming and divert the time and attention of our management and scientific personnel. Our pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or insufficient written description. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable. In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention, or decide that the other party’s use of our future patented technology falls under the safe harbor to patent infringement under 35 U.S.C. §271(e)(1). An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock. Moreover, we cannot assure you that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.

Because of the expense and uncertainty of litigation, we may not be in a position to enforce our intellectual property rights against third parties.

Because of the expense and uncertainty of litigation, we may conclude that even if a third-party is infringing any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our stockholders, or it may be otherwise impractical or undesirable to enforce our intellectual property against some third parties. Our competitors or other third parties may be able to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs, in-license needed technology or other therapeutic candidates, or enter into development partnerships that would help us bring our therapeutic candidates to market.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

As is common in the pharmaceutical industry, in addition to our employees, we engage the services of consultants to assist us in the development of our therapeutic candidates. Many of these consultants, and many of our employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other pharmaceutical companies including our competitors or potential competitors. We could in the future be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other confidential information of former employers or competitors. Although we try to ensure that our employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may become subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor.

While we may litigate to defend ourselves against these claims, even if we are successful, litigation could result in substantial costs and could be a distraction to management. If our defenses to these claims fail, in addition to requiring us to pay monetary damages, a court could prohibit us from using technologies or features that are essential to our therapeutic candidates, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. Moreover, any such litigation or the threat thereof may adversely affect our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on our business, results of operations and financial condition. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Changes in patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our therapeutic candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs, and may diminish our ability to protect our inventions, obtain, maintain, and enforce our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our future owned and licensed patents. Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (Leahy-Smith Act), signed into law on September 16, 2011, could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our future issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post- grant proceedings, including post-grant review, inter partes review, and derivation proceedings.

Further, because of a lower evidentiary standard in these USPTO post-grant proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Thus, the

Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our future issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

After March 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third-party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before we file an application covering the same invention, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our therapeutic candidates and other proprietary technologies we may develop or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications. Even where we have a valid and enforceable patent, we may not be able to exclude others from practicing the claimed invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our future issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents and patents that we might obtain in the future. For example, in the 2013 case Assoc. for Molecular Pathology v. Myriad Genetics, Inc., the U.S. Supreme Court held that certain claims to DNA molecules are not patentable. We cannot predict how future decisions by the courts, the U.S. Congress or the USPTO may impact the value of our patents.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuities fees and various other governmental fees on patents and/or patent applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent and/or patent application. The USPTO and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse, including due to the effect of the COVID-19 pandemic on us or our patent maintenance vendors, can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our therapeutic candidates, our competitive position would be adversely affected.

We may rely on trade secret and proprietary know-how which can be difficult to trace and enforce and, if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and therapeutic candidates, we may also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. Elements of our therapeutic candidate, including processes for their identification, preparation and manufacture, may involve proprietary know-how, information, or technology that is not covered by patents, and thus for these aspects we may consider trade secrets and know-how to be our primary intellectual property. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share our facilities or third-party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market. Because we expect to rely on third parties in the development and manufacture of our therapeutic candidates, we must, at times, share trade secrets with them. Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Trade secrets and know-how can be difficult to protect. We require our employees to enter into written employment agreements containing provisions of confidentiality and obligations to assign to us any inventions generated in the course of their employment. We and any third parties with whom we share facilities enter into written agreements that include confidentiality and intellectual property obligations to protect each party’s property, potential trade secrets, proprietary know-how, and information. We further seek to protect our potential trade secrets, proprietary know-how, and information in part, by entering into non-disclosure and confidentiality agreements with parties who are given access to them, such as our corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties. With our consultants, contractors, and outside scientific collaborators, these agreements typically include invention assignment obligations. We cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. We cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time- consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. We may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third-party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third-party, our competitive position would be harmed.

We may become subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our therapeutic candidates or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Our current or future licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as the U.S. government, such that our licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights or other rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Patent terms may be inadequate to protect our competitive position on our therapeutic candidates for an adequate amount of time.

Patent rights are of limited duration. In the United States, if all maintenance fees are paid timely, the natural expiration of a patent is generally 20 years after its first effective filing date. Given the amount of time required for the development, testing and regulatory review of new therapeutic candidates, patents protecting such candidates might expire before or shortly after such therapeutic candidates are commercialized. Even if patents covering our therapeutic candidates are obtained, once the patent life has expired for a product, we may be open to competition from biosimilar or generic products. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing therapeutic candidates similar or identical to ours. Upon issuance in the United States, the term of a patent can be increased by patent term adjustment, which is based on certain delays caused by the USPTO, but this increase can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution. The term of a United States patent may also be shortened if the patent is terminally disclaimed over an earlier-filed patent. A patent term extension (PTE) based on regulatory delay may be available in the United States. However, only a single patent can be extended for each marketing approval, and any patent can be extended only once, for a single product. Moreover, the scope of protection during the period of the PTE does not extend to the full scope of the claim, but instead only to the scope of the product as approved. Laws governing analogous PTEs in foreign jurisdictions vary widely, as do laws governing the ability to obtain multiple patents from a single patent family. Additionally, we may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. If we are unable to obtain PTE or restoration, or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our therapeutic will be shortened and our competitors may obtain approval of competing products following our patent expiration and may take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data to launch their product earlier than might otherwise be the case, and our revenue could be reduced, possibly materially.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our current or future trademarks or trade names may be challenged, infringed, circumvented or declared generic or descriptive or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest.

During trademark registration proceedings, we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected. We may license our trademarks and trade names to third parties, such as distributors. Although these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.

Moreover, any name we have proposed to use with our therapeutic candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of our proposed proprietary product names, it may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Risks Related to Government Regulation

We and/or our collaborators may be unable to obtain, or may be delayed in obtaining, U.S. or foreign regulatory approval and, as a result, unable to commercialize our therapeutic candidates.

Our therapeutic candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, post-approval monitoring, marketing and distribution of drugs. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required to be completed successfully in the United States and in many foreign jurisdictions before a new drug can be marketed. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. It is possible that none of the therapeutic candidates we may develop, either alone or with our collaborators, will obtain the regulatory approvals necessary for us or our existing or future collaborators to begin selling them.

We have no prior experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the MHRA or the FDA. The time required to obtain MHRA or the FDA and other approvals is unpredictable but typically takes many years following the commencement of clinical trials, depending upon the type, complexity and novelty of the therapeutic candidate. The standards that the MHRA, FDA, EMA and their foreign counterparts use when regulating us require judgment and can change, which makes it difficult to predict with certainty their application. Any analysis we perform of data from preclinical and future clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We or our collaborators may also encounter unexpected delays or increased costs due to new government regulations, for example, from future legislation or administrative action, or from changes in MHRA or the FDA policy during the period of product development, clinical trials and MHRA or the FDA regulatory review. It is impossible to predict whether legislative changes will be enacted, or whether MHRA, FDA, EMA or foreign regulations, guidance or interpretations will be changed, or the impact of such changes, if any.

Given that the therapeutic candidates we are developing, either alone or with our current or future collaborators, represent a new therapeutic approach, the MHRA, FDA, EMA and their foreign counterparts may not have established any definitive policies, practices or guidelines in relation to these therapeutic candidates. Moreover, the MHRA or the FDA may respond to any marketing application that we may submit by defining requirements that we do not anticipate. Such responses could delay any future clinical development of our therapeutic candidates. In addition, because there are approved treatments for some of the diseases for which we may seek approval, in order to receive regulatory approval, we may need to demonstrate through clinical trials that the therapeutic candidates we develop to treat these diseases, if any, are not only safe and effective, but safer or more effective than existing products. Furthermore, in recent years, there has been increased public and political pressure on the FDA with respect to the approval process for new drugs and FDA standards, especially regarding product safety.

Any delay or failure in obtaining required approvals could have a material and adverse effect on our ability to generate revenues from the particular therapeutic candidate for which we are seeking approval. Furthermore, any regulatory approval to market a product may be subject to limitations on the approved uses for which we may market the product or on the labeling or other restrictions.

We are also subject to or may in the future become subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with the FDA approval process described above, as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval. FDA approval does not ensure approval by regulatory authorities outside the United States and vice versa. Any delay or failure to obtain U.S. or foreign regulatory approval for a therapeutic candidate could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Even if we receive regulatory approval for any of our therapeutic candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our therapeutic candidates, if approved, could be subject to labeling and other restrictions and market withdrawal. We may also be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our therapeutics.

Any regulatory approvals that we or our existing or future collaborators obtain for our therapeutic candidates may also be subject to limitations on the approved indicated uses for which a therapeutic may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing and surveillance to monitor the safety and efficacy of the therapeutic candidate.

In addition, if the MHRA, FDA, EMA or a comparable foreign regulatory authority approves any of our therapeutic candidates, the manufacturing processes, labeling, packaging, distribution, post-approval monitoring and adverse event reporting, storage, import, export, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. The FDA has significant post-market authority, including the authority to require labeling changes based on new safety information and to require post-market studies or clinical trials to evaluate safety risks related to the use of a product or to require withdrawal of the product from the market. The FDA also has the authority to require a REMS plan after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug. The manufacturing facilities we use to make a future product, if any, will also be subject to periodic review and inspection by the FDA and other regulatory agencies, including for continued compliance with cGMP requirements. The discovery of any new or previously unknown problems with our third-party manufacturers, manufacturing processes or facilities may result in restrictions on the product, manufacturer or facility, including withdrawal of the product from the market. As we expect to rely on third-party manufacturers, we will not have control over compliance with applicable rules and regulations by such manufacturers. Any product promotion and advertising will also be subject to regulatory requirements and continuing regulatory review. The FDA imposes stringent restrictions on manufacturers’ communications regarding use of their products. Although clinicians may prescribe products for off-label uses as the FDA and other regulatory agencies do not regulate a physician’s choice of drug treatment made in the physician’s independent medical judgment, they do restrict promotional communications from companies or their sales force with respect to off-label uses of products. In addition, as we do not intend to conduct head-to-head comparative clinical trials for our therapeutic candidates, we will be unable to make comparative claims regarding any other products in the promotional materials for our therapeutic candidates. If we promote our therapeutic candidates in a manner inconsistent with FDA-approved labeling or otherwise not in compliance with FDA regulations, we may be subject to enforcement action. If we or our existing or future collaborators, manufacturers or service providers fail to comply with applicable continuing regulatory requirements in the United States or foreign jurisdictions in which we seek to market our therapeutics, we or they may be subject to, among other things, fines, warning or untitled letters, holds on clinical trials, delay of approval or refusal by the FDA or similar foreign regulatory bodies to approve pending applications or supplements to approved applications, suspension or withdrawal of regulatory approval, product recalls and seizures, administrative detention of products, refusal to permit the import or export of products, operating restrictions, injunction, civil penalties and criminal prosecution.

Subsequent discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	fines, warning or untitled letters or holds on clinical trials;

•	refusal by the MHRA or the FDA to approve pending applications or supplements to approved applications filed by us or our strategic partners;

•	suspension or revocation of product license approvals;

•	product seizure or detention or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our therapeutic candidates. For example, in December 2016, the 21st Century Cures Act, or Cures Act, was signed into law. The Cures Act, among other things, is intended to modernize the regulation of drugs and biologics and to spur innovation. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.

We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United Kingdom, United States or abroad. Changes in FDA staffing could result in delays in the FDA’s responsiveness or in its ability to review submissions or applications, issue regulations or guidance, or implement or enforce regulatory requirements in a timely fashion or at all. Similar consequences would also result in the event of another significant shutdown of the federal government such as the one that occurred from December 22, 2018 through January 25, 2019.

We may face difficulties from healthcare legislative reform measures.

Existing regulatory policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our therapeutic candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act, or together, the ACA, was enacted, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, (i) subjected therapeutic biologics to potential competition by lower-cost biosimilars by creating a licensure framework for follow-on biologic products, (ii) prescribed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and therapeutic biologics that are inhaled, infused, instilled, implanted or injected, (iii) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, (iv) established annual fees and taxes on manufacturers of certain branded prescription drugs and therapeutic biologics apportioned among these entities according to their market share in certain government healthcare programs, (v) established a Medicare Part D coverage gap discount program, in which manufacturers must agree to offer point-of-sale discounts (now 70%) off negotiated prices of applicable brand drugs and therapeutic biologics to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs and therapeutic biologics to be covered under Medicare Part D, (vi) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability, (vii) expanded the entities eligible for discounts under the Public Health program, (viii) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research and (ix) established a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services, or CMS, to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

There have been executive, legislative and judicial efforts to modify, repeal, or otherwise invalidate all, or certain aspects of, the ACA. By way of example, the Tax Cuts and Jobs Act of 2017, or the Tax Reform Act, was enacted, effective January 1, 2019, and included, among other things, a provision repealing the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the ACA will remain in effect in its current form. Further, prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and will remain open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is uncertain how any such challenges and the healthcare measures of the Biden administration will impact the ACA and our business.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted to reduce healthcare expenditures. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which began in 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic, unless additional Congressional action is taken. Moreover, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. While the MMA only applies to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

Recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders, and policy initiatives. For example, on July 24, 2020 and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing and importation. As a result, the FDA also released a final rule in September 2020, effective November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, in November 2020, the U.S. Department of Health and Human Services, or HHS, finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The implementation of the rule has been delayed by the Biden administration from January 1, 2022 to January 1, 2023 in response to ongoing litigation. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers, the implementation of which have also been delayed by the Biden administration until January 1, 2023. The CMS also issued an interim final rule that establishes a Most Favored Nation, or MFN, Model for Medicare Part B drug payments. This regulation would substantially change the reimbursement landscape as it bases Medicare Part B payment for 50 selected drugs on prices in foreign countries instead of average sales prices (ASP) and establishes a fixed add-on payment in place of the current 6 percent (4.3 percent after sequestration) of ASP. The MFN drug payment amount is expected to be lower than the current ASP-based limit because U.S. drug prices are generally the highest in the world. On December 28, 2020, the U.S. District Court in Northern California issued a nationwide preliminary injunction against implementation of the interim final rule. On January 13, 2021, in a separate lawsuit brought by industry groups in the U.S. District Court for the District of Maryland, the government defendants entered a joint motion to stay litigation on the condition that the government would not appeal the preliminary injunction granted in the U.S. District Court for the Northern District of California and that performance for any final regulation stemming from the MFN Model interim final rule shall not commence earlier than sixty (60) days after publication of that regulation in the Federal Register. In December 2020, CMS issued a final rule implementing significant manufacturer price reporting changes under the Medicaid Drug Rebate Program, including regulations that affect manufacturer-sponsored patient assistance programs subject to pharmacy benefit manager accumulator programs and Best Price reporting related to certain value-based purchasing arrangements. On May 21, 2021, an industry group sued CMS, claiming that the change to the Best Price rule exceeds CMS’s statutory authority and is contrary to the Medicaid Rebate statute. This litigation is ongoing. It is unclear to what extent these new regulations will be implemented and to what extent these regulations or any future legislation or regulations by the Biden administration will have on our business, including our ability to generate revenue and achieve profitability.

At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that additional state and federal healthcare reform measures will be adopted in the future, particularly in light of the new presidential administration. Such reform measures may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our therapeutics.

Our operations and relationships with healthcare providers, healthcare organizations, customers and third-party payors will be subject to applicable anti-bribery, anti-kickback, fraud and abuse, transparency and other healthcare and privacy laws and regulations, which could expose us to, among other things, enforcement actions, criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

Our future arrangements with healthcare providers, healthcare organizations, third-party payors and customers expose us to broadly applicable anti-bribery, fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we research, market, sell and distribute our therapeutic candidates. In addition, we may be subject to patient data privacy and security regulation by the U.S. federal government and the states and the foreign governments in which we conduct our business. Restrictions under applicable federal and state anti-bribery and healthcare laws and regulations, include the following:

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the federal Anti-Kickback Statute, which prohibits, among other things, individuals and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal and state healthcare program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal criminal and civil false claims laws, including the federal False Claims Act, which can be enforced through civil whistleblower or qui tam actions against individuals or entities, and the Federal Civil Monetary Penalties Laws, which prohibit, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. Moreover, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

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HIPAA, which imposes criminal and civil liability, prohibits, among other things, knowingly and willfully executing, or attempting to execute a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by HITECH, and their respective implementing regulations, including the Final Omnibus Rule published on January 25, 2013, which impose obligations on certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their business associates that perform certain services involving the storage, use or disclosure of individually identifiable health information for or on behalf of a covered entity and their covered subcontractors, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

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the federal legislation commonly referred to as the Physician Payments Sunshine Act, enacted as part of the ACA, and its implementing regulations, which requires certain manufacturers of covered drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program, with certain exceptions, to report annually to CMS information on certain payments and other transfers of value to clinicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the clinicians described above and their immediate family members. Beginning calendar year 2021, manufacturers must collect information regarding payments and other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists, and certified nurse-midwives for reporting in 2022. The reported data is made available in searchable form on a public website on an annual basis. Failure to submit required information may result in civil monetary penalties;

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state privacy laws and regulations, such as those of California, Massachusetts and Virginia, that impose restrictive requirements regulating the use and disclosure of personal information, including health information. These laws may differ significantly from one another and often to not apply to health information that is subject to HIPAA. For example, in June 2018, California enacted the CCPA (which went into effect on January 1, 2020) and gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used, and provides for civil penalties for violations, as well as a private right of action for data breaches;

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foreign privacy, data protection, and data security laws and regulations, such as the GDPR, which imposes comprehensive obligations on covered businesses to, among other things, make contractual privacy, data protection and data security commitments, cooperate with European data protection authorities, implement security measures, give data breach notifications, and keep records of personal information processing activities;

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the U.S. Foreign Corrupt Practices Act of 1977, as amended, which prohibits, among other things, U.S. companies and their employees and agents from authorizing, promising, offering, or providing, directly or indirectly, corrupt or improper payments or anything else of value to foreign government officials, employees of public international organizations and foreign government owned or affiliated entities, candidates for foreign political office, and foreign political parties or officials thereof;

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; and

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certain state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to clinicians and other healthcare providers or marketing expenditures and drug pricing information, and state and local laws that require the registration of pharmaceutical sales representatives,

If we or our current or future collaborators, manufacturers or service providers fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our therapeutics successfully and could harm our reputation and lead to reduced acceptance of our therapeutics by the market. These enforcement actions include, among others:

•	exclusion from participation in government-funded healthcare programs; and

•	exclusion from eligibility for the award of government contracts for our therapeutics.

Efforts to ensure that our current and future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any such requirements, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of our operations, loss of eligibility to obtain approvals from the FDA, exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, integrity oversight and reporting obligations, or reputational harm, any of which could adversely affect our financial results. These risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.

Even if we are able to commercialize any therapeutic candidate, such therapeutic candidate may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies, which would harm our business.

The regulations that govern regulatory approvals, pricing and reimbursement for new drugs vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing approval is granted. In some foreign markets, prescription biopharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain regulatory approval for a therapeutic in a particular country, but then be subject to price regulations that delay our commercial launch of the therapeutic, possibly for lengthy time periods and negatively impact the revenues we are able to generate from the sale of the therapeutic in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more therapeutic candidates, even if our therapeutic candidates obtain regulatory approval.

Our ability to commercialize any therapeutics successfully also will depend in part on the extent to which coverage and adequate reimbursement for these therapeutics and related treatments will be available from third-party payors including government authorities, such as Medicare and Medicaid, private health insurers and other organizations. Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Coverage and adequate reimbursement from third-party payors are critical to new therapeutic acceptance. Even if we succeed in bringing one or more therapeutics to the market, these therapeutics may not be considered cost-effective, and the amount reimbursed for any therapeutics may be insufficient to allow us to sell our therapeutics on a competitive basis. Because our programs are in the early stages of development, we are unable at this time to determine their cost effectiveness or the likely level or method of coverage and reimbursement. Increasingly, the third-party payors who reimburse patients or healthcare providers, such as government and private insurance plans, are requiring that drug companies provide them with predetermined discounts from list prices, and are seeking to reduce the prices charged or the amounts reimbursed for biopharmaceutical products. If the price we are able to charge for any therapeutics we develop, or the coverage and reimbursement provided for such therapeutics, is inadequate in light of our development and other costs, our return on investment could be affected adversely.

There may be significant delays in obtaining reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the MHRA, FDA, EMA or similar foreign regulatory authorities. Moreover, eligibility for reimbursement does not imply that any drug or therapeutic biologic will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution.

Interim reimbursement levels for new drugs, if applicable, may also be insufficient to cover our costs and may not be made permanent. Reimbursement rates may be based on payments allowed for lower cost drugs that are already reimbursed, may be incorporated into existing payments for other services and may reflect budgetary constraints or imperfections in Medicare data. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. As a result, obtaining coverage and reimbursement approval of a therapeutic from a third-party payor is a time consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost effectiveness data for the use of our therapeutics on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. There is significant uncertainty related to the insurance coverage and reimbursement of newly approved therapeutics. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for new drugs that we develop and for which we obtain regulatory approval could have a material and adverse effect on our business, financial condition, results of operations and prospects.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA) the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to or from recipients in the public or private sector. We may engage third parties to sell our therapeutics sell our therapeutics outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Governments outside the United States tend to impose strict price controls, which may adversely affect our revenue, if any.

In some countries, particularly member states of the European Union (EU) the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after receipt of marketing approval for a therapeutic. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. To obtain coverage and reimbursement or pricing approvals in some countries, we or current or future collaborators may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of our therapeutic candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of any therapeutic candidate approved for marketing is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business, financial condition, results of operations or prospects could be materially and adversely affected. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations, including those related to the pricing of prescription pharmaceuticals, as the United Kingdom determines which EU laws to replicate or replace. If the United Kingdom were to significantly alter its regulations affecting the pricing of prescription pharmaceuticals, we could face significant new costs.

Risks Related to this Offering and Ownership of Our Common Stock

An active and liquid trading market for our common stock may not develop and you may not be able to resell your shares of common stock at or above the public offering price.

Prior to this offering, no market for shares of our common stock existed and an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our common stock was determined through negotiations with the underwriters and the negotiated price may not be indicative of the market price of our common stock after this offering. The market value of our common stock may decrease from the initial public offering price. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Furthermore, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic collaborations or acquire companies or products by using our shares of common stock as consideration.

Our quarterly and annual operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expense related to the ongoing development of IL-17 program, our lead therapeutic candidate or future development programs;

•	results of preclinical and future clinical trials, or the addition or termination of future clinical trials or funding support by us, or existing or future collaborators or licensing partners;

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our execution of any additional collaboration, licensing or similar arrangements, and the timing of payments we may make or receive under existing or future arrangements or the termination or modification of any such existing or future arrangements;

•	any intellectual property infringement lawsuit or opposition, interference or cancellation proceeding in which we may become involved;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	if any of our therapeutic candidates receives regulatory approval, the terms of such approval and market acceptance and demand for such therapeutic candidates;

•	the continuing effect of the COVID-19 pandemic on our business and operations;

•	regulatory developments affecting our therapeutic candidates or those of our competitors; and

•	changes in general market and economic conditions.

If our quarterly or annual operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our common stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

The market price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control, including without limitation as a result of the COVID-19 pandemic. As a result of this volatility, investors may not be able to sell their common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including the other risks described in this section of the prospectus entitled “Risk Factors” and the following:

•	results of preclinical studies and future clinical trials of our therapeutic candidates, or those of our competitors or our existing or future collaborators;

•	regulatory or legal developments in the United States, the United Kingdom and/or other countries, especially changes in laws or regulations applicable to our therapeutic candidates;

•	the success of competitive products or technologies;

•	introductions and announcements of new therapeutics by us, our future commercialization partners, or our competitors, and the timing of these introductions or announcements;

•	actions taken by regulatory agencies with respect to our therapeutics, clinical studies, manufacturing process or sales and marketing terms;

•	actual or anticipated variations in our financial results or those of companies that are perceived to be similar to us;

•	the success of our efforts to acquire or in-license additional technologies or therapeutic candidates;

•	developments concerning any future collaborations, including but not limited to those with development and commercialization partners;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures or capital commitments;

•	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our therapeutic candidates;

•	our ability or inability to raise additional capital and the terms on which we raise it;

•	the recruitment or departure of key personnel;

•	changes in the structure of healthcare payment systems;

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actual or anticipated changes in earnings estimates, development timelines or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	announcement and expectation of additional financing efforts;

•	speculation in the press or investment community;

•	share price and fluctuations of trading volume of our common stock;

•	sales of our common stock by us, insiders or our stockholders;

•	the concentrated ownership of our common stock;

•	expiration of market stand-off or lock-up agreements;

•	changes in accounting principles;

•	actions instituted by activist shareholders or others.

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters and other calamities, including global pandemics such as COVID-19; and

•	general economic, industry and market conditions.

In addition, the stock market in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme price and volume fluctuations that have been often unrelated or disproportionate to the operating performance of the issuer. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of our common stock.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for biopharmaceutical companies, which have experienced significant stock price volatility in recent years. Additionally, market volatility arising from the COVID-19 pandemic may lead to increased shareholder activism if we experience a market valuation that they believe are not reflective of our stock’s intrinsic value. Activist campaigns that contest or conflict with our strategic direction or seek changes in the composition of our board of directors could have an adverse effect on our operating results and financial condition.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will suffer immediate and substantial dilution with respect to the common stock you purchase in this offering if you purchase common stock in this offering at the initial public offering price of $16.00 per share. If you purchase common stock in this offering, assuming an initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and that the underwriters do not exercise their option to purchase additional common stock in this offering, you will incur immediate and substantial dilution of $8.12 per share, representing the difference between the initial public offering price of $16.00 per share and our pro forma net tangible book value per share as of June 30, 2021 after giving effect to this offering, the Conversion and the conversion of all outstanding shares of our convertible preferred stock to common stock upon the completion of this offering.

In addition, on the date of this prospectus, we intend to grant options to purchase 1,417,226 shares of our common stock with an exercise price equal to the initial public offering price. To the extent stock options are exercised, you will incur further dilution.

For a further description of the dilution you will experience immediately after this offering, see the section titled “Dilution.”

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Based on shares outstanding as of June 30, 2021, upon completion of this offering and after giving effect to the Conversion, our July 2021 issuance of additional shares of Series C convertible preferred stock and our August 2021 issuance of Series C-1 convertible preferred stock, we will have outstanding a total of 34,316,692 shares of common stock. Of these shares, only 10,000,000 shares of common stock sold in this offering, or 11,500,000 shares if the underwriters exercise their option to purchase additional shares in full, will be freely tradable, without restriction, in the public market immediately after this offering. Each of our officers, directors and holders of substantially all of our outstanding equity securities have entered into lock-up agreements with the underwriters that restrict their ability to sell or transfer their shares. The lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus. However, BofA Securities, Inc., SVB Leerink LLC and Evercore Group L.L.C. may, in their sole discretion, permit our officers, directors and other current stockholders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements expire, based on shares outstanding as of June 30, 2021, the shares of common stock subject to these lock-up agreements will be eligible for sale in the public market, unless held by our officers, directors and their affiliated entities, in which case such shares will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. In addition, upon the Conversion to be effected on the date of this prospectus, an aggregate of 2,311,458 shares of our common stock will be issued upon conversion of outstanding profit interest units, of which 1,107,137 are expected to convert to shares of restricted stock which will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act.

After this offering, the holders of an aggregate of 19,756,551 shares of our outstanding common stock as of June 30, 2021 and after giving effect to our July 2021 issuance of additional shares of Series C convertible preferred stock and our August 2021 issuance of Series C-1 convertible preferred stock, will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders. We also intend to register shares of common stock that we may issue under our equity incentive plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to the 180-day lock-up period under the lock-up agreements described above and in the section titled “Underwriting.”

We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of our outstanding warrant or options, or the perception that such sales may occur, could adversely affect the market price of our common stock.

We also expect that significant additional capital may be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. To the extent that additional capital is raised through the sale and issuance of shares or other securities convertible into shares, our stockholders will be diluted. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Our principal stockholders and management own a significant percentage of our stock and will be able to control matters subject to stockholder approval.

Based on the beneficial ownership of our common stock as of August 23, 2021, prior to this offering, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 40.8% of our voting stock and, upon the completion of this offering, that same group will hold approximately 29.5% of our outstanding voting stock (assuming no exercise of the underwriters’ option to purchase additional shares, no exercise of our outstanding warrants or options and no purchases of shares in this offering by any of this group), in each case assuming the conversion of all outstanding shares of our convertible preferred stock into shares of our common stock. The interests of these stockholders may not be the same as or may even conflict with your interests. For example, these stockholders could delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We are an “emerging growth company” and a “smaller reporting company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies or smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (Sarbanes-Oxley Act), (ii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iii) exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not approved previously. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus.

We could be an emerging growth company for up to five years following the completion of this offering, although circumstances could cause us to lose that status earlier, including if we are deemed to be a “large accelerated filer,” which occurs when the market value of our common stock that is held by non-affiliates equals or exceeds $700.0 million as of the prior June 30, or if we have total annual gross revenue of $1.07 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case we would no longer be an emerging growth company immediately.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an “emerging growth company” or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act, upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Anti-takeover provisions in our charter documents and under Delaware law could prevent or delay an acquisition of us, which may be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Our restated certificate of incorporation and our restated bylaws that will be in effect upon completion of this offering contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

•	establish a classified board of directors so that not all members of our board are elected at one time;

•	permit only the board of directors to establish the number of directors and fill vacancies on the board;

•	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

•	require super-majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

•	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	prohibit cumulative voting; and

•	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law (DGCL) may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

The exclusive forum provision in our restated certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or employees, or the underwriters of any offering giving rise to such claim, which may discourage lawsuits with respect to such claims.

Our restated certificate of incorporation that will be in effect upon completion of this offering, to the fullest extent permitted by law, will provide that the Court of Chancery of the State of Delaware is the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation, or our restated bylaws; or any action asserting a claim that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (Exchange Act). It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, or the underwriters of any offering giving rise to such claims, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our restated bylaws will provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (Federal Forum Provision), including for all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While federal or state courts may not follow the holding of the Delaware Supreme Court or may determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court, and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholders’ ability to bring a claim, and may result in increased costs for a stockholder to bring such a claim, in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, or the underwriters of any offering giving rise to such claim, which may discourage lawsuits against us and our directors, officers, and other employees, and the underwriters of this offering.

Because we do not anticipate paying any dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development, operation and expansion of our business and do not anticipate declaring or paying any dividends for the foreseeable future. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

General Risk Factors

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over the industry or securities analysts, or the content and opinions included in their reports. If currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock could be impacted negatively. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our preclinical studies and clinical trials and operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of such analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause a decline in our stock price or trading volume.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq Global Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. The increased costs may require us to reduce costs in other areas of our business or increase the prices of our services. Moreover, these rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

If we fail to maintain proper and effective internal controls over financial reporting our ability to produce accurate and timely financial statements could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with annual report for our fiscal year ending December 31, 2022. When we lose our status as an “emerging growth company” and become an “accelerated filer” or a “large accelerated filer,” our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. This process will be time-consuming, costly and complicated.

Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations, or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the Nasdaq Global Market, the SEC, or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make any related party transaction disclosures. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected. In addition, we do not have a formal risk management program for identifying and addressing risks to our business in other areas.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile. The stock market in general, and Nasdaq and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

CONVERSION

We currently operate as a limited liability company organized under the laws of the State of Delaware named DiCE Molecules Holdings, LLC, or DiCE LLC. We currently have two subsidiaries, each of which is incorporated under the laws of the state of Delaware: DiCE Molecules SV, Inc. and DiCE Alpha, Inc. Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will engage in the following transactions, which we refer to collectively as the Conversion:

•	we will convert from a Delaware limited liability company to a Delaware corporation by filing a certificate of conversion with the Secretary of State of the State of Delaware; and

•	we will change our name to DICE Therapeutics, Inc.

As part of the Conversion:

•

holders of Series A-1 convertible preferred stock of DiCE LLC will receive one share of Series A-1 convertible preferred stock of DICE Therapeutics, Inc. for each share of Series A-1 convertible preferred stock held immediately prior to the Conversion;

•

holders of Series A-2 convertible preferred stock of DiCE LLC will receive one share of Series A-2 convertible preferred stock of DICE Therapeutics, Inc. for each share of Series A-2 convertible preferred stock held immediately prior to the Conversion;

•

holders of Series B convertible preferred stock of DiCE LLC will receive one share of Series B convertible preferred stock of DICE Therapeutics, Inc. for each share of Series B convertible preferred stock held immediately prior to the Conversion;

•

holders of Series C convertible preferred stock of DiCE LLC will receive one share of Series C convertible preferred stock of DICE Therapeutics, Inc. for each share of Series C convertible preferred stock held immediately prior to the Conversion;

•

holders of Series C-1 convertible preferred stock of DiCE LLC will receive one share of Series C-1 convertible preferred stock of DICE Therapeutics, Inc. for each share of Series C-1 convertible preferred stock held immediately prior to the Conversion;

•	holders of common units of DiCE LLC will receive one share of common stock of DICE Therapeutics, Inc. for each common unit held immediately prior to the Conversion; and

•

each outstanding profit interest unit in DiCE LLC, all of which were intended to constitute profits interests for U.S. federal income tax purposes, will convert into a number of shares of common stock of DICE Therapeutics, Inc. based upon a conversion price determined by our board of directors. Certain of the shares of common stock issued in respect of profit interest units will continue to be subject to vesting in accordance with the vesting schedule applicable to such profit interest units.

The number of shares of common stock that holders of profit interest units will receive in the Conversion will be based on the fair value per common unit as determined by our board of directors immediately prior to the Conversion. In this prospectus, we have assumed a fair value of $16.00 per share, which is the midpoint of the price range per share set forth on the cover page of this prospectus. Based on this assumed fair value of $16.00 per share, the profit interest units outstanding as of the date of the Conversion will convert into an aggregate of 2,311,458 shares of our common stock including 1,107,137 shares of restricted common stock. However, the number of shares of common stock to be issued upon conversion of the profit interest units will be affected if the initial public offering price per share of common stock in this offering differs from the midpoint of the price range set forth on the cover page of this prospectus. At a fair value of $17.00 per share, which is the high end of the price range per share set forth on the cover page of this prospectus, the profit interest units would convert into an aggregate of 2,361,520 shares of our common stock. At a fair value of $15.00 per share, which is the low end of the price range set forth on the cover page of this prospectus, the profit interest units would convert into an aggregate of 2,254,720 shares of our common stock.

In connection with the Conversion, DICE Therapeutics, Inc. will continue to hold all property and assets of DiCE LLC and will assume all of the debts and obligations of DiCE LLC. After effecting the Conversion, we will be governed by a certificate of incorporation to be filed with the Delaware Secretary of State and our bylaws. Following the Conversion, we will consummate this offering. Upon the closing of this offering, 19,756,551 shares of convertible preferred stock issued in the Conversion will convert into 19,756,551 shares of our common stock.

In this prospectus, except as otherwise indicated or the context otherwise requires, all information is presented giving effect to the Conversion. The consolidated financial statements and other financial information included in this prospectus are those of DiCE LLC and its subsidiaries and do not give effect to the Conversion.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements about us and our industry. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus include, among other things, statements about:

•	our ability to obtain funding for our operations, including funding necessary to complete the development and commercialization of our therapeutic candidates;

•	the timing of and our ability to obtain and maintain regulatory approvals for our therapeutic candidates;

•	future agreements with third parties in connection with the commercialization of our therapeutic candidates;

•	the success, cost and timing of our therapeutic candidate development activities and planned clinical trials;

•

our expectations regarding the impact of the COVID-19 pandemic and its potentially material adverse impact on our business, the macroeconomy, and the execution of our preclinical studies and clinical trials;

•	the rate and degree of market acceptance and clinical utility of our therapeutic candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	the success of competing therapies that are or may become available;

•	our ability to attract and retain key management and technical personnel;

•	our expectations regarding our ability to obtain, maintain and enforce intellectual property protection for our therapeutic candidates;

•	our use of our existing cash, cash equivalents, and marketable securities, and the net proceeds from this offering; and

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

MARKET AND INDUSTRY DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to our industry and the markets in which we operate, including our general expectations and market position, market opportunity, the incidence of certain medical conditions and other industry data. In some cases, we do not expressly refer to the sources from which this data is derived. These data, to the extent they contain estimates or projections, involve a number of assumptions and limitations. For more information, see the section titled “Risk Factors.”

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $144.9 million from the sale of 10,000,000 shares of common stock in this offering, or approximately $167.2 million if the underwriters exercise in full their option to purchase 1,500,000 additional shares, assuming an initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this offering by $9.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. Similarly, each increase or decrease of 1.0 million shares in the number of shares of common stock offered by us would increase or decrease, as applicable, the net proceeds that we receive from this offering by $14.9 million, assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions.

We currently intend to use the net proceeds we receive from this offering as follows:

•	approximately $90.0 million to advance the continued development of S011806, our lead therapeutic candidate, and additional programs within our IL-17 franchise;

•	approximately $20.0 million to advance the development of our a4 and aV integrin antagonists; and

•	the remainder for our other research and development activities, as well as for working capital and other general corporate purposes.

Based on our planned use of the net proceeds, we estimate such funds, together with our existing cash, cash equivalents, and marketable securities, will be sufficient for us to fund our operating expenses and capital expenditure requirements through the end of 2023. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect.

The expected use of the net proceeds from the offering represents our intentions based upon our current plans and business conditions. In particular, we expect such funds, together with our existing cash, cash equivalents and marketable securities, to enable us: (i) to provide data from our Phase 1 clinical trial of our lead IL-17 therapeutic candidate, S011806, in 2022; (ii) within our IL-17 franchise, to nominate therapeutic candidates from our Novel Scaffold Program #1 and Novel Scaffold Program #2 in the second half of 2021 and in 2022, respectively; (iii) to provide data from a Phase 1 clinical trial of the fast-follower Novel Scaffold Program #1 therapeutic candidate in 2023; and (iv) to nominate therapeutic candidates for our oral integrin programs by the end of 2022, in the case of a4ß7, and by the end of 2023, in the case of aVßX. The net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, will not be sufficient for us to fund S011806 or other future therapeutic candidates through regulatory approval, and we will need to raise substantial additional capital to complete the development and commercialization of our therapeutic candidates.

The amounts we actually expend in these areas, and the timing thereof, may vary significantly from our current intentions and will depend on a number of factors, including the success of research and product development efforts, cash generated from future operations and actual expenses to operate our business. We may use a portion of the net proceeds for further acquisitions of, or investment in, businesses that complement our business, although we have no present commitments or agreements.

The amounts and timing of our clinical expenditures and the extent of clinical development may vary significantly depending on numerous factors, including the status, results and timing of our current clinical trials, and the preclinical studies and clinical trials which we may commence in the future, the product approval process with the FDA and other regulatory agencies, any new collaborations we may enter into with third parties, any unforeseen cash needs and other factors described under the section titled “Risk Factors” in this prospectus. As a result, we cannot predict with any certainty all of the particular uses for the net proceeds or the amounts that we will actually spend on the uses set forth above. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Pending the uses described above, we intend to invest the net proceeds from this offering in short term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Our ability to pay dividends are restricted by the terms of our SVB Loan and Security Agreement (as described further in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Other Commitments—SVB Loan and Security Agreement”), and may be restricted by any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities, and capitalization as of June 30, 2021 on:

•	an actual basis;

•

a pro forma basis, giving effect to (i) the Conversion, (ii) the automatic conversion of all outstanding shares of our convertible preferred stock issued in the Conversion into an aggregate of 12,690,516 shares of our common stock immediately prior to the completion of this offering, (iii) the issuance of 2,619,985 additional shares of our Series C convertible preferred stock for net proceeds of approximately $26.0 million in July 2021, and the subsequent conversion of such shares into an equal number of shares of common stock, (iv) the issuance of 4,446,050 shares of our Series C-1 convertible preferred stock for net proceeds of approximately $59.7 million in August 2021, and the subsequent conversion of such shares into an equal number of shares of common stock immediately prior to the completion of this offering, and (v) the filing and effectiveness of our restated certificate of incorporation upon the completion of this offering; and

•

a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments described above and (ii) the sale of 10,000,000 shares of common stock in this offering, at the assumed initial public offering price of $16.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering as determined at pricing.

You should read this table together with the sections titled “Conversion” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, included elsewhere in this prospectus.

	As of June 30, 2021
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited)
	(in thousands, except share and per share data)
Cash, cash equivalents and marketable securities	$42,463	$128,167	$274,365

Long-term debt	$2,339	$2,339	$2,339
Warrant liability	598	238	238
Convertible preferred stock, no par value: 61,498,146 shares authorized, 12,690,516 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	107,374	—	—
Members’ and stockholders’ equity (deficit):
Common units, no par value: 89,000,000 shares authorized and 2,248,683 shares issued and outstanding, actual; no shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Preferred stock, $0.0001 par value: no shares authorized, issued or outstanding, actual and pro forma; 10,000,000 shares authorized and no shares issued or outstanding, pro forma as adjusted	—	—	—
Common stock, $0.0001 par value: no shares issued and outstanding, actual; 500,000,000 shares authorized, 24,316,692 shares issued and outstanding, pro forma; 500,000,000 shares authorized, 34,316,692 shares issued and outstanding, pro forma as adjusted	—	—	3
Additional paid-in capital	2,286	195,724	340,621
Accumulated deficit	(70,177)	(70,177)	(70,177)

Total members’ and stockholders’ (deficit) equity	(67,891)	125,547	270,447

Total capitalization	$42,420	$128,124	$273,024

(1)

The pro forma as adjusted information is illustrative only and will change based on the actual initial public offering price and other terms of this offering as determined at pricing. Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, each of our pro forma as adjusted cash, cash equivalents and marketable securities, additional paid-in capital, total members’ and stockholders’ (deficit) equity and total capitalization by $9.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. Similarly, each increase or decrease of 1.0 million shares in the number of shares of common stock offered by us would increase or decrease, as applicable, each of our pro forma as adjusted cash, cash equivalents and marketable securities, additional paid-in capital, total members’ and stockholders’ (deficit) equity and total capitalization by $14.9 million, assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions.

The table above excludes:

•	64,002 shares of Series B convertible preferred stock issuable upon the exercise of a warrant outstanding as of June 30, 2021, with an exercise price of $8.64 per share;

•	38,058 shares of common stock issuable upon the exercise of a common stock warrant issued after June 30, 2021, with an exercise price of $4.72 per share; and

•

6,614,394 shares of common stock reserved for future issuance as of June 30, 2021 under our stock-based compensation plans, consisting of (i) 2,239,394 shares of common stock reserved for future issuance under our 2014 Plan as of June 30, 2021, including an additional 600,000 shares of common stock reserved for issuance under our 2014 Plan subsequent to June 30, 2020 (ii) 4,000,000 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan (the 2021 Plan), which will become effective on the day before the date of the effectiveness of the registration statement of which this prospectus forms a part (of which shares, we intend to grant options with respect to 1,417,226 shares (with an exercise price equal to the initial offering price) effective upon the date of this prospectus)) and (iii) 375,000 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan (the ESPP), which will become effective on the date of the effectiveness of the registration statement of which this prospectus forms a part. Our 2021 Plan and ESPP also provide for automatic annual increases in the number of shares reserved under the plans each year, as more fully described in the section titled “Executive Compensation—Equity Compensation Plans and Other Benefit Plans.”

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the proforma as adjusted net tangible book value per share of common stock immediately after this offering.

Our historical net tangible book value (deficit) as of June 30, 2021 was $(69.2) million, or $(30.77) per share. Our historical net tangible book value is the amount of our total tangible assets, excluding deferred offering costs, less our total liabilities and convertible preferred stock. The carrying value of our convertible preferred stock is not included within members’ deficit. Historical net tangible book value per share represents historical net tangible book value divided by the number of common units outstanding as of June 30, 2021.

Our pro forma net tangible book value as of June 30, 2021 was $124.2 million, or $5.11 per share. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to (i) the Conversion, (ii) the automatic conversion of all then outstanding shares of our convertible preferred stock issued in the Conversion, into an aggregate of 12,690,516 shares of common stock upon the closing of this offering, (iii) the issuance of 2,619,985 additional shares of our Series C convertible preferred stock for net proceeds of approximately $26.0 million in July 2021, and the subsequent conversion of such shares into an equal number of shares of common stock and (iii) the issuance of 4,446,050 shares of our Series C-1 convertible preferred stock for net proceeds of approximately $59.7 million in August 2021, and the subsequent conversion of such shares into an equal number of shares of common stock immediately prior to the completion of this offering. Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding as of June 30, 2021, after giving effect to the pro forma adjustments described above.

After giving further effect to our issuance and sale of 10,000,000 shares of our common stock in this offering at an assumed initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2021 would have been $270.4 million, or $7.88 per share. This represents an immediate increase in pro forma as adjusted net tangible book value per share of $2.77 to existing stockholders and immediate dilution of $8.12 in pro forma as adjusted net tangible book value per share to new investors purchasing shares of common stock in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by new investors. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$16.00
Historical net tangible book value (deficit) per share as of June 30, 2021	$(30.77)
Increase per share attributable to the pro forma adjustments described above	35.88

Pro forma net tangible book value per share as of June 30, 2021	5.11
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares of common stock in this offering	2.77

Pro forma as adjusted net tangible book value per share immediately after this offering		7.88

Dilution per share to new investors in this offering		$8.12

The dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by $0.27 and dilution per share to new investors purchasing shares of common stock in this offering by $0.73, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions. Similarly, each increase of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value per share after this offering by $0.20 and decrease the dilution per share to new investors purchasing shares of common stock in this offering by $0.20, assuming no change in the assumed initial public offering price per share and after deducting the estimated underwriting discounts and commissions. Each decrease of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease our pro forma as adjusted net tangible book value per share after this offering by $0.21 and increase the dilution per share to new investors purchasing shares of common stock in this offering by $0.21, assuming no change in the assumed initial public offering price and after deducting the estimated underwriting discounts and commissions.

If the underwriters exercise in full their option to purchase additional shares, our pro forma as adjusted net tangible book value per share after this offering would be $8.17, representing an immediate increase in pro forma as adjusted net tangible book value per share of $0.29 to existing stockholders and immediate dilution in pro forma as adjusted net tangible book value per share of $7.83 to new investors purchasing shares of common stock in this offering, assuming an initial public offering price of $16.00 per share, and after deducting the estimated underwriting discounts and commissions.

The following table summarizes, as of June 30, 2021, on the pro forma as adjusted basis described above, the total number of shares of common stock purchased from us on an as converted to common stock basis, the total consideration paid or to be paid and the average price per share paid or to be paid by existing stockholders and by new investors in this offering at an assumed initial public offering price of $16.00 per share, before deducting the estimated underwriting discounts and commissions. As the table shows, new investors purchasing shares of common stock in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased		Total Consideration		Weighted- Average Price Per Share
(in thousands, except share and per share amounts)	Number	Percent	Amount	Percent
Existing stockholders before this offering	24,316,692	70.9%	$199,500	55.5%	$8.20
New investors purchasing shares in this offering	10,000,000	29.1	160,000	44.5	$16.00

Total	34,316,692	100.0%	$359,500	100.0%

Each $1.00 increase or decrease in the assumed initial public offering price of $16.00 per share, would increase or decrease, as applicable, the total consideration paid by new investors by $9.3 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 1.5% and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 1.6%, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors by $14.9 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 2.4% and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 2.6%, assuming no change in the assumed initial public offering price.

In addition, to the extent that any outstanding warrants are exercised, investors in this offering will experience further dilution.

The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters exercise in full their option to purchase additional shares, the number of shares of our common stock held by existing stockholders would be reduced to 67.9% of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors purchasing shares of common stock in this offering would be increased to 32.1% of the total number of shares of our common stock outstanding after this offering.

The table above excludes:

•	64,002 shares of Series B convertible preferred stock issuable upon the exercise of a warrant outstanding as of June 30, 2021, with an exercise price of $8.64 per share;

•	38,058 shares of common stock issuable upon the exercise of a common stock warrant issued after June 30, 2021, with an exercise price of $4.72 per share; and

•

6,614,394 shares of common stock reserved for future issuance as of June 30, 2021 under our stock-based compensation plans, consisting of (i) 2,239,394 shares of common stock reserved for future issuance under our 2014 Plan as of June 30, 2021, including an additional 600,000 shares of common stock reserved for issuance under our 2014 Plan subsequent to June 30, 2020 (ii) 4,000,000 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan (the 2021 Plan), which will become effective on the day before the date of the effectiveness of the registration statement of which this prospectus forms a part (of which shares, we intend to grant options with respect to 1,417,226 shares (with an exercise price equal to the initial offering price) effective upon the date of this prospectus)) and (iii) 375,000 shares of common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan (the ESPP), which will become effective on the date of the effectiveness of the registration statement of which this prospectus forms a part. Our 2021 Plan and ESPP also provide for automatic annual increases in the number of shares reserved under the plans each year, as more fully described in the section titled “Executive Compensation—Equity Compensation Plans and Other Benefit Plans.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Summary Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties, including those described in the section titled “Special Note Regarding Forward-Looking Statements.” Our actual results and the timing of selected events could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those set forth in the section titled “Risk Factors.”

Overview

We are a biopharmaceutical company leveraging our proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas. We are initially focused on developing oral therapeutics against well-validated targets in immunology, with the goal of achieving comparable potency to their systemic biologic counterparts, which have demonstrated the greatest therapeutic benefit to date in these disease areas. Our platform, which we refer to as DELSCAPE, is designed to discover selective oral small molecules with the potential to modulate protein-protein interactions (PPIs) as effectively as systemic biologics. We believe there is a significant unmet medical need for convenient oral therapies in chronic immunological diseases that offer the therapeutic benefits of systemic biologics.

Our lead therapeutic candidate, S011806, is an oral antagonist of the pro-inflammatory signaling molecule, interleukin-17 (IL-17), which is a validated drug target implicated in a variety of immunology indications. There are two approved antibody therapeutics, COSENTYX (secukinumab), marketed by Novartis, and TALTZ (ixekizumab), marketed by Eli Lilly, but no oral therapies targeting this pathway. COSENTYX and TALTZ both are approved for the treatment of psoriasis, psoriatic arthritis, ankylosing spondylitis and non-radiographic axial spondyloarthritis, and collectively generated approximately $5.8 billion in worldwide sales in 2020. We filed a Clinical Trial Application (CTA) with the Medicines and Healthcare Products Regulatory Agency (MHRA) in the United Kingdom for S011806 in July 2021 and plan to initiate a Phase 1 clinical trial in healthy volunteers and psoriasis patients.

We also are developing oral therapeutic candidates targeting a4ß7 integrin and aVß1/aVß6 integrin for the treatment of inflammatory bowel disease (IBD) and idiopathic pulmonary fibrosis (IPF), respectively. We plan to nominate therapeutic candidates for these programs by the end of 2022, in the case of a4ß7, and by the end of 2023, in the case of aVßx. Additionally, through our partnership with Sanofi, we are developing a therapeutic candidate targeting a clinically-validated immuno-oncology target, and we anticipate filing an Investigational New Drug Application (IND) for this program by the end of 2023. Leveraging our DELSCAPE platform, we are also evaluating other novel and validated immunology targets, including interleukin-23 (IL-23), tumor necrosis factor a (TNFa), neonatal Fc receptor (FcRn), and thymic stromal lymphopoietin (TSLP), among other potential targets, with a view toward advancing one or more programs into clinical development.

Currently, all of our preclinical manufacturing facilities for clinical drug manufacturing, storage, distribution or quality testing is outsourced to third-party manufacturers. As our development programs progress and we build new process efficiencies, we expect to continually evaluate this strategy with the objective of satisfying demand for registration trials and, if approved, the manufacture, sale and distribution of commercial products.

We were originally formed in November 2013 as a Delaware corporation under the name DiCE Molecules Corporation. In 2014, we completed a reorganization whereby we converted from a Delaware corporation to a Delaware limited liability company under the name DiCE Molecules Holdings, LLC. Prior to the effectiveness of the registration statement of which this prospectus is a part, DiCE Molecules Holdings, LLC will convert back into a Delaware corporation and change its name to DICE Therapeutics, Inc. See the section titled “Conversion” for further details.

Our revenue to date has been generated solely from research collaborations and activities. We have not had any products approved for sale and have not generated any revenue from product sales. Further, we do not expect to generate revenue from product sales until such time, if ever, that we are able to successfully complete the development and obtain marketing approval for one of our therapeutic candidates. We have incurred net losses in each year since inception except for the year ended December 31, 2016 and expect to continue to incur net losses for the foreseeable future. Our ability to generate product revenue will depend on the successful development and eventual commercialization of one or more of our therapeutic candidates. Our net losses were $12.9 million and $23.7 million for the years ended December 31, 2019 and 2020, respectively, and $10.6 million and $15.4 million for the six months ended June 30, 2020 and 2021, respectively. As of June 30, 2021, we had an accumulated deficit of $70.2 million. Our net losses may fluctuate significantly from period to period, depending on the timing and expenditures of our research and development activities.

We expect our expenses will continue to increase substantially in connection with our ongoing activities, in particular as we:

•	continue to advance our therapeutic candidates through preclinical studies and into clinical trials;

•	hire additional personnel;

•

operate as a public company, including expenses related to compliance with the rules and regulations of the SEC and those of any national securities exchange on which our securities are traded, legal, auditing, additional insurance expenses, investor relations activities, and other administrative and professional services;

•	acquire, discover, validate, and develop additional therapeutic candidates;

•	require the manufacture of supplies for our preclinical studies and clinical trials

•	obtain, maintain, expand, and protect our intellectual property portfolio;

•	implement operational, financial and information management systems;

•	pursue regulatory approval of therapeutic candidates that successfully complete clinical trials; and

•	establish a sales, marketing and distribution infrastructure to commercialize any therapeutic candidate for which we may obtain marketing approval and related commercial manufacturing build-out.

As a result, we will require substantial additional funding to further develop our therapeutic candidates and support our continuing operations. Until such time that we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which could include income from collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties or from grants. We may be unable to raise additional funds or to enter into such agreements or arrangements on favorable terms, or at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations or financial condition, and could force us to delay, reduce or eliminate our therapeutic development or future commercialization efforts. We may also be required to grant rights to develop and market therapeutic candidates that we would otherwise prefer to develop and market ourselves. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts. We cannot assure you that we will ever be profitable or generate positive cash flow from operating activities.

Since our inception through June 30, 2021, our operations have been financed primarily by net proceeds of $107.4 million from sales of our preferred units and a $10.0 million senior secured term loan facility with Silicon Valley Bank of which $2.5 million was drawn, with an option to borrow the remaining $7.5 million through December 31, 2021 and additional $7.5 million subject to achieving certain development milestones related to our IL-17 program. In July 2021, we issued the second tranche of our Series C Convertible Preferred Stock for net proceeds of approximately $26.0 million. In August 2021, we issued shares of our Series C-1 Convertible Preferred Stock for net proceeds of approximately $59.7 million. Since our inception, we have devoted substantially all of our resources to raising capital, organizing and staffing our company, business and scientific planning, conducting discovery and research and development activities, establishing and protecting our intellectual property portfolio, developing and progressing our therapeutic candidates and preparing for clinical trials, establishing arrangements with third parties for the manufacture of our therapeutic candidates and component materials, engaging in collaboration activities, and providing general and administrative support for these operations. Based upon our current operating plan plus, we estimate that our existing cash, cash equivalents and marketable securities as of the date of this prospectus and the additional net proceeds of approximately $26.0 million from the second tranche of our Series C Convertible Preferred Stock financing that closed in July 2021, and the additional net proceeds of approximately $59.7 million from our Series C-1 Convertible Preferred Stock financing that closed in August 2021, but before the estimated net proceeds from this offering, may not be sufficient to fund our operating expenses and capital expenditure requirements for at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong, and we may exhaust our available capital resources sooner than we expect.

Business Impact of the COVID-19 Pandemic

The global COVID-19 pandemic continues to rapidly evolve. As a result of this pandemic, we have experienced, and may further experience, disruptions, pauses and/or delays that have and could further adversely impact our business operations, and/or associated timelines. As we gradually return to work in accordance with state and local regulations, we maintain temporary work-from-home procedures for all employees other than for those personnel and contractors who perform essential activities that must be completed on-site. If negative developments relating to the pandemic continue or worsen, we may be required to restrict on-site staff at our offices and laboratories again. With respect to the preclinical development of our IL-17 franchise, other research programs in our pipeline and certain aspects of our supply chain, we may experience disruption if our third-party suppliers and manufacturers pause their operations again in response to such negative developments and/or as a result of national and local regulations. We will continue to monitor the situation closely and may take further actions that alter our operations, including those that may be required by federal, state or local authorities, or that we determine are in the best interests of our employees and other third parties with whom we do business. At this point, the full extent to which the COVID-19 pandemic may affect our business, operations and development timelines and plans, in particular as our therapeutic candidates enter the clinic, remains uncertain and is subject to change.

Collaboration Agreements

Sanofi

In December 2015, we entered into a license and collaboration agreement with Sanofi, which was amended and restated in August 2017 (as amended, the Sanofi Agreement), under which we agreed to grant Sanofi an exclusive option to license to develop and commercialize (as applicable), certain compounds into products.

Upon signing the Sanofi Agreement in December 2015, Sanofi paid us an initial fee of $8.0 million for target exclusivity rights and an additional $1.0 million annual technology access and development fees. In December 2016, Sanofi paid us an additional $9.0 million fee the same services. In addition, with respect to compounds identified as part of the collaboration, we may be eligible to receive up to an aggregate of $200.0 million in payments from Sanofi upon the achievement of certain developmental and regulatory milestones, including up to $30.0 million upon the achievement of certain development milestones through IND submission. We may also receive tiered royalties ranging from mid-single-digits to the low-teens, which will be determined based on the amount of global net sales of any approved products containing collaboration compounds under the Sanofi Agreement.

For additional details, see the sections titled “Business—Our Partnered Immuno-Oncology Program with Sanofi” and “Business—Sanofi License and Collaboration Agreement.”

Genentech

In November 2017, we entered into a collaboration agreement (Genentech Agreement) with Genentech, Inc. (Genentech). Upon execution of the Genentech Agreement, Genentech paid us a $4.5 million fee. In 2018, Genentech paid us an additional $1.5 million due in connection with research services under the Genentech Agreement. Upon the expiration of the term of the collaboration research program, the Genentech Agreement terminated in June 2021, and we will not receive any additional payments under the Genentech Agreement.

Components of Results of Operations

Revenue

We have not generated any revenue from product sales and do not expect to do so in the near future. Our revenue to date has been primarily related to fees received by us under our research and development drug discovery collaboration arrangements with Sanofi and Genentech. We recognize revenue related to our collaboration arrangements as the specified research services are performed and the results of the research and development services are provided to the customer. Revenues are recognized when the customer obtains control of promised goods or services. In addition to receiving the collaboration arrangement fees, we may also be entitled to development and regulatory milestone payments upon the continued development of therapeutic candidates, and other future payments from royalties after commercialization of therapeutic candidates from such programs.

Under our collaboration agreement with Sanofi, we can earn Sum of the Evidence (SOE) points and receive SOE milestone payments depending upon the milestone achieved and Sanofi’s elections. In connection with this right, we recognized $2.0 million in revenue in 2018, when SOE points were earned.

In connection with the Genentech Agreement, we have a deferred revenue balance of $1.1 million as of December 31, 2020, which is expected to be recognized as revenue in 2021. In June 2021, the Genentech Agreement terminated and we recognized the remaining $1.1 million of deferred revenue as collaboration revenue in the six months ended June 30, 2021.

Operating Expenses

Research and Development

Research and development expenses account for a significant portion of our operating expenses. We record research and development expenses as incurred. Research and development expenses consist primarily of direct and indirect costs incurred for the discovery and development of our therapeutic candidates.

Our direct costs include:

•	expenses incurred under agreements with third-party contract organizations, preclinical testing organizations, and consultants;

•	costs related to production of clinical materials, including fees paid to contract manufacturers;

•	laboratory and vendor expenses related to the execution of preclinical and prospective clinical trials;

•	costs related to the preparation of regulatory submissions; and

•	third-party license fees.

Our indirect costs include:

•	personnel-related expenses, including salaries, benefits, and share-based compensation for personnel engaged in research and development functions; and

•	facilities and other expenses, which include expenses for rent and maintenance of facilities, depreciation and amortization expense, and other supplies.

We expense all research and development costs in the periods in which they are incurred. Costs for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors, collaborators and third-party service providers.

A significant portion of our research and development costs have been external costs, which we track by stage of development, preclinical or clinical. However, we do not track our indirect costs on a program specific basis because these costs are deployed across multiple projects and, as such, are not separately classified. Since our IL-17 program has completed IND-enabling studies and is anticipated to enter into Phase 1 clinical trials in the near future, we have separately presented the external costs associated with that program.

At this time, we cannot reasonably estimate or know the nature, timing, and estimated costs of the efforts that will be necessary to complete the development of, and obtain regulatory approval for, any of our therapeutic candidates. We expect that our research and development expenses will increase substantially in absolute dollars in future periods as we continue to invest in research and development activities related to developing our therapeutic candidates, as our therapeutic candidates advance into later stages of development, as we begin to conduct larger clinical trials, as we seek regulatory approvals for any therapeutic candidates that successfully complete clinical trials, and as we incur expenses associated with hiring additional personnel to support our research and development efforts. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of our therapeutic candidates is highly uncertain. This is due to the numerous risks and uncertainties associated with developing therapeutic candidates, many of which are outside of our control, including the uncertainty of:

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	our ability to maintain our current research and development programs and to establish new ones;

•	establishing an appropriate safety profile with IND-enabling studies;

•	the number of sites and patients included in the clinical trials;

•	the countries in which the clinical trials are conducted;

•	per patient trial costs;

•	successful patient enrollment in, and the initiation of, clinical trials, as well as drop out or discontinuation rates, particularly in light of the current COVID-19 pandemic environment;

•	the successful completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

•	the number of trials required for regulatory approval;

•	the timing, receipt and terms of any regulatory approvals from applicable regulatory authorities;

•	our ability to establish new collaboration arrangements;

•	the performance of our current or any future collaborators;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	significant and changing government regulation and regulatory guidance;

•	the impact of any business interruptions to our operations or to those of the third parties with whom we work, particularly in light of the current COVID-19 pandemic environment;

•	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights;

•	launching commercial sales of our therapeutic candidates, if approved, whether alone or in collaboration with others; and

•	maintaining a continued acceptable safety profile of the therapeutic candidates following approval.

Any changes in the outcome of any of these variables could mean a significant change in the costs and timing associated with the development of our therapeutic candidates. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we anticipate will be required for the completion of clinical development of a therapeutic candidate, or if we experience significant delays in our clinical trials due to patient enrollment or other reasons, we would be required to expend significant additional financial resources and time on the completion of clinical development. We may never obtain regulatory approval for any of our therapeutic candidates.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs, including share-based compensation, for our personnel in executive, legal, finance and accounting, human resources, and other administrative functions. General and administrative expenses also include legal fees relating to intellectual property and corporate matters, professional fees paid for accounting, auditing, consulting, and tax services, insurance costs, information technology costs, general corporate expenses, and facility costs not otherwise included in research and development expenses.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our programs. We also anticipate that we will incur increased expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and those of any national securities exchange on which our securities are traded, legal, auditing, additional insurance expenses, investor relations activities, and other administrative and professional services. As a result, we expect that our general and administrative expenses will increase substantially in absolute dollars in future periods.

Interest and Other Income, Net

Interest and other income, net consists of interest earned on our cash equivalents and marketable securities during the period.

Change in Fair Value of Warrant Liability

In connection with the issuance of our Series B Convertible Preferred Units in 2018, we issued a warrant to purchase our Series B Convertible Preferred Units. In April 2021, in connection with the SVB Loan and Security Agreement, we issued a warrant to purchase Common Units. We classify these warrants as a liability on our consolidated balance sheets and we re-measure the warrants to fair value at each reporting date until the earlier of exercise or expiration of the warrants, or until such time they are no longer considered liability instruments. The corresponding change in fair value of the warrant liability is recognized in our consolidated statements of operations.

Results of Operations

Comparison of the Six Months Ended June 30, 2020 and 2021

	Six Months Ended June 30,		$ Change	% Change
	2020	2021
	(in thousands)
Revenue:
Collaboration revenue	$450	$1,125	$675	150%
Operating expenses:
Research and development	9,063	12,603	3,540	39
General and administrative	2,063	3,782	1,719	83

Total operating expenses	11,126	16,385	5,259	47

Loss from operations	(10,676)	(15,260)	(4,584)	43
Other income (expense):
Interest and other income, net	145	41	(104)	(72)
Interest expense	(8)	(54)	(46)	572
Change in fair value of warrant liability	(54)	(156)	(102)	187

Net loss	$(10,593)	$(15,429)	$(4,836)	46%

Revenue

Collaboration revenue of $1.1 million for the six months ended June 30, 2021 consisted of deferred revenue under the Genentech Agreement, which was recognized upon termination of the agreement in June 2021. Collaboration revenue of $0.5 million for the six months ended June 30, 2020 was related to research services performed under the Sanofi Agreement.

Operating Expenses

Research and Development Expenses

Research and development expenses were $12.6 million for the six months ended June 30, 2021, compared to $9.1 million for the six months ended June 30, 2020. The increase of $3.5 million was primarily due to an increase of $1.8 million in expenses related to the preclinical advancement of our IL-17 franchise and an increase in research and development expenses of $0.7 million related to our other preclinical programs. Personnel-related expenses increased by $1.2 million due to an increase in headcount. Facilities and other unallocated research and development expenses decreased by $0.2 million due to lower operating expenses during the COVID-19 pandemic.

	Six Months Ended June 30,		$ Change
	2020	2021
	(in thousands)
Direct costs:
IL-17	$4,394	$6,244	$1,850
Other programs	1,294	1,958	664
Indirect costs:
Personnel-related expenses (including share-based compensation)	2,266	3,443	1,177
Facilities and other expenses	1,109	958	(151)

Total research and development expenses	$9,063	$12,603	$3,540

General and Administrative Expenses

General and administrative expenses were $3.8 million for the six months ended June 30, 2021, compared to $2.1 million for the six months ended June 30, 2020. The increase of $1.7 million was primarily due to a $1.2 million increase in professional service fees and a $0.5 million increase in personnel related costs due to the growth in our operations.

Interest and Other Income, Net

Interest and other income, net was $41,000 for the six months ended June 30, 2021, compared to $0.1 million for the six months ended June 30, 2020. The decrease of $0.1 million was primarily attributable to a decrease in interest income due to a lower average yield on marketable securities during 2021.

Change in Fair Value of Warrant Liability

The change in fair value of warrant liability for the six months ended June 30, 2021 was $0.2 million, compared to $0.1 million for the six months ended June 30, 2020, due to issuance of common stock warrants and changes in assumptions used to remeasure the fair value of the warrant liability as of June 30, 2021.

Comparison of the Years Ended December 31, 2019 and 2020

The following table summarizes our consolidated results of operations for the periods indicated:

	Year Ended December 31,		$ Change	% Change
	2019	2020
	(in thousands)
Revenue:
Collaboration revenue	$5,775	$863	$(4,912)	(85)%
Operating expenses:
Research and development	15,715	19,580	3,865	25
General and administrative	3,607	5,004	1,397	39

Total operating expenses	19,322	24,584	5,262	27

Loss from operations	(13,547)	(23,721)	(10,174)	75
Other income (expense):
Interest and other income, net	635	139	(496)	(78)
Interest expense	(26)	(13)	13	(50)
Change in fair value of warrant liability	—	(144)	144	100

Net loss	$(12,938)	$(23,739)	$(10,801)	83%

Revenue

Collaboration revenue of $0.9 million for the year ended December 31, 2020 was related to research services performed under the Sanofi Agreement. Collaboration revenue of $5.8 million for the year ended December 31, 2019 consisted of $4.9 million recognized upon the delivery of data under the Genentech Agreement and $0.9 million of revenue under the Sanofi Agreement.

Research and Development Expenses

The following table summarizes our research and development expenses for the periods indicated:

	Year Ended December 31,		$ Change
	2019	2020
	(in thousands)
Direct costs:
IL-17	$2,839	$9,973	$7,134
Other programs	5,494	2,651	(2,843)
Indirect costs:
Personnel-related expenses (including share-based compensation)	5,733	4,849	(884)
Facilities and other expenses	1,649	2,107	458

Total research and development expenses	$15,715	$19,580	$3,865

Research and development expenses were $19.6 million for the year ended December 31, 2020, compared to $15.7 million for the year ended December 31, 2019. The increase of $3.9 million was primarily due to an increase of $7.1 million in expenses related to the preclinical advancement of our IL-17 franchise, partially offset by a decrease in research and development expenses of $2.8 million related to our other preclinical programs due to our organizational realignment to focus resources on our IL-17 franchise and other programs. Personnel-related expenses decreased by $0.9 million due to a reduction in headcount. Facilities and other unallocated research and development expenses increased by $0.5 million due to our move into new office headquarters at the end of 2019.

General and Administrative Expenses

General and administrative expenses were $5.0 million for the year ended December 31, 2020, compared to $3.6 million for the year ended December 31, 2019. The increase of $1.4 million was primarily due to a charge of $0.7 million related to a loss from a business e-mail compromise that occurred during the second half of 2020, $0.2 million increase in professional service fees and $0.1 million increase in personnel-related costs due to the growth in our operations.

Interest and Other Income, Net

Interest and other income, net was $0.1 million for the year ended December 31, 2020, compared to $0.6 million for the year ended December 31, 2019. The decrease of $0.5 million was primarily attributable to a decrease in interest income due to a lower average balance in marketable securities during 2020.

Change in Fair Value of Warrant Liability

The change in fair value of warrant liability for the year ended December 31, 2020 was $0.1 million, compared to zero for the year ended December 31, 2019, due to the changes in assumptions used to remeasure the fair value of the warrant liability as of December 31, 2020.

Unaudited pro forma information

Pro forma net loss per share

The unaudited pro forma basic and diluted net loss per share for the year ended December 31, 2020 and for the six months ended June 30, 2021, has been prepared to give effect to (i) the Conversion, including the conversion of common shares and vested profit interest units to common stock, irrespective of when the profit interest units were issued, and (ii) the automatic conversion of 19,756,551 outstanding shares of convertible preferred stock to an equivalent number of common stock, including 2,619,985 shares of our Series C convertible preferred stock issued in July 2021 and 4,446,050 shares of our Series C-1 convertible preferred stock issued in August 2021, as if the convertible preferred stock was outstanding as of January 1, 2020, irrespective of when the convertible preferred stock was issued. Vested profit interest units will be exchanged to shares of common stock and unvested profit interest units will be exchanged to shares of restricted common stock. Pro forma net loss was based on our net loss and adjusted for the changes in fair value of the warrant for the purchase of Series B convertible preferred stock. Pro forma basic and diluted net loss per share for the year ended December 31, 2020 and for six months ended June 30, 2021 was calculated as follows:

	Year Ended December 31, 2020	Six Months Ended June 30, 2021
	(in thousands, except share and per share amounts)
Net loss	$(23,739)	$(15,429)
Remeasurement of warrant for the purchase of Series B convertible preferred stock	144	46

Pro forma net loss	$(23,595)	$(15,383)

Weighted-average common stock outstanding	2,248,683	2,248,683
Pro forma adjustment to reflect assumed conversion of convertible preferred shares to common stock upon the Conversion	19,756,551	19,756,551
Pro forma adjustment to reflect assumed conversion of vested profit interest units to common stock upon the Conversion	1,204,321	1,204,321

Pro forma common stock outstanding—basic and diluted	23,209,555	23,209,555

Unaudited pro forma net loss per share—basic and diluted	$(1.02)	$(0.66)

Liquidity and Capital Resources

Since our inception through June 30, 2021, our operations have been financed primarily by net proceeds of $107.4 million from sales of our convertible preferred units and a $10.0 million senior secured term loan facility with Silicon Valley Bank of which $2.5 million was advanced, with an option to borrow additional $7.5 million through December 31, 2021 and an additional $7.5 million subject to achieving certain development milestones related to our IL-17 program. As of June 30, 2021, we had $42.5 million of cash, cash equivalents and marketable securities and an accumulated deficit of $70.2 million.

In July 2021, we completed the second tranche of our Series C Convertible Preferred Stock financing and issued 2,619,985 additional shares of Series C Convertible Preferred Stock for net proceeds of approximately $26.0 million.

In August 2021, we issued an aggregate of 4,446,050 shares of our Series C-1 Convertible Preferred Stock for net proceeds of approximately $59.7 million.

Future Funding Requirements

Since our inception, we have devoted substantially all of our resources to raising capital, organizing and staffing our company, business and scientific planning, conducting discovery and research and development activities, establishing and protecting our intellectual property portfolio, developing and progressing our therapeutic candidates and preparing for clinical trials, establishing arrangements with third parties for the manufacture of our therapeutic candidates and component materials, engaging in collaboration activities, and providing general and administrative support for these operations. We expect our expenses will continue to increase substantially in connection with our ongoing activities, in particular as we continue to advance our therapeutic candidates and our discovery programs. In addition, upon the completion of this offering, we expect to incur additional costs associated with operating as a public company. As a result, we will require substantial additional funding to further develop our therapeutic candidates and support our continuing operations. Until such time that we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, which could include income from collaborations, strategic partnerships or marketing, distribution or licensing arrangements with third parties or from grants. We may be unable to raise additional funds or to enter into such agreements or arrangements on favorable terms, or at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on our business, results of operations or financial condition, and could force us to delay, reduce or eliminate our therapeutic development or future commercialization efforts. We may also be required to grant rights to develop and market therapeutic candidates that we would otherwise prefer to develop and market ourselves. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts. We cannot assure you that we will ever be profitable or generate positive cash flow from operating activities.

Our future capital requirements will depend on many factors, including:

•	the timing and progress of preclinical and clinical development activities;

•	the number, scope and costs of the preclinical and clinical programs we decide to pursue;

•	successful enrollment in and completion of clinical trials;

•	our ability to establish agreements with third-party manufacturers for clinical supply for our clinical trials and, if our therapeutic candidates are approved, commercial manufacturing;

•	our ability to maintain our current research and development programs and establish new research and development programs;

•	addition and retention of key research and development and other personnel;

•	our efforts to enhance operational, financial, and information management systems;

•	negotiating favorable terms in any collaboration, licensing, or other arrangements into which we may enter and performing our obligations in such collaborations;

•	the timing and amount of any milestone and other payments we may receive under our collaboration arrangements;

•	our eventual commercialization plans for any approved therapeutic candidates;

•	the costs involved in prosecuting, defending, and enforcing patent claims and other intellectual property claims;

•	the costs and timing of regulatory approvals;

•	the effects of the disruptions to and volatility in the credit and financial markets in the United States and worldwide from the COVID-19 pandemic; and

•	the costs of operating as a public company.

A change in the outcome of any of these or other variables could significantly change the costs and timing associated with the development of that therapeutic candidate. Furthermore, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans.

Based upon our current operating plan, we estimate that our existing cash, cash equivalents and marketable securities as of the date of this prospectus, together with the estimated net proceeds from this offering, will be sufficient to fund our operating expenses and capital expenditure requirements through the end of 2023. We have based this estimate on assumptions that may prove to be wrong, and we may exhaust our available capital resources sooner than we expect. Based upon our current operating plan and without giving effect to the anticipated net proceeds from this offering, we estimate that our existing cash, cash equivalents and marketable securities and the proceeds from the issuance of the second tranche of the Series C convertible preferred stock in July 2021 may not be sufficient for the next 12 months and, therefore, have concluded that circumstances exist that raise substantial doubt about our ability to continue as a going concern.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
	(in thousands)
Net cash provided by (used in):
Operating activities	$(16,298)	$(20,679)	$(9,990)	$(15,956)
Investing activities	(19,132)	18,003	15,021	(27,357)
Financing activities	(278)	53,895	(60)	(670)

Net (decrease) increase in cash	$(35,708)	$51,219	$4,971	$(43,983)

Operating Activities

For the six months ended June 30, 2021, cash used in operating activities was $16.0 million. The net cash outflow from operations primarily resulted from our net loss of $15.4 million and change in net operating assets and liabilities of $1.8 million, partially offset by non-cash charges consisting primarily of $0.4 million for depreciation and amortization, $0.7 million in share-based compensation and $0.2 million in the change in fair value of warrant liability. The change in net operating assets and liabilities was primarily due to a $0.6 million decrease in accounts payable and accrued liabilities, primarily due to timing of payments, and a $1.1 million decrease in deferred revenue due to revenue recognition.

For the six months ended June 30, 2020, cash used in operating activities was $10.0 million. The net cash outflow from operations primarily resulted from our net loss of $10.6 million, partially offset by non-cash charges of $0.4 million for depreciation and amortization and $0.3 million in share-based compensation.

For the year ended December 31, 2020, cash used in operating activities was $20.7 million. The net cash outflow from operations primarily resulted from our net loss of $23.7 million, partially offset by non-cash charges of $1.4 million and the change in net operating assets and liabilities of $1.7 million. The non-cash charges consisted primarily of $0.7 million for depreciation and amortization, $0.6 million in share-based compensation and $0.1 million in the change in fair value of warrant liability. The change in net operating assets and liabilities was primarily due to a $1.4 million increase in accounts payable resulting from our business growth and from the issuance costs in connection with our December 2021 Series C financing, a $1.0 million increase in accrued liabilities primarily due to an increase in the research and development expenses for IL-17, and a $0.1 million decrease in prepaid and other current assets, partially offset by a $0.9 million decrease in deferred revenue due to revenue recognition.

For the year ended December 31, 2019, cash used in operating activities was $16.3 million. The net cash outflow from operations primarily resulted from our net loss of $12.9 million and the change in net operating assets and liabilities of $4.6 million, partially offset by non-cash charges of $1.3 million. The non-cash changes consisted primarily of $0.7 million in depreciation and amortization and $0.5 million in share-based compensation. The change in net operating assets and liabilities was primarily due to a $5.8 million decrease in deferred revenue due to recognition of revenue under the Sanofi and Genentech Agreements, partially offset by a $0.8 million increase in accrued expenses and other current liabilities due to an increase in the level of research and development expenses, a $0.3 million increase in accounts payable due to timing of payments and a $0.2 million decrease in other assets.

Investing Activities

For the six months ended June 30, 2021, cash used in investing activities was $27.4 million due to the purchase of marketable securities and property and equipment of $27.0 million and $0.4 million, respectively.

For the six months ended June 30, 2020, cash provided by investing activities was $15.0 million due to the maturity and sales of marketable securities of $16.0 million and $2.9 million, respectively, partially offset by the purchase of marketable securities and property and equipment of $3.6 million and $0.1 million, respectively.

For the year ended December 31 2020, cash provided by investing activities was $18.0 million due to the maturity and sales of marketable securities of $17.4 million and $4.4 million, respectively, partially offset by the purchase of property and equipment and purchases of marketable securities of $3.6 million and $0.1 million, respectively.

For the year ended December 31, 2019, cash used in investing activities was $19.1 million due to purchase of marketable securities and property and equipment of $39.8 million and $1.0 million, respectively, partially offset by maturity and sales of marketable securities of $17.6 million and $4.0 million, respectively.

Financing Activities

For the six months ended June 30, 2021, cash used in financing activities was $0.7 million due to gross proceeds of $2.4 million from the proceeds from debt financing, offset by payments on Series C preferred units issuance costs, related to the December 2020 issuance of Series C preferred units, and payments deferred IPO costs of $2.6 million and $0.3 million, respectively.

For the six months ended June 30, 2020, cash used in financing activities was $0.1 million related to payments on capital lease obligations.

For the year ended December 31, 2020, cash provided by financing activities was $53.9 million due to gross proceeds of $54.3 million from the issuance of Series C Convertible Preferred Stock, partially offset by payments on tax distributions and capital lease obligations of $0.3 million and $0.1 million, respectively.

For the year ended December 31, 2019, cash used in financing activities was $0.3 million related to payments on capital lease obligations.

Contractual Obligations and Other Commitments

We lease certain office space in South San Francisco under a lease that expires in April 2022. As of June 30, 2021, future minimum rental payments of $1.2 million remain on the lease.

On April 13, 2021, we entered into a senior secured term loan facility (the SVB Loan and Security Agreement) with Silicon Valley Bank (SVB), which provides for a $10.0 million term loan of which we advanced $2.5 million, with an option to borrow up to $7.5 million in additional term loans, subject to our achieving certain development milestones related to our IL-17 program (the SVB Term Loan). The SVB Term Loan matures on February 1, 2025. Monthly payments of interest only are due through June 1, 2022, with 32 equal monthly payments of principal and interest due thereafter. The SVB Term Loan bears interest at a floating rate equal to the greater of (i) the Wall Street Journal Prime Rate plus 1.75% and (ii) 5.0% per annum.

The SVB Term Loan calls for a final payment equal to 5.75% of the original principal amount, due upon the earlier of maturity, prepayment or acceleration of the principal due to an event of default. We may, at our option, prepay the SVB Term Loan in full at any time prior to maturity, subject to a prepayment fee ranging between 1% and 2% of the outstanding principal amount of the SVB Term Loan. The prepayment fee would also be due and payable in the event of an acceleration of the principal amount of the loan due to an event of default. The SVB Term Loan is secured by substantially all of our assets, subject to certain exceptions. The SVB Loan and Security Agreement contains customary representations, warranties, and affirmative covenants and also contains certain restrictive covenants.

In connection with the SVB Loan and Security Agreement, we issued to SVB a warrant to purchase 38,058 of our common units at an exercise price of $4.72 per unit. If we make additional borrowings under the term loan facility, the number of the common units issuable upon exercise of the warrant will increase by up to 19,029 units in the aggregate, depending on the amount borrowed. The warrant has a cashless exercise provision allowing the holder, in lieu of payment of the exercise price, to surrender the warrant and receive a net amount of units based on the fair market value of our common units at the time of exercise, after deduction of the aggregate exercise price. The warrant is exercisable at any time during a ten-year period and, unless exercised, will expire on April 12, 2031.

In June 2021, we signed a lease agreement to lease approximately 33,000 square feet in a new office in South San Francisco with an initial annual base rent of approximately $2.6 million over a 7-year term. This will serve as the location of our new headquarters when the lease for our current headquarters location expires.

Off-Balance Sheet Arrangements

During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined under SEC rules or any holdings in variable interest entities.

Critical Accounting Polices and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition

In accordance with Accounting Standards Codification 606, Revenue from Contracts with Customers (Topic 606), revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. To determine revenue recognition for customer contracts, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods and services we transfer to the customer. At contract inception, we assess the goods or services promised within each contract that falls under the scope of Topic 606, determine those that are performance obligations, and assess whether each promised good or service is distinct. We then recognize revenue as the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

We entered into corporate collaborations with Sanofi and Genentech under which we may obtain upfront license fees, research and development funding, and development, regulatory and commercial milestone payments and royalty payments. Our performance obligations under these arrangements may include licenses of intellectual property and research and development services. The services to be provided under the Sanofi Agreement were completed in December 2020 and there was no remaining deferred revenue as of December 31, 2020. Any further revenue to be recognized under the Sanofi Agreement is dependent on Sanofi in advancing the program and enabling us to earn variable consideration. In June 2021, the Genentech agreement was terminated, and we recognized the remaining $1.1 million of deferred revenue as collaboration revenue for the six months ended June 30, 2021.

Share-Based Compensation

In December 2014, we adopted the 2014 Equity Incentive Plan (the Plan). Under the provisions of the Plan, our board of directors may grant profit interest units (PI Units) to employees, managers and consultants (collectively, the Participants). PI Units are common units that are issued to Participants with a threshold amount. In the event of a distribution by us, the proceeds distributed to the holder would be reduced by the threshold amount. PI Units are economically similar to stock option awards and vest based on time- or performance-based milestones, as determined by our board of directors and stipulated in the grant agreements.

Share-based compensation is measured at the date of grant, based on the estimated fair value of the award, and recognized as an expense over the employee’s requisite service period (usually the vesting period) on a straight-line basis. We estimate the grant date fair value of the PI Units, and the resulting share-based compensation, using the Black-Scholes option pricing model.

The Black-Scholes option pricing model requires several variables and assumptions in estimating the fair value of each profit interest unit that requires judgment, for which changes if they occur, can materially affect the resulting estimates of fair value. These assumptions include:

Fair Value of Common Units—See the subsection titled “—Fair Value of Common Units” below.

Expected Term—The expected term represents the period that share-based awards are expected to be outstanding. Our profit interest units do not have a contractual term. However, there is a constructive maturity of the profit interest units based on our expected exit or liquidity scenarios.

Expected Volatility—We have limited information on the volatility of our unit as shares of our common units are not actively traded on any public markets. The expected volatility was derived from the historical stock volatilities of comparable peer public companies within our industry.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the measurement date with maturities approximately equal to the expected term.

Expected Dividend Rate—The expected dividend rate is zero.

We recorded share-based compensation of $0.5 million and $0.6 million for the years ended December 31, 2019 and 2020, respectively, and $0.3 million and $0.7 million for six months ended June 30, 2020 and 2021, respectively. As of June 30, 2021, we had $3.8 million of unrecognized share-based compensation related to unvested profit interests to employees, which we expect to recognize over a remaining weighted-average period of 3.02 years.

The intrinsic value of all outstanding incentive awards as of June 30, 2021 was $35.0 million based on the assumed initial public offering price of $16.00 per share (the midpoint of the price range set forth on the cover page of this prospectus), of which approximately $17.7 million was related to vested profit interests and approximately $17.3 million was related to unvested profit interests.

Fair Value of Common Units

Historically, for all periods prior to this offering, the grant-date fair market value of our common units underlying unit options has historically been determined by our board of directors with assistance of unrelated third-party valuation specialists. Because there has been no public market for our common units, our board of directors have exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair market value, which include important developments in our operations, the prices at which we sold units of our convertible preferred unit, the rights, preferences and privileges of our convertible preferred unit relative to those of common units, actual operating results, financial performance, external market conditions in the life sciences industry, general U.S. market conditions, equity market conditions of comparable public companies, and the lack of marketability of our common units. Given the absence of a public trading market for our common units, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our common units, including: our stage of development and material risks related to our business; the progress of our research and development programs; sales of our preferred units; the rights, preferences and privileges of our convertible preferred units relative to those of our common units; the lack of marketability of our securities; our financial condition and operating results, including our levels of available capital resources; the likelihood of achieving a liquidity event such as an initial public offering in light of prevailing market conditions; equity market conditions affecting comparable public companies; the trends, developments and conditions in the life sciences and biotechnology industry sectors; and general U.S. market and economic conditions. Valuations of our common units were prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the Practice Aid).

In valuing our common units, the fair value of our business (the enterprise value), was determined using the Option Pricing Method (OPM) backsolve method. In an OPM framework, the backsolve method for inferring the equity value implied by a recent financing transaction involves making assumptions for the expected time to liquidity, volatility, and risk-free rate and then solving for the value of equity such that value for the most recent financing equals the amount paid. This method was selected for estimating the enterprise value as management concluded that the financing transactions were at arm’s length.

The resulting equity value was then assigned to each class of equity securities using the OPM, which treats common units and preferred units as call options on the equity value, with exercise prices based on the liquidation preference of our preferred units. The common units are modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after our preferred units are liquidated. Consistent with the guidance in the Practice Aid, for valuations performed prior to December 31, 2020, we determined the OPM method was the most appropriate method to utilize based on our stage of development and other relevant factors. Starting on December 31, 2020, consistent with the guidance in the Practice Aid, we began allocating the equity value using a hybrid method that utilizes a combination of the OPM and probability-weighted expected return method (PWERM) in consideration of a near-term potential initial public offering (IPO) scenario and also factored in the inherent uncertainty associated with being able to complete an IPO.

After the equity value was determined and allocated to the various classes of equity securities, a discount for lack of marketability (DLOM) was applied to arrive at the fair value of common units on a non-marketable basis. A DLOM is applied based on the theory that as an owner of a private company units, the holder has limited information and opportunities to sell the units. A market participant that would purchase this unit would recognize this risk and thereby require a higher rate of return, which would reduce the overall fair market value.

The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common units and our share-based compensation expense could have been materially different.

Once a public trading market for our common stock has been established in connection with the closing of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Common and Convertible Preferred Unit Warrant Liability

The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized in other income (expense), net. We will continue to adjust the carrying value of the warrants until such time as these instruments are exercised, expire or convert into warrants to purchase shares of our common units. At that time, the liabilities will be reclassified to additional paid-in capital, a component of members’ deficit.

The convertible preferred unit warrants and common warrants are immediately exercisable in whole or in part over the term of the warrants. In connection with this offering, all outstanding preferred unit warrants will convert to warrants to purchase our common units.

We utilized the option-pricing model backsolve method to determine our enterprise value, which was then allocated among each class of equity securities including the convertible preferred unit warrants and the common warrants using the OPM for the periods prior to December 31, 2020 or the hybrid method between OPM and PWERM starting December 31, 2020.

Emerging Growth Company and Smaller Reporting Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year in which we have total annual gross revenue of $1.07 billion or more, (ii) the date on which we have issued more than $1.0 billion of non-convertible debt instruments during the previous three fiscal years or (iii) the date on which we are deemed a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding equity securities held by non-affiliates, or (iv) the last day of the fiscal year following the fifth anniversary of completion of this offering.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities. The primary objective of our investment activities is to preserve capital to fund our operations. We also seek to maximize income from our investments without assuming significant risk. To achieve our objectives, we maintain a portfolio of investments in a variety of securities of high credit quality and short-term duration, invested in compliance with our policy.

We had cash, cash equivalents and marketable securities of $26.6 million and $59.7 million, and $42.5 million as of December 31, 2019 and 2020, and June 30, 2021, respectively, which consisted primarily of bank deposits, money market funds, and short-term marketable securities. Such interest-earning instruments carry a degree of interest rate risk; however, historical fluctuations in interest income have not been significant for us. Due to the short-term maturities of our cash equivalents and marketable securities, and the low risk profile of our marketable securities, we believe a hypothetical 100 basis point change in interest rates during any of the periods presented would not have had a material effect on our consolidated financial statements included elsewhere in this prospectus.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this prospectus for more information.

BUSINESS

Overview

We are a biopharmaceutical company leveraging our proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas. We are initially focused on developing oral therapeutics against well-validated targets in immunology, with the goal of achieving comparable potency to their systemic biologic counterparts, which have demonstrated the greatest therapeutic benefit to date in these disease areas. Our platform, which we refer to as DELSCAPE, is designed to discover selective oral small molecules with the potential to modulate protein-protein interactions (PPIs) as effectively as systemic biologics. We believe there is a significant unmet medical need for convenient oral therapies in chronic immunological diseases that offer the therapeutic benefits of systemic biologics.

Our lead therapeutic candidate, S011806, is an oral antagonist of the pro-inflammatory signaling molecule, interleukin-17 (IL-17), which is a validated drug target implicated in a variety of immunology indications. There are two approved antibody therapeutics, COSENTYX (secukinumab), marketed by Novartis, and TALTZ (ixekizumab), marketed by Eli Lilly, but no oral therapies targeting this pathway. COSENTYX and TALTZ both are approved for the treatment of psoriasis, psoriatic arthritis, ankylosing spondylitis and non-radiographic axial spondyloarthritis, and collectively generated approximately $5.8 billion in worldwide sales in 2020. We filed a Clinical Trial Application (CTA) with the Medicines and Healthcare Products Regulatory Agency (MHRA) in the United Kingdom for S011806 in July 2021 and plan to initiate a Phase 1 clinical trial in healthy volunteers and psoriasis patients.

We also are developing oral therapeutic candidates targeting a4ß7 integrin and aVß1/aVß6 integrin for the treatment of inflammatory bowel disease (IBD) and idiopathic pulmonary fibrosis (IPF), respectively. We plan to nominate therapeutic candidates for these programs by the end of 2022, in the case of a4ß7, and by the end of 2023, in the case of aVßx. Additionally, through our partnership with Sanofi, we are developing a therapeutic candidate targeting a clinically-validated immuno-oncology target, and we anticipate filing an Investigational New Drug Application (IND) for this program by the end of 2023. Leveraging DELSCAPE, we are also evaluating other novel and validated immunology targets, including interleukin-23 (IL-23), tumor necrosis factor a (TNFa), neonatal Fc receptor (FcRn), and thymic stromal lymphopoietin (TSLP), among other potential targets, with a view toward advancing one or more programs into clinical development.

Biologics Have Transformed the Inflammatory Disease Landscape, but Are Not Ideally Suited for Chronic Treatment

Some of the most clinically and commercially successful drugs are biologics that modulate extracellular signaling by binding to cellular receptors or their ligands. One such class of biologics is monoclonal antibodies (mAbs) which represented an over $150 billion market in 2020. Drugs such as HUMIRA (adalimumab), and REMICADE (infliximab), originally approved in the late 1990s and early 2000s, have transformed the treatment of inflammatory diseases such as psoriasis, IBD, and psoriatic and rheumatoid arthritis. Although the latest generation of approved biologics demonstrate improved efficacy and dosing intervals, they continue to face the same underlying challenges: (i) requiring administration through subcutaneous injections or intravenous infusions and (ii) regular patient monitoring. Despite generally inferior therapeutic benefit to biologics, there remains a strong preference among many patients and clinicians for orally-administered therapeutics.

Our Proprietary Approach and DELSCAPE Enables the Development of Oral Small Molecules Against Targets Previously Only Druggable with Antibodies

Our approach to drug discovery and development leverages the capabilities of DELSCAPE to determine feasibility, optimize the design of and generate families of specific and potentially potent therapeutic compounds that we consider ideal for advancement to clinical development. We combine this approach with an assessment of attractive, validated market opportunities, informed by our expertise in the field of immunology, to determine our priority targets. We have used this approach to develop therapeutic candidates against the four targets in our current pipeline, and we plan to further pursue this historically difficult class of targets, known as PPIs. The below graphic illustrates our proprietary drug discovery and development strategy.

Opportunity Target validation Clear market opportunity Immunology focus Feasibility dimeric or trimeric small molecule binding site at dimer interface Chemical starting points for incorporation into del libraries Delscape platform target-specific del libraries identify functional inhibitors and sars medicinal chemistry on a massive scale DEL: DNA-encoded library SAR: structure-activity relationship

Opportunity: Target-Validation and Market Opportunity. Central to our process is the identification of targets with strong mechanistic or clinical validation—and in many cases, commercial validation as well. This validation provides us with confidence that modulating the target can provide clinically meaningful benefit in treating human disease, with the goal of reducing the biology risk associated with drug development. In addition, we prioritize programs where the target activity in Phase 1 clinical trials has predicted clinical benefit in subsequent trials for other compounds. Ideal opportunities include indications for which there are only marketed biologics against the target of interest and where we believe that an oral therapy with comparable efficacy would be preferred. There are a number of such opportunities within immunology—approved anti-IL-17 mAbs, for example—in which an oral small molecule capable of blocking the same interaction as its injectable biologic counterpart likely would be a clinically and commercially successful therapeutic. Because the targets of biologics are often PPIs, very few small molecules have been developed against these targets.

Feasibility: PPI-Disruption of Dimeric and Trimeric Targets. We then, based on an assessment of feasibility, prioritize potential targets with structural features that make them ideal candidates for small molecule inhibition using our approach. Inhibition of PPIs by small molecules historically has been challenging because interactions between proteins usually involve large, complementary binding areas that lack features that would allow for small molecules to selectively bind and directly block the PPI. Antibodies can overcome this limitation due to the large nature of their complementary binding areas, but their large size makes them unsuitable for oral administration as they are not absorbed in the gut. We believe that the best opportunities for orally-dosed, small molecule inhibitors of PPIs are presented by targets that are dimeric (having two discrete components) or trimeric (having three discrete components). We have observed that opportunities for potent and selective small molecule binding may be found at the interfaces between the protein components. Importantly, in preclinical studies, we have demonstrated that our small molecule constructs effectively blocked a PPI without directly obscuring the interaction surface. For example, as shown in Figure 1 below, crystal structures show that our IL-17 inhibitors bind in a cleft between the two components of an IL-17 dimer and do not directly block the face that interacts with the IL-17 receptor. Although the bound small molecule (shown in green) does not directly block the receptor-binding surface, it potently inhibits the binding of IL-17AA to the receptor.

Figure 1: (a) Receptor-bound structure (PDB: 4HSA) of the homodimer IL-17AA with IL-17 receptor hidden to view surface contacts involved in the PPI. The two IL-17A monomers are colored blue and bronze and atoms within 4.0Å of IL-17RA are colored red. (b) Structure IL-17AA with our small molecule inhibitor bound in the cleft between the two monomers. Although the bound small molecule does not directly block the receptor-binding surface, it potently inhibits binding of IL-17AA to the receptor.

Our integrin programs provide additional examples of small molecules that have demonstrated the ability to bind at the interface between dimeric proteins and block interaction with their PPI partners. We have identified additional targets of interest, including IL-23, TNFa, FcRn and TSLP, showing evidence of small molecule binding sites at their dimer and trimer interfaces and we intend to explore these opportunities to expand our pipeline of oral PPI inhibitors.

DELSCAPE Platform: Accelerating Hit-to-Lead Development. Finally, we utilize our proprietary DNA-encoded library (DEL) chemistry to accelerate the hit-to-lead phase of compound optimization. We use DEL in a novel way, producing libraries that incorporate known binders—often with poor potency, selectivity or drug-like properties—into the library design, greatly increasing the percentage of hits and thus the depth of structure-activity relationships (SAR) we can obtain from a single experiment. With our proprietary approach, we generate smaller, targeted libraries, typically between 100,000 and 1 million discrete compounds, and obtain data that enables both quantitative and qualitative assessment of a landscape of small molecule hits. We therefore do not need to aim for the massive diversity (billion to trillions of compounds) reported by companies that conventionally utilize unbiased DELs for hit-finding and, importantly, not for the hit-to-lead phase of compound optimization. Our approach can extend well beyond binding optimization to further produce insights into functional activity and selectivity. We think of this process as performing medicinal chemistry but on a very large scale, in parallel, and it is what allows us to accelerate this phase of drug discovery against these difficult PPI targets.

Our Pipeline

We are leveraging our proprietary DELSCAPE platform to design and develop a pipeline of wholly-owned oral therapeutic candidates against validated biologic targets to address chronic diseases in immunology and other therapeutic areas. In collaboration with Sanofi, we are also developing a therapeutic candidate for immuno-oncology indications. Our pipeline is shown below:

Program Indications Lead Optimization IND -Enabling Phase 1 Phase 2 Phase 3 Next Anticipated Milestone(s) Global Rights " CTA filing 3Q21Phase 1 data 2022 Nominate therapeutic candidate 2H21 Phase 1 data 2023 Nominate therapeutic 2022 Nominate therapeutic candidate 2023 IND filing 2023 DICE molecules Sanofi Oral IL-17 Franchise1 S011806: Lead Molecule Novel Scaffold Program #1 (Fast-Follower) Novel Scaffold Program #2 Oral +/-4 27 Oral +/-v 2x Oral I/O Psoriasis & Other IL-17 Mediated Chronic Immunology Indications Inflammatory Bowel Disease Fibrosis Immuno-oncology . 1 We will initiate a Phase 1 clinical trial of S011806 in healthy volunteers and psoriasis patients and intend to advance two additional, structurally-distinct therapeutic candidates through IND-enabling studies; however, we may not pursue all candidates through full clinical development.

Our Oral Therapeutic Candidates Targeting IL-17 for Immunology Indications

Our lead therapeutic candidate, S011806, is an orally-available small molecule antagonist of IL-17 being developed initially for the treatment of psoriasis with the objective of achieving therapeutic benefit similar to that of the injectable biologics, COSENTYX and TALTZ with potential expansion of development into indications known to be responsive to IL-17 inhibition. COSENTYX and TALTZ are anti-IL-17 mAbs that inhibit both IL-17AA and IL-17AF isoforms, but not the IL-17FF isoform, and have been approved by the U.S. Food and Drug Administration (FDA) and other foreign regulatory authorities, for the treatment of psoriasis and other immunology indications. The global psoriasis drug market was estimated to be $20.0 billion in 2020 according to Evaluate Pharma, and approved anti-IL-17 mAbs comprised an estimated $4.4 billion. The total market opportunity for therapeutics targeting all IL-17 mAb-approved indications, including psoriasis, represented $26.0 billion in 2020, of which anti-IL-17 mAbs captured $5.8 billion.

In psoriasis, results from pivotal trials for COSENTYX and TALTZ show therapeutic benefits that are approximately double those shown of in the pivotal trials for apremilast, an oral phosphodiesterase 4 (PDE4) inhibitor marketed as OTEZLA by Amgen. Despite its inferior therapeutic benefit, OTEZLA generated sales of $2.2 billion in 2020, primarily due to the convenience of its oral administration for patients and clinicians. We therefore believe an oral IL-17 small molecule inhibitor with comparable therapeutic benefit to its systemic biologic counterparts biologics represents a significant market opportunity in psoriasis and other immunology indications where IL-17 inhibition is relevant, including non-radiographic axial spondyloarthritis, ankylosing spondylitis, psoriatic arthritis, juvenile idiopathic arthritis and hidradenitis suppurativa.

In preclinical studies, S011806 was able to selectively inhibit both IL-17AA and IL-17AF isoforms, while sparing the IL-17FF isoform. Furthermore, we have shown that S011806 matched the anti-inflammatory activity of an anti-IL-17 mAb in a well-established animal model. We filed a CTA with the MHRA in the United Kingdom in July 2021 and plan to initiate a Phase 1 clinical trial in healthy volunteers, followed by a Phase 1c trial in psoriasis patients.

Our IL-17 expertise, coupled with DELSCAPE, has enabled us to build what we believe is the most comprehensive and functional DEL for IL-17 small molecule inhibitors in the industry, and has resulted in the generation of multiple potential therapeutic candidates of IL-17 inhibitors with structural classes distinct from that of S011806. To take advantage of the depth of our IL-17 capabilities, we intend to advance two additional, structurally-distinct therapeutic candidates through IND-enabling studies, and to progress another candidate into clinical trials. We believe that advancing multiple platform-derived therapeutic candidates unlocks the ability to develop compounds with differentiated properties and has the potential to maximize the value of our IL-17 franchise.

Our a4ß7 Integrin Antagonist Program

Alpha 4 beta 7 (a4ß7) is a powerful signaling molecule embedded in the cell membranes of immune cells and is an established target for IBD. ENTYVIO (vedolizumab) is an anti-a4ß7 mAb which is approved for the treatment of ulcerative colitis (UC) and Crohn’s disease (CD). We believe that there is an unmet need for convenient oral therapies for these indications due to their chronic nature. The dimeric nature of integrins (which consist of one alpha protein subunit and one beta protein subunit), as well as the existence of chemical starting points enabled us to apply DELSCAPE to identify potent and highly selective small molecule inhibitors of a4ß7. We believe that the high selectivity for a4ß7 over a4ß1 is a key feature of ENTYVIO and will be critical for the development of a small molecule therapeutic. Our lead compounds demonstrate over 1,000-fold selectivity for a4ß7 over a4ß1. In contrast, TYSABRI (natalizumab) binds to both a4ß7 and a4ß1, and this selectivity for a4ß1 has been linked to progressive multifocal leukoencephalopathy, resulting in the FDA restricting its use in IBD. Our a4ß7 program is in the lead optimization stage and we expect to nominate a therapeutic candidate for this program by the end of 2022.

Our aVß1/aVß6 Integrin Antagonist Program

We are also pursuing antagonists of the alpha V (aV) family of integrins with the intent of developing therapeutic candidates for the treatment of IPF and other fibrotic diseases. Increased expression of the integrins alpha V beta 1 (aVß1) and alpha V beta 6 (aVß6) has been observed in patients with IPF and it has been demonstrated that increased levels of aVß1 and aVß6 drive increased activation of TGF-ß, a potent pro-fibrotic mediator. Preclinical data indicates that inhibitors of aVß1 and aVß6 have potential as therapeutics for the treatment of IPF and other fibrotic diseases by reducing TGF-ß activation. DELSCAPE enabled us to identify potentially potent inhibitors of aVß1 and aVß6 with a variety of selectivity profiles ranging from aVß1-selective, to dual-selective, to aVß6-selective. In the case of aV integrins, the optimal selectivity profile between aVß1 and aVß6 has not been established in the clinic. We are therefore advancing multiple leads with different selectivity profiles. Our aVß1/aVß6 program is in the lead optimization stage and we expect to nominate a therapeutic candidate for this program by the end of 2023.

Our Collaborations

Given the broad therapeutic potential of our DELSCAPE platform, we have selectively partnered with leading pharmaceutical companies, including Sanofi and Genentech, for drug targets outside our core strategic focus in immunology. Our collaboration with Sanofi has resulted in the identification of multiple potential therapeutic candidates oriented towards a clinically-validated and immuno-oncology target with an IND expected by the end of 2023. Furthermore, we have an ongoing collaboration with Insitro, which is designed to combine our DELSCAPE platform and Insitro’s machine learning-enabled drug discovery capabilities for the discovery and prediction of potential therapeutic candidates.

Our Team

We are led by a team of executives with extensive experience in small molecule drug discovery and development. J. Kevin Judice, Ph.D., our CEO and co-founder, previously served as Chief Scientific Officer at Cidara Therapeutics, a company he helped found. Earlier in his career, he co-founded Achaogen and served as its

CEO and CSO. Scott Robertson, our CFO and CBO, served as Business Development Director for DuPont Pioneer and previously was an investment professional at MPM Capital. Timothy Lu, M.D., Ph.D., our Chief Medical Officer, was a Senior Medical Director at Genentech in inflammatory diseases including IBD. John Jacobsen, Ph.D., Chief Scientific Officer, previously was Senior Director of Medicinal Chemistry at Theravance where he led multiple research programs in respiratory diseases and helped transition six compounds into clinical development.

Since our inception, we have raised approximately $200 million in funding from leading investors.

Our Strategy

Our goal is to be an industry leader in PPI disruption biology and drug development. We intend to develop a broad portfolio of oral therapeutic candidates for immunologic diseases with our PPI disruption approach. Our strategies to achieve this goal are:

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Maximize the value of our IL-17 franchise by advancing S011806 through clinical development in psoriasis, exploring potential development in other indications where IL-17 is implicated and advancing at least one other IL-17 inhibitor into clinical development. We believe our lead program, S011806, has the potential to capture a significant share of the multi-billion-dollar commercial opportunity in psoriasis by addressing the high unmet need of patients seeking effective, oral therapeutics. We filed a CTA in July 2021 and plan to initiate a Phase 1 clinical trial in healthy volunteers and psoriasis patients. We intend to advance this program through clinical development, leveraging insights from the drug development and regulatory pathways of already-approved anti-IL-17 mAbs. Following the completion of our planned Phase 1c trial in psoriasis, we intend to explore development of S011806 in other diseases where anti-IL-17 mAbs are already marketed, including non-radiographic axial spondyloarthritis, ankylosing spondylitis, and psoriatic arthritis, as well as those where anti-IL-17 mAbs have demonstrated clinical efficacy, such as juvenile idiopathic arthritis and hidradenitis suppurativa. Furthermore, we are advancing two additional, structurally-distinct therapeutic candidates through IND-enabling studies, and intend to progress another IL-17 inhibitor candidate into clinical trials with the goal of maximizing the value of our IL-17 franchise.

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Advance our selective a4ß7 and aVßX integrin antagonists into the clinic for development in IBD and IPF and potentially other indications, respectively. We are developing an orally-available a4ß7 integrin antagonist intended to drive anti-inflammatory activity for the treatment of moderate-to-severe IBD. Given the lack of orally-available therapeutics that can safely and effectively achieve sustained remission, we believe that there would be a substantial commercial opportunity for an oral a4ß7 antagonist that could deliver comparable anti-inflammatory activity to the currently marketed biologic and standard of care, ENTYVIO, without the burden associated with injectable administration. Our a4ß7 antagonist program is currently in lead optimization and we anticipate nominating a therapeutic candidate by the end of 2022. Our avßx program is designed to selectively inhibit various dimeric combinations of the av integrin family for the treatment of fibrotic diseases including IPF. Our av integrin programs are in the lead optimization stage and we expect to nominate therapeutic candidates for each program by the end of 2023.

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Leverage DELSCAPE and our immunology and PPI disruption expertise to expand our portfolio of therapeutic candidates. Our novel use of DELs enables us to explore significantly more structural variants of known active lead molecules than would be practical using traditional medicinal chemistry approaches. This differentiated approach to discovery underpins the demonstrated power of DELSCAPE to generate potential clinical candidates against conventionally difficult-to-drug PPI targets and we believe significantly expands the number of biologic targets that can be modulated with oral small molecules. We are continuing to invest in our computational chemistry capabilities to accelerate our library design and data analysis as we identify and interrogate new targets using DELSCAPE. We have identified additional targets relevant and validated in immunology, such as FcRn, TSLP, TNFa and IL-23, among others, that meet our target selection criteria, and we expect to identify additional targets in the future. We plan to dedicate a portion of our drug discovery efforts toward at least one of these promising targets with the goal of expanding our portfolio of immunology therapeutic candidates.

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Evaluate and selectively enter into strategic partnerships to maximize the potential of our pipeline. We remain open to opportunistically evaluating and entering into strategic partnerships around certain therapeutic candidates, geographic markets or disease areas. For example, in collaboration with Sanofi, we are developing an orally-available small molecule immuno-oncology agent against a well-validated target, for which we may achieve significant milestones upon the achievement of certain developmental and regulatory milestones, as well as royalties upon commercialization. Similarly, in anticipation of the large global commercial opportunity that a highly effective oral IL-17 antagonist may generate, we may consider partnering S011806 in late-stage clinical development, regulatory approval and commercialization. We believe selectively entering into collaborations has the potential to expand and accelerate the development of our programs and maximize worldwide commercial potential.

Our Drug Discovery Approach

DELSCAPE is one part of a larger approach to the selection and prosecution of historically difficult PPI targets. When selecting targets for our internal pipeline, we evaluate a number of parameters in parallel before settling on proteins for investigation in our labs.

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Validated targets. We believe that our expertise in small molecule design is best applied to targets that have been validated in the clinic by injectable antibody therapeutics in settings where we believe we can develop orally-available small molecules. This validation provides us with confidence that modulating the target can provide clinically meaningful benefit in treating human disease, with the goal of reducing the biology risk associated with drug development. In addition, we prioritize programs where the target activity in Phase I clinical trials has predicted clinical benefit in subsequent trials for other compounds.

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Immunology-focused. We believe that some of the greatest needs for orally available drugs exist in therapeutic areas related to immunology where the most effective currently approved therapies are administered by injection. Diseases in this therapeutic area are often chronic in nature and require lifelong dosing, thereby compounding the burden on patients and clinicians. Accordingly, we believe an orally-administered therapeutic with biologic-like efficacy would be highly attractive for patients and clinicians in this therapeutic area.

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Dimeric or trimeric protein-protein interactions. There are many therapeutic targets that can be targeted by small molecules. The small molecules in our focus are those that are intended to alter PPIs. Historically, those PPI targets have been refractory to inhibition by small molecules. We believe that at least part of the problem has been that the proteins involved in PPI often lack appropriate binding sites for small molecules. In situations where one of the PPI partners is a dimeric or trimeric protein, however, it can be the case that a small-molecule binding site exists at the interface of such a dimer and that compounds binding there can inhibit the larger interaction, as shown with IL-17 in the figure below.

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Chemical starting points. A key feature of DELSCAPE is that it works best when we are able to structurally bias the libraries by using prior SAR of compounds that have been shown to bind to the target in question. We specifically focus on protein targets that fulfill three key criteria: (i) known binders with suboptimal potency, selectivity or drug-like properties have been identified for them; (ii) we have structural insights into how these compounds bind; and (iii) we can identify precise locations where DNA tags could be attached without blocking binding activity.

Our DELSCAPE Platform

Our DELSCAPE platform leverages a chemical technique known as DELs in a novel way that we believe improves our ability to prosecute historically difficult targets such as PPIs with oral small molecule inhibitors.

Historical Design and Utilization of DNA-Encoded Libraries

DELs were developed to enable the synthesis and screening of vast numbers of small molecule drug candidates at a scale that is not possible to achieve by traditional approaches. By covalently linking each small molecule in a large collection (library) of possible hits to a unique DNA tag, each member of the library then carries a barcode that specifies its structure and the means used to make it. Because each member of the library carries its own unique barcode, the entire collection of molecules in the library can be tested simultaneously for their ability to bind to a specific target. In such an assay, the target is immobilized to a solid support and then a sample of the library is passed over it. Individual members of the library that bind to the target thus stick tight, allowing the other, non-binding components of the mixture to be washed away. In the final step of the process the binders are identified, using a procedure such as polymerase chain reaction (PCR) to read their DNA barcodes. This process typically produces a small number of binders, or hits, which can then serve as starting points for a labor-intensive medicinal chemistry process known as hit-to-lead optimization.

Historically, DELs have been used to generate very large libraries of compounds, typically ranging in size from billions to trillions of individual members. It was felt that the large number of compounds would increase the chances of finding hits, or binders to the target. While this is true in some instances, in overlooks an inescapable fact of such a large library, which is that the few hits within it are vastly outnumbered by compounds that do not bind to the target. Thus, there is very little true signal and a great deal of noise, meaning that even using a technique as sensitive as PCR to read the barcodes of hits one must somehow deal with overwhelming amounts of what are known as false positives, or compounds that appear to bind to the target but are really just random noise. As a result, it can be difficult to get much more useful information from a traditional DEL library than a few hits with which to start a long and manually driven hit-to-lead optimization process.

For these reasons, we believe that traditional DELs represent an incremental advance over approaches that precede them, but they do not offer general solutions to the problem of generating useful drugs against historically difficult targets such as PPIs.

DELSCAPE Accelerates Hit-to-Lead Phase of Drug Discovery

We take a fundamentally different approach to the use of DELs. Rather than focus on making ever-larger collections of compounds, we took the counterintuitive path of making ours smaller. Our libraries are instead designed to have greater focus, with a lower number of distinct compounds than libraries generated for broad screening. They typically have between 100,000 and 8 million discrete compounds, which greatly increases the signal to noise ratio—positive binders—by reducing the noise of non-binders by between a thousand- and a million-fold. As a result, we can elucidate quantitative information on entire families of structurally related compounds in a single experiment, rather than just identifying a few hits. This concept is shown in Figure 3 below.

Large diverse all purpose libraries hit discovery single hits Noise threshold DiCE focused libraries Medicinal chemistry at scale multiple active compounds

Figure 3: Our focused libraries are designed to provide the ability to conduct high-throughput medicinal chemistry due to a higher signal-to-noise ratio. In this figure, each bar represents an individual compound where the height of the bar represents its potency. Our focused libraries have multiple structurally related compounds allowing us to gain insight into the impact of series of small chemical modifications on potency. This rich collection of information about the potency of SARs can then inform the design of additional compounds with other drug-like properties such as stability, and therefore contributes to an overall acceleration of the hit-to-lead phase of small molecule drug discovery. This is particularly important when attempting to tackle historically difficult targets such as PPIs.

In the figure above on the left, we are illustrating what we call a SAR landscape. In such a figure, one can envision the three-dimensional plot with the X- and Y-axes describing structural features of the molecules under study, while the Z-axis (or vertical axis) describes the relative binding affinity of a given molecule for its target. Each vertical spike in the figure on the left thus represents an individual molecule, while the height of the spike reflects the relative binding affinity of that molecule, with higher spikes corresponding to tighter binders to the target in question.

As illustrated in the plot on the left, there are many spikes arising from the analysis of this large library. However, the ratio of true signal to random noise, described above, will limit the investigator’s ability to elucidate all of the information that would otherwise be available from such an experiment. We envision this limitation graphically as a signal to noise floor, below which no useful information can be gleaned and represented here as a transparent gray plane. In this illustration, one can see that only a few spikes protrude above the signal-to-noise floor, thus providing only a few bona-fide hits despite the large number of compounds in the original library.

A DELSCAPE experiment is illustrated conceptually on the right side of Figure 3. In this graphic it is clear that the overall size of the library is smaller, as indicated by the smaller area described in the X- and Y-planes; however, as articulated above, this reduction in overall compound number, when combined with the biased design approach described below, significantly improves the signal-to-noise ratio, indicated graphically here as a lower transparent gray plane. As a result, more spikes protrude above the signal-to-noise threshold and a more comprehensive data set can be derived from this experiment. We have found that libraries constructed and analyzed in this fashion give us numbers of bone fide hits against difficult PPI targets ranging from hundreds to tens of thousands, with rank orders of potency attached to each individual hit. This type of experiment can also identify discrete structural families, shown as differently colored groups of spikes on the right side of Figure 3. The information as to identities of richly populated families of hits, when combined with the detailed rank order of potency shown as spikes of varying heights, can facilitate expedited progress through the hit-to-lead phase as other essential properties of candidate drugs are built in to the molecules.

To summarize, the advantages of DELSCAPE for targeting PPIs over conventional approaches, including more typical and much larger DELs, are as follows:

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Higher signal. This lower complexity results in a higher frequency of individual molecules, which serves to increase the magnitude of the signal for active compounds. For example, in a library of 100,000 molecules, an individual molecule is represented 10,000 times more frequently than it would be in a library of one billion molecules.

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Lower noise. In parallel, the smaller number of compounds we create for our libraries helps to lower the number of false positive compounds that contribute to background noise. This noise would be higher using conventional DELs.

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Ability to deeply explore variants of known active molecules. Our use of DELs enables us to explore far more structural variants of known hit molecules than would be practical using traditional chemistry approaches. Using this approach, we can rapidly identify compounds that meet our pre-specified design objectives.

Our IL-17 Programs

Our lead therapeutic candidate, S011806, is an orally-available small molecule antagonist of IL-17 being developed initially for the treatment of psoriasis with the objective of achieving therapeutic benefit similar to that of the injectable biologics, COSENTYX and TALTZ with potential expansion of development into indications where IL-17 inhibition has shown therapeutic benefit.

S011806 was designed precisely to target the most inflammatory members of the IL-17 family, notably the AA and AF isoforms, with the goal of providing the greatest therapeutic potential and a reduced likelihood of off-target side effects. In preclinical studies, S011806 was able to selectively inhibit both IL-17AA and IL-17AF isoforms, while sparing the IL-17FF isoform. In clinical trials conducted by third parties, the simultaneous inhibition of all three isoforms has been linked to increased adverse events compared to simultaneous inhibition of IL-17AA and IL-17AF only.

In addition, S011806 has shown equivalent anti-inflammatory activity to that of an anti-IL-17 mAb in a well-established animal model. We filed a CTA with the MHRA in the United Kingdom in July 2021 and plan to initiate a Phase 1 clinical trial in healthy volunteers, followed by a Phase 1c trial in psoriasis patients.

To take advantage of the depth of our IL-17 capabilities, we intend to advance two additional, structurally-distinct small molecule therapeutic candidates through IND-enabling studies, and to progress another candidate into clinical trials with the goal of maximizing the value of our IL-17 franchise.

Psoriasis Disease Background

Psoriasis is a chronic, inflammatory skin disease characterized by rapid turnover, excessive proliferation and lack of differentiation of skin cells (keratinocytes). Psoriasis is estimated to affect more than 125 million people worldwide and more than 8 million people in the United States. According to Evaluate Pharma, the global psoriasis market was estimated to be $20.0 billion in 2020. In plaque psoriasis, the most common type of psoriasis, patches of skin called lesions or plaques become red and inflamed and are covered by a white scale. The extent of inflammation can be limited to a few lesions or can involve moderate to large areas of the skin and scalp. A standard measure of disease is the Psoriasis Area and Severity Index (PASI) score which takes into account the percent of body surface area affected and the severity of the lesions. Psoriasis is not simply a cosmetic problem; it is associated with many comorbidities including psoriatic arthritis, CD, psychological and psychiatric disorders, uveitis, metabolic syndrome, cardiovascular, celiac disease, nonalcoholic fatty liver disease and erectile dysfunction. In a recent survey, nearly 60% of people with psoriasis reported missing an average of 26 days of work a year attributable to their illness.

The Role of IL-17 Signaling in Psoriasis

One of the primary drivers of the inflammatory response in psoriasis is IL-17. IL-17 regulates the proliferation of keratinocytes and down-regulates their differentiation. It also induces keratinocytes to secrete other signaling molecules, called chemokines, that drive the influx of immune cells, including neutrophils and dendritic cells. Skin inflammation is driven by the production of inflammatory molecules such as TNFa and nitric oxide from these immune cells.

IL-17 consists of a family of related cytokines, of which IL-17A and IL-17F are the most well-characterized. Both are expressed by a subset of T cells termed Th17 cells. These proteins naturally assemble into a trio of biologically-active dimeric proteins: IL-17AA, IL-17AF and IL-17FF. IL-17AA is the most potent version of the three and acts as a pro-inflammatory signal in diseases such as psoriasis. The structures of these three isoforms are shown in the figure below.

IL-17 AA IL-17 AF IL-17 FF Most inflammatory Least inflammatory

Figure 4. Structure of the IL-17 isoforms and their relative contributions toward inflammatory signaling. IL-17 is also important in mediating host resistance to extracellular bacterial and fungal infections.

In some patients, excessive secretion of IL-17 by Th17 cells leads to the development of autoimmune disorders. IL-17AF and IL-17FF play lesser but still significant roles in these diseases. Because of its central role in driving psoriasis, IL-17 is an attractive target for therapeutic development. Approved biologics such as COSENTYX and TALTZ inhibit both IL-17AA and IL-17AF, but not IL-17FF.

Current Treatments for Psoriasis

There is no cure for psoriasis; patients and clinicians instead manage the symptoms of the disease with chronic therapeutic treatment. Initial treatments are typically topical therapies including keratolytics, or skin softening agents such as salicylic acid, benzoyl peroxide and glycolic acid, that serve to loosen dry skin and help reduce inflammation. Patients who do not respond are treated with topical anti-inflammatory and immunosuppressant drugs including corticosteroids and calcineurin inhibitors. The drawbacks of topical treatments include poor adherence, skin irritation, the need for continuous use and the lack of efficacy in treating systemic inflammation.

Approved Oral Systemic Therapies

Patients with more extensive psoriasis, typically covering more than five percent of their body surface area, or psoriasis in areas which are more difficult to treat with topical therapies, such as the scalp, are typically treated with systemic drugs. The first line of systemic therapy after topical therapies are orally administered therapies, but their use is limited by weak long-term efficacy and adverse events.

Methotrexate, used to treat psoriasis since 1971, remains the most widely used systemic therapy, although its use continues to decline due to concerns about side effects including hepatotoxicity and bone marrow suppression that require mandatory routine monitoring. Cyclosporine, a potent immunosuppressant, is another oral option, however, it is associated with a number of adverse events and its use in psoriasis carries a black box warning for renal toxicity requiring chronic monitoring and limiting long term use. OTEZLA (apremilast), first approved in 2014, is an oral PDE4 inhibitor. In two pivotal clinical trials, 29-33% of patients treated with OTEZLA achieved a PASI 75 response after 16 weeks of therapy, meaning that their PASI score declined by 75% or more following treatment. In the placebo groups, this response rate was only 5-6%. In these trials, patients treated with OTEZLA experienced on average a 30-40% reduction from baseline in their PASI scores at four weeks with an average placebo response of 13-15% reduction. Of the patients who discontinue treatment with OTEZLA, 71% do so because of lack of efficacy. Although safety concerns are considered lower with OTEZLA than with biologic therapies or methotrexate, approximately nine percent of patients treated with OTEZLA experience diarrhea or nausea. Despite these limitations, worldwide sales of OTEZLA totaled $2.2 billion in 2020.

A 30-milligram dose of OTEZLA, administered twice daily, was evaluated in two pivotal trials (ESTEEM-1 and ESTEEM-2) with 844 and 413 patients, respectively.

Approved Injectable Biologic Therapies

If oral therapies fail, injectable biologic therapies are then used. These therapies target inflammatory molecules such as TNFa, IL-17, IL-23 and IL-12/IL-23. Approved biologic therapies typically are able to induce PASI 75 response in 60-90% of patients within 12 to 16 weeks in clinical trials. Two approved anti-IL-17 mAbs, TALTZ and COSENTYX, have some of the highest reported rates of PASI 75 responses achieved within twelve weeks. For TALTZ in its three pivotal trials, this figure was 87-90% (placebo was 2-7%) of patients and for COSENTYX, this figure was 77-82% (placebo was 5%) in its two pivotal trials. By comparison, anti-TNFa, anti-IL-23 and anti-IL-12/23 mAbs have demonstrated PASI 75 responses in 71-80% (placebo was 7-19%), 64-91% (placebo was 6-10%) and 66-76% (placebo was 3-4%) of patients, respectively.

In these clinical trials, patients treated with anti-TNFa mAbs or COSENTYX achieved an average reduction in PASI scores from baseline at four weeks of 52-57% (placebo was 9-15%) and 50-65% (placebo not reported), respectively.

COSENTYX was evaluated in two pivotal trials (ERASURE and FIXTURE) with 738 and 1,306 patients, respectively. In each trial, COSENTYX was administered 150- or 300-milligrams weekly for four weeks, followed by 150- or 300-milligrams monthly, respectively. TALTZ was evaluated in three pivotal trials (UNCOVER-1, UNCOVER-2, and UNCOVER-3) with 1,296 and 1,224 and 1,346 patients, respectively. In each trial, TALTZ was administered with a starting dose of 160-milligrams followed by 80-milligrams either every 2 weeks or every 4 weeks. Anti-TNFa biologics were evaluated in two pivotal trials (REVEAL and CHAMPION) with 1,212 and 271 patients, respectively. In each trial, 40-milligrams of anti-TNFa biologics were administered every other week.

Despite the high efficacy of biologics, their use for the treatment of psoriasis remains relatively low compared to the population of patients who could potentially benefit. In the United States, an analysis of Medicare claims found that only 10% of moderate-to-severe psoriasis Medicare patients were being treated with biologics. The uptake of biologics has remained limited due to multiple factors including: (i) the fact that biologics are indicated only for use in moderate to severe patients; (ii) their high cost and chronic dosing requirement, which can be as much as $180,000 per year; (iii) reimbursement and access restrictions; (iv) high patient co-pays; (v) a perceived risk of side effects by clinicians; and (vi) the inconvenience of injectable administration.

Other Orally-Available Therapeutic Candidates

A number of orally available therapeutic candidates have been investigated as potential therapeutics for the treatment of psoriasis. Clinical results from Phase 3 clinical trials found that Janus Kinase (JAK) inhibitors were able to induce encouraging PASI 75 responses that approached biologic-like therapeutic benefit. However, the high efficacy seen with some drugs, such as tofacitinib, was associated with increased risks of adverse events, resulting in a complete response letter from the FDA, which led to discontinuation of development for this indication. There is a current clinical development focus on inhibitors of tyrosine kinase 2 (TYK2), a distantly-related JAK family member, for psoriasis. Bristol Myers Squibb recently reported that patients in two Phase 3 trials of its TYK2 inhibitor, deucravacitinib, achieved PASI 75 responses in 54-59% of patients (placebo was 9-13%) by week 16. Although the results from deucravacitinib are encouraging, they do not appear to match the efficacy demonstrated by most of the approved biologics.

The Unmet Medical Need in Psoriasis

While there are now numerous approved therapies for psoriasis, we believe there remains a significant unmet medical need for patients and clinicians to effectively and conveniently manage this chronic disease. Although the latest generation of approved biologics are considered to be highly efficacious and are generally able to control disease more effectively, there remains a strong preference among many patients and clinicians for orally-administered therapies, which are commercially successful today despite their limitations. For example, more than twice as many psoriasis patients treated with COSENTYX achieve a PASI 75 response within 12 weeks as compared with those treated with orally-available OTEZLA at 16 weeks, as shown in the figure below. Even after extended dosing, the percentage of patients achieving PASI 75 response with OTEZLA does not approach that of COSENTYX. Despite this inferior efficacy, OTEZLA generated $2.2 billion in global sales in 2020, driven in part by a preference for oral therapies within the psoriasis community.

Otezla psoriasis registrational studies: Pasi 75 scores at 16 weeks % of Patients 0 10 20 30 40 50 60 70 80 90 100 33 29 esteem-1 esteem-2 mode of administration estimated 2020 psoriasis sales1 Oral 1.9 billion Cosentyx psoriasis registrational studies: PASI 75 scores at 12 weeks % of patients 0 10 20 30 40 50 60 70 80 90 100 82 77 Erasure Fixture mode of administration estimated 2020 psoriasis sales1 biologic (injectable) $2.9 billion 1.Estimated 2020 psoriasis sales per evaluate pharma

Figure 5. PASI 75 response rates for COSENTYX (secukinumab) and OTEZLA (apremilast) in their registrational clinical trials.

Accordingly, we believe the prospect of an orally-administered therapy with comparable efficacy to injectable biologics in psoriasis would be a commercially successful therapeutic. In particular, oral therapies that address targets such as IL-17 represent highly attractive opportunities due to the strong clinical validation, known efficacy and low risks of adverse events associated with approved drugs against these targets.

Our Solution: Small Molecule Inhibitors of IL-17 and Our Lead Molecule, S011806

Our lead therapeutic candidate, S011806, is an orally-available small molecule antagonist of IL-17 being developed initially for the treatment of psoriasis with the objective of achieving therapeutic benefit similar to that of the injectable biologics, COSENTYX and TALTZ. We filed a CTA with the MHRA in the United Kingdom in July 2021 and plan to initiate a Phase 1 clinical trial in healthy volunteers, followed by a Phase 1c trial in psoriasis patients. We also intend to evaluate development of S011806 in psoriasis and other indications known to be responsive to IL-17 inhibition. To take advantage of the depth of our IL-17 capabilities, we intend to advance two additional, structurally-distinct therapeutic candidates through IND-enabling studies, and to progress another candidate into clinical trials.

Our Approach to Identifying Small Molecule IL-17AA and IL-17AF Antagonists Using DELSCAPE

We based our drug discovery efforts on structural information from small molecules in the literature that are known to bind to IL-17AA. We used this structural information to generate DELs and synthesized and then screened millions of compounds for binding to this site. We were specifically interested in those molecules that bound to IL-17AA but were unable to bind to the IL-17AA plus receptor complex. The results of our screening identified two broad classes of compounds: those that bound with equal potency to the receptor complex and to IL-17AA alone; and those with the desired property that they bound potently to IL-17AA but had weak binding to the receptor complex. Compounds of the latter type are desired because selective binding to IL-17AA alone is consistent with a compound that can inhibit IL-17AA from binding to its receptor as illustrated in Figure 6 below.

IL-17 APO iL-17 +receptor +compound pocket

Figure 6: Binding of compounds in a specific pocket in IL-17 can prevent a conformational change required for IL-17 to bind to its receptor, thereby inactivating it.

Through a single screen, we were able to identify compounds that met our initial design objectives and, because of the richness of the number of active compounds, this screen also provided us with a wealth of information about the impact of specific chemical modifications we had made on the binding potency and selectivity of our early candidates. The results from this screen led us to the identification of S011806 and its structural class, which selectively inhibit both IL-17AA and IL-17AF isoforms. Further, the results steered us away from working on compounds that were unlikely to ever meet our objective of inhibiting IL-17AA and IL-17AF as shown in Figure 7 below.

Binding to IL 17/Receptor Complex Potent binding to IL-17 even in the presence of its receptor-DEAD END More potent binding to IL-17 in the absence of its receptor-Lead series Binding to IL 17 alone

Figure 7: A DNA-encoded custom library for IL-17 binders led to the identification of two classes of molecules, one of which led to our lead therapeutic candidate.

Mechanism of Action of S011806

We designed S011806 and our other small molecule inhibitors of IL-17 to bind to a pocket on IL-17AA, the member of the IL-17 family believed to be the primary driver of psoriasis. We have shown that a compound binding to this pocket prevents IL-17AA binding to its receptor, and our preclinical data demonstrated that S011806 binds to a similar pocket in IL-17AF and prevents its binding to the receptor as well. The net effect is that S011806 and our other molecules that bound to this site inhibited IL-17AA and IL-17AF signaling to the same extent as anti-IL-17A antibodies, while sparing IL-17FF, as shown in the figure below.

IL-17 AA IL-17 AF IL-17 FF Cosentyx, TALTz, and dice IL-17 franchies small molecules inhibit both IL-17 AA and IL-17 AF isoforms while sparing the IL-17 FF isoform Most inflammatory Least inflammatory

Figure 8. Structure of the three IL-17 isoforms and their relative contributions toward inflammatory signaling.

S011806 Has Demonstrated Inhibition of IL-17

In preclinical studies, S011806 has demonstrated that it acts as a potent 1.4 nM binder of homodimeric IL-17AA in vitro with a long half-life of binding of five hours, meaning that once it bound to IL-17AA, it remained bound for a long time, with half of the S011806 molecules still bound to the same IL-17AA dimer molecule after five hours. As a result, S011806 prevented IL-17AA from binding to its receptor in a biochemical assay with a potency of 43 nM, as shown in the figure below.

Parameter Dissociation constant (kD) 1.4nM On-rate (k on) 2.9x 104 m-1 s-1 Off-rate (k off) 4.2x 10-5 s-1 Half-life (t1/2) 50.0h parameter result elisa IC50 43nM

Figure 9: S011806 bound to IL-17AA and prevented it from binding to its receptor.

In reporter cell assays using human embryonic kidney (HEK) cells, S011806 blocked the activation of cell signaling by both IL-17AA and the heterodimeric form of IL-17, IL-17AF, but did not block the activity of the IL-17FF homodimer, as shown in the figure below.

Cell type Stimulation Analyte Ic50 (nM) HEK-Blue (engineered) [IL-17AA] = 5ng/ml Reporter gene/ colorimetric 12 HEK-Blue (engineered) [IL-17AF] = 5ng/ml Reporter gene/ colorimetric 120 HEK-Blue (engineered) [IL-17FF] = 5ng/ml Reporter gene/ colorimetric 10,000

Figure 10: S011806 blocked IL-17AA and IL-17AF, but not IL-17FF, signaling in a HEK reporter cell line.

Consistent with the evidence of specific molecular interactions observed in crystal structures of our inhibitors and IL-17AA, S011806 is a highly selective inhibitor of IL-17AA and IL-17AF. As evidence of this selectivity and as part of our drug development efforts, we tested S011806 against a panel of 44 common pharmacological targets and showed no evidence of significant inhibition at a high concentration of 10 µM.

Furthermore, in both immortalized and normal human keratinocytes, S011806 blocked the ability of IL-17AA to stimulate secretion of C-X-C Motif Chemokine Ligand 1 (CXCL1) and Granulocyte Colony-Stimulating Factor (G-CSF) with potencies between 4.6 and 68 nM, demonstrating that S011806 inhibited inflammatory signaling in the target cells of interest as well as decreased the secretion of inflammatory cytokines associated with psoriasis, as shown in the figure below.

Cell type stimulation analyte ic50 (nm) human oral keratinocytes [il-17aa] = 100 ng/ml cxcl1 68 hacat immortalized human keratinocytes [il-17aa] = 5 ng/ml cxcl1 4.6 normal human epidermal keratinocytes [il-17aa] = 100 ng/ml cxcl1 33 normal human epidermal keratinocytes [il-17aa] = 100 ng/ml g-gsf 33

Figure 11: S011806 blocked IL-17AA-induced secretion of CXCL1 and G-CSF by human keratinocytes.

Head-to-head comparison of S011806 to COSENTYX (secukinumab) in a cell-based assay

To assess the ability of S011806 to block signaling via IL-17 produced by primary human T- cells, we cultured Th17 cells and used the culture media containing cytokines secreted from these cells to stimulate HEK reporter cells expressing the IL-17 receptor. We determined that the cytokine mixture secreted by these Th17 cells contains IL-17AA, IL-17AF and IL-17FF. As shown in the figure below, S011806 (blue line, solid blue circles) achieved the same maximal level of inhibition as a high dose of COSENTYX (dotted line). In addition, we observed that compound DX-891126 achieved less overall inhibition than either COSENTYX or S011806. In a separate experiment, we determined the activity of all three of these molecules against the individual isoforms of IL-17AA and IL-17AF. COSENTYX inhibited IL-17AA and IL-17AF (IC50 values of 0.5 and 8.2 nM, respectively); S011806 also inhibited IL-17AA and IL-17AF (IC50 values of 12 and 139 nM, respectively); and DX-891126 inhibited IL-17AA (IC50 value of 28 nM) and did not inhibit IL-17AF to any meaningful extent (IC50 value > 10,000 nM). None of the three molecules under evaluation here showed inhibition of IL-17FF at biologically relevant concentrations.

Figure 12. Comparison of inhibition of IL-17 mediated signaling by COSENTYX, S011806, and DX-891126.

We believe that the ability of S011806 to spare the blockade of IL-17FF signaling may be beneficial, as IL-17FF has been implicated in preventing mucosal infections based on mouse knockout experiments. Consistent with this finding, published results from a Phase 3 trial of bimekizumab, an antibody that blocks all three isoforms of IL-17, indicate that treatment was associated with approximately 19% of patients developing oral candidiasis compared with 3% of patients treated with COSENYTX.

We tested the in vivo activity of S011806 in a rat collagen-induced arthritis (CIA) model. In this model, immune-driven arthritis was induced by injection of collagen into an ankle joint. Ten days after the initial administration of collagen, rats were treated with orally administered S011806 or a rat-surrogate for secukinumab that inhibited IL-17AA and IL-17 AF signaling. This is a robust model of inflammation that is known to have a significant IL-17-driven component. The 20 mg/kg dose provides the maximal anti-inflammatory effect achievable by the antibody control. S011806 matches this level of inhibition, indicating that this small molecule inhibitor can suppress the inflammation driven by IL-17A in a disease model to an equivalent degree as antibody-based therapy, as shown in the figure below.

Ankle thickness (mm) mean +/- sem 11 10 9 8 7 6 10 12 14 16 18 disease, vehicle 50 mg/kg bid s011806 100 mg/kg BID S011806 20 mg/kg anti-il-17 no disease vehicle s011806 matches anti-il-17 antibody study day

Figure 13: S011806 and an IL-17 antibody led to similar levels of anti-inflammatory activity in a rat CIA model, as demonstrated by reduced ankle swelling.

S011806 May Reach Therapeutic Concentrations in Humans

S011806 was shown to be 20% and 60% orally-bioavailable in rats and dogs, respectively, indicating that the drug was well absorbed in the gastrointestinal system. Observed clearance in four preclinical species was consistent with that predicted by in vitro studies of metabolism with hepatocytes from those species, providing confidence in the estimation of human clearance from in vitro studies with human hepatocytes. Based on predicted human pharmacokinetics, we believe that it may be possible to achieve plasma concentrations in human subjects and patients consistent with concentrations affording maximal efficacy in the rat CIA model based on a conservative assumption that trough plasma concentrations are the driver of observed pharmacodynamic effect. Moreover, we expect clinical benefit may be achievable at lower plasma concentrations, based on studies showing that the rat CIA model has consistently overpredicted the concentrations necessary for clinical benefit across multiple anti-inflammatory mechanisms.

Although we believe S011806 has the potential to provide clinical benefit, we will need to complete additional preclinical studies and clinical trials to determine the safety and efficacy S011806. The results of these future studies and trials may be different than the results of our earlier studies and trials. We have not received regulatory approval for S011806, and in order to obtain regulatory approval and commercialize S011806, the FDA or foreign regulatory agencies will need to determine it is safe and effective.

Clinical Development of S011806

We filed a CTA in the second half of 2021 and plan to initiate a Phase 1 clinical trial in healthy volunteers and psoriasis patients, followed by a Phase 1c trial in psoriasis patients.

Our IL-17 Novel Scaffold Programs

Our IL-17 expertise, coupled with DELSCAPE, has enabled us to build what we believe is the most comprehensive and functional DEL for IL-17 small molecule inhibitors in the industry, and has resulted in the generation of multiple potential therapeutic candidates of IL-17 inhibitors with structural classes distinct from that of S011806. Given IL-17 is a well-validated clinical target, we believe that the primary risks associated with S011806 are those common to small molecule drugs: getting sufficient drug exposure to see PK with a convenient dosing schedule, and safety. To take advantage of the depth of our IL-17 capabilities, we intend to advance two additional, structurally-distinct therapeutic candidates through IND-enabling studies, and to progress another candidate into clinical trials. We believe that advancing multiple platform-derived therapeutic candidates unlocks the ability to develop compounds with differentiated properties and maximizes the value of our IL-17 franchise.

Compound hek-blue ic50 (nm) th17 cell supernatant assay il-17aa il-17af il-17ff ic50 (nm) maximum inhibition (% of cosentyx) human hepatocyte clint (l/min/106 cells) s011806 12 150 > 10,000 5.8 98 to 111 5.3 dx-987853 3.2 18 >10,000 2.1 102 to 120 1.4 dx-723413 9.6 54 >10,000 5.1 98 to 116 3.5 dx-669382 6.5 42 >10,000 5.0 95 to 113 2.7

Figure 14: We have identified a portfolio of additional IL-17 therapeutic candidates.

We believe that there will be the potential to develop both S011806 and other molecules emerging from our IL-17 program in a number of indications in which IL-17 antibodies have demonstrated clinical efficacy including psoriasis, hidradenitis suppurativa, non-radiographic axial spondyloarthritis, ankylosing spondylitis and psoriatic arthritis.

Our Alpha 4 Beta 7 Integrin Program

a4ß7 is a powerful signaling molecule embedded in the cell membranes of immune cells and is an established target for IBD. ENTYVIO (vedolizumab), marketed by Takeda, is an injectable anti-a4ß7 mAb which is approved for the treatment of UC and CD. We are developing our orally-available a4ß7 integrin antagonist in a manner designed to mimic the anti-inflammatory actions of ENTYVIO, specifically its high selectivity for a4ß7 over a4ß1. Our lead compounds demonstrated over 1,000-fold selectivity for a4ß7 over a4ß1. In contrast, TYSABRI (natalizumab), marketed by Biogen, binds to both a4ß7 and a4ß1, and this selectivity for a4ß1 has been linked to progressive multifocal leukoencephalopathy, resulting in the FDA restricting its use in IBD. Our a4ß7 program is in the lead optimization stage and we expect to nominate a therapeutic candidate for this program by the end of 2022.

Ulcerative Colitis Disease Background

UC is a form of IBD characterized by inflammation and ulcers in the large intestine. The clinical symptoms of UC are diarrhea and bloody stool. Its clinical course is marked by exacerbations and remissions, which may occur spontaneously or in response to dietary changes, alterations in treatment regimens, or other illnesses or stress.

UC can be debilitating and can sometimes lead to life-threatening complications. Frequent diarrhea and bloody stools can lead to weight loss, dehydration and anemia. Persistent UC is associated with an increased risk of developing colon cancer. The Centers for Disease Control estimates that there are three million individuals in the United States with IBD, of which roughly half have UC. A similar number of individuals in Europe are estimated to have UC.

UC is typically treated with anti-inflammatory drugs starting with more moderate and locally-delivered drugs, and progressing to systemic immunosuppressive drugs for patients with refractory disease. First line therapy for patients with mild disease consists of 5-aminosalicylates such as mesalamine and sulfasalazine. Patients with more severe disease are treated with systemic corticosteroids, with the intent of inducing remission and transitioning patients to better-tolerated drugs such as 5-aminosalicylates for maintenance. Some patients may be treated with systemic immunomodulatory drugs such as azathioprine, cyclosporine and XELJANZ (tofacitinib). Anti-inflammatory biologics such as TNFa antagonists REMICADE (infliximab), HUMIRA (adalimumab) and SIMPONI (golimumab) and the IL-12/IL-23 antagonist STELARA (ustekinumab) are effective in inducing remission in patients with moderate to severe UC.

ENTYVIO (vedolizumab) was first approved by the FDA to treat UC and CD in 2014. In clinical trials, approximately 30% of patients receiving ENTYVIO achieved remission at the end of one year of treatment. ENTYVIO is administered as a 30-minute intravenous infusion at zero, two and six weeks, then every eight weeks thereafter. Long term therapy is generally well-tolerated in patients, but frequent dose adjustments have been reported to be required to maintain efficacy. Despite this inconvenience, in the fiscal year ending in March 2021, Entyvio sales were approximately $3.9 billion.

Crohn’s Disease Background

CD is a chronic inflammatory disease that most commonly affects the end of the small intestine and the beginning of the large intestine, although it may involve any part of the gastrointestinal tract. Both CD and UC are types of IBD and many of the symptoms and demographics overlap. In addition to the potential of CD developing in other segments of the intestine, CD differs from UC in that there can be normal healthy tissue in between patches of diseased tissue in CD, unlike UC where the inflammation is continuous. CD can also occur in all layers of the intestinal wall unlike UC which is limited to the inner most layer. It is estimated that there are 1.5 million individuals in the United States and 1.1 million individuals in Europe with CD.

The treatment paradigm for CD is very similar to that of UC with currently approved therapies focused on anti-inflammatory agents. Nearly 60% of CD patients will require surgery within twenty years of diagnosis to treat complications such as fistulas, or abnormal connections between body parts, life-threatening bleeding and intestinal obstructions.

While there are numerous approved therapeutics for UC and CD, we believe there remains a significant unmet medical need for patients and clinicians to effectively and conveniently manage these chronic diseases, which we believe could be facilitated by effective oral therapies.

Role of the a4ß7 Integrin in IBD

Integrins are the principal receptors used by cells to bind to the extracellular matrix. They are heterodimers consisting of one of 24 alpha subunits and one of nine beta subunits, with the 24 different combinations that have been observed involved in a variety of biological roles. Specific combinations of alpha and beta heterodimers have distinct biological functions. The alpha 4 subunit can form heterodimers with beta 1 and beta 7 subunits. In the gut, a4ß7 integrin has been shown to drive trafficking of lymphocytes to mucosal tissues leading to disease pathogenesis in IBD. On the other hand, a4ß1 is associated with other inflammatory diseases such as multiple sclerosis (MS). Antibodies with activity towards a4ß1, such as TYSABRI, have been approved for the treatment of MS, but carry a boxed warning due to the risk of progressive multifocal leukoencephalopathy leading to death or severe disability, driven in part by its activity towards a4ß1. ENTYVIO, which binds only to a4ß7 integrin and not a4ß1, does not carry this warning.

Integrin Antagonists: Challenges of Small Molecule Development

Two integrins of interest in immunologic disease, the integrins a4ß7 and a4ß1, have significant structural similarities, sharing a common alpha subunit. In order to develop a small molecule that provides a comparable therapeutic effect to the mAb ENTYVIO, high selectivity for a4ß7 over a4ß1 is required. Distinguishing between these integrins is a significant challenge with small molecule drugs. We believe our approach gives us an advantage in discovering integrin inhibitors because we can deploy DELSCAPE to assess the potency and selectivity of millions of candidate molecules in parallel. The resulting information relating biological activity to chemical structure can greatly accelerate the process of identifying highly selective candidate molecules for clinical development.

Our Solution: A Selective a4ß7 Integrin Antagonist

Leveraging DELSCAPE, we have identified selective oral small molecule antagonists of a4ß7 integrin that spare a4ß1 integrin. We believe that there is a substantial clinical need and commercial opportunity for an oral a4ß7 antagonist that can deliver the anti-inflammatory activity of ENTYVIO without the burden associated with injectable administration. An additional potential advantage of an oral a4ß7 agonist dosed daily is the ability to rapidly adjust dosing to maintain clinical efficacy in patients, a process that can take some time with an intravenous drug that is administered at eight-week intervals.

In an integrin-specific cell adhesion assay, DX-819511, one of our lead molecules, was shown to inhibit a4ß7 while sparing a4ß1, as shown in Figure 15 below. Specifically, DX-819511 had a potency of 2.2 nM against a4ß7 and 2,300 nM against a4ß1, a selectivity ratio of approximately 1,000-fold. We are continuing to optimize molecules related to DX-819511 for potency and physiochemical properties. We anticipate nominating a therapeutic candidate in this program by the end of 2022.

Cell adhesion (% of control) 125 100 75 50 25 0 -10 -9 -8 -7 -6 -5 -4 4 7 4 1 log [compound] (m) 1,000x

Figure 15: DX-819511 was approximately 1,000-fold more potent in inhibiting cell adhesion through a4ß7 integrin than a4ß1 integrin.

Our Alpha V Integrin Program

Alpha V (aV) integrins have been implicated in a number of fibrotic diseases in tissues such as the lungs, liver and kidney. These integrins are heterodimers with the aV subunit paired with different beta subunits in different integrins. There are a number of drug candidates targeting aV integrins in clinical development and the safety and efficacy of various beta subunit selectivity profiles remain to be established. Utilizing DELSCAPE, we have discovered a series of antagonists of aV integrin heterodimers that inhibit the aV integrins aVß1 and/or aVß6, with the intent of developing molecules from our portfolio of aV antagonists as fast-followers against these targets based on proof-of-concept data emerging from ongoing clinical results. We are prioritizing the treatment of IPF as our first intended indication. Our aVß1/aVß6 program is in the lead optimization phase and we expect to nominate a therapeutic candidate by the end of 2023.

Idiopathic Pulmonary Fibrosis Disease Background

IPF is a chronic and progressive lung disease of unknown cause for which there are few treatment options. IPF is a form of progressive pulmonary fibrosis, or abnormal scarring that destroys the structure and function of the lungs. As tissue scarring progresses, the ability to transfer oxygen into the bloodstream is increasingly impaired. Average life expectancy at the time of diagnosis of IPF is estimated to be between three to four years, with approximately 60-80% of patients dying within five years of diagnosis.

Patients with IPF experience debilitating symptoms, including shortness of breath and difficulty performing daily activities. Other symptoms include chronic cough, fatigue, loss of appetite and weight loss. IPF is a rare disease that affects approximately 100,000 people in the United States, with 30,000 to 40,000 new cases being diagnosed each year.

Currently, no medical therapies have been found to cure IPF and patients are routinely provided with supportive care such as supplemental oxygen and pulmonary rehabilitation. Two therapies have been approved by the FDA to treat IPF: ESBRIET (pirfenidone) and OFEV (nintedanib). ESBRIET has been shown to have a modest effect on slowing the progression of IPF as measured by forced vital capacity in approximately 15% of patients. In a pivotal trial, ESBRIET was shown to reduce the risk of death at one year by 48% compared to placebo. OFEV is an inhibitor of multiple tyrosine kinases that was shown to reduce the rate of decline of pulmonary function in multiple trials by approximately half and led to significant delays in the time to acute disease exacerbation. Treatment with OFEV is associated with a trend towards increased survival. Despite these limitations, sales of ESBRIET and OFEV in 2020 were over $3.5 billion. There is still a large unmet medical need as IPF remains a major cause of morbidity and mortality.

Our Solution: A Series of aV Antagonists with Varying Specificities

Utilizing DELSCAPE, we have generated libraries containing millions of compounds that have aV antagonist activity. By profiling these compounds against various aV heterodimers, we have identified structural features that have led to the generation of compounds that have higher, equal, or lower potency between aVß1 and aVß6. In some cases, this selectivity is over 100-fold. Our DELs have enabled us to perform medicinal chemistry at a scale at least 1,000-fold the throughput of more traditional synthetic approaches, allowing us to rapidly generate and assess chemical variants, as shown in the figure below.

Colors indicate structural families with different apparent selectivities: selective, balanced, selective compound elisa ic50 (nm) selectivity dx-264908 0.63 0.52 1.2 dx-453645 21 0.38 55 dx-419488 0.6 3.4 0.18 signal signal

Figure 16: DELSCAPE led to the identification of chemical structural features that drive selectivity between aVß1 and aVß6.

Our Partnered Immuno-Oncology Program with Sanofi

We have partnered with Sanofi to apply our DELSCAPE platform outside of our core immunology focus. Our partnered program is a small molecule against an immuno-oncology target that has been clinically validated with antibody therapeutics. Through our collaboration with Sanofi, we have been able to identify small molecules that disrupt this immuno-oncology target in a manner mechanistically similar to the approach taken in our IL-17 and integrin programs. Although the antibodies directed to this target have been successful, there are two areas where we believe that a small molecule solution could have advantages over a biologic. First, a small molecule may have better tissue and membrane penetration than an antibody, with the potential to deliver increased clinical benefit in solid tumors, and potentially in brain tumors. Second, small molecule drugs, in general, have shorter half-lives than antibody therapeutics. In cases where treatment leads to the development of adverse events, the discontinuation of dosing of a small molecule could lead to elimination of a drug from the body within hours and potentially result in more rapid alleviation of an adverse event than an antibody therapeutic, which could remain active for weeks.

Discovery Programs

Our approach to drug discovery and development leverages the capabilities of DELSCAPE to determine feasibility, optimize the design of and generate families of specific and potentially potent therapeutic compounds that we consider ideal for advancement to clinical development. We combine this approach with an assessment of attractive, validated market opportunities, informed by our expertise in the field of immunology, to determine our priority targets. This differentiated approach to discovery underpins the demonstrated power of DELSCAPE to generate potential clinical candidates against conventionally difficult-to-drug PPI targets and we believe significantly expands the number of biologic targets that can be modulated with oral small molecules. We are continuing to invest in our computational chemistry capabilities to accelerate our library design and data analysis as we identify and interrogate new targets using DELSCAPE. We have identified additional targets relevant and validated in immunology, such as FcRn, TSLP, TNFa and IL-23, among others, that meet our target selection criteria, and we expect to identify additional targets in the future. We plan to dedicate a portion of our drug discovery efforts toward at least one of these promising targets with the goal of expanding our portfolio of immunology therapeutic candidates.

Competition

The biotechnology and pharmaceutical industries are characterized by rapid evolution of technologies, fierce competition and strong defense of intellectual property. While we believe that DELSCAPE and our knowledge, experience and scientific resources provide us with competitive advantages, we face competition from well-established pharmaceutical and molecule biotechnology companies, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among others.

Although we believe that DELSACPE and our lead therapeutic candidate address different therapeutic needs, any therapeutic candidates that we successfully develop and commercialize in the future, will compete with currently approved therapies or new therapies that may become available in the future. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety and convenience of and pricing, levels of promotional activity and reimbursement levels for our therapeutics.

We are advancing our lead program, S011806, an antagonist of IL-17 being developed initially for the treatment of psoriasis, with the objective of achieving therapeutic benefit similar to that of the injectable biologics. There are currently three approved antibody therapeutics targeting the IL-17 pathway: COSENTYX, marketed by Novartis; TALTZ, marketed by Eli Lilly; and SILIQ, marketed by Bausch Health. UCB SA is also developing an anti-IL-17 mAb, bimekizumab, and has submitted an NDA to the FDA for its use in psoriasis. Other classes of injectable biologics approved for use in indications for which IL-17 therapeutics are also approved include anti-IL-12/23 and anti TNFa mAbs, marketed by Abbvie, Sun Pharmaceutical Industries and Janssen Pharmaceuticals, among others. Furthermore, the oral PDE4 inhibitor, OTEZLA, marketed by Amgen, is approved for the treatment of psoriasis In addition, we are aware of other oral therapeutic candidates including TYK2 inhibitors, oral IL-17 inhibitors, and oral RORgt inhibitors being developed by Bristol Myers Squibb, Eli Lilly, Pfizer, Abbvie and Nimbus Therapeutics, among others.

We are also developing oral therapeutics targeting a4ß7 integrin and aVß1/aVß6 integrin for the treatment of IBD and IPF, respectively. Approved integrin antagonists include TYSABRI marketed by Biogen for the treatment of CD and MS and ENTYVIO marketed by Takeda for the treatment of UC and CD. In addition, we are aware of IBD treatments either approved or in development by Abbvie, Bristol-Myers Squibb, Janssen Pharmaceuticals, Arena Pharmaceuticals among others and IPF treatments either approved or in development by Boeringher Ingelheim, Roche and Abbvie, among others. Many of our competitors have significantly greater financial resources and expertise than we do in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies that might be complementary to, or necessary for, our current or future programs.

Manufacturing

Currently, all of our preclinical and clinical drug manufacturing, storage, distribution or quality testing are outsourced to third-party manufacturers. As our development programs progress and we build new process efficiencies, we expect to continually evaluate this strategy with the objective of satisfying demand for registration trials and, if approved, the manufacture, sale and distribution of commercial products.

Employees and Human Capital Resources

As of June 30, 2021, we had 32 full-time employees, including 13 employees with Ph.D. or M.D. degrees. Of these full-time employees, 21 employees are engaged in research and development. From time to time, we also retain independent contractors to support our organization. None of our employees are represented by a labor union or covered by collective bargaining agreements. We believe our relationship with our employees is good.

We believe that each employee brings unique perspectives and strengths, and by embracing these strengths, we can do our best work for patients. Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. We recognize that recruiting, motivating and retaining talented employees is vital to our success. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives. We aim to create an equitable, inclusive and empowering environment in which our employees can grow and advance their careers, with the overall goal of developing, expanding and retaining our workforce to support our current pipeline and future business goals. Employees are encouraged to attend scientific, clinical and technological meetings and conferences and have access to broad resources they need to be successful.

We rely on skilled, experienced and innovative employees to conduct the operations of our company. We are committed to building an outstanding, committed team and we focus on a culture that values a focus on scientific innovation, inclusion, collaboration and equity. We focus on recruiting, retaining and developing employees from a diverse range of backgrounds to conduct our research, development and clinical activities. Our efforts to recruit and retain a diverse and passionate workforce include providing competitive compensation and benefits packages. We value the health and wellness of our employees. We sponsor a 401(k) plan and offer medical, dental, vision and life insurance to our full-time employees.

Sanofi License and Collaboration Agreement

In December 2015, we entered into a license and collaboration agreement with Sanofi, which was amended and restated in August 2017 (as amended, the Sanofi Agreement), under which we agreed to provide research services on identified targets and to grant Sanofi an exclusive option to license to develop and commercialize (as applicable), certain compounds into products within the time frames specified therein. In particular, we have agreed to identify, in two or more screening libraries, compounds that bind to seven agreed upon immuno-oncology targets and to generate collaboration compounds for use by Sanofi to develop and commercialize collaboration products. Over time and subject to certain limitations, Sanofi may request to replace the drug targets with new targets.

Under the terms of the Sanofi Agreement, Sanofi has the exclusive rights and is responsible for the development, commercialization and manufacture of collaboration products resulting from the collaboration. Sanofi is obligated to use commercially reasonable efforts to commercialize at least one collaboration product for each target, within certain countries, upon regulatory approval of such product.

For drug targets that are subject to the collaboration, we have primary responsibility for conducting preclinical research activities in accordance with the applicable research plan agreed to by the parties and established on a target-by-target basis. We are obligated to use commercially reasonable efforts to identify relevant compounds with commercial potential to the applicable target.

Upon signing the Sanofi Agreement in December 2015, Sanofi paid us an initial fee of $8.0 million for target exclusivity rights and an additional $1.0 million annual technology access and development fees. In December 2016, Sanofi paid us an additional $9.0 million fee for target exclusivity rights, technology access and development fee. In addition, with respect to compounds identified as part of the collaboration, we may be eligible to receive up to an aggregate of $200.0 million in payments from Sanofi upon the achievement of certain developmental and regulatory milestones, including up to $30.0 million upon the achievement of certain development milestones through IND submission. We may also receive tiered royalties ranging from mid-single-digits to the low-teens, which will be determined based on the amount of annual worldwide Net Sales (as defined in the Sanofi Agreement) of any approved products sold by Sanofi or its affiliates or sublicensees containing collaboration compounds under the Sanofi Agreement. Such royalties will be payable on a country-by-country and product-by-product basis until the later of the expiration of relevant patent protection and the expiration of any applicable regulatory exclusivity period.

Sanofi or we may terminate the Sanofi Agreement under certain circumstances, including without limitation, if either party defaults with respect to its obligations under the agreement and does not cure such default within a specified time after receiving notice of such default. Furthermore, Sanofi has the right to terminate the Sanofi Agreement in its entirety without cause at any time after the second anniversary of the research term specified in the Sanofi Agreement by providing prior 120-day written notice to us (during the research term) and by providing 90-day written notice (after the research term). Furthermore, Sanofi has the right to partially terminate the Sanofi Agreement with respect to certain compound targets or certain exclusivity territories, by providing prior 90-day written notice to us. Unless terminated earlier, the Sanofi Agreement will continue to be in effect until the expiration of the last royalty term for the last collaboration product described above.

Intellectual Property

Our success depends in part on our ability to obtain and maintain proprietary protection for our therapeutic candidates and other discoveries, inventions, trade secrets and know-how that are critical to our business operations. Our success also depends in part on our ability to operate without infringing the proprietary rights of others, and in part on our ability to prevent others from infringing our proprietary rights. A comprehensive discussion on risks relating to intellectual property is provided under the section titled “Risk Factors—Risks Related to Intellectual Property.”

For our IL-17 program, as of June 30, 2021, our wholly-owned subsidiary DiCE Alpha Inc., owned two pending U.S. patent applications, two pending Patent Cooperation Treaty applications, and two pending foreign patent applications, which, if issued (or in the case of provisional applications, if issued from future non-provisional applications that we file), are expected to expire in 2040, notwithstanding any patent term adjustments and extensions that may be available. These patent applications are directed to compositions of matter and methods of inhibiting IL-17A. We intend to strengthen the patent protection of our programs through additional patent application filings.

For our Alpha V program, as of June 30, 2021, we had one pending U.S. provisional patent application, which is filed in the name of DiCE Molecules SV, Inc. This provisional patent application is directed to compositions of matter and methods of inhibiting aVß1 or aVß6 integrins. Any patents, issuing from patent applications in these families are projected to expire in 2042, notwithstanding any patent term adjustments and extensions that may be available.

In addition to patent protection, we also rely on trade secrets, know-how, trademarks, other proprietary information and continuing technological innovation to develop and maintain our competitive position. We seek to protect and maintain the confidentiality of proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. However, such confidentiality agreements can be breached, and we may not have adequate remedies for any such breach. For more information regarding the risks related to our intellectual property, see the section titled “Risk Factors—Risks Related to Intellectual Property.”

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by FDA. The Federal Food, Drug, and Cosmetic Act (FD&C Act) and other federal and state statutes and regulations govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the U.S. typically involves preclinical laboratory and animal tests, the submission to FDA of an IND, which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice (GCP) an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to FDA as part of the IND.

FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board (IRB) and ethics committee for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence of effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a drug demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial may be sufficient in rare instances, including: (i) where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible; or (ii) when in conjunction with other confirmatory evidence.

The manufacturer of an investigational drug in a Phase 2 or 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access.

After completion of the required clinical testing, an NDA is prepared and submitted to FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the applicant under an approved NDA is also subject to an annual program fees for each prescription product for Fiscal Year 2021. These fees are typically increased annually.

FDA has 60 days from its receipt of an NDA to determine whether the application will be filed based on the agency’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is filed, FDA begins an in-depth review. FDA has agreed to certain performance goals in the review of NDAs to encourage timeliness. Most applications for standard review drug products are reviewed within ten to twelve months of the date of submission of the NDA to FDA; most applications for priority review drugs are reviewed in six to eight months of the date of submission of the NDA to FDA. Priority review can be applied to drugs that FDA determines offer major advances in treatment or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission.

FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an outside advisory committee—typically a panel that includes clinicians and other experts—for review, evaluation and a recommendation as to whether the application should be approved. FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

Before approving an NDA, FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, FDA will inspect the facility or the facilities at which the drug is manufactured. FDA will not approve the product unless compliance with current good manufacturing practices (cGMPs) is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for FDA to reconsider the application. If, or when, those deficiencies have been addressed to FDA’s satisfaction in a resubmission of the NDA, FDA will issue an approval letter. FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, FDA may require a risk evaluation and mitigation strategy (REMS), to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (ETASU). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Pediatric Information

Under the Pediatric Research Equity Act (PREA), NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. FDA may grant full or partial waivers, or deferrals, for submission of data. With certain exceptions, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The Best Pharmaceuticals for Children Act (BPCA) provides NDA holders a six-month extension of any exclusivity—patent or nonpatent—for a drug if certain conditions are met. Conditions for exclusivity include FDA’s determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic reports are required following FDA approval of an NDA. FDA also may require post-marketing testing, known as Phase 4 testing, REMS and surveillance to monitor the effects of an approved product, or FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with FDA subjects entities to periodic unannounced inspections by FDA, during which the Agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

The Hatch-Waxman Act

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application (ANDA). An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA label does not contain (or carve out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired.

Exclusivity

Upon NDA approval of a new chemical entity (NCE), which is a drug that contains no active moiety that has been approved by FDA in any other NDA, that drug receives five years of marketing exclusivity during which FDA cannot receive any ANDA seeking approval of a generic version of that drug. An ANDA may be submitted one year before NCE exclusivity expires if a Paragraph IV certification is filed. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification, and, thus, no ANDA may be filed before the expiration of the exclusivity period. Certain changes to a drug, such as the addition of a new indication to the package insert, can be the subject of a three-year period of exclusivity if the application contains reports of new clinical investigations (other than bioavailability studies) conducted or sponsored by the sponsor that were essential to the approval of the application. FDA cannot approve an ANDA for a generic drug that includes the change during the exclusivity period.

Patent Term Extension

After NDA approval, owners of relevant drug patents may apply for up to a five-year patent extension. The allowable patent term extension is calculated as half of the drug’s testing phase (the time between IND application and NDA submission) and all of the review phase (the time between NDA submission and approval up to a maximum of five years). The time can be shortened if FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years, and only one patent can be extended. For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the United States Patent and Trademark Office must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

Other Healthcare Laws

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal laws have been applied to restrict certain general business and marketing practices in the pharmaceutical industry. These laws include anti-kickback, false claims, transparency and health information privacy laws and other healthcare laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. The Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act (ACA) amended the intent element of the federal Anti-Kickback Statute so that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to commit a violation. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers, among others, on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution or other regulatory sanctions, the exceptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Additionally, the ACA amended the federal Anti-Kickback Statute such that a violation of that statute can serve as a basis for liability under the federal civil False Claims Act.

Federal civil and criminal false claims laws, including the federal civil False Claims Act, prohibit any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to have a false claim paid. This includes claims made to programs where the federal government reimburses, such as Medicare and Medicaid, as well as programs where the federal government is a direct purchaser, such as when it purchases off the Federal Supply Schedule. Pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. Most states also have statutes or regulations similar to the federal Anti-Kickback Statute and civil False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

Other federal statutes pertaining to healthcare fraud and abuse include the Civil Monetary Penalties Law statute, which prohibits, among other things, the offer or payment of remuneration to a Medicaid or Medicare beneficiary that the offeror or payor knows or should know is likely to influence the beneficiary to order or receive a reimbursable item or service from a particular supplier, and the additional federal criminal statutes created by the Health Insurance Portability and Accountability Act of 1996 (HIPAA), which prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or obtain by means of false or fraudulent pretenses, representations or promises any money or property owned by or under the control of any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items or services.

In addition, HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) and their respective implementing regulations, including the Final Omnibus Rule published on January 25, 2013, impose obligations on certain healthcare providers, health plans and healthcare clearinghouses, known as covered entities, as well as their business associates and their subcontractors that perform certain services involving the storage, use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information. HITECH increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, and often are not pre-empted by HIPAA.

Further, pursuant to the ACA, the Centers for Medicare & Medicaid Services (CMS) issued a final rule that requires certain manufacturers of prescription drugs to collect and annually report information on certain payments or transfers of value to clinicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by clinicians and their immediate family members. Beginning calendar year 2021, manufacturers must collect information regarding payments and other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists, and certified nurse-midwives for reporting in 2022. The reported data is made available in searchable form on a public website on an annual basis. Failure to submit required information may result in civil monetary penalties.

Analogous state and foreign anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non- governmental third-party payors, including private insurers, or that apply regardless of payor. In addition, several states now require prescription drug companies to report certain expenses relating to the marketing and promotion of drug products and to report gifts and payments to individual healthcare practitioners in these states. Other states prohibit various marketing-related activities, such as the provision of certain kinds of gifts or meals. Further, certain states require the posting of information relating to clinical studies and their outcomes. Some states require the reporting of certain drug pricing information, including information pertaining to and justifying price increases. In addition, certain states require pharmaceutical companies to implement compliance programs and/or marketing codes. Several additional states are considering similar proposals. Certain states and local jurisdictions also require the registration of pharmaceutical sales representatives. Additionally, we may also be subject to state and foreign laws governing the privacy and security of health information in some circumstances, such as California’s CCPA or Europe’s General Data Protection Regulation, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that business arrangements with third parties comply with applicable state, federal and foreign healthcare laws and regulations involve substantial costs. If a drug company’s operations are found to be in violation of any such requirements, it may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, the curtailment or restructuring of its operations, loss of eligibility to obtain approvals from the FDA, exclusion from participation in government contracting, healthcare reimbursement or other federal or state government healthcare programs, including Medicare and Medicaid, integrity oversight and reporting obligations, imprisonment and reputational harm. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action for an alleged or suspected violation can cause a drug company to incur significant legal expenses and divert management’s attention from the operation of the business, even if such action is successfully defended.

U.S. Healthcare Reform

In the United States there have been, and continue to be, proposals by the federal government, state governments, regulators and third-party payors to control or manage the increased costs of health care and, more generally, to reform the U.S. healthcare system. The pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, in March 2010, the ACA was enacted, which intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms, substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, (i) subjected therapeutic biologics to potential competition by lower-cost biosimilars by creating a licensure framework for follow-on biologic products, (ii) proscribed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs and therapeutic biologics that are inhaled, infused, instilled, implanted or injected, (iii) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, (iv) established annual nondeductible fees and taxes on manufacturers of certain branded prescription drugs and therapeutic biologics, apportioned among these entities according to their market share in certain government healthcare programs (v) established a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (now 70%) point of-sale discounts off negotiated prices of applicable brand drugs and therapeutic biologics to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs and therapeutic biologics to be covered under Medicare Part D, (vi) expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability, (vii) expanded the entities eligible for discounts under the Public Health Service federal ceiling price program (viii) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research, and (ix) established a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

There have been executive, legislative and judicial efforts to modify, repeal, or otherwise invalidate all, or certain provisions of, the ACA. For example, the Tax Cuts and Jobs Act, among other things, included a provision that repealed, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the ACA will remain in effect in its current form. Further, prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and will remain open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is possible that the ACA will be subject to judicial or Congressional challenges in the future. It is uncertain how any such challenges and the healthcare measures of the Biden administration will impact the ACA and our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted to reduce healthcare expenditures. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic, unless additional Congressional action is taken. Moreover, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Recently, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several presidential executive orders, Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. At the federal level, the Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. For example, on July 24, 2020 and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing that seek to implement several of the administration’s proposals. As a result, the FDA also released a final rule on September 24, 2020, effective November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. The Trump and Biden administrations both issued executive orders intended to favor government procurement from domestic manufacturers. In addition, the Trump administration issued an executive order specifically aimed at the procurement of pharmaceutical products, which instructed the federal government to develop a list of “essential” medicines and then buy those and other medical supplies that are manufactured, including the manufacture of the active pharmaceutical ingredient, in the United States. It is unclear whether this executive order or something similar will be implemented by the Biden Administration.

Further, on November 20, 2020, the U.S. Department of Health and Human Services (HHS) finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The implementation of the rule has been delayed by the Biden Administration from January 1, 2022 to January 1, 2023 in response to ongoing litigation. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers, the implementation of which have also been delayed by the Biden administration until January 1, 2023. CMS also published an interim final rule that establishes a Most

Favored Nation (MFN) Model for Medicare Part B drug payment. This regulation would substantially change the drug reimbursement landscape as it bases Medicare Part B payment for 50 selected drugs on prices in foreign countries instead of average sales price (ASP) and establishes a fixed add-on payment in place of the current 6% (4.3% after sequestration) of ASP. The MFN drug payment amount is expected to be lower than the current ASP-based limit because U.S. drug prices are generally the highest in the world. On December 28, 2020, the U.S. District Court in Northern California issued a nationwide preliminary injunction against implementation of the interim final rule. On January 13, 2021, in a separate lawsuit brought by industry groups in the U.S. District Court for the District of Maryland, the government defendants entered a joint motion to stay litigation on the condition that the government would not appeal the preliminary injunction granted in the U.S. District Court for the Northern District of California and that performance for any final regulation stemming from the MFN Model interim final rule shall not commence earlier than 60 days after publication of that regulation in the Federal Register. In December 2020, CMS issued a final rule implementing significant manufacturer price reporting changes under the Medicaid Drug Rebate Program, including regulations that affect manufacturer-sponsored patient assistance programs subject to pharmacy benefit manager accumulator programs and Best Price reporting related to certain value-based purchasing arrangements. On May 21, 2021, an industry group sued CMS, claiming that the change to the Best Price rule exceeds CMS’s statutory authority and is contrary to the Medicaid Rebate statute. This litigation is ongoing.

At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Third-Party Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any therapeutic candidates for which obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such drug products. In the United States, third-party payors include federal and state healthcare programs, government authorities, private managed care providers, private health insurers and other organizations.

There may be significant delays in obtaining reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the MHRA, FDA, EMA or similar foreign regulatory authorities. Interim reimbursement levels for new drugs, if applicable, may also be insufficient to cover our costs and may not be made permanent. Reimbursement rates may be based on payments allowed for lower cost drugs that are already reimbursed, may be incorporated into existing payments for other services and may reflect budgetary constraints or imperfections in Medicare data. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States.

Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical drug products and medical services, in addition to questioning their safety and efficacy. Such payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. We may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Nonetheless, our therapeutic candidates may not be considered medically necessary or cost-effective. Moreover, the process for determining whether a third-party payor will provide coverage for a drug product may be separate from the process for setting the price of a drug product or for establishing the reimbursement rate that such a payor will pay for the drug product. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. As a result, obtaining coverage and reimbursement approval of a drug from a third-party payor is a time consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost effectiveness data for the use of our products on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

The marketability of any therapeutic candidates for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Properties and Facilities

Our principal executive office is located at 279 East Grand Ave., Suite 330, South San Francisco, California, where we sublease a total of 19,532 square feet of office and laboratory space that we use for our administrative, research and development and other activities. Our lease for the current property expires in April 2022. In June 2021, we executed a lease for a new headquarters in South San Francisco, California, starting in April 2022 and covering a total of 33,331 square feet of office and laboratory space. We believe that our existing facilities are adequate for the foreseeable future. As we expand, we believe that suitable additional alternative spaces will be available in the future on commercially reasonable terms, if required.

Legal Proceedings

From time to time, we may be involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of management, would have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputational harm, and other factors.

MANAGEMENT

Executive Officers and Directors

The following table and discussion sets forth the names, ages as of July 31, 2021, and positions of the individuals who currently serve as directors and executive officers of DiCE LLC and will begin to serve as the directors and executive officers of DICE Therapeutics, Inc. upon our conversion from a Delaware limited liability company to a Delaware corporation in connection with this offering.

Name	Age	Position(s)
Executive Officers and Employee Directors:
J. Kevin Judice, Ph.D.	58	Founder, Chief Executive Officer and Director
John Jacobsen, Ph.D.	53	Chief Scientific Officer
Timothy Lu, M.D., Ph.D.	47	Chief Medical Officer
Scott Robertson	42	Chief Business and Financial Officer
Non-Employee Directors:
Richard Scheller, Ph.D.(1)	67	Chair of the Board, Director
Shaan C. Gandhi, M.D., D. Phil.(2), (3)	35	Director
Jim Scopa(2), (3)	62	Director
Jake Simson, Ph.D.(1)	35	Director
Sharon Tetlow(2), (3)	61	Director
Stephen Zachary, Ph.D.(1)	39	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Governance Committee.

Executive Officers and Employee Directors

J. Kevin Judice, Ph.D. is one of our co-founders and has served as our Chief Executive Officer since August 2013. From December 2012 to January 2015, Dr. Judice served as the Chief Scientific Officer of Cidara Therapeutics, Inc., a biotechnology company that he co-founded. From May 2004 to October 2011, Dr. Judice served as the Chief Scientific Officer and Chief Executive Officer of Achaogen, Inc., a publicly traded biopharmaceutical company he founded. From April 2002 to May 2003, Dr. Judice served as Senior Director, Medicinal Chemistry at Genentech, Inc., a biopharmaceutical company that is now part of the Roche Group. From September 1997 to March 2002, he served as Vice President, Chemistry at Theravance Biopharma, Inc. From August 1993 to August 1997, Dr. Judice served as Scientist, Bioorganic Chemistry at Genentech, Inc. Dr. Judice received his B.S. in Chemistry from Texas A&M University, his Ph.D. in Organic Chemistry from the University of California, Los Angeles completed a postdoctoral fellowship at the University of California, Berkeley. We believe that Dr. Judice is qualified to serve as a member of our board of directors because of his extensive experience in leadership roles at various biopharmaceutical companies and in the development of biopharmaceutical products, and the continuity that he brings to our board of directors as our co-founder and Chief Executive Officer.

John Jacobsen, Ph.D. has served as our Chief Scientific Officer since June 2021, and has previously served as our Senior Vice President, Drug Discovery from September 2019 to June 2021, and our Senior Vice President, Chemistry from November 2015 to September 2019. Prior to joining us, from June 1998 to October 2015, Dr. Jacobsen served in various capacities at Theravance Biopharma, a biopharmaceutical company, most recently as Senior Director of Medicinal Chemistry. Dr. Jacobsen received his A.B. in Chemistry from Harvard College and his Ph.D. in Organic Chemistry from the University of California, Berkeley.

Timothy Lu, M.D., Ph.D. has served as our Chief Medical Officer since August 2020. Prior to joining us, from October 2012 to August 2020, Dr. Lu held increasing leadership roles in clinical development including serving as the Therapeutic Area Lead for IBD at Genentech, Inc., a biopharmaceutical company that is now part of the Roche Group. Prior to Genentech, Dr. Lu completed his internal medicine training and gastroenterology fellowship at and was an Assistant Professor of Medicine in the Department of Gastroenterology at the University of California San Francisco. Dr. Lu is a board-certified Gastroenterologist. Dr. Lu received B.S. in Biology from Yale University and his M.D., Ph.D. degree from the University of Texas Southwestern Medical Center.

Scott Robertson, M.B.A. has served as our Chief Financial Officer since December 2017 and as our Chief Business Officer since July 2021, previously serving as our Vice President of Business Development from April 2016 to December 2017. Prior to joining us, from March 2010 to April 2016, Mr. Robertson served as Business Development Director for DuPont Pioneer, with responsibility for mergers & acquisitions and strategic partnerships. From August 2006 to March 2010, Mr. Robertson was an investment professional at MPM Capital, a life sciences-dedicated venture capital fund. From 2005 to 2006, Mr. Robertson was a member of the healthcare investment banking team at Merrill Lynch & Co. In addition, he currently serves as a Lecturer at the Haas School of Business at the University of California, Berkeley and as a member of the board of directors of Hexima Limited, a biotechnology company. Mr. Robertson received his B.S. in Business Administration from the University of Southern California and his M.B.A. from the Haas School of Business at the University of California, Berkeley.

Non-Employee Directors

Richard Scheller, Ph.D. has served as the chairman of our board of directors since December 2015. He joined BridgeBio Pharma, a biopharmaceutical company, as Chairman of Research and Development in 2019, having served as a member of the board since 2018. From 2015 to 2019, Dr. Scheller served as the head of therapeutics and chief scientific officer at 23andMe. In early 2019, he retired from 23andMe and was appointed to its board of directors. He also serves on the board of directors at Alector, Maze Therapeutics, and Rafael Pharmaceuticals. From 2001 to 2014, he was the Chief Scientific Officer at Genentech, Inc., a biopharmaceutical company that is now part of the Roche Group. From 1982 to 2001, Dr. Scheller was a professor at Stanford University and was an investigator at the Howard Hughes Medical Institute of Stanford University Medical Center. Dr. Scheller received his B.S. in Biochemistry from the University of Wisconsin-Madison and his Ph.D. in Chemistry from the California Institute of Technology. He was a postdoctoral fellow in the Division of Biology at the California Institute of Technology and a postdoctoral fellow in Molecular Neurobiology at Columbia University. We believe that Dr. Scheller is qualified to serve as a member of our board of directors because of his scientific and research background, extensive experience as a board member, and his senior management experience in the biotechnology industry.

Shaan C. Gandhi, M.D., D.Phil., has served on our board of directors since July 2020. Dr. Gandhi is a Director at Northpond Ventures, LLC, a global science, medical and technology-focused venture capital firm, where he leads the firm’s work in biotechnologies. Previously, Dr. Gandhi was a Principal at the Longwood Fund from 2018 to 2020, where he created and invested in life sciences companies, including Pyxis Oncology, a cancer immunotherapy company focused on novel modulators of the tumor microenvironment, which he co-founded and served as President. He was an attending hospitalist at Massachusetts General Hospital from 2018 to 2019, where he also did his residency in internal medicine from 2015 to 2018. He serves on the boards of directors of various private companies, including Aro Biotherapeutics, CAMP4 Therapeutics, Candel Therapeutics, StrideBio, Triumvira Immunologics and Vigil Neuroscience. He holds an M.D. from Harvard Medical School; an M.B.A. from Harvard Business School, where he was a Baker Scholar; a D.Phil. in medical oncology from the University of Oxford, where he was a Rhodes Scholar; and a B.S. with honors in biochemistry from Case Western Reserve University. We believe that Dr. Gandhi is qualified to serve as a member of our board of directors because of his scientific and educational background and experience as a board member of biotechnology companies.

Jim Scopa, M.B.A., J.D. has served on our board of directors since November 2020. Mr. Scopa has served as a member of the advisory board and the investment advisory committee of OneVentures, an Australian venture capital firm since July 2017. From January 2017 to June 2018, Mr. Scopa was a fellow at Stanford

University in the Distinguished Careers Institute. From May 2005 to June 2017, he served on the investment committee of MPM Capital, a life sciences venture capital firm. Mr. Scopa received his A.B. from Harvard College, his M.B.A. from Harvard Business School, and his J.D. from Harvard Law School. We believe that Mr. Scopa is qualified to serve as a member of our board of directors because of his extensive experience as a venture capital investor in the biotechnology and biopharmaceuticals industries and as a board member of biotechnology companies.

Jake Simson, Ph.D. has served on our board of directors since December 2020. Dr. Simson has served as a Partner at RA Capital Management, L.P., a multi-stage life sciences investment firm since December 2020. From July 2013 to December 2020, Dr. Simson served as an Associate, Analyst and then a Principal at RA Capital Management, L.P. He currently serves on the board of directors of Xenikos, B.V., a biopharmaceutical company, Tyra Biosciences, a biotechnology company, AavantiBio, Inc., a biopharmaceutical company, and Janux Therapeutics, Inc., a biopharmaceutical company. Dr. Simson received his B.S. in Materials Science and Engineering from the Massachusetts Institute of Technology and his Ph.D. in Biomedical Engineering from Johns Hopkins University. We believe that Dr. Simson is qualified to serve as a member of our board of directors because of his experience as an investor in the biopharmaceutical industry and educational background.

Sharon Tetlow, M.B.A. has served on our board of directors since November 2020. Ms. Tetlow has served as Managing Partner of Potrero Hill Advisors, which provides strategic and operational financial support to life science companies through its team of chief financial officers and controllers since January 2016. She was previously a managing director with Danforth Advisors and before that served as chief financial officer of public and private biotechnology companies. She currently serves as board member, audit committee chair, and qualified financial expert for Catalyst Biosciences, Inc., a biopharmaceutical company, and serves on the supervisory board of directors and as audit committee chair of Valneva SE, a global, commercial stage, public vaccine company. She also serves on the board of the Altamont Pharma Special Acquisition Corp. Ms. Tetlow received her B.S. in Psychology from the University of Delaware and her M.B.A. from Stanford University. We believe that Ms. Tetlow is qualified to serve as a member of our board of directors because of her expertise in corporate finance and strategy in the biotechnology and pharmaceutical industries and her public company board experience.

Stephen Zachary, Ph.D. has served on our board of directors since July 2018. Dr. Zachary joined Sands Capital in 2016 and has served as a Partner at Sands Capital since July 2018. From July 2017 to August 2018, Dr. Zachary also served as the Director of Research Analytics at Agilis Biotherapeutics, Inc., a gene therapy company that was acquired by PTC Therapeutics, Inc. Dr. Zachary received his B.A. in Philosophy from Washington & Lee University and his Ph.D. in Neuroscience from Johns Hopkins School of Medicine. He is a member of the Kauffman Fellowship (Class 23). We believe that Dr. Zachary is qualified to serve as a member of our board of directors because of his experience in venture capital in the life sciences industry and educational background.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board Composition

Our board of directors currently consists of seven members, each of whom will be members pursuant to the board composition provisions of our restated certificate of incorporation that will become effective upon the closing of this offering. Pursuant to our current LLC Agreement, J. Kevin Judice, Richard Scheller, Shaan C. Gandhi, Jim Scopa, Jake Simson, Sharon Tetlow and Stephen Zachary have been designated to serve as members of our board of directors. Dr. Gandhi was designated by Northpond Ventures. Dr. Simson was designated by RA Capital Management. Dr. Zachary was designated by Sands Capital Ventures. Dr. Judice was designated pursuant to his role as the chief executive officer of DiCE LLC. Dr. Scheller, Mr. Scopa and Ms. Tetlow were designated by a majority of the other managers of DiCE LLC. All of our directors other than Dr. Judice are independent within the meaning of the independent director guidelines of the Nasdaq Global Market, or Nasdaq.

Classified Board of Directors

Upon the completion of this offering and the effectiveness of our restated certificate of incorporation and restated bylaws, our board of directors will be divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be subject to re-election for a three-year term. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Stephen Zachary and Shaan Gandhi and their terms will expire at the first annual meeting of stockholders held following the completion of the offering;

•	the Class II directors will be Jim Scopa and Jake Simson and their terms will expire at the second annual meeting of stockholders held following the completion of the offering; and

•

the Class III directors will be Richard Scheller, Sharon Tetlow and J. Kevin Judice and their terms will expire at the third annual meeting of stockholders held following the completion of the offering.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock—Anti-takeover Provisions—Restated Certificate of Incorporation and Restated Bylaw Provisions.”

Director Independence

In connection with this offering, we have applied to list our common stock on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period following the completion of this offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the completion of this offering. Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that all of our directors, except for Dr. Judice, are “independent directors” as defined under the applicable rules and regulations of the Securities and Exchange Commission, or SEC, and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Committees of the Board of Directors

Our board of directors will establish prior to the completion of this offering an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below as of the completion of this offering. Each of the below committees will have a written charter approved by our board of directors. Upon completion of this offering, copies of each charter will be posted on our website. Members serve on these committees will serve until their resignation or until otherwise determined by our board of directors.

Audit Committee

Upon the completion of this offering and the effectiveness of our restated certificate of incorporation, our audit committee will be comprised of Sharon Tetlow, Shaan Gandhi and Jim Scopa, with Sharon Tetlow as the chairperson of our audit committee. Our board of directors has determined that the composition of our audit committee meets the requirements for independence under the current Nasdaq and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Sharon Tetlow is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended. This designation does not impose on him or her any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	the qualifications, independence and performance of our independent auditors;

•	the preparation of the audit committee report to be included in our annual proxy statement;

•	our compliance with legal and regulatory requirements;

•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements; and

•	reviewing and approving related-person transactions.

Compensation Committee

Upon the completion of this offering and the effectiveness of our restated certificate of incorporation, our compensation committee will be comprised of Jake Simson, Richard Scheller and Stephen Zachary, with Jake Simson as the chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our compensation committee is responsible for, among other things:

•	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;

•	evaluating and recommending non-employee director compensation arrangements for determination by our board of directors;

•	administering our cash-based and equity-based compensation plans; and

•	overseeing our compliance with regulatory requirements associated with the compensation of directors, officers and employees.

Nominating and Governance Committee

Upon the completion of this offering and the effectiveness of our restated certificate of incorporation, our nominating and governance committee will be comprised of Jim Scopa, Sharon Tetlow and Shaan Gandhi, with Jim Scopa as the chairman of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under the current Nasdaq listing standards. Our nominating and governance committee is responsible for, among other things:

•	identifying, considering and recommending candidates for membership on our board of directors;

•	overseeing the process of evaluating the performance of our board of directors; and

•	advising our board of directors on other corporate governance matters.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended December 31, 2020. Prior to establishing the compensation committee, our full board of directors made decisions relating to the compensation of our officers.

Code of Business Conduct and Ethics

Prior to the completion of this offering, our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive and senior officers. The full text of our code of business conduct and ethics will be posted on the investor relations section of our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules.

Non-Employee Director Compensation

Dr. Judice did not receive any compensation for his services as director during the year ended December 31, 2020, while also serving as our Chief Executive Officer. Please see the section titled “Executive Compensation—Summary compensation table” for a summary of payments made to Dr. Judice in connection with his service as our Chief Executive Officer for the year ended December 31, 2020. Other than as described below, none of our non-employee directors received any fees or reimbursement of any expenses (other than customary expenses in connection with the attendance of meetings of our board of directors) or any equity or non-equity awards in the year ended December 31, 2020.

2020 Non-Employee Director Compensation Table

The following table presents the total compensation earned by each of our non-employee directors in the year ended December 31, 2020.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Total ($)
Richard Scheller	20,000	20,000
Shaan C. Gandhi	—	—
Jim Scopa	4,450	4,450
Jake Simson	—	—
Sharon Tetlow	4,450	4,450
Stephen Zachary	—	—

(1)	None of our non-employee directors held incentive shares as of December 31, 2020.
(2)	The amounts reported in this column represent fees earned for service on our board of directors.

Non-Employee Director Compensation Policy

Prior to this offering, we did not have a formal policy to provide any cash or equity compensation to our non-employee directors for their service on our board of directors or committees of our board of directors.

In September 2021, our board of directors approved compensation for our non-employee directors, to be effective in connection with the completion of this offering. Beginning after this offering, our non-employee directors will receive annual cash compensation of $35,000 for service on the board, and additional cash compensation for the chairperson and committee members as set forth below. All cash payments will be made quarterly in arrears, and pro-rated for any partial quarters of service.

•	Non-Executive Board Chairperson: $30,000

•	Audit Committee Chair: $15,000

•	Audit Committee Member (Non-Chair): $7,500

•	Compensation Committee Chair: $15,000

•	Compensation Committee Member (Non-Chair): $7,500

•	Nominating and Corporate Governance Committee Chair: $15,000

•	Nominating and Corporate Governance Committee Member (Non-Chair): $7,500

In addition, each non-employee director who is elected or appointed to our board of directors after completion of this offering will be granted an option to purchase 170,000 shares of our common stock upon the director’s initial appointment to our board of directors, referred to as the Initial Grant. The Initial Grant will vest in 36 equal installments on each monthly anniversary of the date of grant, such that the Initial Grant will become fully vested and exercisable on the three-year anniversary of the date of grant, subject to the director’s continued service through each applicable vesting date.

Each non-employee director who is serving on our board of directors immediately prior to, and will continue to serve on the Board following, our annual meeting of stockholders, will be granted an option to purchase 85,000 shares of our common stock on the date of such annual meeting of stockholders, referred to as the Annual Grant. Each Annual Grant will vest on the anniversary of the date of grant, such that the Annual Grant will become fully vested and exercisable on the one-year anniversary of the date of grant, or if earlier, the next annual meeting of our stockholders, subject to the director’s continued service through the vesting date.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation earned by our named executive officers during the year ended December 31, 2020. As of December 31, 2020, our named executive officers, were:

•	J. Kevin Judice, Ph.D., Founder and Chief Executive Officer;

•	John Jacobsen, Ph.D., Chief Scientific Officer; and

•	Scott Robertson, Chief Business and Financial Officer.

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to and earned by our named executive officers during the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Equity Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
J. Kevin Judice(3)	2020	437,000	—	199,500	636,500
Founder and Chief Executive Officer
John Jacobsen	2020	358,135	234,651	122,000	714,786
Chief Scientific Officer(4)
Scott Robertson	2020	365,000	98,955	140,000	603,955
Chief Business and Financial Officer

(1)

The amounts reported in the Equity Awards column represents the aggregate grant date fair value of profit interest units granted under our 2014 Equity Incentive Plan, or the 2014 Plan, to the named executive officers during the year ended December 31, 2020 as computed in accordance with FASB ASC Topic 718, or ASC 718. The assumptions used in calculating the grant date fair value of the awards reported in the Equity Awards columns are set forth in Note 9 to our audited consolidated financial statements included elsewhere in this prospectus. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by the named executive officer from the awards.

(2)	For additional information regarding the non-equity incentive plan compensation, see “—Non-Equity Incentive Plan Awards.”
(3)	Dr. Judice is also a member of our board of directors but does not receive any additional compensation in his capacity as a director.
(4)	Dr. Jacobsen was appointed as our Chief Scientific Officer in June 2021; he previously served as our Senior Vice President, Drug Discovery.

Non-Equity Incentive Plan Awards

Annual bonuses for our executive officers are based on the achievement of corporate performance objectives, as determined by our board of directors. For the 2020 bonuses, the corporate performance objectives included development and financial milestones.

Outstanding Equity Awards at 2020 Fiscal Year-End Table

The following table provides information regarding outstanding equity awards stock held by our named executive officers as of December 31, 2020. The figures set forth below do not give effect to the Conversion. All of these profit interest units will be converted into shares of common stock upon the Conversion; see subsection titled “—Effects of Conversion” below for information on the conversion of these profit interest units to shares of common stock.

Name	Grant Date(1)	Vesting Commencement date	Number of shares underlying profit interests (#) vested	Number of shares underlying profit interests (#) unvested	Threshold Price	Expiration Date
J. Kevin Judice	11/1/2018	11/2/2018	41,973	35,516	3.44	10/31/2028
John Jacobsen	2/2/2017	2/1/2017	7,466	159	2.68	2/1/2027
	3/22/2018	2/1/2018	14,857	5,518	3.32	3/21/2028
	3/14/2019	3/28/2019	2,865	3,386	3.44	3/13/2029
	9/12/2019	10/10/2019	5,859	12,891	3.76	9/11/2029
	3/26/2020	2/1/2020	13,984	47,038	3.76	12/31/2029
	8/27/2020	9/27/2020	2,605	28,646	3.88	8/26/2030
Scott Robertson	2/2/2017	2/1/2017	4,504	96	2.68	2/1/2027
	3/22/2018	1/1/2018	75,000	25,000	3.32	3/21/2028
	3/14/2019	3/28/2019	5,729	6,771	3.44	3/13/2029
	8/27/2020	9/27/2020	3,125	34,375	3.88	8/26/2030

(1)	All outstanding equity awards were granted under our 2014 Plan.

Effects of Conversion

Upon the Conversion, all outstanding profit interest units of DiCE LLC will convert into shares of common stock. In accordance with the plan of conversion, each outstanding profit interest unit will convert into a number of shares of common stock based upon a conversion price to be determined by our board immediately prior to the Conversion. To the extent a profit interest unit award is subject to vesting, the common stock issued upon conversion will continue to be subject to the same vesting schedule. The table below shows the number of unrestricted and restricted shares of common stock that will be issued upon Conversion for the profit interest units held by each named executive officer.

Name	Total Profit Interest Units Held as of December 31, 2020	Number of Shares of Common Stock to Be Issued Upon Conversion(1)	Number of Shares of Restricted Common Stock to Be Issued Upon Conversion(1)
J. Kevin Judice	216,222	151,217	27,880
John Jacobsen	194,125	80,951	74,707
Scott Robertson	203,350	111,609	51,245

(1)

Common stock issued upon conversion of profit interest units is based on an assumed fair value of $16.00 per share, which is the midpoint of the price range per share set forth on the cover page of this prospectus. See the section titled “Conversion” for additional information on the Conversion.

Change in Control and Severance Arrangements with Our Named Executive Officers

Employment Agreements

J. Kevin Judice

On January 26, 2015, we entered into an offer letter, as amended and restated on September 7, 2021, with Dr. Judice, our Chief Executive Officer. This amended and restated offer letter provides for an annual base salary of $500,000, paid in periodic installments in accordance with our regular payroll practices, as well as an annual target bonus of 50% of Dr. Judice’s base salary, in each case, subject to applicable withholdings and deductions. Dr. Judice is an at-will employee and does not have a fixed employment term. Pursuant to Dr. Judice’s offer letter, he is eligible to our employee benefit plans that we offer to our employees.

John Jacobsen

On October 13, 2015, we entered into an offer letter, as amended and restated on September 7, 2021, with Dr. Jacobsen, our Chief Scientific Officer. This amended and restated offer letter provides for an annual base salary of $400,000, paid in periodic installments in accordance with our regular payroll practices, as well as an annual target bonus of 40% of Dr. Jacobsen’s base salary, in each case, subject to applicable withholdings and deductions. Dr. Jacobsen is an at-will employee and does not have a fixed employment term. Pursuant to Dr. Jacobsen’s offer letter, he is eligible to our employee benefit plans that we offer to our employees.

Scott Robertson

On March 24, 2016, we entered into an offer letter, as amended and restated on September 7, 2021, with Mr. Robertson, our Chief Financial and Business Officer. This amended and restated offer letter provides for an annual base salary of $400,000, paid in periodic installments in accordance with our regular payroll practices, as well as an annual target bonus of 40% of Mr. Robertson’s base salary, in each case, subject to applicable withholdings and deductions. Mr. Robertson is an at-will employee and does not have a fixed employment term. Pursuant to Mr. Robertson’s offer letter, he is eligible to our employee benefit plans that we offer to our employees.

Potential Payments upon Termination or Change of Control

Our named executive officers’ have also entered into change in control severance agreements which provide for the benefits described below upon a qualifying termination or a qualifying termination in connection with a change of control event. These arrangements expressly supersede all prior severance or acceleration entitlements.

Under the severance agreements, in the event that any of our named executive officers (or any other employee who has signed the same form of severance agreement) is terminated without “cause” or resigns for “good reason” (each, as defined in the severance agreements) outside of the period of three months before or 12 months after a “change of control” (as defined in the severance agreements), he will be entitled to (i) an amount equal to 9 months (12 months in the case of Dr. Judice) of his base salary at the rate in effect immediately prior to such termination, payable in a cash lump-sum and (ii) to the extent the applicable individual timely elects to receive continued coverage under our group-healthcare plans, we will continue to pay the full amount of his (and is eligible dependents) premium payments for such continued coverage for the same period for which the individual receives severance.

Further, in the event that such termination without “cause” or resignation for “good reason,” occurs within three months before or 12 months following a “change of control” of the company, then (i) the amount payable as severance shall be increased to 12 months (18 months in case of Dr. Judice) of base salary at the rate in effect immediately prior to such termination plus 100% (150% in the case of Dr. Judice) of his then-current annual target bonus opportunity, payable in a cash lump sum, (ii) to the extent the applicable individual timely elects to receive continued coverage under our group-healthcare plans, we will continue to pay the full amount of his (and is eligible dependents) premium payments for such continued coverage for the same period for which the individual receives severance, and (iii) 100% vesting acceleration of all then-outstanding equity awards that are not then subject to any performance-based vesting criteria, including any awards for which all applicable performance-based vesting criteria have been satisfied such that only time based vesting criteria remains (any awards that remain subject to performance-based vesting criteria shall be governed solely by their applicable award agreements). All such payments and benefits will be subject to the applicable individual’s execution of a general release of claims against us.

Equity Plans

We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests with those of our stockholders. The principal features of our equity plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.

Prior to the Conversion, we have granted profit interest units to eligible service recipients in accordance with the terms of the limited liability company agreement of DiCE LLC and the 2014 Plan. Following the Conversion and the effectiveness of the 2021 Plan, we expect to grant awards to eligible participants from time to time under the 2021 Plan.

2014 Equity Incentive Plan

Our 2014 Plan was adopted by our board of directors and members in December 2014. The 2014 Plan provided for the grant of profit interest units pursuant to the terms of our LLC Agreement. Profit interest units were able to be granted to our employees, directors, and consultants. Profit interest units are governed by the LLC agreement and the 2014 Plan, and are intended to qualify as “profits interests” within the meaning of I.R.S. Revenue Procedure 93-27 as clarified by I.R.S. Revenue Procedures 2001-43 (provided, however, that any profits interests with a Participation Threshold (as defined below) of zero may be considered capital interests under applicable tax law). Our board of directors determined the number of profit interest units covered by grants, the vesting schedules of such grants and the participation thresholds of profit interest units. The profit interest units represent interests in the increase in our value over a participation threshold, or Participation Threshold, as determined at the time of grant. The Participation Threshold is established for tax compliance purposes related to IRS Revenue Procedures 93-27 and 2001-43 where we allocate equity value to our share classes in a hypothetical liquidation transaction as of the date of grant. Our board of directors, in its sole discretion, may amend in any existing award agreement to provide for the accelerated vesting of outstanding profits interests or capital interests as the case may be. Our 2014 Plan provides that upon an incorporation, merger, consolidation, or an IPO that outstanding profits interests may be continued, converted, subjected to vesting acceleration, redeemed for a payment (in cash or otherwise), or cancelled for no consideration. Our 2014 Plan also provides that, in the event of a qualifying termination of a participant within 12 months following a change in control or 3 months preceding a change in control, all unvested units held by such participant shall be subject to full vesting acceleration.

As of December 31, 2020, 1,824,335 profit interest units were issued and outstanding and an additional 2,144,579 profit interest units were authorized for future issuance under the LLC agreement. Upon the Conversion, the outstanding profit interest units will convert into shares of our common stock with a value equal to the upside of the profit interest units above their applicable Participation Thresholds, which conversion will be based on a conversion price to be determined by our board of directors immediately prior to the Conversion. To the extent a profit interest unit is subject to vesting, the common stock issued upon conversion will continue to be subject to the same vesting schedule. Upon the consummation of this offering, there will be 2,184,475 shares of common stock outstanding in respect of profit interest units that have converted into common stock based on an assumed fair value of $16.00 per share, which is the midpoint of the price range per share set forth on the cover page of this prospectus.

2021 Equity Incentive Plan

We intend to adopt our 2021 Plan that will become effective upon the effectiveness of the registration statement of which this prospectus forms a part and will serve as the successor to our 2014 Plan. Our 2021 Plan authorizes the award of stock options, restricted stock, or RSAs, stock appreciation rights, or SARs, restricted stock units, or RSUs, cash awards, performance awards and stock bonus awards. We have initially reserved 4,000,000 shares of our common stock, plus an additional number of shares equal to the number of units that, as of the adoption date of the 2021 Plan, were reserved but not issued or subject to outstanding awards granted under our 2014 Plan plus the number of shares of common stock issued in respect of profit interest units of DiCE LLC that are subject to vesting immediately following the effectiveness of the registration statement of which this prospectus forms a part that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us pursuant to a contractual repurchase right, on the effective date of the 2021 Plan, for issuance pursuant to awards granted under our 2021 Plan. In addition, to the extent that the number of shares receivable by any holder with respect to such holder’s incentive shares under the 2014 Plan is subject to any reduction on account of the threshold applicable to such incentive shares, then, in addition to the shares reserved for issuance pursuant to the foregoing sentence, a number of Shares equal to the number of such reduced shares shall be reserved and available for grant and issuance pursuant to this the 2021 Plan. The number of shares reserved for issuance under our 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of (i) 5% of the number of shares of all classes of our common stock, plus the total number of shares of our common stock issuable upon conversion of any preferred stock (if any) or exercise of any pre-funded warrants, as issued and outstanding on each December 31 immediately prior to the date of increase, or (ii) a number of shares of all classes of our common stock or common stock equivalents as may be determined by our board of directors.

In addition, the following shares will again be available for issuance pursuant to awards granted under our 2021 Plan:

•	shares subject to options or SARs granted under our 2021 Plan that cease to be subject to the option or SAR for any reason other than exercise of the option or SAR;

•	shares subject to awards granted under our 2021 Plan that are subsequently forfeited or repurchased by us;

•	shares subject to awards granted under our 2021 Plan that otherwise terminate without such shares being issued; and

•	shares surrendered pursuant to an exchange program.

Administration. Our 2021 Plan is expected to be administered by our compensation committee, or by our board of directors acting in place of our compensation committee. Subject to the terms and conditions of the 2021 Plan, the administrator will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret our 2021 Plan as well as to determine the terms of such awards and prescribe, amend and rescind the rules and regulations relating to the plan or any award granted thereunder. The 2021 Plan provides that the administrator may delegate its authority, including the authority to grant awards, to one or more executive officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our board of directors.

Eligibility. Our 2021 Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors. No non-employee director may receive awards under our 2021 Plan that, when combined with cash compensation received as a non-employee director, exceed $750,000 in a calendar year or $1.0 million in the calendar year of his or her initial services as a non-employee director with us.

Options. The 2021 Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of our common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the 2021 Plan must be at least equal to the fair market value of our common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of our capital stock must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. Subject to stock splits, dividends, recapitalizations or similar events, no more than 20,000,000 shares may be issued pursuant to the exercise of incentive stock options granted under the 2021 Plan.

Options may vest based on service or achievement of performance conditions. The administrator may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2021 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of our capital stock is five years from the date of grant.

Restricted stock awards. An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an RSA will be determined by the compensation committee. Holders of RSAs, unlike holders of options, will have the right to vote and any dividends or stock distributions paid pursuant to RSAs will be accrued and paid when the restrictions on such shares lapse. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares may be forfeited to or repurchased by us.

Stock appreciation rights. A SAR provides for a payment, in cash or shares of our common stock (up to a specified maximum of shares, if determined by our compensation committee), to the holder based upon the difference between the fair market value of our common stock on the date of exercise and a predetermined exercise price, multiplied by the number of shares. The exercise price of a SAR must be at least the fair market value of a share of our common stock on the date of grant. SARs may vest based on service or achievement of performance conditions, and may not have a term that is longer than ten years from the date of grant.

Restricted stock units. RSUs represent the right to receive shares of our common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs will be made as soon as practicable on a date determined at the time of grant, and may be settled in cash, shares of our common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.

Performance awards. Performance awards granted to pursuant to the 2021 Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of our common stock that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Stock bonus awards. A stock bonus award provides for payment in the form of cash, shares of our common stock or a combination thereof, based on the fair market value of shares subject such award as determined by our compensation committee. The awards may be granted as consideration for services already rendered, or at the discretion of the compensation committee, may be subject to vesting restrictions based on continued service or performance conditions.

Cash awards. A cash award is an award that is denominated in, or payable to an eligible participant solely in, cash.

Dividend equivalents rights. Dividend equivalent rights may be granted at the discretion of the administrator, and represent the right to receive the value of dividends, if any, paid by us in respect of the number of shares of our common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares or other property, or a combination of thereof as determined by the administrator.

Change of control. Our 2021 Plan provides that, in the event of a “corporate transaction” (as defined in the 2021 Plan), awards granted under the 2021 Plan may (i) be continued by the company, if we are the successor entity; (ii) assumed or substituted by the successor corporation, or a parent or subsidiary of the successor corporation, for substantially equivalent awards (including, but not limited to, an award to acquire the same consideration paid to our stockholders pursuant to the corporate transaction), (iii) accelerated in full or in part as to the exercisability or vesting; or (iv) cancelled for no consideration. If applicable, the number and kind of shares and exercise prices of awards being continued, assumed, or substituted shall be adjusted pursuant to the terms of the 2021 Plan.

Adjustment. In the event of a change in the number of outstanding shares of our common stock without consideration by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation reclassification, spin-off or similar change in our capital structure, appropriate proportional adjustments may be made to the number of shares reserved for issuance under our 2021 Plan; the exercise prices, number and class of shares subject to outstanding options or SARs; the number and class of shares subject to other outstanding awards; and any applicable maximum award limits with respect to incentive stock options.

Exchange, repricing and buyout of awards. The administrator may, with the consent of the respective participants, issue new awards in exchange for the surrender and cancelation of any or all outstanding awards.

The administrator may also, without stockholder approval, reprice or reduce the exercise price of options or SARs or buy an award previously granted with payment in cash, shares or other consideration, in each case, subject to the terms of the 2021 Plan.

Clawback; transferability. All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our board of directors or required by law during the term of service of the award holder, to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our 2021 Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.

Amendment and termination. Our board of directors may amend our 2021 Plan at any time, subject to stockholder approval as may be required. Our 2021 Plan will terminate ten years from the date our board of directors adopts the plan, unless it is terminated earlier by our board of directors. No termination or amendment of the 2021 Plan may adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable laws.

2021 Employee Stock Purchase Plan

We intend to adopt our 2021 Employee Stock Purchase Plan (ESPP) that will become effective upon the effectiveness of the registration statement of which this prospectus forms a part in order to enable eligible employees to purchase shares of our common stock with accumulated payroll deductions at a discount beginning on a date to be determined by our board of directors or our compensation committee. However, we do not intend to implement our ESPP until a later date to be determined by our compensation committee. Our ESPP is intended to qualify under Section 423 of the Code.

Shares available. We have initially reserved 375,000 shares of our common stock for sale under our ESPP. The aggregate number of shares reserved for sale under our ESPP will increase automatically on January 1st of each of the first ten calendar years after the first offering date by the number of shares equal to the lesser of 1% of the number of shares of all classes of our common stock, plus the total number of shares of our common stock issuable upon conversion of any preferred stock (if any) or exercise of any pre-funded warrants, as issued and outstanding on each December 31 immediately prior to the date of increase, or a number of shares as may be determined by our board of directors in any particular year. The aggregate number of shares issued over the term of our ESPP, subject to stock-splits, recapitalizations or similar events, may not exceed 7,500,000 shares of our common stock.

Administration. Our ESPP is expected to be administered by our compensation committee, or by our board of directors acting in place of our compensation committee. Among other things, the administrator will have the authority to determine eligibility for participation in the ESPP, designate separate offerings under the plan, and construe, interpret and apply the terms of the plan.

Eligibility. Employees eligible to participate in any offering pursuant to the ESPP generally include any employee that is employed by us or certain of our designated subsidiaries at the beginning of the offering period. However, our compensation committee may determine that employees who are customarily employed for 20 hours or less per week or for five months or less in a calendar year may not be eligible to participate in the ESPP. In addition, any employee who owns (or is deemed to own as a result of attribution) 5% or more of the total combined voting power or value of all classes of our capital stock, or the capital stock of one of our qualifying subsidiaries, or who will own such amount as a result of participation in the ESPP, will not be eligible to participate in the ESPP. The compensation committee may impose additional restrictions on eligibility from time to time.

Offerings. Under our ESPP, eligible employees will be offered the option to purchase shares of our common stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months.

Participation. Participating employees will be able to purchase the offered shares of our common stock by accumulating funds through payroll deductions. Participants may select a rate of payroll deduction between 1% and 15% of their compensation. However, a participant may not purchase more than 3,500 shares of our common stock during any one purchase period; further, a participant’s subscription shall be limited to $25,000 in fair market value of shares of our common stock for any offering period that begins and ends in the same calendar year, $50,000 in fair market value of shares of our common stock for any offering period that begins in one calendar year and ends in the subsequent calendar year, and $75,000 in fair market value of shares of our common stock for any offering period that begins in one calendar year and ends two calendar years thereafter. The administrator, in its discretion, may set a lower maximum amount of shares which may be purchased.

The purchase price for shares of our common stock purchased under the ESPP will be 85% of the lesser of the fair market value of our common stock on (i) the first trading day of the applicable offering period or (ii) the last trading day of each purchase period in the applicable offering period.

Once an employee becomes a participant in an offering period, the participant will be automatically enrolled in each subsequent offering period at the same contribution level. A participant may reduce his or her contribution in accordance with procedures set forth by the compensation committee and may withdraw from participation in the ESPP at any time prior the end of an offering period, or such other time as may be specified by the compensation committee. Upon withdrawal, the accumulated payroll deductions will be returned to the participant without interest.

Adjustments upon recapitalization. If the number of outstanding shares of our common stock is changed by stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure without consideration, then our compensation committee will proportionately adjust the number and class of common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase as well as the maximum number of shares which may be purchased by participants.

Change of control. If we experience a change of control transaction, any offering period that commenced prior to the closing of the proposed change of control transaction will be shortened and terminated on a new purchase date. The new purchase date will occur on or prior to the closing of the proposed change of control transaction, and our ESPP will then terminate on the closing of the proposed change of control.

Transferability. A participant may not assign, transfer, pledge or otherwise dispose of payroll deductions credited to his or her account, or any rights with regard to an election to purchase shares pursuant to the ESPP other than by will or the laws of descent or distribution.

Amendment; termination. The administrator may amend, suspend or terminate the ESPP at any time without stockholder consent, except as required by law. Our ESPP will continue until the earlier to occur of (i) termination of the ESPP by our board of directors, (ii) issuance of all of the shares reserved for issuance under the ESPP, or (iii) the tenth anniversary of the effective date under the ESPP.

401(k) Plan and Other Benefits

Our employees who satisfy certain eligibility requirements are eligible to participate in a 401(k) plan. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, workers’ compensation, and short-term and long-term disability insurance.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation that will become effective in connection with the completion of this offering contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws that will become effective in connection with the completion of this offering require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors, officers and key employees. We intend to have a directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, including those discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of our total assets; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the section titled “Executive Compensation.”

Convertible Promissory Notes

In April 2018, we issued an aggregate principal amount of $12.7 million of 3% unsecured convertible promissory notes due October 2019 (Convertible Notes). In July 2018, in connection with our Series B convertible preferred stock financing, the then-outstanding balance under the Convertible Notes was converted into an aggregate of 1,556,567 shares of our Series B convertible preferred stock. The aggregate outstanding balance of the Convertible Notes at the time of the conversion was $12,781,982, including $92,326 in accrued interest. No principal was paid on the Convertible Notes between April 2018 and July 2018.

Aventisub LLC, a holder of more than 5% of our outstanding capital stock, purchased an aggregated principal amount of $5.0 million of Convertible Notes. The terms of this purchase were the same for all purchasers of our Series B convertible preferred stock. Please refer to the section titled “Principal Stockholders” for more details regarding the shares held by this entity.

Series B Convertible Preferred Stock Financing

In July 2018 and November 2018, we issued and sold an aggregate of 5,873,466 shares of our Series B convertible preferred stock, consisting of 1,556,567 shares issued upon the conversion of the Convertible Notes and accrued interest at a conversion price of $8.21 per share, and 4,316,899 shares sold at a price of $8.64 per share for an aggregate purchase price of approximately $50.1 million. Each share of our Series B convertible preferred stock is expected to be converted into one share of our common stock upon the completion of this offering.

The purchasers of shares of our Series B convertible preferred stock are entitled to specified registration rights. For additional information, see the section titled “Description of Capital Stock—Registration Rights.” The following table summarizes the Series B convertible preferred stock purchased by members of our board of directors or their affiliates and holders of more than 5% of our outstanding capital stock. The terms of these purchases were the same for all purchasers of our Series B convertible preferred stock. Please refer to the section titled “Principal Stockholders” for more details regarding the shares held by these entities.

Name of Stockholder	Number of Shares of Series B Convertible Preferred Stock	Total Purchase Price ($)
Northpond Ventures, LP(1)	1,735,388	15,000,000
Entities affiliated with Sands Capital Ventures, LLC(2)	1,156,924	9,999,999
Aventisub LLC(3)	613,348	5,036,575	(3)

(1)	Shaan C. Gandhi, M.D., D. Phil. is a member of our board of directors and is a Director at and employed by Northpond Ventures, LLC.
(2)	Stephen Zachary, Ph.D. is a member of our board of directors and is a Partner at Sands Capital Ventures.
(3)	Reflects the exchange of an equivalent aggregate principal amount of Convertible Notes into such Series B convertible preferred stock.

Series C Convertible Preferred Stock Financing

In December 2020, we sold an aggregate of 5,239,620 shares of our Series C convertible preferred stock at a purchase price of $10.37 per share for an aggregate purchase price of approximately $54.3 million, or the Series C Financing. Each share of our Series C convertible preferred stock is expected to be converted into 5,239,620 shares of our common stock upon the completion of this offering.

In July 2021, the Company closed the second tranche of its Series C convertible preferred stock, resulting in the issuance of 2,619,985 shares of our Series C convertible preferred stock at a price of $10.37 per share for an aggregate purchase price of approximately $27.2 million.

The following table summarizes the Series C convertible preferred stock purchased by members of our board of directors or their affiliates and holders of more than 5% of our outstanding capital stock. The terms of these purchases were the same for all purchasers of our Series C convertible preferred stock. Please refer to the section titled “Principal Stockholders” for more details regarding the shares held by these entities.

Name of Stockholder	Number of Shares of Series C Convertible Preferred Stock(4)	Total Purchase Price ($)(4)
Entities affiliated with RA Capital Management(1)	2,892,290	$29,999,999
Northpond Ventures, LP(2)	867,687	$8,999,997
Entities affiliated with Sands Capital Ventures, LLC(3)	626,662	$6,499,997

(1)	Jake Simson, Ph.D. is a member of our board of directors and is a Partner at RA Capital Management.
(2)	Shaan C. Gandhi, M.D., D. Phil. is a member of our board of directors and is a Director at and employed by Northpond Ventures, LLC.
(3)	Stephen Zachary, Ph.D. is a member of our board of directors and is a Partner at Sands Capital Ventures.
(4)	Includes additional amounts purchased by such stockholders in the July 2021 second tranche closing.

Series C-1 Convertible Preferred Stock Financing

In August 2021, we sold an aggregate of 4,446,050 shares of our Series C-1 convertible preferred stock at a purchase price of $13.50 per share for an aggregate purchase price of approximately $60.0 million. Each share of our Series C-1 convertible preferred stock is expected to be converted into 4,446,050 shares of our common stock upon the completion of this offering.

The following table summarizes the Series C-1 convertible preferred stock purchased by members of our board of directors or their affiliates and holders of more than 5% of our outstanding capital stock. The terms of these purchases were the same for all purchasers of our Series C-1 convertible preferred stock. Please refer to the section titled “Principal Stockholders” for more details regarding the shares held by these entities.

Name of Stockholder	Number of Shares of Series C-1 Convertible Preferred Stock	Total Purchase Price ($)
Entities Affiliated with RA Capital Management(1)	916,621	$12,369,997
Entities Affiliated with Northpond Ventures, LP(2)	454,796	$6,137,566
Entities affiliated with Sands Capital Private Growth(3)	565,384	$7,629,994

(1)	Jake Simson, Ph.D. is a member of our board of directors and is a Partner at RA Capital Management.
(2)	Shaan C. Gandhi, M.D., D. Phil. is a member of our board of directors and is a Director at and employed by Northpond Ventures, LLC.
(3)	Stephen Zachary, Ph.D. is a member of our board of directors and is a Partner at Sands Capital Ventures.

Corporate Conversion

Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, we will convert from a Delaware limited liability company to a Delaware corporation, which we refer to as the Conversion. See the “Conversion” section of this prospectus for a further discussion of the Conversion.

Investors’ Rights Agreement

We have entered into an amended and restated investors’ rights agreement, or the IRA, dated December 18, 2020 with certain holders of our then outstanding shares of convertible preferred stock, including entities with which certain of our executive officers and directors are affiliated. These stockholders are entitled to rights with respect to the registration of their shares under the Securities Act. For a description of these registration rights, see the section titled “Description of Capital Stock—Registration Rights.” In connection with the Conversion, we will enter into a stockholders agreement with the existing holders of our then-converted securities incorporating the terms of the LLC agreement and the IRA.

LLC Agreement

Our LLC agreement governed our operations prior to the consummation of the Conversion. The LLC agreement set forth the authorized classes of DiCE LLC’s equity securities, the allocation of profits and losses among the classes and the preferences of the preferred classes. The LLC agreement also set forth the rights of and restrictions on members, including rights with respect to the election of directors, management and certain transfer restrictions on the holders of shares. The LLC agreement also provided for transfer restrictions in respect of securities held by certain holders of our securities, as well as rights of first refusal and co-sale rights in respect of sales of securities by certain holders of our securities. The transfer restrictions, rights of first refusal and co-sale rights under the LLC agreement do not apply to this offering. The LLC agreement included indemnification and exculpation provisions applicable to the directors, officers, members, employees and agents of DiCE LLC. Concurrent with the consummation of the Conversion, the LLC agreement will terminate.

Equity Grants to Executive Officers and Directors

We have granted profit interest units to certain of our executive officers and certain directors, as more fully described in the sections titled “Executive Compensation” and “Management—Non-Employee Director Compensation,” respectively.

Director and Executive Officer Compensation

Please see the sections titled “Management—Non-Employee Director Compensation” and “Executive Compensation” for information regarding the compensation of our directors and executive officers.

Employment Agreements

We have entered into employment offer letters with certain of our executive officers, and we intend to enter into amended and restated employment offer letters with our executive officers prior to the completion of this offering. For more information regarding these agreements, see the section titled “Executive Compensation—Employment Arrangements with our Named Executive Officers.”

Indemnification Agreements

We have previously entered into, and in connection with this offering will enter into, new indemnification agreements with each of our directors and executive officers. The indemnification agreements, our restated certificate of incorporation and our restated bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations on Liability and Indemnification Matters” for information on our indemnification arrangements with our directors and executive officers.

Policies and Procedures for Related Party Transactions

In connection with this offering, we intend to adopt a written related person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. We expect the policy to provide that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be presented to our audit committee (or the committee composed solely of independent directors, if applicable) for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee (or the committee composed solely of independent directors, if applicable) will consider the relevant facts and circumstances available and deemed relevant to the audit committee (or the committee composed solely of independent directors, if applicable), including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our common stock as of August 23, 2021 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, who beneficially owned more than 5% of our outstanding shares of common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws. Under the rules of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o DiCE Molecules Holdings, LLC, 279 E. Grand Avenue, Suite 300, Lobby B, South San Francisco, CA 94080.

The number of shares beneficially owned in the following table assumes completion of the Conversion, and conversion into common stock of our convertible preferred stock issued in the Conversion. The column titled “Beneficial Ownership Prior to this Offering—Percent” is based on a total of 24,316,692 shares of our common stock outstanding as of August 23, 2021, after giving effect to the Conversion and the assumed automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 19,756,551 shares of our common stock upon the closing of this offering. The column titled “Beneficial Ownership After this Offering—Percent” is based on 34,316,692 shares of our common stock to be outstanding after this offering, including the shares of our common stock that we are selling in this offering.

	Beneficial Ownership Prior to this Offering		Beneficial Ownership After this Offering
Name of Beneficial Owner	Number	Percent (%)	Number	Percent (%)
Directors and Named Executive Officers:
J. Kevin Judice(1)	591,395	2.4%	591,395	1.7%
Scott Robertson(2)	178,998	*	178,998	*
John Jacobsen(3)	130,008	*	130,008	*
Richard Scheller(4)	81,375	*	81,375	*
Shaan C. Gandhi	—	*	—	*
Jim Scopa(5)	19,527	*	19,527	*
Jake Simson	—	*	—	*
Sharon Tetlow(6)	19,527	*	19,527	*
Stephen Zachary	—	*	—	*
All executive officers and directors as a group (10 persons)	1,072,055	4.4%	1,072,055	3.1%
Other 5% Stockholders:
Entities affiliated with RA Capital Management(7)	3,808,911	15.7%	3,808,911	11.1%
Entities affiliated with Northpond Ventures, LP(8)	3,057,871	12.6%	3,057,871	8.9%
Entities affiliated with Sands Capital Private Growth(9)	2,348,970	9.7%	2,348,970	6.8%

*	Represents beneficial ownership of less than one percent.

(1)

Consists of (i) 311,266 of common stock and (ii) 280,129 shares of profits interest units which vest within 60 days of August 23, 2021 of which shares 21,735 are unvested and subject to forfeiture to us if Dr. Judice ceases to provide service to us prior to the vesting of the shares.

(2)

Consists of 178,998 shares of profits interest units which vest within 60 days of August 23, 2021, of which shares 9,635 are unvested and subject to forfeiture to us if Mr. Robertson ceases to provide service to us prior to the vesting of the shares.

(3)

Consists of 130,008 shares of profits interest units which vest within 60 days of August 23, 2021, of which shares 7,298 are unvested and subject to forfeiture to us if Dr. Jacobson ceases to provide service to us prior to the vesting of the shares.

(4)

Consists of 81,375 shares of profits interest units which vest within 60 days of August 23, 2021, of which shares 3,327 are unvested and subject to forfeiture to us if Dr. Scheller ceases to provide service to us prior to the vesting of the shares.

(5)

Consists of 19,527 shares of profits interest units which vest within 60 days of August 23, 2021, of which shares 3,834 are unvested and subject to forfeiture to us if Mr. Scopa ceases to provide service to us prior to the vesting of the shares.

(6)

Consists of 19,527 shares of profits interest units which vest within 60 days of August 23, 2021, of which shares 3,834 are unvested and subject to forfeiture to us if Ms. Tetlow ceases to provide service to us prior to the vesting of the shares.

(7)

Consists of (i) 2,458,447 shares of common stock issuable upon conversion of Series C convertible preferred stock and 641,635 shares of common stock issuable upon conversion of Series C-1 convertible preferred stock held by RA Capital Healthcare Fund, L.P. (RACHF) and (ii) 433,843 shares of common stock issuable upon conversion of Series C convertible preferred stock and 274,986 shares of common stock issuable upon conversion of Series C-1 convertible preferred stock held by RA Capital Nexus Fund II, L.P. (RA Nexus II). RA Capital Management, L.P. is the investment manager for RACHF and RA Nexus II. Jake Simson, a Partner at RA Capital Management, L.P., is a member of our board of directors. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. The address for RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116, and each may be deemed to have voting and investment power over the shares held by RACHF and RA Nexus II.

(8)

Consists of 2,603,075 shares of common stock issuable upon conversion of our Series B and Series C Preferred Stock held by Northpond Ventures, LP (Northpond LP) and 454,796 shares of common stock issuable upon conversion of our Series C-1 Preferred Stock held by Northpond Ventures II, LP (Northpond II LP). Northpond LP is managed by Northpond Ventures GP, LLC (Northpond LLC) and Northpond II LP is managed by Northpond Ventures II GP, LLC (Northpond II LLC). Michael P. Rubin is the managing member of Northpond LLC and Northpond II LLC. Each of Northpond LLC, Northpond II LLC and Michael Rubin may also be deemed to beneficially own such shares. The business address for each person and entity named in this footnote is 7500 Old Georgetown Road, Suite 850, Bethesda, MD 20814.

(9)

Consists of (i) 578,462 shares of common stock issuable upon conversion of Series B convertible preferred stock, 192,819 shares of common stock issuable upon conversion of Series C convertible preferred stock and 148,200 shares of common stock issuable upon conversion of Series C-1 convertible preferred stock held by Sands Capital Global Venture Fund II, L.P., (ii) 433,843 shares of common stock issuable upon conversion of Series C convertible preferred stock and 74,100 shares of common stock issuable upon conversion of Series C-1 convertible preferred stock held by Sands Capital Life Sciences Pulse Fund, LLC, (iii) 343,084 shares of common stock issuable upon conversion of Series C-1 convertible preferred stock held by Sands Capital Life Sciences Pulse Fund II LP, and (iv) 578,462 shares of common stock issuable upon conversion of Series B convertible preferred stock held by Sands Capital Private Growth Fund III-DC, L.P. The sole general partner of Sands Capital Global Venture Fund II, L.P. and Sands Capital Private Growth Fund III-DC, L.P is Sands Capital Global Venture Fund II-GP, L.P., and the sole general partner of Sands Capital Global Venture Fund II-GP, L.P. is Sands Capital Global Venture Fund II-GP, LLC. The sole general partner of Sands Capital Life Sciences Pulse Fund II, L.P. is Sands Capital Life Sciences Pulse Fund II-GP, L.P., and the sole general partner of Sands Capital Life Sciences Pulse Fund II-GP, L.P. is Sands Capital Life Sciences Fund II-GP, LLC. Frank M. Sands holds ultimate voting and investment power over the shares held by Sands Capital Global Venture Fund II, L.P., Sands Capital Life Sciences Pulse Fund, LLC, Sands Capital Life Sciences Pulse Fund II, L.P., and Sands Capital Private Growth Fund III-DC, L.P. The address for each person and entity named in this footnote is 1000 Wilson Boulevard, Suite 3000, Arlington, VA 22209.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock, our restated certificate of incorporation and our restated bylaws, as each will be in effect following this offering, and give effect to the Conversion. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

General

Upon the completion of this offering, our authorized capital stock will consist of 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share. Our board of directors is authorized, without stockholder approval, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy.”

Voting Rights

Except as otherwise expressly provided in our restated certificate of incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our common stock are entitled to one vote per share of common stock. We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation, which means that holders of a majority of the shares of our common stock are able to elect all of our directors. Our restated certificate of incorporation established a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and neither is subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Following the Conversion and immediately prior to the completion of this offering, each outstanding share of convertible preferred stock will be converted into one share of common stock.

Following the completion of this offering, our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors is also able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Warrants

As of June 30, 2021, we had one warrant outstanding to purchase 64,002 shares of our common stock, with an exercise price per share of $8.64. After June 30, 2021, we issued one warrant to purchase 38,058 shares of our common stock, with an exercise price per share of $4.72. If we make additional borrowings under our senior secured term loan facility, the number of shares of common stock issuable upon exercise of the warrant will increase by up to 19,029 shares of our common stock in the aggregate, depending on the amount borrowed.

Registration Rights

Following this offering, the holders of 19,756,551 shares of our common stock will be entitled to rights with respect to the registration of these shares under the Securities Act as described below. We refer to these shares collectively as registrable securities. These rights are provided under the terms of the IRA between us and the holders of these shares, which was entered into in connection with our convertible preferred stock financings prior to our IPO.

Demand Registration Rights

Beginning 180 days after the completion of the IPO, if the holders of a majority of the then-outstanding registrable securities (or a lesser percent if the anticipated aggregate offering price of such shares to be registered, net of underwriting discounts and commissions, would exceed $7,500,000), request the registration under the Securities Act of such holders’ registrable securities, we are obligated to provide notice of such request to all holders of registration rights and, as expeditiously as possible, file a Form S-1 registration statement under the Securities Act covering all registrable securities that the initiating holders requested to be registered and any additional registrable securities requested to be included in such registration by any other holders. We are only required to file two registration statements that are declared effective upon exercise of these demand registration rights. We may postpone taking action with respect to such filing not more than once during any 12-month period for a period of not more than 90 days, if after receiving a request for registration, we furnish to the holders requesting such registration a certificate signed by our Chief Executive Officer stating that, in the good faith judgment of our board of directors, it would be seriously detrimental to us and our stockholders.

Form S-3 Registration Rights

The holders of at least $2.0 million in aggregate principal amount of the then-outstanding registrable securities can request that we register all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3. The stockholders may only require us to effect two registration statements on Form S-3 in a 12-month period. We may postpone taking action with respect to such filing not more than once during any 12-month period for a period of not more than 90 days, if after receiving a request for registration, we furnish to the holders requesting such registration a certificate signed by our Chief Executive Officer stating that, in the good faith judgment of our board of directors, it would be seriously detrimental to us and our stockholders.

Piggyback Registration Rights

If we register any of our securities for public sale in cash, holders of then-outstanding registrable securities or their permitted transferees will have the right to include their registrable securities in the registration statement. However, this right does not apply to a registration relating to any of our employee benefit plans, a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration that requires information that is not substantially the same as the information required to be included in a registration statement covering the sale of the registrable securities, or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered or issuable upon the exercise of warrants. In an underwritten offering, if the total number of securities requested by stockholders to be included in the offering exceeds the number of securities to be sold (other than by us) that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then we will be required to include only that number of securities that the underwriters and us, in our sole discretion, determine will not jeopardize the success of the offering. If the underwriters determine that less than all the registrable securities requested to be registered can be included in the offering, the number of registrable shares to be registered will be allocated among holders of our registrable securities, in proportion to the amount of registrable securities owned by each such holder. However, the number of shares to be registered by holders of registrable securities cannot be reduced unless all other securities (other than as offered by us) are first entirely excluded. The number of registrable securities included in the offering may not be reduced below 20% of the total number of securities included in such offering, except for in connection with an initial public offering, in which case the underwriters may exclude these holders entirely.

Expenses of Registration Rights

We generally will pay all expenses, other than underwriting discounts and selling commissions incurred in connection with each of the registrations described above, including the reasonable fees and disbursements of one counsel for the selling holders.

Expiration of Registration Rights

The registration rights described above will expire, with respect to any particular holder of these rights, on the earliest to occur of (i) upon a deemed liquidation event, as defined in our certificate of incorporation or (ii) upon the third anniversary of the completion of this offering.

Anti-takeover Provisions

The provisions of DGCL our restated certificate of incorporation and our restated bylaws that will become effective upon the completion of this offering could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Upon completion of this offering we will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-takeover Effects of Certain Provisions of Our Restated Certificate of Incorporation and Restated Bylaws

Our restated certificate of incorporation and our restated bylaws to be in effect upon the completion of this offering will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

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Board of directors vacancies. Our restated certificate of incorporation and restated bylaws authorizes only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

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Classified board. Our restated certificate of incorporation and restated bylaws provide that our board of directors is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors. See the section titled “Management—Board Composition.”

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Stockholder action; special meetings of stockholders. Our restated certificate of incorporation provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

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Advance notice requirements for stockholder proposals and director nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws do not provide for cumulative voting.

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Directors removed only for cause. Our restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock.

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Amendment of charter provisions. Any amendment of the above provisions in our restated certificate of incorporation would require approval by holders of at least two-thirds of our outstanding common stock.

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Issuance of undesignated preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

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Choice of forum. Our restated certificate of incorporation will provide that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our restated bylaws also provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (Federal Forum Provision). While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court which recently found that such provisions are facially valid under Delaware law or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, or the underwriters of any offering giving rise to such dispute, which may discourage lawsuits against us and our directors, officers, and other employees and the underwriters of this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and non-voting common stock is American Stock Transfer & Trust Company, LLC. The address of the transfer agent and registrar is 6201 15th Avenue, Brooklyn, New York 11219.

The Nasdaq Global Market Listing

We have applied to have our common stock listed on the Nasdaq Global Market under the symbol “DICE.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market or the anticipation of these sales, including shares issued upon exercise of outstanding options and warrants, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Based on the number of shares of common stock outstanding as of June 30, 2021, upon the completion of this offering, we will have a total of 34,316,692 shares of our common stock outstanding, assuming (i) the issuance of 10,000,000 shares of common stock in this offering, which does not contemplate exercise of the underwriters’ option to purchase additional shares in connection with this offering, (ii) the Conversion and (iii) the conversion of all outstanding shares of our convertible preferred stock into an aggregate of 19,756,551 shares of our common stock upon the closing of this offering. Of these outstanding shares, only the shares of common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act can only be sold in compliance with the Rule 144 limitations described below or in compliance with the lock-up agreements.

The remaining outstanding shares of our common stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below.

Lock-up and Market Standoff Agreements

All of our directors and officers and substantially all of our security holders are subject to lock-up agreements or market standoff provisions that prohibit them from, among other things, offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, warrants to acquire shares of our common stock or any security or instrument related to our common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our common stock, for a period of 180 days following the date of this prospectus without the prior written consent of BofA Securities, Inc., SVB Leerink LLC and Evercore Group L.L.C., subject to certain exceptions. BofA Securities, Inc., SVB Leerink LLC and Evercore Group L.L.C. may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. See the section titled “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market standoff agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

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1% of the number of shares of our common stock then outstanding, which will equal approximately 348,270 shares immediately after this offering assuming no exercise of the underwriters’ option to purchase additional shares; or

•	the average reported weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares are subject to the lock-up and market standoff agreements described above.

Form S-8 Registration Statement

In connection with this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock subject to outstanding shares of restricted stock and the shares of our common stock reserved for issuance under our stock plans. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market standoff agreements to which they are subject.

Registration Rights

We have granted demand, piggyback and Form S-3 registration rights to certain of our stockholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. For a further description of these rights, see the section titled “Description of Capital Stock—Registration Rights.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the alternative minimum tax, special tax accounting rules under Section 451(b) of the Code or the Medicare Contribution tax on net investment income and does not deal with state or local tax laws, U.S. federal non-income tax laws, such as gift and estate tax laws, except to the limited extent provided below, or any non-U.S. tax laws that may be relevant to Non-U.S. Holders in light of their particular circumstances.

Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as:

•	insurance companies, banks, investment funds and other financial institutions;

•	tax-exempt organizations (including private foundations) and tax-qualified retirement plans;

•	foreign governments and international organizations;

•	broker-dealers and traders in securities;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities, all of the interests of which are held by qualified foreign pension funds;

•	persons that own, or are deemed to own, more than 5% of our capital stock;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); and

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partnerships and other entities or arrangements treated as pass-through or disregarded entities for U.S. federal income tax purposes, and investors in such entities (regardless of their places of organization or formation).

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Furthermore, the discussion below is based upon the provisions of the Code, and U.S. Treasury Regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly retroactively, or could be subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences described herein, or that any such contrary position would not be sustained by a court.

PERSONS CONSIDERING THE PURCHASE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.

For the purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of common stock, other than a partnership or other entity or arrangement treated as a pass-through entity, that is not, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If you are an individual non-U.S. citizen, you may, in some cases, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year, are counted.

Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.

Distributions

We do not expect to make any distributions on our common stock in the foreseeable future. If we do make distributions on our common stock, however, such distributions will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under the section titled “— Gain on Disposition of Our Common Stock.”

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” any distribution on our common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States will generally be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to the applicable withholding agent. In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the same rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

See also the section below titled “—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.

Gain on Disposition of our Common Stock

Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (ii) the Non-U.S. Holder is a nonresident alien who is an individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or the Non-U.S. Holder’s holding period in the common stock.

If you are a Non-U.S. Holder described in (i) above, you will be required to pay tax on the net gain derived from the sale at the same U.S. federal income tax rates applicable to U.S. persons. Corporate Non-U.S. Holders described in (i) above may also be subject to the additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If you are an individual Non-U.S. Holder described in (ii) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States), provided you have timely filed U.S. federal income tax returns with respect to such losses. With respect to (iii) above, in general, we would be a United States real property holding corporation if our U.S. real property interests, as defined in the Code and the U.S. Treasury Regulations, comprised (by fair market value) at least half of our worldwide real property interests plus our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we were to be treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock would not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly or constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the Non-U.S. Holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and, therefore, will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.

Backup Withholding and Information Reporting

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. federal backup withholding. U.S. federal backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other IRS Form W-8, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.

Under U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other IRS Form W-8, as applicable, or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. If backup withholding is applied to you, you should consult with your own tax advisor to determine whether you have overpaid your U.S. federal income tax, and whether you are able to obtain a tax refund or credit of the overpaid amount.

Foreign Accounts

In addition, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act, and the Treasury Regulations and other official IRS guidance issued thereunder, or FATCA, on certain types of payments, including dividends paid to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in

(i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States may be subject to different rules. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally also would apply to payments of gross proceeds from the sale or other disposition of common stock. Under proposed regulations, however, no withholding will apply with respect to payments of gross proceeds. The preamble to the proposed regulations specifies that taxpayers are permitted to rely on such proposed regulations pending finalization.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX OR UNDER ANY APPLICABLE TAX TREATY.

UNDERWRITING

BofA Securities, Inc., SVB Leerink LLC and Evercore Group L.L.C. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
BofA Securities, Inc.
SVB Leerink LLC
Evercore Group L.L.C.

Total	10,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discounts and commissions, payable by us are estimated to be approximately $3.9 million. We have also agreed to reimburse the underwriters for certain of their expenses incurred in connection with, among others, the review and clearance by the Financial Industry Regulatory Authority, Inc. in an amount of up to $40,000.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,500,000 additional shares at the public offering price, less the underwriting discounts and commissions. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and substantially all of our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of BofA Securities, Inc., SVB Leerink LLC and Evercore Group L.L.C. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file or make a confidential submission of a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Listing

We have applied to list the shares of our common stock on the Nasdaq Global Market under the symbol “DICE.”

Determination of Offering Price

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. For example, certain of the underwriters or their respective affiliates also serve as lenders under our SVB Loan and Security Agreement.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a Relevant State), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (SFA)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA,

•	where no consideration is or will be given for the transfer,

•	where the transfer is by operation of law, or

•	as specified in Section 276(7) of the SFA.

In connection with Section 309B of the SFA and the Capital Markets Products (CMP) Regulations 2018, the shares are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Fenwick & West LLP, San Francisco, California. Cooley LLP, San Diego, California, is acting as counsel for the underwriters in connection with this offering. Fenwick & West LLP beneficially owns an aggregate of 9,640 shares of our capital stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and related notes at December 31, 2019 and 2020, and for the years then ended, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements). We have included our consolidated financial statements and related notes in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement.

We currently do not file periodic reports with the SEC. Upon the completion of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We also maintain a website at https://www.dicemolecules.com. Upon completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and the Board of Managers of DiCE Molecules Holdings, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of DiCE Molecules Holdings, LLC (the Company) as of December 31, 2019 and 2020, the related consolidated statements of operations and comprehensive loss, convertible preferred units and members’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses and experienced negative cash flows from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

San Jose, California

July 2, 2021, except for the last paragraph of Note 1,

as to which the date is September 8, 2021

DICE MOLECULES HOLDINGS, LLC

Consolidated Balance Sheets

(In thousands, except unit amounts)

	December 31,
	2019	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,468	$59,687
Marketable securities	18,159	—
Unbilled receivable	2,000	2,000
Prepaid expenses and other current assets	466	364

Total current assets	29,093	62,051
Property and equipment, net	1,927	1,656
Restricted cash	149	149
Other assets	12	5

TOTAL ASSETS	$31,181	$63,861

LIABILITIES, CONVERTIBLE PREFERRED UNITS, AND MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,006	$5,086
Accrued expenses and other liabilities	1,716	2,981
Capital lease obligations, current portion	123	98
Deferred revenue, current portion	863	1,125

Total current liabilities	3,708	9,290
Deferred revenue, noncurrent portion	1,125	—
Deferred rent, noncurrent portion	10	28
Capital lease obligations, net of current portion	99	—
Warrant liability	170	314

TOTAL LIABILITIES	5,112	9,632

Commitments and Contingencies (Note 6)

Convertible preferred units; no par value; 36,024,950 and 61,498,146 units authorized as of December 31, 2019 and 2020, respectively; 7,450,911 and 12,690,540 units issued and outstanding as of December 31, 2019 and 2020, respectively; aggregate liquidation value of $113,060 as of December 31, 2020	55,692	107,374

MEMBERS’ DEFICIT:
Common units, no par value; 57,000,000 and 89,000,000 units authorized as of December 31, 2019 and 2020, respectively; 2,248,687 units issued and outstanding as of December 31, 2019 and 2020	—	—
Additional paid-in capital	1,378	1,603
Accumulated other comprehensive income	8	—
Accumulated deficit	(31,009)	(54,748)

TOTAL MEMBERS’ DEFICIT	(29,623)	(53,145)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED UNITS, AND MEMBERS’ DEFICIT	$31,181	$63,861

See accompanying notes.

DICE MOLECULES HOLDINGS, LLC

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except unit and per unit amounts)

	Year Ended December 31,
	2019	2020
Revenue:
Collaboration revenue	$5,775	$863

Operating expenses:
Research and development	15,715	19,580
General and administrative	3,607	5,004

Total operating expenses	19,322	24,584

Loss from operations	(13,547)	(23,721)
Other income (expense):
Interest and other income, net	635	139
Interest expense	(26)	(13)
Change in fair value of warrant liability	—	(144)

Net loss	$(12,938)	$(23,739)

Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities	8	(8)

Comprehensive loss	$(12,930)	$(23,747)

Net loss per unit, basic and diluted	$(5.75)	$(10.56)

Weighted-average units used in computing net loss per unit, basic and diluted	2,248,687	2,248,687

See accompanying notes.

DICE MOLECULES HOLDINGS, LLC

Consolidated Statements of Convertible Preferred Units and Members’ Deficit

(In thousands, except member unit data)

	Convertible preferred units		Common units		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total members’ deficit
	Units	Amount	Units	Amount
Balance as of December 31, 2018	7,450,911	$55,692	2,248,687	$—	$849	$(15,627)	$—	$(14,778)
Effect of adoption of Topic 606	—	—	—	—	—	(2,444)	—	(2,444)
Share-based compensation	—	—	—	—	529	—	—	529
Other comprehensive income	—	—	—	—	—	—	8	8
Net loss	—	—	—	—	—	(12,938)	—	(12,938)

Balance as of December 31, 2019	7,450,911	55,692	2,248,687	—	1,378	(31,009)	8	(29,623)
Issuance of Series C convertible preferred units, net of issuance costs of $2,666	5,239,629	51,682	—	—	—	—	—	—
Share-based compensation	—	—	—	—	556	—	—	556
Tax distributions	—	—	—	—	(331)	—	—	(331)
Other comprehensive loss	—	—	—	—	—	—	(8)	(8)
Net loss	—	—	—	—	—	(23,739)	—	(23,739)

Balance as of December 31, 2020	12,690,540	$107,374	2,248,687	$—	$1,603	$(54,748)	$—	$(53,145)

See accompanying notes.

DICE MOLECULES HOLDINGS, LLC

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,938)	$(23,739)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	706	697
Share-based compensation	529	556
Change in fair value of warrant liability	—	144
Other	54	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(157)	102
Accounts payable	289	1,411
Accrued expenses and other liabilities	767	988
Deferred revenue	(5,775)	(863)
Deferred rent	10	18
Other assets	217	7

Net cash used in operating activities	(16,298)	(20,679)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(981)	(148)
Purchase of marketable securities	(39,775)	(3,649)
Proceeds from maturity of marketable securities	17,624	17,400
Proceeds from sale of marketable securities	4,000	4,400

Net cash (used in) provided by investing activities	(19,132)	18,003

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series C convertible preferred units	—	54,348
Payments for tax distributions	—	(331)
Payments on capital lease obligations	(278)	(122)

Net cash (used in) provided by financing activities	(278)	53,895

Net (decrease) increase in cash, cash equivalents and restricted cash	(35,708)	51,219
Cash, cash equivalents, and restricted cash at beginning of period	44,325	8,617

Cash, cash equivalents, and restricted cash at end of period	$8,617	$59,836

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment additions included in accounts payable and accrued liabilities	$—	$278

Issuance costs for convertible preferred units included in accounts payable and accrued liabilities	$—	$2,666

See accompanying notes.

DICE MOLECULES HOLDINGS, LLC

Notes to Consolidated Financial Statements

1. Organization and Description of Business

DiCE Molecules Holdings, LLC (DiCE Molecules or the Company) is a Delaware limited liability company headquartered in South San Francisco, California. DiCE Molecules is a biopharmaceutical company leveraging its proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas. The Company’s platform, DELSCAPE, is designed to discover selective oral small molecules with the potential to modulate protein-protein interactions (PPIs) as effectively as systemic biologics.

Liquidity and Capital Resources

The Company has incurred net losses in each year since inception and management expects to continue to incur net losses for the foreseeable future. The Company incurred net losses $12.9 million and $23.7 million for the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, the Company had cash and cash equivalents of $59.7 million, which are available to fund future operations. Management plans to raise additional capital through equity and debt financings, or other capital sources, including potential collaborations, licenses and other similar arrangements. However, there can be no assurance that the Company will be able to raise capital when needed or on acceptable terms. If the Company is unable to raise sufficient funding, it would be forced to delay, reduce or eliminate its research and development programs or be unable to continue operations.

The Company has prepared its consolidated financial statements on a going concern basis, which assumes that the Company will realize its assets and satisfy its liabilities in the normal course of business. However, the significant net losses and negative operating cash flows raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of the uncertainty concerning the Company’s ability to continue as a going concern.

Reverse Stock Split

On September 2, 2021, the Company’s Board approved a reverse split of the Company’s units at a 1-for-4 ratio (the “Reverse Stock Split”). The Reverse Stock Split became effective on September 8, 2021. All issued and outstanding common units, convertible preferred units, profits interest units, common unit warrants, convertible preferred unit warrants, and per share amounts contained in the consolidated financial statements have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (GAAP) as defined by the Financial Accounting Standards Board (FASB). The consolidated financial statements include the accounts of DiCE Molecules Holdings, LLC and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. The Company evaluates its estimates, including those related to revenue recognition, the fair value of convertible preferred unit warrants, income taxes uncertainties, share-based compensation, including the fair value of membership units, and related assumptions on an ongoing basis using historical experience and other factors, and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates.

Concentration of Credit Risk

Cash equivalents and marketable securities are financial instruments that potentially subject the Company to concentrations of credit risk. Cash and cash equivalents are deposited in checking and sweep accounts at a financial institution. Such deposits may, at times, exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company invests in money market funds, treasury bills and notes, government bonds, commercial paper, and corporate notes. The Company limits its credit risk associated with cash equivalents, short-term marketable securities and long-term investments by placing them with banks and institutions it believes are credit-worthy and in highly rated investments.

Cash, Cash Equivalents and Restricted Cash

All highly liquid investments with original maturities of 90 days or less at the date of purchase are considered to be cash and cash equivalents. Cash equivalents include marketable securities having an original maturity of three months or less at the time of purchase.

Restricted cash consists of funds in a money market account that serves as collateral for a lease agreement.

The following table provides a reconciliation of cash and cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same amounts shown in the consolidated statements of cash flows:

	December 31,
	2019	2020
	(In thousands)
Cash and cash equivalents	$8,468	$59,687
Restricted cash	149	149

Total cash, cash equivalents, and restricted cash	$8,617	$59,836

Marketable Securities

Investments, which are in money market funds, and U.S. government and corporate securities, are classified as available-for-sale securities, and are carried at fair value, based upon quoted market prices. We consider our available-for-sale portfolio as available for use in current operations. Accordingly, we classify certain investments as short-term marketable securities, even though the stated maturity date may be one year or more beyond the current balance sheet date. Unrealized gains and losses, deemed temporary in nature, are reported as a separate component of accumulated other comprehensive income (loss). A decline in the fair value of any security below cost that is deemed other than temporary results in a charge to earnings and the corresponding establishment of a new cost basis for the security. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, or an exit price, in the principal or most advantageous market for that asset or liability in an orderly transaction between market participants on the measurement date.

Fair value is measured based on a three-level hierarchy of inputs, of which the first two are considered observable and the last unobservable. Unobservable inputs reflect the Company’s own assumptions about current market conditions. The use of observable inputs is maximized, where available, and the use of unobservable inputs is minimized when measuring fair value. The three-level hierarchy of inputs is as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short-term nature.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets, generally five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the consolidated balance sheet and the resulting gain or loss is reflected in the consolidated statements of operations in the period realized. Maintenance and repairs are charged to the consolidated statements of operations as incurred.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be fully recoverable. Recoverability is measured by comparing the carrying amount of the asset or asset group to the future net undiscounted cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset or asset group exceeds the projected discounted future net cash flows arising from the asset. The Company has not identified any such impairment losses to date.

Convertible Preferred Unit Warrant Liabilities

The Company accounts for its freestanding warrants on its Series B Convertible Preferred Units as liabilities at fair value. The warrants are re-measured at each reporting period with changes in fair value recognized as change in fair value of warrant liability in the consolidated statement of operations. The warrants will continue to be remeasured to fair value until the earlier of the exercise of the warrants, the expiration of the warrants, or until such time as the warrants are no longer considered liability instruments.

Revenue Recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive to in exchange for those goods or services. To determine revenue recognition for customer contracts, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the goods and services it transfers to the customer. At contract inception, the Company assesses the goods or services promised within each contract that falls under the scope of ASC Topic 606, Revenue from Contracts with Customers, and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company enters into collaboration agreements under which it may obtain upfront license fees, research and development funding, and development, regulatory and commercial milestone payments and royalty payments. The Company’s performance obligations under these arrangements may include licenses of intellectual property, and research and development services.

In the collaboration agreements, the Company has a performance obligation to perform research and development services to identify compounds as therapeutic candidates against identified targets. The revenue is recognized as the research and development services are being performed and the results of the research and development services are provided to the customer. The customers have options to elect commercial licenses of intellectual property. As the customer options are not considered to be a material right, customer options are accounted for as separate contracts if and when they are exercised by the customer.

The Company is eligible to receive milestone payments under the collaborative arrangements. The Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price. If it is probable that a significant revenue reversal would not occur, the associated milestone value would be included in the transaction price. Milestone payments that are not within the Company’s or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

Under the collaborative arrangements, the Company may be eligible to receive sales-based royalties, including milestone payments based on the level of sales, and in which the license is deemed to be the predominant item to which the royalties relate. The Company would recognize revenue when the related sales occur to earn the royalty or sales-based milestone payments.

Upfront payments and fees are recorded as deferred revenue upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts payable to the Company are recorded as accounts receivable when the Company’s right to consideration is unconditional.

Research and Development Expenses and Accrued Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of new product development. Research and development costs include salaries and benefits, consultants’ fees, process development costs, share-based compensation, laboratory supplies, preparation of regulatory submission expenses, and allocated facilities related expenses as well as fees paid to third parties that conduct certain preclinical research and development activities on the Company’s behalf.

A substantial portion of the Company’s ongoing research and development activities are conducted by third-party service providers. The Company estimates these expenses based on discussions with internal management personnel and external service providers as to the progress or stage of completion of services and the contracted fees to be paid for such services. The Company records the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced, and includes these costs in research and development expenses. These costs are accrued based on factors such as estimates of the work completed and in accordance with agreements established with its third-party service providers under the service agreements. The Company makes significant judgments and estimates in determining the accrued liabilities balance in each reporting period. As actual costs become known, the Company adjusts its accrued liabilities. The Company has not experienced any material differences between accrued costs and actual costs incurred. However, the status and timing of actual services performed may vary from the Company’s estimates, resulting in adjustments to expense in future periods.

Share-Based Compensation

The Company maintains a share-based compensation plan as a long-term incentive for employees, consultants and members of the Company’s Board of Managers.

Share-based compensation for employee awards is measured on the grant date based on the fair value of the award and recognized as compensation expense on a straight-line basis over the requisite service period. The fair value of the profit interest units granted is measured using the Black-Scholes option-pricing model. The Company accounts for forfeitures as they occur.

The Black-Scholes model considers several variables and assumptions in estimating the fair value of each profit interest unit that requires judgment. Changes in these variables and assumptions can materially affect the resulting estimates of fair value. These variables and assumptions include the per unit fair value of the underlying common unit, exercise price, expected term, risk-free interest rate, expected dividend rate, and the expected unit price volatility over the expected term as follows:

Fair Value of Common Units—The grant-date fair market value of common units underlying unit options has historically been determined by the Company’s Board of Managers with assistance of third-party valuation specialists. Because there has been no public market for the Company’s common units, the Board of Managers exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair market value, which include important developments in the Company’s operations, the prices at which the Company sold units of its convertible preferred units, the rights, preferences and privileges of the Company’s convertible preferred units relative to those of the Company’s common units, actual operating results, financial performance, external market conditions in the life sciences industry, general U.S. market conditions, equity market conditions of comparable public companies, and the lack of marketability of the Company’s common units.

Expected Term—The expected term represents the period that share-based awards are expected to be outstanding. The Company’s profit interest units do not have a contractual term. However, there is a constructive maturity of the profit interest units based on the expected exit or liquidity scenarios for the Company.

Expected Volatility—The Company has limited information on the volatility of profit interest units as the units are not actively traded on any public markets. The expected volatility was derived from the historical unit volatilities of comparable peer public companies within its industry. These companies are considered to be comparable to the Company’s business over a period equivalent to the expected term of the share-based awards.

Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the profit interest units’ and unit options expected term.

Expected Dividend Rate—The expected dividend is zero.

Net Loss Per Unit

Basic net loss per unit is calculated by dividing the net loss by the weighted-average number of common units outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per unit is the same as basic net loss per unit for each period presented, as the effects of potentially dilutive securities are antidilutive given the net loss of the Company.

Reclassification of Prior Period Presentation

Reclassifications have been made to conform the prior period data to the current presentation, including the reclassification of the preferred units from permanent members’ equity to temporary members’ equity.

Comprehensive Loss

Comprehensive loss is comprised of net loss and changes in accumulated other comprehensive income on the Company’s marketable securities related to unrealized gains and losses.

Income Taxes

DiCE Molecules Holdings, LLC is not a tax-paying entity for U.S. federal or state income tax purposes. The LLC’s earnings and losses are allocated to the members according to their percentage of ownership, and members are taxed individually based on their share of the LLC’s earnings and losses. Accordingly, no provision for income taxes is included in the accompanying consolidated financial statements with respect to the LLC and members’ capital reflected in the accompanying consolidated financial statements does not necessarily represent the members’ income tax basis of their respective interests.

However, DiCE Molecules Holdings, LLC has subsidiaries (the Subsidiaries), which are tax-paying entities for U.S. federal and state income tax purposes. The Company accounts for income taxes related to the Subsidiaries using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future income tax effects of differences between the financial statement and income tax basis of existing assets and liabilities as well as for operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which the Company expects to recover or settle those temporary differences. The Company recognizes the effect of a change in tax rates on deferred tax assets and liabilities in the results of operations in the period that includes the enactment date. Deferred income tax assets and liabilities are recorded net and classified as noncurrent on the consolidated balance sheets. A valuation allowance is provided against the Subsidiaries deferred income tax assets when based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon examination. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in the provision for income taxes.

Segments

The Company has a single operating segment. The Company’s chief decision maker, its Chief Executive Officer, manages the Company’s operations on a consolidated basis for purposes of allocating resources, making operating decisions, and evaluating performance.

Recently Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and all related amendments (collectively, “ASC 606”, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition (ASC 605). This standard establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services and also impacts the accounting for costs incurred in obtaining a contract with a customer, provided that such costs are considered incremental and recoverable by the Company. This standard requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The Company adopted ASC 606 on January 1, 2019 using the modified retrospective transition approach. The adoption of ASC 606 resulted in a cumulative-effect adjustment of approximately $2.4 million recorded to members’ capital upon adoption on January 1, 2019.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. The standard will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. For public entities, this standard is effective for fiscal years beginning after December 15, 2018. As a result of the Company having elected the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act, this standard will become effective for the Company for the fiscal year ending after December 31, 2021. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). This standard requires measurement and recognition of expected credit losses for financial assets. The FASB subsequently issued clarifications to this standard. This standard will become effective for the Company for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact this standard will have on its consolidated financial statements and related disclosures.

3. Fair Value Measurements

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy:

	December 31, 2019
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Money market funds	$5,077	$—	$—	$5,077
U. S government treasury and agency securities	—	1,757	—	1,757
Corporate securities and commercial paper	—	19,250	—	19,250

Total assets	$5,077	$21,007	$—	$26,084

Liabilities:
Convertible preferred unit warrant liability	$—	$—	$170	$170

	December 31, 2020
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Money market funds	$5,508	$—	$—	$5,508

Liabilities:
Convertible preferred unit warrant liability	$—	$—	$314	$314

The fair value and amortized cost of investments in marketable securities by major security type are as follows:

	December 31, 2019
	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
	(In thousands)
Assets:
Money market funds	$5,077	$—	$—	$5,077
U. S government treasury and agency securities	1,755	2	—	1,757
Corporate securities	5,868	4	—	5,872
Commercial paper	7,672	—	—	7,672
Repurchase agreement	2,000	—	—	2,000
Asset-backed securities	3,704	2	—	3,706

Total financial assets	$26,076	$8	$—	$26,084

	December 31, 2020
	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
	(In thousands)
Assets:
Money market funds	$5,508	$—	$—	$5,508

Convertible Preferred Unit Warrant Liability

The change in fair value of the Company’s convertible preferred unit warrant liability was as follows (in thousands):

	Year Ended December 31,
	2019	2020
	(In thousands)
Beginning balance	$170	$170
Change in fair value	—	144

Ending balance	$170	$314

The valuation of the convertible preferred unit warrant liability contains unobservable inputs that reflect the Company’s own assumptions for which there is little, if any, market activity at the measurement date. Accordingly, the convertible preferred unit warrant liability is measured at fair value on a recurring basis using unobservable inputs that are classified as Level 3 inputs, and any change in fair value of the convertible preferred unit warrant liability is recognized in the consolidated statements of operations. Refer to Note 8 for the valuation technique and assumptions used in estimating the fair value of the convertible preferred unit warrant liability.

4. Collaboration Revenue

2015 Sanofi Collaboration Agreement

In December 2015, the Company entered into a license and collaboration agreement (the Sanofi Agreement) with Aventis, Inc. (Sanofi), which was amended and restated in August 2017 (as amended, the 2015 Collaboration Agreement). Under the Sanofi Agreement, the Company agreed to provide research services on identified targets and to grant Sanofi an exclusive option to license to develop and commercialize (as applicable), certain compounds into products within the time frames specified therein. In particular, the Company has agreed to identify, in two or more screening libraries, compounds that bind to seven agreed upon immuno-oncology targets and to generate collaboration compounds for use by Sanofi to develop and commercialize collaboration products. Over time and subject to certain limitations, Sanofi may request to replace the drug targets with new targets.

Under the terms of the Sanofi Agreement, Sanofi has the exclusive rights and is responsible for the development, commercialization and manufacture of collaboration products resulting from the collaboration. Sanofi is obligated to use commercially reasonable efforts to commercialize at least one collaboration product for each target, within certain countries, upon regulatory approval of such product.

For drug targets that are subject to the collaboration, the Company has primary responsibility for conducting preclinical research activities in accordance with the applicable research plan agreed to by the parties and established on a target-by-target basis. The Company is obligated to use commercially reasonable efforts to identify relevant compounds with commercial potential to the applicable target. In addition to the ongoing research services, the arrangement includes several customer options. As of December 31, 2020, Sanofi had not elected any of the customer options.

Upon signing the Sanofi Agreement in December 2015, Sanofi paid the Company an initial fee of $8.0 million for target exclusivity rights and an additional $1.0 million annual technology access and development fee. In December 2016, Sanofi paid the Company an additional $9.0 million fee for the same services. In addition, with respect to compounds identified as part of the collaboration, the Company may be eligible to receive up to an aggregate of $200.0 million in payments from Sanofi upon the achievement of certain developmental and regulatory milestones, including up to $30.0 million upon the achievement of certain development milestones through IND submission. The Company may also receive tiered royalties ranging from mid-single-digits to the low-teens on global net sales of any approved products containing collaboration compounds under the Sanofi Agreement.

At the date of the 2017 amendment to the Sanofi Agreement, the Company had remaining unrecognized revenue of $3.0 million from the Agreement to be recognized over the remaining term (August 2017 through December 2020) when research services were being provided. For the years ended December 31, 2019 and 2020, revenue of $0.9 million was recognized in each period related to the Sanofi Agreement, as amended. There was no remaining deferred revenue balance as of December 31, 2020.

The performance obligation under the Sanofi Agreement, as amended, consists of research services to create libraries with active compounds for assigned collaboration targets that can be developed into a drug for commercial use. In addition to the ongoing research services, the arrangement includes several customer options. Sanofi can elect to request a commercial license and SAR dataset license if it approves the active compounds submitted after the completion of the screening library and it can request a focused library output for additional services to further define an active compound with the potential goal of commercializing the drug for use. Any revenue related to Sanofi’s exercise of these customer options, such as a request for the dataset license for milestone packages which identify such active compounds, will be accounted for as separate contracts when and if exercised. As of December 31, 2020, Sanofi had not elected any of the customer options.

Under the Sanofi Agreement, the Company earns Sum of the Evidence (SOE) points depending on the milestone achieved and Sanofi’s elections. In connection with this right, the Company recognized $2.0 million in revenue in 2018, when SOE points were earned. The services provided by the Company under the Sanofi Agreement were completed in December 2020 and there is no remaining deferred revenue as of December 31, 2020. Any further revenue to be recognized under the Sanofi Agreement is dependent on Sanofi in advancing the program and enabling the Company to earn variable consideration.

2017 Genentech Collaboration Agreement

In November 2017, the Company entered into a collaboration agreement (the Genentech Agreement) with Genentech, Inc. (Genentech). Under the 2017 Collaboration Agreement, the Company was entitled to receive a one-time target access fee for each of the collaboration targets designated. The research collaboration with respect to each collaboration target has a two-year term that commences upon the Company’s initiation of certain research activities, unless terminated earlier under the terms of the Collaboration Agreement. On a per collaboration target basis, the Company is also eligible to receive preclinical, clinical, regulatory, and commercial milestone payments, as well as tiered low-single-digit royalties.

Upon execution of the Genentech Agreement, Genentech designated certain collaboration targets and paid the Company a $4.5 million target access fee. In 2018, Genentech paid the Company an additional $1.5 million in target access fees. Our performance obligation under the collaboration consists of research services. The revenue related to the performance obligation is recognized when the research services are completed and delivered to Genentech. In addition, the arrangement includes several customer options which will be accounted for as separate contracts if and when elected by Genentech. As of December 31, 2020, Genentech had not requested additional research services and had not elected any of the customer options.

The Company initiated research activities on the active collaboration targets in March 2018 and submitted five milestone packages for Genentech to review in 2019. The Company recognized collaboration revenue of $4.9 million and $0 million in the years ended December 31, 2019 and 2020, respectively, which accounted for the completion of the milestone packages and research services. The deferred revenue balance of $1.1 million is included in the consolidated balance sheets as of December 31, 2019 and 2020, with the remaining balance expected to be recognized as revenue in 2021.

5. Other Financial Statement Information

Property and Equipment, Net

Property and equipment, net consists of the following:

	December 31,
	2019	2020
	(In thousands)
Machinery and equipment	$3,422	$3,848
Leasehold improvements	199	199
Computer equipment	103	103
Furniture and fixtures	73	73

Total property and equipment, gross	3,797	4,223
Less accumulated depreciation and amortization	(1,870)	(2,567)

Total property and equipment, net	$1,927	$1,656

The net book value of property and equipment under capital leases was $0.6 million and $0.3 million as of December 31, 2019 and 2020, respectively. Depreciation and amortization expense for property and equipment amounted to $0.7 million and $0.7 million for the years ended December 31, 2019 and 2020, respectively. The Company incurred a loss of $43,000 and $0 on disposal of long-lived assets for the years ended December 31, 2019 and 2020, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2019	2020
	(In thousands)
Accrued expenses	$906	$1,772
Accrued bonus	670	1,080
Other accrued expenses and liabilities	140	129

Total accrued expenses and other current liabilities	$1,716	$2,981

6. Commitments and Contingencies

Leases

The Company leases its headquarters with its main offices and laboratory facilities in South San Francisco under a sublease agreement that ends in February 2022. Rent expense is recognized on a straight-line basis over the term of the operating lease. Any difference between cash payments and rent expense is recorded as deferred rent. The current portion of deferred rent is included in accrued expenses and other liabilities in the consolidated balance sheets.

The following are minimum future rental payments owed under the Company’s operating leases as of December 31, 2020:

(In thousands)
2021	$1,479
2022	257

Total	$1,736

Rent expense for the years ended December 31, 2019 and 2020 was $0.8 million and $1.5 million, respectively.

In 2018, the Company entered into a capital lease arrangement to finance the purchase of equipment. This capital lease arrangement expires in September 2021 and the outstanding amounts under the agreements are secured by liens on the related equipment. The remaining payments as of December 31, 2020 are $0.1 million.

7. Members’ Deficit

In December 2020, the Company entered into the Series C Convertible Preferred Unit Purchase Agreement (Series C Agreement) for the issuance of up to 7,859,623 Series C Convertible Preferred Units at a price of $10.37 per unit. In the same month, the Company issued 5,239,629 Series C Convertible Preferred Units at a price of $10.37 per unit for net proceeds of $51.7 million (net of $2.7 million in issuance costs) and executed its Fourth Amended and Restated Limited Liability Company Agreement (the LLC Agreement) to create such new membership interests.

As of December 31, 2020, the LLC Agreement provided for the issuance of Series A-1 Convertible Preferred Units, Series A-2 Convertible Preferred Units, Series B Convertible Preferred Units, Series C Convertible Preferred Units, and Common Units.

The following tables summarize the authorized, issued and outstanding convertible preferred units of the Company:

	December 31, 2019
	Units Authorized	Units Issued and Outstanding	Issuance Price Per Unit	Net Proceeds	Aggregate Liquidation Preference
	(In thousands, except unit and per unit data)
Convertible Preferred Units:
Series A-1	3,500,000	875,000	$4.00	$3,500	$3,500
Series A-2	2,809,731	702,433	6.33	4,385	4,444
Series B	29,715,219	5,873,478	8.64	47,807	50,768

Total convertible preferred units	36,024,950	7,450,911		$55,692	$58,712

	December 31, 2020
	Units Authorized	Units Issued and Outstanding	Issuance Price Per Unit	Net Proceeds	Aggregate Liquidation Preference
	(In thousands, except unit and per unit data)
Convertible Preferred Units:
Series A-1	3,500,000	875,000	$4.00	$3,500	$3,500
Series A-2	2,809,731	702,433	6.33	4,385	4,444
Series B	23,749,923	5,873,478	8.64	47,807	50,768
Series C	31,438,492	5,239,629	10.37	51,682	54,348

Total convertible preferred units	61,498,146	12,690,540		$107,374	$113,060

The Company recorded its convertible preferred units at the issuance price on the dates of issuance, net of issuance costs. As of December 31, 2019 and 2020, the convertible preferred units were classified as temporary equity because the units are contingently redeemable outside the control of the Company. During the years ended December 31, 2019 and 2020, the Company did not adjust the carrying values of the convertible preferred units to the deemed redemption values of such units since a redemption event is not probable of occurring. Subsequent adjustments to increase the carrying values to the ultimate redemption values will be made only when it becomes probable that such a redemption event will occur.

As of December 31, 2020, the holders of the convertible preferred units had the following rights, privileges and preferences:

Allocation of Net Income (Loss):

Net income or loss is allocated among the Members in proportion to their membership interests, such that the capital account balance of each Member, after making such allocation, is equal to the amount which would be distributed to the Member upon liquidation of the Company.

Optional Conversion Rights

Each unit of convertible preferred unit is, at the option of the holder, convertible into the number of fully paid and non-assessable units of common units at a conversion rate equal to the original purchase price per unit of the respective series of the convertible preferred units being converted, subject to certain adjustments (as allowed for under the LLC Agreement). Notwithstanding the foregoing, no Series C holder may optionally convert their units prior to the earliest of (a) the closing of the Second Tranche, (b) 45 days following the Second Tranche expiration date, and (c) a liquidity event.

The conversion price is subject to adjustment from time to time for events such as future unit splits, combinations, and dividends in accordance with conversion provisions contained in the Company’s LLC Agreement. Additionally, the conversion price is subject to adjustment from time to time in the event of dilutive issuances based on a broad-based weighted-average anti-dilution formula. All series of convertible preferred units are currently convertible into common units on a 1-for-1 basis.

Automatic Conversion Rights

Each convertible preferred unit automatically converts into common units upon the closing of an initial public offering of the Company’s common units in which the offering price is not less than $12.9656 (as adjusted for any unit dividends, combinations, splits, recapitalizations and the like) for a public offering occurring on or before September 18, 2021 (nine-month anniversary of the effective date of the LLC Agreement) or $15.5588 (as adjusted for any unit dividends, combinations, splits, recapitalizations and the like) for a public offering occurring after September 18, 2021, and the aggregate proceeds of at least $75.0 million, or upon the date specified by vote or written consent of the holders of a majority of the then outstanding convertible preferred units, voting as a single class on an as-converted basis.

Voting Rights

On any matters requiring approval, the convertible preferred unit holders and common unit holders vote together as a single class, with each common unit holder being entitled to one vote for each common unit held, and each convertible preferred unit holder entitled to voting rights equal to the number of common units into which each convertible preferred unit can be converted. Except where defined in the LLC Agreement, members have no voting rights, approval or consent rights. Members have the right to approve or disapprove only those matters that are specifically stated in the LLC Agreement.

Majority approval of all outstanding member units is required to consummate a liquidation or deemed liquidation event. Majority approval of the convertible preferred units is also required to amend the LLC Agreement; change the rights, privileges, or preferences of the convertible preferred units; create or authorize a new class or series of units; increase or decrease the authorized size of the Board of Managers; issue convertible debt securities; or to redeem or repurchase any common or convertible preferred units.

So long as at least 1,250,000 Series B units remain outstanding, as adjusted pursuant to the LLC Agreement, majority approval from the Series B unit holders is required for any amendment to the LLC Agreement that adversely alters or changes the rights and privileges of the Series B Preferred Units, or for increases or decreases in the number of authorized units of Series B Preferred Units.

So long as at least 1,250,000 Series C units remain outstanding, as adjusted pursuant to the LLC Agreement, majority approval from the Series C unit holders is required for any amendment to the LLC Agreement that adversely alters or changes the rights and privileges of the Series C Preferred Units, or for increases or decreases in the number of authorized units of Series C Preferred Units.

Distributions

The LLC Agreement provides for both mandatory and discretionary cash and in-kind property distributions.

Mandatory income tax distributions to each member are required no later than 10 days prior to the tax payment due date for each tax estimation period, as defined in the LLC Agreement. If available cash, as determined by the Board of Managers, is insufficient to pay all of the mandatory income tax distribution amounts due, then each member’s share thereof will be reduced by a pro rata amount based on the ratio of such member’s income tax distribution amount to the total tax distribution amount. Discretionary distributions of available cash and in-kind property are subject to Board of Managers approval and must include the approval from the Series C Preferred Manager and at least one of the Series B Preferred Managers.

Discretionary distributions as well as a distribution upon a liquidation or deemed liquidation event, must be made in the following order of priority:

•

First, to all convertible preferred unit holders on a pro-rata basis, until distributions to the convertible preferred unit holders equal their respective contributed capital, as reduced by any previous discretionary distributions.

•

Second, after members holding common units have received distributions equal to the contributed capital of the convertible preferred unit holders, to members holding common units and convertible preferred units prorated based on the number of member units held by each holder.

Certain additional provisions specific to the calculation of the portion of the distributions to be received by each class of the member units are further specified in the LLC Agreement.

No distributions have been declared or paid during the year ended December 31, 2019, and tax distribution of $0.3 million was declared and paid during the year ended December 31, 2020.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or Deemed Liquidation Event, the holders of convertible preferred units shall receive their original purchase price per preferred unit. If available assets are insufficient to pay the full liquidation preference, available assets will be distributed ratably among the holders of the convertible preferred units based on amounts that would be received if such units were paid in full. After the payment of the liquidation preference, all remaining assets available for distribution will be distributed ratably among the holders of the common units and preferred units.

A Deemed Liquidation Event is defined as (i) any consolidation or merger or reorganization of the Company resulting in the existing holders no longer having a majority of the voting power; (ii) any transaction in which in excess of 50% of the Company’s voting power is transferred; (iii) a sale, lease, exclusive irrevocable license or other disposition of all of the assets of the Company and its subsidiaries on a consolidated basis.

Dividend Rights

The Company’s convertible preferred units do not have a stated dividend rate. However, the convertible preferred unitholders do have preference regarding any distributions made by the Company that will be equal to the amount that would be received if the convertible preferred units were converted into common units.

8. Convertible Preferred Unit Warrants

In November 2018, in connection with the issuance of Series B Convertible Preferred Units, the Company issued warrants to purchase 64,003 Series B Convertible Preferred Units, with an exercise price of $8.64 per unit, which expire in July 2023.

The warrants to purchase convertible preferred units were valued using the option-pricing model backsolve method. The fair value of the convertible preferred unit warrants as of December 31, 2020 was determined by probability-weighting the fair value under a scenario in which the Company completes an initial public offering and a scenario in which the Company stays private, estimated using the option pricing method. The following assumptions were used in estimating the fair value of the warrants:

	December 31,
	2019	2020
Expected unit price volatility	61.1%	93.7%
Risk-free interest rate	2.72%	0.15%
Expected term (years)	2.5	2.5
Expected dividend rate	—	—

The convertible preferred unit warrants are immediately exercisable in whole or in part over the term of the warrants. In the event of an initial public offering, all outstanding preferred unit warrants will convert to warrants to purchase the Company’s common units. No warrants were exercised during the years ended December 31, 2019 and 2020.

9. Share-Based Compensation

Profit Interest Units

In December 2014, the Company adopted the 2014 Equity Incentive Plan (the Plan). Under the provisions of the Plan, the Board of Managers may grant profit interest units (PI Units) to employees, managers, and consultants (collectively, the Participants). PI Units are Common Units that are issued to Participants with a threshold amount. In the event of a distribution by the Company, the proceeds distributed to the holder would be reduced by the threshold amount. PI Units are economically similar to a stock option award and vest based on time or performance-based milestones, as determined by the Board of Managers and stipulated in the grant agreements.

Profit interest units generally vest 25% after one-year with the remainder vesting monthly over the following three-year period. The Company has determined that the underlying terms and intended purpose of the PI Units are more akin to an equity-based compensation for employees and non-employees than a performance bonus or profit-sharing arrangement.

The following table summarizes the outstanding PI Units activity:

	Number of Units	Weighted- Average Grant Date Fair Value per Unit
Balance as of January 1, 2019	1,204,386	$1.64
Granted	156,500	2.41
Cancelled/forfeited	(66,451)	2.04

Balance as of December 31, 2019	1,294,435	1.73
Granted	552,557	2.56
Cancelled/forfeited	(22,657)	2.35

Balance as of December 31, 2020	1,824,335	1.97

The weighted-average grant date fair value of PI Units that vested during the years ended December 31, 2019 and 2020 was $0.5 million and $0.6 million, respectively. As of December 31, 2020, there were 688,395 unvested PI units and total unrecognized compensation related to the unvested PI Units was $1.7 million, which the Company expects to be recognized over a weighted-average period of 2.85 years.

Determination of Fair Value

The estimated grant-date fair value of all the Company’s PI Units was calculated using the Black-Scholes option pricing model, based on the following assumptions:

	Year Ended December 31,
	2019	2020
Expected term (in years)	6.1	6.1
Expected volatility	76%	80%
Risk-free interest rate	1.7 – 2.6%	0.4 – 1.7%
Expected dividend rate	0%	0%

Share-based Compensation

The Company recognized share-based compensation as follows:

	Year Ended December 31,
	2019	2020
	(In thousands)
Research and development expenses	$331	$381
General and administrative expenses	198	175

Total share-based compensation	$529	$556

10. Employee Benefit Plan

The Company has a qualified contributory savings plan under Section 401(k) of the Internal Revenue Code (the Code) covering substantially all U.S. employees of DiCE Molecules. The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Code. Eligible employees may defer up to 100% of their eligible compensation up to the annual maximum as determined by the Internal Revenue Service. The Company’s contributions to the plan are discretionary. For the years ended December 31, 2019 and 2020, the Company did not make any contributions to the plan.

11. Income Taxes

DiCE Molecules is a “pass-through” entity under the Code and the members are taxed directly on their respective ownership interests in the combined and consolidated income. Therefore, no provision or liability for federal income tax has been included in the accompanying combined and consolidated financial statements related to DiCE Molecules. However, DiCE Molecules has Subsidiaries, which are tax-paying entities for U.S. federal and state income tax purposes.

The company has not recognized any current or deferred tax expense on its US pre-tax losses for the years ended December 31, 2019 and 2020.

The Company has incurred net operating losses for all periods since inception. The Company has not reflected any benefit of such net operating loss carryforwards in the accompanying financial statements. The Company has established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

The following table presents a reconciliation of the statutory federal rate and the Company’s effective tax rate:

	Year Ended December 31,
	2019	2020
Statutory rate	21.0%	21.0%
State tax	11.1%	8.8%
Tax credits	1.0%	2.5%
Change in valuation allowance	(40.0)%	(32.5)%
Other	0.2%	0.2%
ASC 606 adoption	6.7%	—

Effective income tax rate	—%	—%

The deferred tax assets and liabilities of the Company are generated by the Subsidiaries as DiCE Molecules Holdings, LLC is a flow-through entity taxable at the unit-holder level. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the deferred tax assets and liabilities for the periods presented:

	December 31,
	2019	2020
	(In thousands)
Deferred tax assets:
Intangible assets	$2,489	$8,155
Accrual and other	747	648
Net operating loss carryforwards	3,536	4,276
Tax credit carryforwards	491	1,407

Total deferred tax assets	7,263	14,486
Deferred tax liabilities:
Property and equipment	(454)	(160)

Total deferred tax liabilities	(454)	(160)
Valuation allowance	(6,809)	(14,326)

Net deferred taxes	$—	$—

The tax benefits of net operating losses, temporary differences and credit carryforwards are recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance. The valuation allowance increased by $5.2 million and $7.5 million during the years ended December 31, 2019 and 2020, respectively.

The Company had pre-tax net operating losses and tax credit carryforwards as of December 31, 2020 as follows (in thousands):

	Amount	Expiration Years
Net operating losses, federal	$15,165	Do not expire
Net operating losses, state	15,632	2038-2040
Tax credits, federal	1,187	2038-2040
Tax credits, state	873	N/A

The ability of the Company to utilize net operating losses and credit carryforwards to reduce future domestic taxable income and domestic income tax is subject to various limitations under the Internal Revenue Code (Code). Internal Revenue Code Section 382 places a limitation (Section 382 Limitation) on the amount of taxable income that can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership within a three-year period) of a loss corporation. California has similar rules. Generally, after a change in control, a loss corporation cannot deduct NOL carryforwards in excess of the Section 382 Limitation. Due to these “change in ownership” provisions, utilization of the NOL and tax credit carryforwards may be subject to an annual limitation regarding their utilization against taxable income in future periods.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the year ended December 31, 2020 is as follows:

(In thousands)
Balance, beginning of year	$180
Additions based on tax positions related to current year	229
Additions for tax positions of prior years	106

Balance, end of year	$515

The entire amount of the unrecognized tax benefits would not impact the Company’s effective tax rate if recognized. The Company has elected to include interest and penalties as a component of tax expense. Through December 31, 2020, the Company did not recognize accrued interest and penalties related to unrecognized tax benefits. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease during the next 12 months. The Company files income tax returns in the U.S. and California and is subject to examination by U.S. federal and state tax authorities for all years since inception due to the carry forward of unutilized net operating losses and research development credits.

12. Net Loss Per Unit

The following outstanding units were excluded from the computation of the diluted net loss per unit for the periods presented because their effect would have been anti-dilutive:

	Year Ended December 31,
	2019	2020
Convertible preferred units	7,450,911	12,690,540
Profit interest units	1,294,435	1,824,335
Warrants to purchase convertible preferred units, as converted	64,003	64,003

Total	8,809,349	14,578,878

13. Restructuring Charges

In October 2019, the Company undertook an organization realignment to reduce the Company’s cost base and to focus the Company’s resources on drug discovery and development efforts. To achieve this cost reduction, the Company reduced its headcount by approximately 10 full-time employees. Accordingly, a restructuring charge of $0.8 million and $0 was recorded as a component of research and development expense for the years ended December 31, 2019 and 2020, respectively, which was comprised of termination benefits including expenses for severance, health benefits, and a partial acceleration of Profit Interests vesting. As of December 31, 2020, the restructuring activities are complete and there are no remaining liabilities.

The following table summarizes the restructuring activity during the years (in thousands):

	Accrued Restructuring Costs
	Salaries, benefits, bonuses, severance, and COBRA	Incremental profit interest compensation (non-cash)	Other costs	Total
Restructuring liability at 1/1/2019	$—	$—	$—	$—
Restructuring costs incurred	656	93	48	797
Termination benefits paid	(331)	—	(18)	(349)
Non-cash restructuring costs incurred	—	(93)	—	(93)

Restructuring liability at 12/31/2019	325	—	$30	355
Cash paid	(325)	—	(30)	(355)

Restructuring liability at 12/31/2020	$—	$—	$—	$—

14. Subsequent Events

Except as noted in the last paragraph of Note 1, the Company has evaluated subsequent events through July 2, 2021, the date on which the consolidated financial statements were available to be issued.

Loan and Security Agreement

On April 13, 2021, the Company entered into a senior secured term loan facility with Silicon Valley Bank (SVB) (the SVB Loan and Security Agreement), which provides for a $10.0 million term loan of which $2.5 million was drawn, with an option to borrow up to $7.5 million in additional term loans, subject to the Company achieving certain development milestones related to its IL-17 program (the SVB Term Loan). The SVB Term Loan matures on February 1, 2025. Monthly payments of interest only are due through July 1, 2022, with 32 equal monthly payments of principal and interest due thereafter. The SVB Term Loan bears interest at a floating rate equal to the greater of (i) the Wall Street Journal Prime Rate plus 1.75% and (ii) 5.0% per annum.

The SVB Term Loan calls for a final payment equal to 5.75% of the original principal amount, due upon the earlier of maturity, prepayment or acceleration of the principal due to an event of default. The Company may, at its option, prepay the SVB Term Loan in full at any time prior to maturity, subject to a prepayment fee ranging between 1% and 2% of the outstanding principal amount of the SVB Term Loan. The prepayment fee would also be due and payable in the event of an acceleration of the principal amount of the loan due to an event of default. The SVB Term Loan is secured by substantially all of the Company’s assets, subject to certain exceptions. The SVB Loan and Security Agreement contains customary representations, warranties, and affirmative covenants and also contains certain restrictive covenants.

In connection with the SVB Loan and Security Agreement, the Company issued to SVB a warrant to purchase 38,058 common units of the Company at an exercise price of $4.72 per unit. If the Company makes additional borrowings under the term loan facility, the number of the common units issuable upon exercise of the warrant will increase by up to 19,030 units in the aggregate, depending on the amount borrowed. The warrant has a cashless exercise provision allowing the holder, in lieu of payment of the exercise price, to surrender the warrant and receive a net amount of units based on the fair market value of the Company’s common units at the time of exercise, after deduction of the aggregate exercise price. The warrant is exercisable at any time during a ten-year period and, unless exercised, will expire on April 12, 2031.

Leases

In June 2021, the Company signed an agreement to lease approximately 33,000 square feet of office space in South San Francisco, California that will be the Company’s new headquarters. The lease will commence on April 1, 2022 and has a term of 84 months, with an option to extend the lease for an additional 60 months. The initial annual base rent is approximately $2.6 million, and such amount will increase by 3.0% on each anniversary of the commencement date. In connection with the lease, the Company will maintain a letter of credit for the benefit of the landlord in the amount of $0.2 million.

In June 2021, the Company signed an amendment to its existing property lease in South San Francisco to extend the existing headquarters lease to April 2022 at a rate of $97,000 per month.

DICE MOLECULES HOLDINGS, LLC

Condensed Consolidated Balance Sheets

(In thousands, except unit and per unit amounts)

	December 31, 2020	June 30, 2021
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$59,687	$15,506
Marketable securities	—	26,957
Unbilled receivable	2,000	2,000
Restricted cash, current	—	149
Prepaid expenses and other current assets	364	454

Total current assets	62,051	45,066
Property and equipment, net	1,656	1,455
Restricted cash	149	198
Other assets	5	1,298

TOTAL ASSETS	$63,861	$48,017

LIABILITIES, CONVERTIBLE PREFERRED UNITS, AND MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$5,086	$1,837
Accrued expenses and other liabilities	2,981	3,702
Capital lease obligations, current portion	98	33
Deferred revenue, current portion	1,125	—

Total current liabilities	9,290	5,572
Deferred rent, noncurrent portion	28	25
Term loan	—	2,339
Warrant liability	314	598

TOTAL LIABILITIES	9,632	8,534

Commitments and Contingencies (Note 5)

Convertible preferred units; no par value; 61,498,146 units authorized as of December 31, 2020 and June 30, 2021; 12,690,540 units issued and outstanding as of December 31, 2020 and June 30, 2021; aggregate liquidation value of $113,060 as of June 30, 2021	107,374	107,374

MEMBERS’ DEFICIT:
Common units, no par value; 89,000,000 units authorized as of December 31, 2020 and June 30, 2021; 2,248,687 issued and outstanding as of December 31, 2020 and June 30, 2021	—	—
Additional paid-in capital	1,603	2,286
Accumulated deficit	(54,748)	(70,177)

TOTAL MEMBERS’ DEFICIT	(53,145)	(67,891)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED UNITS, AND MEMBERS’ DEFICIT	$63,861	$48,017

See accompanying notes.

DICE MOLECULES HOLDINGS, LLC

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except unit and per unit amounts)

	Six Months Ended June 30,
	2020	2021
Revenue:
Collaboration revenue	$450	$1,125
Operating expenses:
Research and development	9,063	12,603
General and administrative	2,063	3,782

Total operating expenses	11,126	16,385

Loss from operations	(10,676)	(15,260)
Other income (expense):
Interest and other income, net	145	41
Interest expense	(8)	(54)
Change in fair value of warrant liability	(54)	(156)

Net loss	$(10,593)	$(15,429)

Other comprehensive income (loss):
Unrealized loss on marketable securities	(6)	—

Comprehensive loss	$(10,599)	$(15,429)

Net loss per unit, basic and diluted	$(4.71)	$(6.86)

Weighted-average units used in computing net loss per unit, basic and diluted	2,248,687	2,248,687

See accompanying notes.

DICE MOLECULES HOLDINGS, LLC

Condensed Consolidated Statements of Convertible Preferred Units and Members’ Deficit

(Unaudited)

(In thousands, except member unit data)

	Convertible preferred units		Common units		Additional paid-in capital	Accumulated deficit	Accumulate other comprehensive income (loss)	Total members’ deficit
	Units	Amount	Units	Amount
Balance as of December 31, 2019	7,450,911	$55,692	2,248,687	$—	$1,378	$(31,009)	$8	$(29,623)
Share-based compensation	—	—	—	—	257	—	—	257
Other comprehensive loss	—	—	—	—	—	—	(6)	(6)
Net loss	—	—	—	—	—	(10,593)	—	(10,593)

Balance as of June 30, 2020	7,450,911	$55,692	2,248,687	$—	$1,635	$(41,602)	$2	$(39,965)

Balance as of December 31, 2020	12,690,540	$107,374	2,248,687	$—	$1,603	$(54,748)	$—	$(53,145)
Share-based compensation	—	—	—	—	743	—	—	743
Tax distributions	—	—	—	—	(60)	—	—	(60)
Net loss	—	—	—	—	—	(15,429)	—	(15,429)

Balance as of June 30, 2021	12,690,540	$107,374	2,248,687	$—	$2,286	$(70,177)	$—	$(67,891)

See accompanying notes.

DICE MOLECULES HOLDINGS, LLC

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2020	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,593)	$(15,429)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	356	359
Share-based compensation	257	743
Change in fair value of warrant liability	54	156
Other	—	55
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	23	(91)
Accounts payable	198	(692)
Accrued expenses and other liabilities	142	72
Deferred revenue	(450)	(1,125)
Deferred rent	16	(4)
Other assets	7	—

Net cash used in operating activities	(9,990)	(15,956)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(131)	(401)
Purchase of marketable securities	(3,648)	(26,956)
Proceeds from maturity of marketable securities	15,950	—
Proceeds from sale of marketable securities	2,850	—

Net cash provided by (used in) investing activities	15,021	(27,357)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt financing	—	2,416
Payments on tax distributions	—	(45)
Payments on capital lease obligations	(60)	(65)
Payments on deferred offering costs	—	(348)
Payments on Series C issuance costs	—	(2,628)

Net cash used in financing activities	(60)	(670)

Net increase (decrease) in cash, cash equivalents and restricted cash	4,971	(43,983)
Cash, cash equivalents, and restricted cash at beginning of period	8,618	59,836

Cash, cash equivalents, and restricted cash at end of period	$13,589	$15,853

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment included in accounts payable and accrued liabilities	$—	$34

Payments on tax distributions included in accrued liabilities	$—	$16

Deferred offering costs included in accounts payable and accrued liabilities	$—	$950

See accompanying notes.

DICE MOLECULES HOLDINGS, LLC

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Organization and Description of Business

DiCE Molecules Holdings, LLC (DiCE Molecules or the Company) is a Delaware limited liability company headquartered in South San Francisco, California. DiCE Molecules is a biopharmaceutical company leveraging its proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas. The Company’s platform, DELSCAPE, is designed to discover selective oral small molecules with the potential to modulate protein-protein interactions (PPIs) as effectively as systemic biologics.

Liquidity and Capital Resources

The Company has incurred net losses since inception and management expects to continue to incur net losses for the foreseeable future. As of June 30, 2021, the Company had an accumulated deficit of $70.2 million.

As of June 30, 2021, the Company had cash, cash equivalents and marketable securities of $42.5 million, which are available to fund future operations. Management plans to raise additional capital through equity and debt financings, or other capital sources, including potential collaborations, licenses and other similar arrangements. However, there can be no assurance that the Company will be able to raise capital when needed or on acceptable terms. If the Company is unable to raise sufficient funding, it would be forced to delay, reduce or eliminate its research and development programs or be unable to continue operations.

The Company has prepared its consolidated financial statements on a going concern basis, which assumes that the Company will realize its assets and satisfy its liabilities in the normal course of business. However, the significant net losses and negative operating cash flows raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of the uncertainty concerning the Company’s ability to continue as a going concern.

Reverse Stock Split

On September 2, 2021, the Company’s Board approved a reverse split of the Company’s units at a 1-for-4 ratio (the “Reverse Stock Split”). The Reverse Stock Split became effective on September 8, 2021. All issued and outstanding common units, convertible preferred units, profits interest units, common unit warrants, convertible preferred unit warrants, and per share amounts contained in the consolidated financial statements have been retroactively adjusted to reflect this Reverse Stock Split for all periods presented.

2. Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (GAAP). The condensed consolidated financial statements include the accounts of DiCE Molecules Holdings, LLC and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expense during the reporting period. The Company evaluates its estimates, including those related to revenue recognition, the fair value of convertible preferred unit warrants, income taxes uncertainties, share-based compensation, including the fair value of profit interest units, and related assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates.

Unaudited Interim Condensed Consolidated Financial Statements

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary to present fairly the Company’s financial position as of June 30, 2021, and its results of operations and comprehensive loss, cash flows and changes in members’ deficit for the six-months ended June 30, 2020 and 2021. The financial data and the other financial information contained in these notes to the condensed consolidated financial statements related to the six-month periods are also unaudited. The results of operations for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future annual or interim period. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements included elsewhere in this prospectus.

Concentration of Credit Risk

Cash equivalents and short-term marketable securities are financial instruments that potentially subject the Company to concentrations of credit risk. Cash and cash equivalents are deposited in checking and sweep accounts at a financial institution. Such deposits may, at times, exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company invests in money market funds, treasury bills and notes, government bonds, commercial paper, and corporate notes. The Company limits its credit risk associated with cash equivalents, short-term marketable securities and long-term investments by placing them with banks and institutions it believes are credit-worthy and in highly rated investments.

Cash, Cash Equivalents, and Restricted Cash

All highly liquid investments with original maturities of 90 days or less at the date of purchase are considered to be cash and cash equivalents. Cash equivalents include marketable securities having an original maturity of three months or less at the time of purchase.

Restricted cash consists of funds in money market accounts that serve as collateral for lease agreements.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same amounts shown in the condensed consolidated statements of cash flows:

	December 31, 2020	June 30, 2021
	(In thousands)
Cash and cash equivalents	$59,687	$15,506
Restricted cash	149	347

Total cash, cash equivalents, and restricted cash	$59,836	$15,853

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability, or an exit price, in the principal or most advantageous market for that asset or liability in an orderly transaction between market participants on the measurement date.

Fair value is measured based on a three-level hierarchy of inputs, of which the first two are considered observable and the last unobservable. Unobservable inputs reflect the Company’s own assumptions about current market conditions. The use of observable inputs is maximized, where available, and the use of unobservable inputs is minimized when measuring fair value. The three-level hierarchy of inputs is as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3—Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amounts reflected in the condensed consolidated balance sheets for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short-term nature.

Deferred Offering Costs

The Company has deferred offering costs consisting of legal, accounting and other fees and costs directly attributable to the Company’s planned initial public offering (“IPO”). The deferred offering costs will be offset against the proceeds received upon the completion of the planned IPO. In the event the planned IPO is terminated, all of the deferred offering costs will be expensed within the Company’s condensed consolidated statements of operations. As of December 31, 2020 and June 30, 2021, zero and $1.3 million, respectively, of deferred offering costs were included as other assets on the condensed consolidated balance sheet.

Warrant Liabilities

The Company accounts for its freestanding warrants on its convertible preferred units and warrants on its common units as liabilities at fair value. The convertible preferred unit warrants are classified as liabilities because the underlying convertible preferred units are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The common unit warrants are classified as liabilities because the terms of the warrants provide for certain adjustments to the exercise price that do not meet the criteria for equity classification. The warrants are recorded at fair value upon issuance and re-measured at each reporting period, with changes in fair value recognized as a component of other income (expense) in the condensed consolidated statements of operations. The warrants will continue to be remeasured to fair value until the earlier of the exercise of the warrants, the expiration of the warrants, or until such time as the warrants are no longer considered liability instruments.

Revenue Recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive to in exchange for those goods or services. To determine revenue recognition for customer contracts, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that it will collect the consideration it is entitled to in exchange for the goods and services it transfers to the customer. At contract inception, the Company assesses the goods or services promised within each contract that falls under the scope of Topic 606, determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company enters into collaboration agreements under which it may obtain upfront license fees, research and development funding, and development, regulatory and commercial milestone payments and royalty payments. The Company’s performance obligations under these arrangements may include licenses of intellectual property, and research and development services.

In the collaboration agreements, the Company has a performance obligation perform research and development services to identify compounds as therapeutic candidates against identified targets. The revenue is recognized as the research and development services are being performed and the results of the research and development services are provided to the customer. The customers have options to elect commercial licenses of intellectual property. As the customer options are not considered to be a material right, customer options are accounted for as separate contracts if and when they are exercised by the customer.

The Company is eligible to receive milestone payments under the collaborative arrangements. The Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price. If it is probable that a significant revenue reversal would not occur, the associated milestone value would be included in the transaction price. Milestone payments that are not within the Company’s or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

Under the collaborative arrangements, the Company may be eligible to receive sales-based royalties, including milestone payments based on the level of sales, and in which the license is deemed to be the predominant item to which the royalties relate. The Company would recognize revenue when the related sales occur to earn the royalty or sales-based milestone payments.

Upfront payments and fees are recorded as deferred revenue upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts payable to the Company are recorded as accounts receivable when the Company’s right to consideration is unconditional.

Net Loss per Unit

Basic net loss per unit is calculated by dividing the net loss by the weighted-average number of units of common units outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per unit is the same as basic net loss per unit for each period presented, as the effects of potentially dilutive securities are antidilutive given the net loss of the Company.

Comprehensive Loss

Comprehensive loss is comprised of net loss and changes in accumulated other comprehensive income on the Company’s marketable securities related to unrealized gains and losses.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. The standard will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. For public entities, this standard is effective for fiscal years beginning after December 15, 2018. As a result of the Company having elected the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act, this standard will become effective for the Company on January 1, 2022. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). This standard requires measurement and recognition of expected credit losses for financial assets. In April 2019, the FASB issued clarification to this standard within ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This standard will become effective for the Company for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact that this standard will have on its consolidated financial statements and related disclosures.

3. Fair Value Measurements

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Money market funds	$5,508	$—	$—	$5,508

Liabilities:
Warrant liability	$—	$—	$314	$314

	June 30, 2021
	Level 1	Level 2	Level 3	Total
	(In thousands)
Assets:
Money market funds	$15,015	$—	$—	$15,015
Foreign government securities	—	3,015	—	3,015
Corporate securities and commercial paper	—	23,750	—	23,750

Total assets	$15,015	$26,765	$—	$41,780

Liabilities:
Warrant liability	$—	$—	$598	$598

As of December 31, 2020 and June 30, 2021, there were no unrealized gains or losses on the investments in marketable securities.

Warrant Liability

The following table presents the changes in fair values of the Company’s convertible preferred unit warrants and common unit warrants, classified as level 3 financial liabilities:

	Six Months Ended June 30,
	2020	2021
	(In thousands)
Beginning balance	$170	$314
Fair value of warrants issued in connection with debt financing	—	128
Change in fair value	54	156

Ending balance	$224	$598

The fair value of the warrant liability was estimated using a hybrid approach between a probability-weighted expected return method (PWERM) and an option pricing model (OPM), which estimated the probability weighted value across multiple liquidity scenarios, while using OPM to estimate the allocation of value within one or more of those scenarios. The Company considered various scenarios, including a scenario in which the Company completes an IPO, a scenario in which the Company stays private, and a scenario contemplating a merger or acquisition.

The following are the assumptions used in the Black-Scholes option pricing model to determine the fair value of the warrants as of the dates indicated:

	Convertible Preferred Unit Warrants
	December 31, 2020	June 30, 2021
Expected unit price volatility	93.7%	81.54% - 111.82%
Risk-free interest rate	0.15%	0.05% - 0.25%
Expected term (years)	2.5	0.25 - 2.0
Expected dividend yield	—	—
Fair value of underlying units	$4.90	$5.62
	Common Unit Warrants
	April 13, 2021	June 30, 2021
Expected unit price volatility	110.57%	111.82%
Risk-free interest rate	0.06% - 0.26%	0.05% - 0.25%
Expected term (years)	0.84 - 2.5	0.25 - 2.0
Expected dividend yield	—	—
Fair value of underlying units	$3.35	$6.25

4. Collaboration Revenue

2015 Sanofi Collaboration Agreement

In December 2015, the Company entered into a license and collaboration agreement (the Sanofi Agreement) with Aventis, Inc. (Sanofi), which was amended and restated in August 2017 (as amended, the 2015 Collaboration Agreement). Under the Sanofi Agreement, the Company agreed to provide research services on identified targets and to grant Sanofi an exclusive option to license to develop and commercialize (as applicable), certain compounds into products within the time frames specified therein. In particular, the Company has agreed to identify, in two or more screening libraries, compounds that bind to seven agreed upon immuno-oncology targets and to generate collaboration compounds for use by Sanofi to develop and commercialize collaboration products. Over time and subject to certain limitations, Sanofi may request to replace the drug targets with new targets.

Under the terms of the Sanofi Agreement, Sanofi has the exclusive rights and is responsible for the development, commercialization and manufacture of collaboration products resulting from the collaboration. Sanofi is obligated to use commercially reasonable efforts to commercialize at least one collaboration product for each target, within certain countries, upon regulatory approval of such product.

For drug targets that are subject to the collaboration, the Company has primary responsibility for conducting preclinical research activities in accordance with the applicable research plan agreed to by the parties and established on a target-by-target basis. The Company is obligated to use commercially reasonable efforts to identify relevant compounds with commercial potential to the applicable target. In addition to the ongoing research services, the arrangement includes several customer options. As of June 30, 2021, Sanofi had not elected any of the customer options.

Upon signing of the Sanofi Agreement in December 2015, Sanofi paid the Company an initial fee of $8.0 million for the target exclusivity rights and an additional $1.0 million annual technology access and development fee. In December 2016, Sanofi paid the Company an additional $9.0 million fee for the same services. In addition, with respect to compounds identified as part of the collaboration, the Company may be eligible to receive up to an aggregate of $200 million in payments from Sanofi upon the achievement of certain developmental and regulatory milestones, including up to $30 million upon achievement of certain development milestones through IND submission. The Company may also receive tiered royalties ranging from mid-single-digits to the low-teens on global net sales of any approved products containing collaboration compounds under the Sanofi Agreement.

At the date of the 2017 amendment to the Sanofi Agreement, the Company had remaining unrecognized revenue of $3.0 million from the Agreement to be recognized over the remaining term (August 2017 through December 2020) when research services were being provided. For the six months ended June 30, 2020, revenue of $0.5 million was recognized. There was no remaining deferred revenue balance to be recognized as of June 30, 2021.

The performance obligation under the Sanofi Agreement, as amended, consists of research services to create libraries with active compounds for assigned collaboration targets that can be developed into a drug for commercial use. In addition to the ongoing research services, the arrangement includes several customer options. Sanofi can elect to request a commercial license and SAR dataset license if it approves the active compounds submitted after the completion of the screening library and it can request a focused library output for additional services to further define an active compound with the potential goal of commercializing the drug for use. Any revenue related to Sanofi’s exercise of these customer options, such as a request for the dataset license for milestone packages which identify such active compounds, will be accounted for as separate contracts when and if exercised. As of June 30, 2021, Sanofi had not elected any of the customer options.

Under the Sanofi Agreement, the Company earns Sum of the Evidence (SOE) points depending on the milestone achieved and Sanofi’s elections. In connection with this right, the Company recognized $2.0 million in revenue in 2018, when SOE points were earned. The services provided by the Company under the Sanofi Agreement were completed in December 2020 and there is no remaining deferred revenue as of December 31, 2020. Any further revenue to be recognized under the Sanofi Agreement is dependent on Sanofi in advancing the program and enabling the Company to earn variable consideration.

2017 Genentech Collaboration Agreement

In November 2017, the Company entered into a collaboration agreement (the Genentech Agreement) with Genentech, Inc. Under the 2017 Collaboration Agreement, the Company was entitled to receive a one-time target access fee for each of the collaboration targets designated. The research collaboration with respect to each collaboration target has a two-year term that commences upon the Company’s initiation of certain research activities, unless terminated earlier under the terms of the Collaboration Agreement. On a per collaboration target basis, the Company is also eligible to receive preclinical, clinical, regulatory, and commercial milestone payments, as well as tiered low-single-digit royalties.

Upon execution of the Genentech Agreement, Genentech designated certain collaboration targets and paid the Company a $4.5 million target access fee. In 2018, Genentech paid the Company an additional $1.5 million in target access fees. Our performance obligation under the collaboration consists of research services. The revenue related to the performance obligation is recognized when the research services are completed and delivered to the Genentech.

The Company initiated research activities on active collaboration targets in March 2018 and submitted five milestone packages for Genentech to review in 2019. The Company recognized collaboration revenue of $4.9 million and $0 in the years ended December 31, 2019 and 2020, respectively, which accounted for the completion of the milestone packages and research services. As of December 31, 2020, the deferred revenue balance related to the Genentech Agreement was $1.1 million. In June 2021, the Genentech Agreement was terminated and the Company recognized the remaining $1.1 million of deferred revenue as collaboration revenue in the six months ended June 30, 2021, compared to $0 recognized in the six months ended June 30, 2020.

5.	Commitments and Contingencies

Leases

The Company leases its headquarters with its main offices and laboratory facilities in South San Francisco under a sublease agreement that initially ended in February 2022. In June 2021, a two-month extension to April 2022 was granted. Rent expense is recognized on a straight-line basis over the term of the operating lease. Any difference between cash payments and rent expense is recorded as deferred rent.

In June 2021, the Company entered into a lease agreement for a new office space in South San Francisco, California. The lease has an initial term of seven years, beginning on the lease commencement date, with an option to extend the lease for an additional period of five years. The lease commencement date is on April 1, 2022. Under the terms of the lease, the Company is required to maintain a letter of credit for the benefit of the landlord in the amount of $0.2 million, commencing on the effective date of the agreement until the expiration of the lease. The deposit related to the letter of credit is included within the restricted cash on the condensed consolidated balance sheet.

The following are minimum future rental payments owed under the Company’s operating leases as of June 30, 2021:

(In thousands)
2021 (remaining six months)	$682
2022	2,291
2023	2,433
2024	2,506
2025	2,582
Thereafter	8,929

Total	$19,423

Rent expense for the six months ended June 30, 2020 and 2021 was $0.7 million and $0.7 million, respectively.

In 2018, the Company entered into a capital lease arrangement to finance the purchase of equipment. This capital lease arrangement expires in September 2021 and the outstanding amounts under the agreements are secured by liens on the related equipment. The remaining payments as of June 30, 2021 are approximately $33,000.

6.	Debt Obligation

Loan and Security Agreement

On April 13, 2021, the Company entered into a senior secured term loan facility with Silicon Valley Bank (SVB) (the SVB Loan and Security Agreement), which provides for a $10.0 million term loan of which $2.5 million was drawn, with an option to borrow up to $7.5 million in additional term loans, subject to the Company achieving certain development milestones related to its IL-17 program (the SVB Term Loan).

The SVB Term Loan matures on February 1, 2025. Starting in May 2021, payments of interest only are due monthly. Starting in July 2022, 32 equal monthly payments of principal and interest are due. The SVB Term Loan bears interest at a floating rate equal to the greater of (i) the Wall Street Journal Prime Rate plus 1.75% and (ii) 5.0% per annum.

The SVB Term Loan calls for a final payment equal to 5.75% of the original principal amount, due upon the earlier of maturity, prepayment or acceleration of the principal due to an event of default. Such final payment will be recorded as a debt discount and is being accreted to interest expense over the term of loans using the effective interest method. The Company may, at its option, prepay the SVB Term Loan in full at any time prior to maturity, subject to a prepayment fee ranging between 1% and 2% of the outstanding principal amount of the SVB Term Loan. The prepayment fee would also be due and payable in the event of an acceleration of the principal amount of the loan due to an event of default. The SVB Term Loan is secured by substantially all of the Company’s assets, subject to certain exceptions. The SVB Loan and Security Agreement contains customary representations, warranties, and affirmative covenants and also contains certain restrictive covenants. The Company is in compliance with the SVB Loan and Security Agreement financial and nonfinancial covenants as of June 30, 2021.

The SVB Term Loan includes a compound embedded derivate related to the prepayment and interest upon the event of default features. The compound embedded derivative was determined to be not material to the interim consolidated financial statements.

In connection with the SVB Loan and Security Agreement, the Company issued to SVB warrants to purchase 38,058 common units of the Company at an exercise price of $4.72 per unit. If the Company makes additional borrowings under the term loan facility, the number of the common units issuable upon exercise of the warrants will increase by up to 19,030 units in the aggregate, depending on the amount borrowed. The estimated fair value of the warrants at issuance was recorded as a discount on the loan and is amortized to interest expense over the term of the agreement using the effective interest method. Refer to Note 2 for the accounting for the common unit warrants.

In connection with the SVB Term Loan, during the six months ended June 30, 2021, the Company recognized interest expense of $0.1 million.

A schedule of the Company’s future debt payments as of June 30, 2021 is as follows:

(In thousands)
2021 (remaining six months)	$—
2022	468
2023	938
2024	938
2025	300
Thereafter	—

Total principal debt payments	2,644
Less: debt discount	(305)

Total debt	$2,339

7. Warrants

The Company had the following convertible preferred unit warrants and common unit warrants outstanding as of the dates indicated:

	December 31, 2020
	Exercise Price Per Share	Number of Shares	Issue Date	Expiration Date
Convertible Preferred Unit Warrants	$8.64	64,003	November 2018	July 2023
	June 30, 2021
	Exercise Price Per Share	Number of Shares	Issue Date	Expiration Date
Convertible Preferred Unit Warrants	$8.64	64,003	November 2018	July 2023
Common Unit Warrants	$4.72	38,058	April 2021	April 2031

Convertible Preferred Units Warrants

The convertible preferred unit warrants are immediately exercisable in whole or in part over the term of the warrants. In the event of an IPO, all outstanding convertible preferred unit warrants will convert to warrants to purchase the Company’s common units.

Common Unit Warrants

The common unit warrants are exercisable at any time during the term at the option of the holder. The warrants have a cashless exercise provision allowing the holder, in lieu of payment of the exercise price, to surrender the warrants and receive a net amount of units based on the fair market value of the Company’s common units at the time of exercise, after deduction of the aggregate exercise price.

The number of shares issuable on exercise of each warrant is subject to proportionate adjustments for dividends, splits, or upon a consolidation, combination, or reclassification of the common units or other similar event. Additionally, in the event of an acquisition in which the acquiring, surviving, or successor entity will not assume the warrants, the aggregate exercise price of the warrants will be reduced to the greater of $4.00 or the aggregate par value of the units issuable upon exercise of the warrants, and the warrants will be deemed to have been exercised in full immediately prior to the closing of such acquisition.

8. Share-Based Compensation

Profit Interest Units

In December 2014, the Company adopted the 2014 Equity Incentive Plan (the Plan). Under the provisions of the Plan, the Board of Managers may grant profit interest units (“PI Units”) to employees, managers, and consultants (collectively, the Participants). PI Units are Common Units that are issued to Participants with a threshold amount. In the event of a distribution by the Company, the proceeds distributed to the holder would be reduced by the threshold amount. PI Units are economically similar to a stock option award and vest based on time or performance-based milestones, as determined by the Board of Managers and stipulated in the grant agreements.

Profit interest units generally vest 25% after one-year with the remainder vesting monthly over the following three-year period. The Company has determined that the underlying terms and intended purpose of the PI Units are more akin to an equity-based compensation for employees and non-employees than a performance bonus or profit-sharing arrangement.

The following table summarizes the outstanding PI Units activity:

	Number of Units	Weighted Average Grant Date Fair Value per Unit
Balance as of December 31, 2020	1,824,335	$1.97
Granted	1,019,157	3.61
Cancelled/forfeited	(21,639)	2.67

Balance as of June 30, 2021	2,821,853	2.56

Determination of Fair Value

The estimated grant-date fair value of all the Company’s PI Units was calculated using the Black-Scholes option pricing model, based on the following assumptions:

	Six Months Ended June 30,
	2020	2021
Expected term (in years)	6.08	5.77 – 6.08
Expected volatility	75%	75%
Risk-free interest rate	0.95 – 1.73%	0.97 – 1.10%
Dividend yield	0%	0%

Share-based Compensation

The Company recognized share-based compensation as follows:

	Six Months Ended June 30,
	2020	2021
	(In thousands)
Research and development	$169	$344
General and administrative	88	399

Total share-based compensation	$257	$743

9. Net Loss Per Unit

The following outstanding units were excluded from the computation of the diluted net loss per unit for the periods presented because their effect would have been anti-dilutive:

	Six Months Ended June 30,
	2020	2021
Convertible preferred units	7,450,911	12,690,540
Profit interest units	1,552,750	2,821,853
Warrants to purchase common units and convertible preferred units	64,003	102,061

Total	9,067,664	15,614,454

10. Subsequent Events

Except as noted in the last paragraph of Note 1, the Company has evaluated subsequent events through August 25, 2021, the date on which these condensed consolidated financial statements were available to be issued.

In July 2021, the Company closed the second tranche of its Series C Convertible Preferred Unit financing, resulting in the issuance of 2,619,994 Series C Convertible Preferred Units at a price of $10.37 per unit for net proceeds of approximately $26.0 million.

In August 2021, the Company closed the Series C-1 Convertible Preferred Unit financing, resulting in the issuance of 4,446,056 Series C-1 Convertible Preferred Units at a price of $13.50 per unit for net proceeds of approximately $59.7 million.

Through and including                     , 2021 (the 25th day after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

10,000,000 Shares

Common Stock

P R O S P E C T U S

BofA Securities

SVB Leerink

Evercore ISI

                    , 2021

Part II

Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (FINRA) filing fee and the Nasdaq Global Market listing fee:

Amount Paid or to Be Paid
SEC registration fee	$21,330
FINRA filing fee	29,825
The Nasdaq Global Market listing fee	170,000
Printing and engraving expenses	450,000
Legal fees and expenses	1,600,000
Accounting fees and expenses	1,500,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous expenses	118,845

Total	$3,900,000

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the DGCL, the Registrant’s restated certificate of incorporation to be effective in connection with the completion of this offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s restated bylaws to be effective in connection with the completion of this offering provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

Prior to the completion of this offering, the Registrant intends to enter into new indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant intends to have directors’ and officers’ liability insurance for securities matters prior to the completion of this offering.

Item 15. Recent Sales of Unregistered Securities

The following lists set forth information regarding all securities sold or granted by the Registrant from the Registrant’s formation on August 2013 through the date of this prospectus that were not registered under the Securities Act, and the consideration, if any, received by the Registrant for such securities:

(a)	Profit interest units

From June 1, 2018 through September 8, 2021, the Registrant has granted to its employees, directors, consultants and other service providers an aggregate of 2,404,078 profit interest units under the Company’s 2014 Equity Incentive Plan, with exercise prices from $3.44 to $9.60 per unit. The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans.

(b)	Preferred stock

In July 2018 and November 2018, the Registrant issued and sold an aggregate of 5,873,466 shares of its Series B Preferred units, consisting of 1,556,567 units issued upon the conversion of the Convertible Notes and accrued interest at a conversion price of $8.21 per share, and 4,316,899 units sold at a price of $8.64 per share, for aggregate consideration of approximately $50.1 million.

In December 2020, the Registrant issued and sold to 21 accredited investors an aggregate of 5,239,620 shares of Series C convertible preferred stock at a purchase price of $10.37 per share, for aggregate consideration of approximately $54.3 million.

In July 2021, the Registrant issued and sold to 21 accredited investors an aggregate of 2,619,985 shares of Series C convertible preferred stock at a purchase price of $10.37 per share, for aggregate consideration of approximately $27.2 million.

In August 2021, the Registrant issued and sold to 20 accredited investors an aggregate of 4,446,050 shares of Series C-1 convertible preferred stock at a purchase price of $13.50 per share, for aggregate consideration of approximately $60.0 million.

(c)	Warrants

In November 2018, the Registrant issued to one accredited investor a warrant to purchase 64,002 shares of common stock at a purchase price of $8.64 per share, in connection with the Registrant’s Series B Convertible Preferred Stock Financing.

In April 2021, the Registrant issued to one accredited investor a warrant to purchase 38,058 shares of common stock at a purchase price of $4.72 per share, in connection with its entry into its Loan and Security Agreement.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

2.1+	Form of Plan of Conversion.

3.1	Fifth Amended and Restated Operating Agreement of the Registrant, dated August 20, 2021, as amended.

3.2	Form of Certificate of Incorporation of the Registrant (to be effective upon completion of the Registrant’s conversion from a limited liability company to a corporation).

3.3+	Form of Bylaws of the Registrant. (to be effective upon completion of the Registrant’s conversion from a limited liability company to a corporation).

3.4+	Form of Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering).

3.5+	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of this offering).

4.1+	Form of Common Stock Certificate.

4.2+	Amended and Restated Investors’ Rights Agreement, dated August 20, 2021, by and among the Registrant and certain of its stockholders.

4.3+	Warrant to Purchase Series B Preferred Units, dated as of November 13, 2018, by and between the Registrant and JMP Securities LLC.

4.4+	Warrant to Purchase Limited Liability Company Interests, dated as of April 13, 2021, by and between the Registrant and Silicon Valley Bank.

5.1	Opinion of Fenwick & West LLP.

10.1+	Form of Indemnification Agreement with directors and officers.

10.2+	2014 Equity Incentive Plan and forms of award agreements.

Exhibit Number	Description

10.3	2021 Equity Incentive Plan and forms of award agreements.

10.4	2021 Employee Stock Purchase Plan and forms of award agreements.

10.5+	Sublease, dated March 1, 2019, by and between Insitro, Inc. and the Registrant.

10.6+	Sublease Commencement Agreement, dated August 29, 2019, by and between Insitro, Inc. and the Registrant.

10.7+	First Amendment to Sublease, dated June 18, 2021, by and between Insitro, Inc. and the Registrant.

10.8+	Lease Agreement, dated June 25, 2021, by and between ARE-EAST JAMIE COURT, LLC and the Registrant.

10.9†+	Amended and Restated License and Collaboration Agreement, by and between the Registrant and Aventis Inc., dated as of December 17, 2015, as amended and restated as of August 16, 2017.

10.10+	Loan and Security Agreement, by and between the Registrant and Silicon Valley Bank, dated as of April 13, 2021.

10.11	Offer Letter by and between the Registrant and J. Kevin Judice, Ph.D.

10.12	Offer Letter by and between the Registrant and John Jacobsen, Ph.D.

10.13	Offer Letter by and between the Registrant and Scott Robertson.

10.14	Form of Change in Control and Severance Agreement.

21.1+	Subsidiaries of the Registrant.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (included in the signature page to this Registration Statement on Form S-1).

+	Previously filed.
†	Registrant has omitted portions of the exhibit as permitted under Item 601(b)(10) of Regulation S-K.

(b)	Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or notes.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 9th day of September, 2021.

DICE MOLECULES HOLDINGS, LLC

By:	/s/ J. Kevin Judice, Ph.D.
J. Kevin Judice, Ph.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Kevin Judice, Ph.D. J. Kevin Judice, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2021

/s/ Scott Robertson Scott Robertson	Chief Business and Financial Officer (Principal Accounting and Financial Officer)	September 9, 2021

* Richard Scheller, Ph.D.	Chair and Director	September 9, 2021

* Shaan C. Gandhi, M.D., D. Phil.	Director	September 9, 2021

* Jim Scopa	Director	September 9, 2021

* Jake Simson, Ph.D.	Director	September 9, 2021

* Sharon Tetlow	Director	September 9, 2021

* Stephen Zachary, Ph.D.	Director	September 9, 2021

*By Attorney-in-Fact

/s/ J. Kevin Judice, Ph.D.
J. Kevin Judice, Ph.D.